Exhibit 10.1

Execution Version

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (including the exhibits attached hereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, this “Agreement”), dated as of March 9, 2021, is entered into by and among (i) Sundance Energy Inc., a Delaware corporation (“Parent”), (ii) each direct and indirect wholly-owned, domestic subsidiary of Parent party hereto (each a “Sundance Subsidiary”, and together with Parent, the “Company”), (iii) the Prepetition RBL Agent (as defined below), in its capacity as such, (iv) the Prepetition RBL Lenders (as defined below) party hereto (the “Consenting RBL Lenders”), (v) the Prepetition Term Loan Agent (as defined below), in its capacity as such, and (vi) the Prepetition Term Lenders (as defined below) party hereto (the “Consenting Term Lenders”). Each of the foregoing are referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of July 18, 2018 (as amended, modified, or supplemented from time to time), by and among Parent, Sundance Energy, Inc., a Colorado corporation, as borrower, the guarantors party thereto from time to time, Toronto Dominion (Texas) LLC, as successor administrative agent to Natixis, New York Branch (in such capacity, together with any successor agent, the “Prepetition RBL Agent”), and the lenders party thereto from time to time (the “Prepetition RBL Lenders,” and such agreement, as amended, modified, or supplemented from time to time in accordance with the terms thereof and hereof, the “Prepetition RBL Credit Agreement,” and such facility thereunder, the “Prepetition RBL Facility”). Any and all claims and obligations arising under or in connection with the Prepetition RBL Credit Agreement and related loan documents are defined herein as the “Prepetition RBL Claims.” As of the date hereof, the Prepetition RBL Facility had an aggregate principal amount outstanding of approximately $146,950,000.00 (the “Aggregate Outstanding RBL Amount”), plus accrued but unpaid interest, fees, costs, and expenses;

WHEREAS, reference is made to that certain Amended & Restated Term Loan Credit Agreement, dated as of April 23, 2018 (as amended, modified, or supplemented from time to time), by and among Parent, Sundance Energy, Inc., a Colorado corporation, as borrower, the guarantors party thereto from time to time, Morgan Stanley Capital Administrators Inc. as administrative agent (in such capacity, together with any successor agent, the “Prepetition Term Loan Agent”), and the lenders party thereto from time to time (the “Prepetition Term Lenders,” and such agreement, as amended, modified, or supplemented from time to time in accordance with the terms thereof and hereof, the “Prepetition Term Loan Credit Agreement,” and such facility thereunder, the “Prepetition Term Loan Facility”). Any and all claims and obligations arising under or in connection with the Prepetition Term Loan Credit Agreement and related loan documents are defined herein as the “Prepetition Term Loan Claims.” As of the date hereof, the Prepetition Term Loan Facility had an aggregate principal amount outstanding of approximately $252,997,054.45 (the “Aggregate Outstanding Term Loan Amount”), plus accrued but unpaid interest, fees, costs, and expenses;

WHEREAS, reference is made to (i) that certain Intercreditor Agreement, dated as of April 23, 2018, executed by Sundance Energy, Inc., a Colorado corporation, Sundance Australia, Armadillo E&P, Inc., Sea Eagle Ford, LLC, Natixis, New York Branch, and Morgan Stanley Energy Capital Inc. (the “ICA”); (ii) that certain Supplement No. 1 to the Intercreditor Agreement, dated as of January 13, 2020, among Sundance Energy, Inc., a Colorado corporation, and certain subsidiaries and affiliates thereof, Toronto Dominion (Texas) LLC, as successor in interest to Natixis, New York Branch, and Morgan Stanley Capital Administrators Inc. (f/k/a Morgan Stanley Energy Capital Inc.) (the “ICA Supplement”); and (iii) that certain Acknowledgment Letter and Joinder under Intercreditor Agreement, dated January 13, 2020 from Toronto Dominion (Texas) LLC to Morgan Stanley Capital Administrators Inc. and acknowledged by Sundance Energy, Inc. and the other grantors party thereto (the “Acknowledgment and Joinder,” together with the ICA and ICA Supplement, collectively, the “Intercreditor Agreement”);

WHEREAS, the Parties have engaged in good-faith, arm’s-length negotiations regarding the principal terms of a prepackaged chapter 11 plan of reorganization through which the Company will seek to restructure its debt obligations and capital structure and recapitalize the Company in accordance with and subject to the terms and conditions set forth herein and in the proposed prepackaged chapter 11 plan of reorganization attached hereto as Exhibit A (including any exhibits, supplements and schedules attached thereto, and as the same may be amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof, the “Plan”)1 and incorporated herein by reference. The restructuring contemplated in this Agreement and the Plan is referred to in this Agreement as the “Transaction”;

WHEREAS, each of the Parties has reviewed, or has had the opportunity to review, the Plan and this Agreement; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement on the terms and conditions set forth herein and in the Plan.

NOW, THEREFORE, in consideration of the promises, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.             The Transaction

Subject to the terms and conditions of this Agreement, the Plan and the other exhibits attached hereto, each Party agrees as follows until this Agreement has been terminated with respect to it in accordance with Section 6 below:

[1]	Capitalized terms used but not otherwise defined herein are defined in accordance with the Plan, which is expressly made part of this Agreement and incorporated herein by reference.

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a.             Generally. Each of the Parties will use commercially reasonable efforts to cause to occur, and cooperate in, the prompt consummation of the Transaction on terms and conditions consistent in all respects with the Plan and this Agreement. The agreements, representations, warranties, covenants, and obligations of the Company under or in connection with this Agreement are joint and several in all respects, but the agreements, representations, warranties, covenants, and obligations of the Consenting Creditors2 under or in connection with this Agreement are several (and not joint) in all respects. Any breach or violation of this Agreement by a Party shall not result in liability for any other Party.

b.             Form of Transaction. The Transaction shall be effectuated through jointly administered prepackaged voluntary cases to be commenced by the Company (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) that shall contemplate confirmation of the Plan and implementation of the Transaction in accordance with the Plan, this Agreement and the following documents (together with the Plan, the “Prepetition Definitive Documents”):

(1)              the disclosure statement used to solicit votes on the Plan (the “Disclosure Statement”), the ballots, and other materials used to solicit votes on the Plan;

(2)              the motion seeking (a) entry of the Combined Disclosure Statement and Confirmation Order, (b) approval of the solicitation materials and procedures set forth therein, and (c) to schedule a combined hearing to consider such no later than forty-five (45) calendar days after the Petition Date (the “Confirmation Motion”);

(3)              any “first day” pleadings to be filed by the Company in connection with the Chapter 11 Cases (other than administerial pleadings) (the “First Day Pleadings”);

(4)              the credit agreement, attached hereto as Exhibit B, by and among Parent, Sundance Energy, Inc., a Colorado corporation, as borrower, each other Sundance Subsidiaries as guarantor, Morgan Stanley Capital Administrators Inc. as administrative agent (in such capacity, the “DIP Agent”), and the Consenting Term Lenders (in such capacity, the “DIP Lenders,” and such agreement, as amended, modified, or supplemented from time to time in accordance with the terms thereof and hereof, the “DIP Credit Agreement,” and such facility thereunder, the “DIP Facility”) pursuant to which the DIP Lenders will provide debtor-in-possession financing to the Company, and the interim debtor-in-possession financing and cash collateral order (including the approved budget attached thereto (the “Budget”)), attached hereto as Exhibit C (the “Interim Financing Order”); and

(5)              the executed debt commitment letter agreement attached hereto as Exhibit D (the “Exit Debt Commitment Letter”), pursuant to which the Consenting RBL Lenders have committed to provide an exit reserve based credit facility (the “Exit RBL Facility”) and an exit first lien second out term loan facility (the “Exit Second Out Term Loan Facility”) to the Reorganized Company3 on the Plan Effective Date (defined below); which credit agreement would include, if necessary, an exit third out term loan facility with respect to any Prepetition RBL Lenders who are “Non-Participating RBL Lenders” (as defined in the Plan) (the “Exit Third Out Term Loan Facility”) to which is attached final form of the credit agreement for the combined Exit RBL Facility, the Exit Second Out Term Loan Facility, and the Exit Third Out Term Loan Facility (the “Exit Facilities Credit Agreement”).

[2]	The term “Consenting Creditors” means, collectively, the Consenting RBL Lenders and the Consenting Term Lenders (each, individually, a “Consenting Creditor”).

3	The term “Reorganized Company”, as used herein, means the Company, from and after the effective date of the Plan, as reorganized under and pursuant to the Plan, including any successor thereto (to the extent applicable), by merger, consolidation, transfer of all, or substantially all its assets, or otherwise.

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2.             Agreement Effective Date

This Agreement shall become effective on the date and time that completed signature pages to this Agreement have been executed and delivered to each other counterpart by (a) the Company, (b) Prepetition RBL Lenders holding at least 66 2/3% of the outstanding aggregate principal amount of the Prepetition RBL Claims (the “Super-Majority RBL Lenders”), and (c) Prepetition Term Lenders holding 100% of the outstanding aggregate principal amount of the Prepetition Term Loan Claims (such date, the “Agreement Effective Date”). The terms and provisions of this Agreement, and the rights, agreements, covenants, and the obligations of the Parties hereunder, shall not become effective or binding until the occurrence of the Agreement Effective Date.

3.             All Parties: Implementation of the Transaction

Subject to the terms and conditions of this Agreement and the exhibits attached hereto, each Party hereby covenants and agrees, from the Agreement Effective Date until this Agreement has been terminated as to it in accordance with Section 6 below:

a.             to negotiate in good faith, prior to the date that the first Chapter 11 Case is commenced (the “Petition Date”), the Prepetition Definitive Documents;

b.             to negotiate in good faith all additional definitive documents implementing, achieving or relating to the Transaction or described in or contemplated by this Agreement or the Plan (collectively, such documents, together with the Prepetition Definitive Documents, the “Definitive Documents”), including, but not limited to:

(1)              the order of the Bankruptcy Court approving the Disclosure Statement and confirming the Plan (the “Combined Disclosure Statement and Confirmation Order”);

(2)              any pleading in support of entry of the Combined Disclosure Statement and Confirmation Order, other than the Confirmation Motion (the “Other Confirmation Pleadings”);

(3)              any “second day” pleadings and any other material motions, orders, and related documents to be filed by the Company in connection with the Chapter 11 Cases (other than administerial pleadings) (the “Second Day Pleadings”, and together with the Confirmation Motion, the First Day Pleadings, and the Other Confirmation Pleadings, the “Pleadings”);

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(4)              the agreements, documents, exhibits, annexes and schedules relating to the DIP Facility (collectively, and together with the DIP Credit Agreement, the “DIP Financing Documents”) and final debtor-in-possession financing and cash collateral orders substantially identical to the Interim Financing Order, mutatis mutandis, (the “Final Financing Order”, and together with the Interim Financing Order, the “Financing Orders”), in each case, consistent in all respects with the DIP Credit Agreement and Interim Financing Order;

(5)              the Exit Facilities Credit Agreement, all exhibits, annexes and schedules thereto and all other agreements and documents relating to the Exit RBL Facility, the Exit Second Out Term Loan Facility, and the Exit Third Out Term Loan Facility (collectively, the “Exit Facilities Documents”), in each case, consistent in all respects with the Exit Debt Commitment Letter;

(6)              documents, if any, relating to the issuance of equity by the Reorganized Company on the Plan Effective Date (the “Equity Issuance Documents”);

(7)              the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan to be filed by the Company with the Bankruptcy Court (the “Plan Supplement”); and

(8)              all constituent documents and corporate governance documents (including any charter, bylaws, LLC or operating agreement or shareholders’ agreement) relating to the Reorganized Company and the identity of officers and directors of the Reorganized Company (collectively, “Governance Materials”), in each case, consistent in all respects with the consistent in all respects with the term sheet attached hereto as Exhibit E (the “Governance Term Sheet”).

The terms and conditions of (a) each Definitive Document other than the Governance Materials (whether or not contained in the Plan Supplement), the Pleadings and the Combined Disclosure Statement and Confirmation Order will be (i) consistent in all respects with this Agreement, the Plan and the applicable exhibits to this Agreement, and (ii) otherwise in form and substance acceptable to the Company, the Prepetition RBL Agent, and the Consenting Term Lenders holding more than 50% of the aggregate principal amount outstanding under the Prepetition Term Loan Credit Agreement held by all of the Consenting Term Lenders (the “Required Consenting Term Lenders”), except as otherwise expressly set forth in the Plan, (b) the Governance Materials will be (i) consistent in all respects with this Agreement and the Plan, and (ii) otherwise in form and substance acceptable to the Company and each Consenting Term Lender, and (c) the Pleadings and the Combined Disclosure Statement and Confirmation Order will be (i) consistent in all respects with this Agreement and the Plan, and (ii) otherwise in form and substance reasonably acceptable to the Company, the Prepetition RBL Agent and the Required Consenting Term Lenders.

c.             to promptly execute and deliver (to the extent they are a party thereto) and otherwise use commercially reasonable efforts to support the prompt consummation of the Transaction and any other transactions contemplated by the Definitive Documents; and

d.             not to object to, delay, impede, commence any proceeding, or take any other action to interfere, directly or indirectly, in any material respect with the prompt consummation of the Transaction (or instruct, direct, encourage or support any person or entity to do any of the foregoing).

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4.             Support of the Transaction

a.            Consenting Creditors Support. Subject to the terms and conditions of this Agreement and the exhibits attached hereto, each Consenting Creditor agrees that, until this Agreement has been terminated as to it in accordance with Section 6, it will:

(i)             give any notice, order, instruction, or direction to the Prepetition RBL Agent or Prepetition Term Loan Agent, as applicable, necessary to give effect to the Transaction;

(ii)            not object to, or otherwise commence any proceeding to oppose, and not instruct or direct the Prepetition RBL Agent or Prepetition Term Loan Agent, as applicable, to object to, or otherwise commence any proceeding to oppose the Transaction, the confirmation or consummation of the Plan (subject to satisfaction of the conditions to effectiveness contained in the Plan (the “Plan Conditions”)), or approval of the Disclosure Statement;

(iii)           not take any action (and not instruct or direct the Prepetition RBL Agent or Prepetition Term Loan Agent, as applicable, to take any action) (including, without limitation, (1) initiating or joining in any legal proceeding or filing any pleading or (2) breaching its obligations under the Exit Debt Commitment Letter or DIP Credit Agreement, as applicable) that is inconsistent in any material respect with its obligations under this Agreement or that would hinder, prevent, delay or impede the consummation of the Transaction (other than a proceeding or pleading seeking a determination (A) that a Plan Condition has not been satisfied or (B) as to whether this Agreement has been validly terminated or breached); provided, that this Section 4(a)(iii) shall not limit a Consenting Creditor’s rights under the Exit Debt Commitment Letter or a DIP Lender’s rights under the DIP Credit Agreement, as applicable;

(iv)           provided that such Consenting Creditor has been solicited in accordance with sections 1125 and 1126 of the Bankruptcy Code, if applicable, and other applicable law, vote all claims (as defined in Section 101(5) of the Bankruptcy Code) beneficially owned by such Consenting Creditor or for which it is the nominee, investment manager, or advisor for beneficial holders thereof, to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials, and return a duly-executed ballot in connection therewith no later than the applicable deadline set forth in the Disclosure Statement;

(v)            not change, withdraw or revoke (or seek to change, withdraw or revoke) its participation in the Transaction or any vote to accept the Plan; provided, however, that notwithstanding anything in this Agreement to the contrary, each Consenting Creditor’s vote shall be automatically revoked (and, upon such revocation, deemed void ab initio) immediately following (and solely in the event of) the termination of this Agreement pursuant to Section 6 with respect to such Consenting Creditor (regardless of whether any deadline for votes, or for withdrawal thereof, set forth in the Disclosure Statement has passed) (it being agreed that the Company shall not oppose any attempt by such Consenting Creditor to change or withdraw (or cause to change or withdraw) such vote or consent at such time); provided, further, that this Section 4(a)(v) shall not limit a Consenting Creditor’s rights under the Exit Debt Commitment Letter or a DIP Lender’s rights under the DIP Credit Agreement, as applicable;

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(vi)           not “opt out” of or object to any releases, indemnity or exculpation provided under the Plan (and to the extent required by such ballot, affirmatively “opt in” to such releases, indemnity and exculpation); and

(vii)          not support or vote in favor (or instruct or direct the Prepetition RBL Agent or Prepetition Term Loan Agent, as applicable, to support or vote in favor) of any plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in the Chapter 11 Cases other than the Plan.

Notwithstanding the foregoing, in the event that (i) the Bankruptcy Court does not approve the debtor releases and exculpation as described in the Plan pursuant to the Plan and the Combined Disclosure Statement and Confirmation Order and (ii) this Agreement has not been terminated as of the date of entry of the Combined Disclosure Statement and Confirmation Order, then each Consenting Creditor covenants and agrees to support and not object to the Reorganized Company providing such debtor releases and exculpation (and, to the extent applicable, take reasonable steps to cause the Reorganized Company to provide such debtor releases and exculpation) as promptly as reasonably possible after the occurrence of the date on which the Transaction is substantially consummated in accordance with the terms and conditions of the Definitive Documents (the “Transaction Effective Date”) (and each Consenting Creditor covenants and agrees not to object to, delay, impede, or take any other action (including to instruct or direct any other person or entity) to interfere with the prompt consummation thereof), which covenants and agreements shall survive the termination of this Agreement.

b.             Definitive Documents; Other Rights Reserved. The agreements, covenants, and obligations of each Party under Section 1, Section 3, this Section 4 and Section 5 are conditioned upon and subject to the terms and conditions of the Transaction and the Definitive Documents being consistent in all respects with this Agreement and the Plan and, as applicable, the Exit Debt Commitment Letter and Governance Term Sheet, and until the termination of this Agreement in accordance with its terms, the Debtors and Consenting RBL Lenders shall not amend, modify, voluntarily terminate (except as set forth therein), replace or supplement the Exit Debt Commitment Letter without the prior written consent of the Consenting Term Lenders, excluding waivers of any conditions precedent to the obligations of the Consenting RBL Lenders thereunder (in the Consenting RBL Lenders’ sole discretion). Unless expressly limited herein, nothing contained herein shall limit the ability of a Consenting Creditor to (i) consult with the Company or any other Party (or any of their respective professionals or advisors) or (ii) appear and be heard concerning any matter arising in the Chapter 11 Cases; provided, that such consultation or appearance is not inconsistent with such Party’s covenants and obligations under this Agreement.

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5.             Company’s Obligations to Support the Transaction

a.             Subject to the terms and conditions of this Agreement and the exhibits attached hereto, and until this Agreement has been terminated as to it in accordance with Section 6, the Company shall:

(i)             support and take all steps reasonably necessary, or reasonably requested by the Consenting Creditors, to promptly consummate the Transaction pursuant to the Plan (including the entry of the Combined Disclosure Statement and Confirmation Order) as expeditiously as practicable under applicable law on terms and conditions consistent in all respects with this Agreement, the Milestones (as defined below) and the Plan;

(ii)            to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transaction contemplated herein, take all steps reasonably necessary and desirable to address any such impediment, including to negotiate in good faith appropriate additional or alternative provisions (consistent with the terms of this Agreement and the Plan) to address any such impediment, in each case, in a manner reasonably acceptable to the Prepetition RBL Agent and the Prepetition Term Loan Agent, as applicable;

(iii)           use commercially reasonable efforts to seek additional support for the Transaction from its other material stakeholders, if any, not party hereto to the extent reasonably necessary to consummate the Transaction;

(iv)           use commercially reasonable efforts to obtain any and all required governmental, regulatory, and/or third-party approvals to effectuate the Transaction as expeditiously as practicable (if any, and to the extent such approvals are not overridden by the Bankruptcy Code);

(v)            oppose any objections and any appeals by parties in interest relating to the Transaction, including without limitation, the First Day Pleadings, the Second Day Pleadings, the Other Confirmation Pleadings, the Financing Orders, and the Combined Disclosure Statement and Confirmation Order;

(vi)           not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the Transaction;

(vii)          not file or otherwise support any motion or pleading challenging the amount, validity, enforceability, priority, or perfection, or seeking avoidance, subordination, recharacterization or other similar relief with respect to the Prepetition RBL Claims or the Prepetition Term Loan Claims, as applicable, or the liens and security interests securing the Prepetition RBL Claims or Prepetition Term Loan Claims, as applicable, and timely object to any motion seeking standing to bring such challenges;

(viii)         not file or otherwise pursue a chapter 11 plan or any other Definitive Document that is inconsistent with the terms of this Agreement, the Plan or the Exit Debt Commitment Letter;

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(ix)            provide draft copies of all orders, motions or applications related to the Transaction (other than administerial documents), including all First Day Pleadings, Second Day Pleadings and Other Confirmation Pleadings, the Plan, the Disclosure Statement, any proposed amendments or supplements to the Plan, form of ballots, and other solicitation materials in respect of the Plan, the proposed Combined Disclosure Statement and Confirmation Order, the Financing Orders and any other Definitive Documents the Company intends to file with the Bankruptcy Court to counsel to the Prepetition RBL Agent (Haynes and Boone, LLP) and counsel to the Prepetition Term Loan Agent (Simpson Thacher & Bartlett LLP) (collectively, “Agents’ Counsels”), if reasonably practicable, at least two (2) Business Days prior to the date when the Company intends to file any such motion or application (provided that if delivery of such motions, orders, or materials at least two (2) Business Days in advance is not reasonably practicable prior to filing, such motion, order, or application shall be delivered as soon as reasonably practicable prior to filing), and consult in good faith with Agents’ Counsels regarding, and consider in good faith any changes proposed by Agents’ Counsels with respect to, the form and substance of any such proposed filing with the Bankruptcy Court;

(x)             timely file with the Bankruptcy Court a written objection to any motion filed with the Bankruptcy Court seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) modifying or terminating the Company’s exclusive right to file or solicit acceptances of a plan of reorganization;

(xi)            except as contemplated by this Agreement or any Definitive Documents, (A) operate its businesses without material change in such operations and (B) not dispose of any material assets unless the Agents’ Counsels have consented thereto in writing, such consent not to be unreasonably withheld and given in accordance with the terms of the Intercreditor Agreement and Financing Orders, as applicable, in each case, in accordance with its business judgment;

(xii)           use commercially reasonable efforts to preserve in all material respects its current business organizations and keep available the services of its current officers and material employees (in each case, other than voluntary resignations, terminations for cause, or terminations consistent with applicable fiduciary duties);

(xiii)          reasonably promptly after obtaining knowledge thereof, provide written notice to the Agents’ Counsels of any failure of any Company Party (of which the Company has actual knowledge) to comply with or satisfy, in any material respect, any representation, covenant, condition or agreement hereunder;

(xiv)         promptly after obtaining knowledge thereof, or within one (1) Business Day of written notice from a Consenting Creditor, provide written notice to the Agents’ Counsels of any: (A) occurrence, or failure to occur, of any event, of which the Company has actual knowledge, which could reasonably be expected to cause any covenant of the Company contained in this Agreement not to be satisfied in any material respect; (B) filing or commencement of, or the threat in writing of, any action, suit (whether in state or federal court), proceeding, receivership, involuntary petition in bankruptcy, or other proceeding for the appointment of a trustee, custodian, sequestrator, conservator or similar official for the Company or for any material portion of its assets; (C) receipt by the Company of any notice from any governmental body in connection with this Agreement or the Transaction; and (D) receipt of any notice from any party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Transaction;

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(xv)            pay, in accordance with the procedures set forth in the Financing Orders, all reasonable and documented fees and expenses of (A) the Prepetition RBL Agent, including the fees, charges and disbursements of (i) Haynes and Boone, LLP, as counsel; (ii) Dacarba LLC, an Opportune Company, as financial advisor; (iii) any conflict counsel or expert as may be reasonably required by the Prepetition RBL Agent in the Chapter 11 Cases; and (iv) the reasonable, documented (summary invoices shall suffice) and reimbursable fees, costs and expenses of up to $10,000 for K&L Gates LLP, as counsel to ABN AMRO Capital USA, LLC and up to $10,000 for Luskin, Stern & Eisler LLP, as counsel to Credit Agricole Corporate and Investment Bank (collectively, the “Prepetition RBL Adequate Protection Fees and Expenses”), provided that the aggregate fees, costs and expenses paid or reimbursed to either K&L Gates LLP or Luskin, Stern & Eisler LLP pursuant to this Restructuring Support Agreement, the Plan and/or the Financing Orders shall not exceed $10,000 for each respective firm, and (B) the Prepetition Term Loan Agent, including the fees, charges and disbursements of Simpson Thacher & Bartlett LLP, as counsel, Locke Lord LLP, as local counsel, and Houlihan Lokey Capital, Inc., as financial advisor, in each case, in accordance with the engagement letters of such professional signed by the Company (collectively, the “Restructuring Expenses”), and unless otherwise agreed by the Company and the applicable firm, the Company shall (i) following entry of the Interim Financing Order, in accordance with the procedures set forth therein, pay (x) all Restructuring Expenses accrued but unpaid as of such date (to the extent invoiced) and (y) fund or replenish, as the case may be, any retainers reasonably requested by any of the foregoing professionals; and (ii) on the Plan Effective Date, so long as this Agreement has not been terminated as to all Parties, pay all accrued and unpaid Restructuring Expenses incurred up to (and including) the Plan Effective Date (to the extent invoiced), without any requirement for individual time detail, Bankruptcy Court review or further Bankruptcy Court order; provided, that notwithstanding the foregoing, nothing herein shall limit any rights and obligations of the Company with respect to its review and payment of the Restructuring Expenses as provided in the Financing Orders;

(xvi)           notify the Agents’ Counsels of any governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened) that could reasonably be expected to prevent, hinder, or delay the consummation of the Transaction of which the Company had actual knowledge by furnishing written notice to the Agents’ Counsels as soon as reasonably practicable, but in no event later than one (1) Business Day of actual knowledge of such event;

(xvii)          notify the Agents’ Counsels, within one (1) Business Day of receipt, a copy of any written offer, proposal, term sheet, or any other written indication of interest received by the Company for the purchase of any material Oil and Gas Properties (other than for the sale of Hydrocarbons in the ordinary course of business) (each as defined in the Prepetition RBL Agreement) or any other material real or personal property assets, in each case, of the Company;

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(xviii)       cooperate, and cause each Sundance Subsidiary and affiliate, and each of their respective, officers, directors, employees, and advisors to cooperate, with (A) the respective advisors to the Prepetition RBL Agent and Prepetition Term Loan Agent, in their review, analysis, and evaluation of the Company’s financial affairs, finances, financial conditions, business, and operations (including historical financial information and projections) and (B) the Prepetition RBL Agent, the Consenting RBL Lenders, the Prepetition Term Loan Agent and the Consenting Term Lenders and their respective designees and advisors in furnishing information reasonably available to the Company as soon as reasonably practicable upon request by the Prepetition RBL Agent, the Consenting RBL Lenders, the Prepetition Term Loan Agent, the Consenting Term Lenders and their respective designees and advisors; provided, that such information shall be subject to any confidentiality agreements between the Company and the Prepetition RBL Agent, the Consenting RBL Lenders, the Prepetition Term Loan Agent and the Consenting Term Lenders, as applicable;

(xix)          not file any amended U.S. federal or state or local income tax return, enter into any closing agreement with respect to material taxes, consent to any extension or waiver of the limitations period applicable to any material tax claims or assessment, change any accounting methods, practices or periods for tax purposes, make or request any tax ruling, enter into any tax sharing or similar agreement or arrangement, or settle any tax material claim or assessment, or take or fail to take any action outside the ordinary course of business (except to the extent expressly contemplated by the Plan) if such action or failure to act would cause (prior to, on, or following, the Plan Effective Date) a change to the tax status of any Company Party (or of any consolidated, combined or unitary group of which a Company Party is a member) or be expected to cause (prior to, on, or following, the Plan Effective Date), individually or in the aggregate, a material adverse tax consequence to the Company Parties, in each case, unless the Company Parties have (A) received the written consent, not to be unreasonably withheld, conditioned or delayed, of the Required Consenting Term Lenders, and (B) provided the Prepetition RBL Agent no less than five (5) calendar days’ written notice of such action; and

(xx)           without the prior written consent of the Required Consenting Term Lenders (which shall not be unreasonably withheld, delayed, or conditioned), (A) amend or propose to amend any of their respective organizational documents (other than as may be reasonably necessary to implement the Chapter 11 Cases), (B) authorize, create or issue any additional equity interests in any of the Company Parties, or redeem, purchase, acquire, declare any distribution on or make any distribution on any equity interests in any of the Company Parties, (C) engage in any merger, consolidation, acquisition, disposition, investment, dividend, incurrence of liens or indebtedness, or other similar transaction outside of the ordinary course of business, or (D) enter into or adopt any new compensation or employee benefit arrangements (or amend, modify, or terminate any existing compensation or employee benefit arrangements) including any employee retention or incentive plan. The Company Parties shall provide the Prepetition RBL Agent prompt notice of any request made to the Consenting Term Lenders for consent pursuant to this clause.

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b.             Notwithstanding anything to the contrary herein, the Company shall be entitled, at any time prior to confirmation of the Plan, to solicit, encourage and initiate any offer or proposal from, or engage in any discussions or negotiations with any person or entity concerning any actual or proposed transaction involving any or all of (i) a competing plan of reorganization or other financial and/or corporate restructuring of the Company, (ii) the issuance, sale or other disposition of any equity or debt interests, or any material assets, of the Company, or (iii) a merger, consolidation, business combination, liquidation, recapitalization, refinancing or similar transaction involving the Company, in each case to the extent the Parent’s board of directors determines in good faith, after consulting with outside counsel, that such transaction would: (A) result in a payment in full, in cash on the Plan Effective Date4 of: (1) unless otherwise agreed to in writing by the Super-Majority RBL Lenders, all Prepetition RBL Claims (including hedge termination claims and other claims constituting Secured Obligations under the Prepetition RBL Agreement) and (2) unless otherwise agreed to in writing by the Required Consenting Term Lenders, all obligations arising under the DIP Financing Documents, (B) unless otherwise agreed to in writing by the Required Consenting Term Lenders, result in the treatment of the Prepetition Term Loan Claims under the applicable chapter 11 plan in a manner that does not “impair” such claims within the meaning of section 1124 of the Bankruptcy Code and (C) not take longer to consummate than the Transaction (such transaction, a “Superior Alternative Transaction”) and that failure to pursue such Superior Alternative Transaction would be inconsistent with the fiduciary duties of Parent’s board of directors. The Company shall deliver to the advisors to the Prepetition RBL Agent and the Prepetition Term Loan Agent all written communications delivered to or received by the Company or any of its advisors, within one (1) Business Day of actual receipt thereof, making or materially modifying any offer or proposal concerning any actual or proposed Superior Alternative Transaction (irrespective of whether the Company believes the proposed Superior Alternative Transaction is, in fact, higher, better, or superior to the Transaction), including, without limitation, copies of all expressions of interest, term sheets, letters of interest, offers, and proposed agreements related to the foregoing, and the advisors may, in their discretion, share such materials with the applicable Consenting Creditors, with such information to be received and maintained by such Consenting Creditors in accordance with any confidentiality obligations agreed to between the Company and each of the applicable Parties.

c.             Subject to the terms of the Financing Orders, each Company Party acknowledges and agrees and shall not dispute that, after the commencement of the Chapter 11 Cases, the giving of notice of termination of this Agreement by any Party solely in accordance with the terms of this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each Company Party hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice); provided, however, that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

6.             Termination

a.             All Parties. This Agreement shall terminate as to all Parties upon the earliest to occur of any of the following:

(i)             the Plan Effective Date;

(ii)            the Plan Effective Date has not occurred on or prior to 11:59 p.m. prevailing Eastern Time, on June 14, 2021 (the “Outside Date”), as such date may be further extended in writing from time to time by the Company, the Prepetition RBL Agent, and the Required Consenting Term Lenders;

[4]	Or, on the closing date of such transaction, if the closing occurs prior to the Plan Effective Date.

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(iii)           the occurrence of the DIP Termination Date under and as defined in the Financing Orders;

(iv)           the Company, the Prepetition RBL Agent, and the Required Consenting Term Lenders mutually agree to such termination in writing; or

(v)            this Agreement is terminated pursuant to and in accordance with paragraph (b) or (c) of this Section 6.

b.             The Company. The Company may terminate this Agreement with respect to all Parties by written notice to the other Parties upon the occurrence of any of the following events:

(i)             upon a material breach by any Consenting Creditor of its obligations, representations, warranties, or covenants hereunder (a “Defaulting Creditor”), which breach is not cured within five (5) Business Days after the Company delivers written notice and a description of such breach to the Defaulting Creditor and all other Consenting Creditors in accordance with Section 19 hereof; provided, however, the Company may not terminate this Agreement if (1) the Consenting RBL Lenders and the Consenting Term Lenders that remain after excluding such Defaulting Creditor still constitute the Super-Majority RBL Lenders and the holders of at least 66 2/3% of the aggregate outstanding principal amount of the Prepetition Term Loan Claims (the “Super-Majority Term Lenders”), respectively or (2) an action is pending before any court of competent jurisdiction seeking an order directing the Defaulting Creditor to perform such breached obligations or covenants under this Agreement (a “Specific Performance Action”);

(ii)            the Parent’s board of directors determines, in good faith and based upon advice of legal counsel, in an exercise of their fiduciary duties, to consummate a Superior Alternative Transaction, and the Company provides prompt (but no more than two (2) Business Days) written notice of such determination to the Consenting Creditors;

(iii)           the Bankruptcy Court enters an order converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases; or

(iv)           the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the implementation of the Transaction or declares this Agreement or any material provision contained herein to be unenforceable.

c.             Consenting Creditors. This Agreement may be terminated (x) with respect to the Consenting RBL Lenders, by the Super-Majority RBL Lenders, and (y) with respect to the Consenting Term Lenders, by the Super-Majority Consenting Term Lenders, in each case by written notice to the other Parties, upon the occurrence of any of the following events:

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(i)                 upon a material breach by the Company of its obligations, representations, warranties, or covenants hereunder which is adverse to the terminating Consenting Creditor, which breach is not (a) cured within five (5) Business Days after the delivery of a written notice of such breach from a Consenting Creditor or (b) cured pursuant to the procedures set forth in paragraphs 22 and 24 of the DIP Financing Orders;

(ii)              (a) with respect to the Consenting RBL Lenders, any Consenting Term Lender: (1) materially breaches its obligations, representations, warranties, or covenants hereunder, which breach is not cured within five (5) Business Days after the delivery of a written notice of such breach from the Consenting RBL Lenders; or (2) accelerates the Prepetition Term Loan Claims, commences an involuntary bankruptcy case against the Company, or forecloses, takes any enforcement action, or otherwise exercises any remedy against or realizes upon any portion of the assets of the Company having, individually or in the aggregate, a market value in excess of $1 million; and (b) with respect to the Consenting Term Lenders, any Consenting RBL Lender accelerates the Prepetition RBL Claims (other than an acceleration related to the termination of a hedge contract by a Consenting RBL Lender that is a hedge contract counterparty), commences an involuntary bankruptcy case against the Company, or forecloses, takes any enforcement action, or otherwise exercises any remedy against or realizes upon any portion of the assets of the Company having, individually or in the aggregate, a market value in excess of $1 million;

(iii)            upon the failure to timely satisfy any of the following milestones (as may be extended from time to time in accordance with this Agreement, collectively the “Milestones” and each a “Milestone”), unless such Milestone is extended with the written consent, not to be unreasonably withheld or delayed, of the Prepetition RBL Agent5 and the Required Consenting Term Lenders:

A.        on or prior to March 10, 2021, the Company shall have commenced solicitation of votes to accept or reject the Plan from the Prepetition RBL Lenders and the Prepetition Term Lenders (the “Solicitation Commencement Date”);

B.       on or prior to the Petition Date, the Exit Debt Commitment Letter shall have been executed and delivered by all parties thereto;

C.       within two (2) Business Days of the Solicitation Commencement Date, the Petition Date shall have occurred;

D.       no later than one (1) calendar day after the Petition Date, the Company shall have filed with the Bankruptcy Court (1) a motion seeking entry of the Financing Orders, (2) the Plan and Disclosure Statement, and (3) the Confirmation Motion;

E.       no later than three (3) Business Days after the Petition Date, the Bankruptcy Court shall have entered (1) the Interim Financing Order and (2) an order scheduling the combined hearing and granting conditional approval of the Disclosure Statement;

5       Any extension of a Milestone by more than three (3) Business Days shall require consent from the Super-Majority RBL Lenders.

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F.       no later than forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final Financing Order;

G.       no later than forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Combined Disclosure Statement and Confirmation Order; and

H.       no later than fourteen (14) calendar days after the date of entry of the Combined Disclosure Statement and Confirmation Order, all conditions to the effectiveness of the Plan shall have been satisfied or waived in accordance with the terms of the Plan (such actual effective date, the “Plan Effective Date”);

provided, that the right to terminate this Agreement under this Section 6(c)(iii) shall not be available to any Consenting Creditor if the failure of any Milestone to occur is caused by, or results from, the breach by such Consenting Creditor of its covenants, agreements or other obligations under this Agreement; provided, further, that the Milestones consisting of the entry of orders or judicial resolution by the Bankruptcy Court, shall be automatically extended (but in no event beyond the Outside Date) solely to the extent that it is not reasonably feasible to hold and conclude a hearing (if necessary) prior to the applicable Milestone due to closure of the Bankruptcy Court or the inability of the Bankruptcy Court’s schedule to accommodate such hearing in accordance with the Milestone; provided, further, that the Milestone set forth in Section 6(c)(iii)(G) shall be extended by up to thirty-five (35) days (but in no event beyond the Outside Date), if the Required Consenting Term Lenders have, if reasonably necessary, permitted additional availability under the DIP Facility to finance the Company’s projected cash needs during such extension;

(iv)             the Bankruptcy Court or any other court of competent jurisdiction enters an order reversing, staying, dismissing or vacating either of the Financing Orders, or modifying or amending either of the Financing Orders in a manner adverse to the Prepetition RBL Lenders, without the consent of the Prepetition RBL Agent;

(v)               the termination of the Company Parties’ authority to use cash collateral pursuant to the Financing Orders, which has not been cured (if susceptible to cure) or waived in accordance with the terms thereof within five (5) Business Days after either Agents’ Counsel delivers written notice to the Company and the DIP Agent of its intent to terminate this Agreement pursuant to this Section 6(c)(v);

(vi)             the Company withdraws the Plan or Disclosure Statement, or the Company files any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement or the Plan and (a) such motion or pleading has not been withdrawn or (b) the Bankruptcy Court has not issued an order directing the Debtor to refile the Plan, Disclosure Statement, or withdraw such motion or pleading, as applicable, in each case within five (5) Business Days after either Agents’ Counsel delivers written notice to the Company and the DIP Agent of its intent to terminate this Agreement pursuant to this Section 6(c)(vi);

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(vii)          the Bankruptcy Court grants relief that is inconsistent with this Agreement, the Plan, or any Prepetition Definitive Document in any material respect (and such relief is materially adverse to the terminating Consenting Creditor) and (A) the Super-Majority RBL Lenders or the Required Consenting Term Lenders provide notice to the Company within five (5) Business Days after the date such relief is granted that such relief is inconsistent with this Agreement, the Plan, or a Prepetition Definitive Document in a material respect and materially adverse to the applicable Consenting Creditor, and (B) the Company has not sought a stay of such relief within fourteen (14) days after the date such relief is granted; provided, that the right to terminate this Agreement under this Section 6(c)(vii) shall not be available to any Consenting Creditor if such relief was sought or requested by such Consenting Creditor;

(viii)        the Bankruptcy Court enters an order (1) voluntarily dismissing any of the Chapter 11 Cases, (2) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (3) appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in Sections 1104(a)(3) and (4) of the Bankruptcy Code;

(ix)             the Bankruptcy Court enters an order approving debtor-in-possession financing (other than the DIP Facility) on terms that are not acceptable to the Super-Majority RBL Lenders or the Required Consenting Term Lenders;

(x)               the Bankruptcy Court authorizes the Debtors to enter into a binding agreement for a Superior Alternative Transaction;

(xi)             the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the implementation of the Transaction; or

(xii)          either the Consenting RBL Lenders or the Consenting Term Lenders terminate this Agreement with respect to themselves, in each case as a group.

d.                  Limitation on Termination. For the avoidance of doubt, (i) any right to terminate this Agreement as to the Consenting RBL Lenders may be exercised only by the Super-Majority RBL Lenders on behalf of all Consenting RBL Lenders, and may not be exercised by one or more individual Consenting RBL Lenders not constituting the Super-Majority RBL Lenders and (ii) any right to terminate this Agreement as to the Consenting Term Lenders may be exercised only by the Required Consenting Term Lenders on behalf of all Consenting Term Lenders, and may not be exercised by one or more individual Consenting Term Lenders not constituting the Required Consenting Term Lenders. If either the Super-Majority RBL Lenders or the Required Consenting Term Lenders terminate this Agreement with respect to the Prepetition RBL Claims or the Prepetition Term Loan Claims, respectively, then the Agreement shall remain in full force and effect as to the other Parties, as applicable.

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e.                   Effect of Termination. If this Agreement is terminated pursuant to this Section 6, any and all further agreements, obligations, and covenants of the applicable Parties as to whom this Agreement is terminated hereunder shall be terminated without further liability (except for such agreements, obligations, and covenants that expressly survive such termination). Upon such termination, each Party shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it at law, contract, in equity or otherwise; provided, however, that (i) no termination of this Agreement shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination; and (ii) the right to terminate this Agreement under this Section 6 shall not be available to any Party whose failure to fulfill any of its material obligations under this Agreement has been the cause of, or resulted in, the occurrence of the proposed termination event.

7.                  Representations of the Company

Parent and each Sundance Subsidiary hereby jointly and severally represents and warrants to the other Parties that the following statements are true and correct in all material respects as of the date hereof:

a.                   Power and Authority. It is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the Transaction contemplated by, and perform its obligations under, this Agreement.

b.                  Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

c.                   No Conflicts. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its organizational documents or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its organizational documents.

d.                  Governmental Consents. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than (i) such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission; (ii) the filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder (the “HSR Act”), which, to the extent required, have been or will be made, and (iii) such filings as may be necessary or required in connection with the Chapter 11 Cases.

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e.                   Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

f.                    No Litigation. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

g.                  Representation. It has been represented by counsel in connection with this Agreement and the Transaction, and it has had the contents hereof fully explained by such counsel and is fully aware of such contents and legal effect.

h.                  No Claims. To the best of its knowledge, there are no actions, suits, orders, directives or other legal or regulatory proceedings instituted, pending or threatened against any current or former officer, director or employee of the Company (in their respective capacities as such) before any court or arbitrator or any governmental authority or instituted by any governmental authority, which action, suit, order, directive or other legal or regulatory proceeding would require, or be subject to, indemnity or reimbursement by the Company.

i.                    No Undisclosed Material Liabilities. There are no material liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation other than: (i) liabilities or obligations disclosed and provided for the in the Company’s balance sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2020; (iii) liabilities and obligations (including fees and expenses of attorneys and other professionals) incurred in connection with the Chapter 11 Cases; and (iv) liabilities or obligations disclosed and provided for in the Budget.

j.                    No Material Non-Debtor Assets. None of the foreign subsidiaries of the Debtors own any material assets or have any material liabilities or obligations

k.                  No RBL Commitments.  Except as otherwise expressly set forth in the Exit Debt Commitment Letter, the Prepetition RBL Lenders have no commitments or obligations to provide any further financing or loans, including the issuance, increase or extension of any letter of credit, to the Company.

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8.                  Representations of the Consenting Creditors

Each of the Consenting Creditors severally, but not jointly, represents and warrants to the other Parties that the following statements are true and correct in all material respects as of the date hereof (or as of the date such Consenting Creditor becomes a Party hereto) with respect to itself only:

a.                   Holdings by Consenting Creditors. (A) It either (i) is the sole legal and beneficial owner of the principal amount of Prepetition RBL Claims and/or Prepetition Term Loan Claims set forth opposite its name on Schedule A attached hereto and all related claims, rights and causes of action arising out of or in connection with or otherwise relating thereto (for each such Consenting Creditor, the “Consenting Creditor Claims”), in each case free and clear of all claims, liens, encumbrances, charges, equity options, proxy, voting restrictions, rights of first refusal, or other limitations on disposition of any kind, or (ii) has sole investment or voting discretion with respect to such Consenting Creditor Claims and has the power and authority to bind the beneficial owner(s) of such Consenting Creditor Claims to the terms of this Agreement, (B) it is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such Consenting Creditor Claims, (C) in the case of (i) each Consenting RBL Lender, it does not directly or indirectly own or control any principal amount of Prepetition RBL Claims or other claims arising under the Prepetition RBL Credit Agreement against the Company other than the Consenting Creditor Claims identified next to its name on Schedule A hereto, and (ii) each Consenting Term Lender, it does not directly or indirectly own or control any principal amount of Prepetition Term Loan Claims or other claims arising under the Prepetition Term Loan Credit Agreement against the Company other than the Consenting Creditor Claims identified next to its name on Schedule A hereto, and (D) it has full and sole power and authority to vote on and consent to matters concerning such Consenting Creditor Claims with respect to the Transaction.

b.                  Prior Transfers. It has made no prior assignment, sale, grant, pledge, conveyance, or other transfer of, and has not entered into any agreement to assign, sell, grant, pledge, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in its Consenting Creditor Claims or its voting rights with respect thereto.

c.                   Power and Authority. It has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the Transaction contemplated by, and perform its obligations under, this Agreement.

d.                  Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

e.                   No Conflicts. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents).

f.                    Governmental Consents. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than (i) such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission, (ii) any necessary filings under the HSR Act, which, to the extent required, have been or will be made, and (iii) such filings as may be necessary or required in connection with the Chapter 11 Cases.

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g.                  Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

h.                  No Litigation. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

i.                    Representation. It has been represented by counsel in connection with this Agreement and the Transaction, and has had the contents hereof fully explained by such counsel and is fully aware of such contents and legal effect.

j.                    Accredited Investor. It is (i) a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities of the Company (including any securities that may be issued in connection with the Transaction), making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter in this Agreement, (ii) an “accredited investor” as defined in Rule 501 of the Securities Act of 1933 (as amended) or a “qualified institutional buyer” as defined in Rule 144A of the Securities Act of 1933 (as amended) and (iii) acquiring any securities that may be issued in connection with the Transaction for its own account and not with a view to the distribution thereof. Each Consenting Creditor hereby further confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate and sufficient.

9.                  Additional Claims and Interests

This Agreement shall in no way be construed to preclude a Consenting Creditor from acquiring additional claims against or interests in the Company (collectively, the “Additional Claims/Interests”). However, in the event a Consenting Creditor (or any of their respective controlled funds) shall acquire any such Additional Claims/Interests after the date hereof (or holds such Additional Claims/Interests as of the date hereof), (a) such Additional Claims/Interests shall automatically be deemed, without further notice to or action of any Party, to be subject to the terms and conditions of this Agreement and (b) such Consenting Creditor shall assume the corresponding obligations of the prior holder under the Exit Debt Commitment Letter and/or the DIP Credit Agreement, as applicable.

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10.              Transfer of Claims and Existing Equity Interests

a.                   Each Consenting Creditor agrees that, until this Agreement has been terminated as to it in accordance with Section 6, it will not, directly or indirectly, (i) sell, transfer, pledge, assign, hypothecate, grant an option on, or otherwise convey or dispose of any of its Consenting Creditor Claims (except in connection with consummation of the Transaction), or (ii) grant any proxies, deposit any of the Consenting Creditor Claims into a voting trust or enter into a voting agreement with respect to any of the Consenting Creditor Claims (collectively, a “Claim Transfer”), unless, in each case, such transferee or other recipient is either a Party hereto or has executed and delivered to the Company (with copy to the Agents’ Counsels) (1) a joinder to this agreement, substantially in the form attached hereto as Exhibit F and (2) an agreement to assume such Consenting Creditor’s obligations under the Exit Debt Commitment Letter, subject to the Company’s consent rights as provided therein, and/or the DIP Credit Agreement, as applicable. A Consenting Creditor making a Claim Transfer pursuant to this Section 10 is referred to as a “Transferor” and a transferee receiving a Claim Transfer pursuant to this Section 10 is referred to as a “Transferee.” Any attempted or proposed Claim Transfer that does not comply with the foregoing shall be deemed void ab initio and of no force or effect.

b.                  Upon compliance with the requirements of Section 10(a) of this Agreement, (i) with respect to Consenting Creditor Claims held by the relevant Transferee upon consummation of a Claim Transfer in accordance herewith, such Transferee is deemed to make all of the representations, warranties, and covenants of a Consenting RBL Lender or Consenting Term Lender, as applicable, set forth in this Agreement and, as applicable, the Exit Debt Commitment Letter and/or the DIP Credit Agreement, in each case as of the date of such Claim Transfer and (ii) the Transferee shall be deemed a Consenting RBL Lender and party to the Exit Debt Commitment Letter and/or a Consenting Term Lender, as applicable, and the Transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of its rights and obligations in respect of such transferred Consenting Creditor Claims. No Consenting Creditor shall have any liability under this Agreement arising from or related to the failure of its transferee to comply with the terms of this Agreement.

c.                   Notwithstanding anything to the contrary herein, (i) this Section 10 shall not preclude any Consenting Creditor from transferring Consenting Creditor Claims, together with the corresponding obligations under the Debt Commitment Letter and/or Exit Commitment Letter, as applicable, to affiliates of such Consenting Creditor (each, an “Affiliate Transferee”), which Affiliate Transferee shall be deemed a Consenting Creditor, and the Consenting Creditor that transferred such Claims to the Affiliate Transferee shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of its rights and obligations in respect of such transferred Claims; (ii) the restrictions on Claim Transfer set forth in this Section 10 shall not apply to the grant of any liens or encumbrances on any Consenting Creditor Claims in favor of a bank or broker-dealer holding custody of such Consenting Creditor Claims in the ordinary course of business and which lien or encumbrance is released upon the Claim Transfer of such Consenting Creditor Claims; and (iii) a Qualified Marketmaker6 that acquires any of the Consenting Creditor Claims with the purpose and intent of acting as a Qualified Marketmaker for such Consenting Creditor Claims shall not be required to execute and deliver to counsel a Joinder or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Consenting Creditor Claims (by purchase, sale, assignment, participation, or otherwise) solely to a Consenting Creditor, an Affiliate Transferee or a Transferee in accordance with this Section 10 (including, for the avoidance of doubt, the requirement that such Transferee execute a Joinder and assume such Consenting Creditor’s obligations under the Exit Debt Commitment Letter) within five (5) Business Days.

6      As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company (or enter with customers into long and short positions in claims against the Company), in its capacity as a dealer or market maker in claims against the Company and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

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d.                  This Section 10 shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to transfer any of its Consenting Creditor Claims. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a confidentiality agreement, the terms of such confidentiality agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such confidentiality agreement.

11.              Prior Negotiations

This Agreement and the exhibits attached hereto set forth in full the terms of agreement between the Parties and is intended as the full, complete and exclusive contract governing the relationship between the Parties with respect to the transactions contemplated herein, superseding all other discussions, promises, representations, warranties, agreements and understandings, whether written or oral, between or among the Parties with respect thereto; provided, that any confidentiality agreement between or among the Parties shall remain in full force and effect in accordance with its terms; provided, further, that the Parties intend to enter into the Definitive Documents after the date hereof to consummate the Transaction.

12.              Forbearance

a.                   Subject to Section 12(b), from March 1 until valid termination of this Agreement pursuant to Section 6 with respect to such Consenting RBL Lender, each Consenting RBL Lender severally and not jointly agrees to: (i) not instruct the Prepetition RBL Agent to exercise any rights or remedies it may have under the Prepetition RBL Credit Agreement or any other Loan Document (as defined in the Prepetition RBL Credit Agreement) (collectively, the “RBL Loan Documents”) or under applicable state, federal or foreign law or otherwise with respect to any of the alleged, existing or anticipated Defaults or Events of Default (as such terms are defined in the Prepetition RBL Credit Agreement) listed on Schedule B-1 hereto (the “Specified RBL Defaults”), (ii) if the Prepetition RBL Agent takes any action inconsistent with such Consenting RBL Lender’s obligations under this Agreement, such Consenting RBL Lender shall instruct and use commercially reasonable efforts to cause the Prepetition RBL Agent to cease and refrain from taking such actions, and (iii) waive or forbear from the exercise of any rights or remedies it may have under the RBL Loan Documents or under applicable state, federal or foreign law or otherwise with respect to the Specified RBL Defaults or any acceleration that may occur automatically without action of any party as a result of the operation of the RBL Loan Documents, solely due to the Specified RBL Defaults (the obligations set forth in this clause (a), the “RBL Forbearance”).

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b.                  Each Consenting RBL Lender’s obligations under the RBL Forbearance shall terminate immediately following the termination of the Term Loan Forbearance, and one (1) Business Day following the occurrence of any of the following events or circumstances and the provision of notice by such Consenting RBL Lender to the other Parties of such occurrence:

(i)                 this Agreement is validly terminated in accordance with Section 6 hereof as to such Consenting RBL Lender; or

(ii)              other than during the pendency of the Chapter 11 Cases, the occurrence and continuation of an Event of Default (as such term is defined in the Prepetition RBL Credit Agreement) other than the Specified RBL Defaults, unless waived pursuant to the terms of the Prepetition RBL Credit Agreement.

c.                   Subject to Section 12(d), from March 1 until valid termination of this Agreement pursuant to Section 6 with respect to such Consenting Term Lender, each Consenting Term Lender severally and not jointly agrees to: (i) not instruct the Prepetition Term Loan Agent to exercise any rights or remedies it may have under the Prepetition Term Loan Credit Agreement or any other Loan Document (as defined in the Prepetition Term Loan Credit Agreement) (collectively, the “Term Loan Documents”) or under applicable state, federal or foreign law or otherwise with respect to any of the alleged, existing or anticipated Defaults or Events of Default (as such terms are defined in the Term Loan Documents) listed on Schedule B-2 hereto (the “Specified Term Loan Defaults”), (ii) if the Prepetition Term Loan Agent takes any action inconsistent with such Consenting Term Lender’s obligations under this Agreement, such Consenting Term Lender shall instruct and use commercially reasonable efforts to cause the Prepetition Term Loan Agent to cease and refrain from taking such actions, and (iii) waive or forbear from the exercise of any rights or remedies it may have under the Term Loan Documents or under applicable state, federal or foreign law or otherwise with respect to the Specified Term Loan Defaults or any acceleration that may occur automatically without action of any party as a result of the operation of the Term Loan Documents, solely due to the Specified Term Loan Defaults (the obligations set forth in this clause (a), the “Term Loan Forbearance”).

d.                  Each Consenting Term Lender’s obligations under the Term Loan Forbearance shall terminate one (1) Business Day following the occurrence of any of the following events or circumstances and the provision of notice by such Consenting Term Lender to the other Parties of such occurrence:

(i)                 this Agreement is validly terminated in accordance with Section 6 hereof as to such Consenting Term Lender; or

(ii)              other than during the pendency of the Chapter 11 Cases, the occurrence and continuation of an Event of Default (as such term is defined in the Prepetition Term Loan Credit Agreement) other than the Specified Term Loan Defaults, unless waived pursuant to the terms of the Prepetition Term Loan Credit Agreement.

e.                   The execution, delivery and effectiveness of this Agreement, including this Section 12, shall not operate as a waiver of any right, power or remedy of any Consenting Creditor under the RBL Loan Documents or Term Loan Documents, as applicable, nor constitute a waiver of any provision of the RBL Loan Documents or Term Loan Documents. On and after the Agreement Effective Time, this Agreement shall for all purposes constitute an RBL Loan Document and Term Loan Document.

23

f.                    Execution of this Agreement by the Consenting Term Lenders constitutes a direction by the Consenting Term Lenders that the Prepetition Term Loan Agent, in accordance with this Agreement, act or refrain from acting. Each Consenting Term Lender agrees that the Prepetition Term Loan Agent shall not be required to act against the Company if such action is contrary to the terms of this Agreement.

13.              Amendment or Waiver

a.                   Other than as set forth in Section 13(b), this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except with the written consent of the Company, the Super-Majority RBL Lenders, and the Required Consenting Term Lenders (such consent not to be unreasonably withheld, conditioned, or delayed).

b.                  Notwithstanding Section 13(a):

(i)                 any waiver, modification, amendment, or supplement to this Section 13 shall require the written consent of the Company and each Consenting Creditor;

(ii)              any waiver, modification, amendment, or supplement to the definition of “Super-Majority RBL Lenders” shall require the written consent of (A) each Consenting RBL Lender, (B) the Company, and (C) the Required Consenting Term Lenders;

(iii)             any waiver, modification, amendment, or supplement to the definitions of “Required Consenting Term Lenders” and “Super-Majority Term Lenders” shall require the written consent of (A) each Consenting Term Lender, (B) the Company, and (C) the Prepetition RBL Agent; and

(iv)             any change, modification, or amendment to this Agreement or the Plan that treats or affects any Consenting Creditor’s Claims arising under the Prepetition RBL Credit Agreement or Prepetition Term Loan Credit Agreement, respectively, in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which any of the other respective Consenting Creditors are treated (after taking into account each of the Consenting Creditor’s respective holdings, as applicable, in the Company and the recoveries contemplated by the Plan (as in effect on the date hereof)) shall require the written consent of such materially adversely and disproportionately affected Consenting Creditor.

c.                   In the event that a materially adversely and disproportionately affected Consenting Creditor does not consent to a waiver, change, modification, or amendment to this Agreement requiring the consent of each Consenting Creditor (“Non-Consenting Creditor”), but such waiver, change, modification, or amendment receives the consent of Consenting Creditors constituting Super-Majority RBL Lenders and Super-Majority Term Lenders, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Creditor, and this Agreement shall continue in full force and effect in respect of all other Consenting Creditors subject to the terms of this Agreement. Notwithstanding the foregoing, the Company may amend, modify, or supplement this Agreement or the Plan from time to time without the consent of any Consenting Creditor to cure any ambiguity, defect (including any technical defect), or inconsistency, so long as (A) the Company obtains the consent of the Prepetition RBL Agent and the Required Consenting Term Lenders and (B) any such amendments, modifications, or supplements do not materially adversely affect the rights, interests, or treatment of similarly situated Consenting Creditors under this Agreement or the Plan.

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14.              WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXHIBITS ATTACHED HERETO.

15.              Governing Law and Consent to Jurisdiction and Venue

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or the exhibits attached hereto or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the United States District Court for the Southern District of New York and only to the extent such court lacks jurisdiction, in the New York State Supreme Court sitting in the Borough of Manhattan, and by execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction and venue, upon any commencement of the Chapter 11 Cases and until the Plan Effective Date, each of the Parties agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement or the exhibits attached hereto during the pendency of the Chapter 11 Cases.

16.              Specific Performance

It is understood and agreed by the Parties that, without limiting any rights or remedies available under applicable law or in equity, money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of a bond or other undertaking and without proof of actual damages) as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

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17.              Reservation of Rights; Settlement Discussions

Except as expressly provided in this Agreement or the exhibits attached hereto, nothing herein is intended to, or does, in any manner, waive, limit, impair or restrict the ability of each Party to protect and preserve its rights, remedies and interests. Notwithstanding anything to the contrary contained in this Agreement or the exhibits attached hereto, nothing in this Agreement or the exhibits attached hereto shall be, or shall be deemed to be or constitute: (i) a release, waiver, novation, cancellation, termination or discharge of the Consenting Creditor Claims (or any security interest or lien securing such claims); or (ii) an amendment, modification or waiver of any term or provision of the Prepetition RBL Facility or Prepetition Term Loan Facility or any related loan document, which are hereby reserved and reaffirmed in full. If the Transaction is not consummated, or if this Agreement is terminated for any reason, the Parties hereto fully reserve any and all of their respective rights and remedies thereunder and applicable law.

This Agreement and the Transaction are part of a proposed settlement of a dispute among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and the exhibits attached hereto and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement or the exhibits attached hereto (as applicable).

18.              Headings; Recitals

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement. The recitals to this Agreement are true and correct and incorporated by reference into this Section 18.

19.              Notice

Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by email, or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by national overnight courier, addressed in each case as follows:

If to the Company:

Sundance Energy Inc.

1050 17th Street, Suite 700

Denver, CO 80265

Attn: Eric McCrady

Telephone: 303.543.5700

Email:   EMcCrady@sundanceenergy.net

26

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attn:   David A. Hammerman

 Keith A. Simon

 Annemarie V. Reilly

 Jeffrey T. Mispagel

Telephone: 212.906.1200

Fax: 212.751.4864

Email: david.hammerman@lw.com

  keith.simon@lw.com

  annemarie.reilly@lw.com

  jeffrey.mispagel@lw.com

-and-

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Attn:   Timothy A. (“Tad”) Davidson II

Ashley L. Harper

Philip M. Guffy

Telephone: 713-220-4200

Fax: 713-220-4285

Email: taddavidson@HuntonAK.com

ashleyharper@HuntonAK.com

pguffy@HuntonAK.com

If to the Prepetition RBL Agent:

To the address (if any) specified on the signature page of this Agreement for the Prepetition RBL Agent with a copy to:

Haynes and Boone, LLP

1221 McKinney Street, Suite 4000

Houston, TX 77010

Attn:   Austin Elam

J. Frasher Murphy

Eli O. Columbus

Telephone: 713.547.2000

Fax: 713.236.5430

Email: austin.elam@haynesboone.com

frasher.murphy@haynesboone.com

eli.columbus@haynesboone.com

If to any Consenting RBL Lender:

To the address (if any) specified on the signature page of this Agreement for the applicable Consenting RBL Lender

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If to the Prepetition Term Loan Agent:

To the address (if any) specified on the signature page of this Agreement for the Prepetition Term Loan Agent with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Robert Rabalais; Michael Torkin; David Zylberberg

Telephone: 212.455.2000

Fax: 212.455.2402

Email: rrabalais@stblaw.com

michael.torkin@stblaw.com

david.zylberberg@stblaw.com

If to any Consenting Term Lender:

To the address (if any) specified on the signature page of this Agreement for the applicable Consenting Term Lender

20.              Successors and Assigns

Subject to Section 10, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto, without the prior written consent of the other Parties hereto (in each case such consent not to be unreasonably withheld), and then only to a Person who has agreed to be bound by the provisions of this Agreement. This Agreement is intended to and shall bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives.

21.              No Third-Party Beneficiaries

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third party beneficiary hereof or shall otherwise be entitled to enforce any provision hereof.

22.              Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Any Party hereto may execute and deliver a counterpart of this Agreement by delivery by facsimile transmission or electronic mail of a signature page of this Agreement signed by such Party, and any such facsimile or electronic mail signature shall be treated in all respects as having the same effect as having an original signature.

28

23.              No Consideration

It is hereby acknowledged by the Parties that no pecuniary consideration shall be due or paid to the Parties in exchange for their support of the Transaction or vote to accept the Plan, other than the obligations imposed upon such Party pursuant to the terms of this Agreement.

24.              Acknowledgement; Not a Solicitation

This Agreement does not constitute, and shall not be deemed to constitute (i) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934 (or any other federal or state law or regulation), or (ii) a solicitation of votes on the Plan for purposes of the Bankruptcy Code. The vote of each Consenting Creditor to accept or reject the Plan shall not be solicited except in accordance with applicable law.

25.              Public Announcement and Filings

Except as required by applicable law or regulation, the rules of any applicable stock exchange or regulatory body, or by any Party to enforce or preserve its rights under this Agreement against any other Party:

a.                   no Party shall, nor shall it permit any of its respective affiliates to, make any public announcement in respect of this Agreement or the Transaction without the prior written consent of the Company, the Prepetition RBL Agent and the Required Consenting Term Lenders (in each case such consent not to be unreasonably withheld); provided, that drafts of any press releases by the Company regarding the Transaction shall be submitted to the Agents’ Counsels at least two (2) Business Days prior to making any such disclosure, if reasonably practicable;

b.                  no Party or its advisors shall disclose to any Person (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Company, the Prepetition RBL Agent and the Prepetition Term Loan Agent, the principal amount or percentage of any Prepetition RBL Claims or Prepetition Term Loan Claims held by any Consenting Creditor without such Consenting Creditor’s express prior written consent; provided, however, that the Company shall not be required to keep confidential the aggregate holdings of all Consenting Creditors, and each Consenting Creditor hereby consents to the disclosure of the execution of this Agreement by the Company, and the terms and contents hereof (provided that all holdings information shall not be disclosed except on an aggregate basis for all Consenting Term Lenders and all Consenting RBL Lenders, respectively) in the Plan, the Disclosure Statement filed therewith, and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission; and

c.                   any public filing of this Agreement, with the Bankruptcy Court or otherwise, that includes executed pages, schedules or exhibits to this Agreement shall include such pages, schedules and exhibits only in redacted form with respect to the holdings of each Consenting Creditor; provided, that the holdings disclosed in such signature pages, schedules or exhibits may be filed in unredacted form with the Bankruptcy Court under seal.

29

26.              Relationship Among Parties

It is understood and agreed that no Party has any duty of trust or confidence in any form with any other Party, and there are no commitments among or between them, in each case arising solely from or in connection with this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. Nothing contained in this Agreement, and no action taken by any Consenting Creditor hereto is intended to constitute the Consenting Creditors as a partnership, an association, a joint venture, or any other kind of entity, or create a presumption that any Consenting Creditor is in any way acting in concert or as a member of a “group” with any other Consenting Creditor within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

27.              No Strict Construction

Each Party acknowledges that it has received adequate information to enter into this Agreement, and that this Agreement and the exhibits attached hereto have been prepared through the joint efforts of all of the Parties. Neither the provisions of this Agreement or the exhibits attached hereto nor any alleged ambiguity herein or therein shall be interpreted or resolved against any Party on the ground that such Party’s counsel drafted this Agreement or the exhibits attached hereto, or based on any other rule of strict construction.

28.              Remedies Cumulative; No Waiver

All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.

29.              Severability

If any portion of this Agreement or the exhibits attached hereto shall be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement and the exhibits attached hereto (as applicable) so far as they may practicably be performed shall remain in full force and effect and binding on the Parties hereto, provided that, this provision shall not operate to waive any condition precedent to any event set forth herein.

30

30.              Time of Essence

Time is of the essence in the performance of each of the obligations of the Parties and with respect to all covenants and conditions to be satisfied by the Parties in this Agreement and all documents, acknowledgments and instruments delivered in connection herewith. If any time period or other deadline provided in this Agreement expires on a day that is not a Business Day,7 then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding Business Day.

31.              Additional Parties

Without in any way limiting the provisions hereof, additional Prepetition RBL Lenders and Prepetition Term Lenders, if any, may elect to become Parties by executing and delivering to the Company a counterpart hereof. Such additional Prepetition RBL Lenders and Prepetition Term Lenders shall become a Party to this Agreement as a Consenting RBL Lender or Consenting Term Lender, as applicable, in accordance with the terms of this Agreement.

32.              Rules of Interpretation

For purposes of this Agreement, unless otherwise specified: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) all references herein to “Articles”, “Sections”, and “Exhibits” are references to Articles, Sections, and Exhibits of this Agreement; and (c) the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Agreement in its entirety rather than to a particular portion of this Agreement.

33.              Email Consents

Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated under this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

34.              Acknowledgments

The Parties understand that the Consenting RBL Lenders and the Consenting Term Lenders are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting RBL Lender or Consenting Term Lender expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) or business group(s) of the Consenting RBL Lender or Consenting Term Lender, the obligations set forth in this Agreement shall only apply to such trading desk(s) or business group(s) and shall not apply to any other trading desk or business group of the Consenting RBL Lender or Consenting Term Lender so long as they are not acting at the direction or for the benefit of such Consenting RBL Lender or Consenting Term Lender or such Consenting RBL Lender’s or Consenting Term Lender’s investment in the Company; provided, that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that (i) executes this Agreement or (ii) on whose behalf this Agreement is executed by a Consenting RBL Lender or Consenting Term Lender.

[7]	The term “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

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35.              No Recourse

This Agreement only may be enforced against the Consenting Creditor parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as Consenting Creditor parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any Consenting Creditor party hereto (including any person negotiating or executing this Agreement on behalf of such party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any of the foregoing (other than any of the foregoing that is a Consenting Creditor party hereto), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

[Remainder of page intentionally left blank; signature pages follow.]

32

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized signatories, solely in their respective capacity as such and not in any other capacity, as of the date first set forth above.

SUNDANCE ENERGY INC., a Delaware corporation

By:	/s/ Eric McCrady
	Name:	Eric McCrady
	Title:	President and Chief Executive Officer

SUNDANCE ENERGY, INC., a Colorado corporation

By:	/s/ Eric McCrady
	Name:	Eric McCrady
	Title:	President and Chief Executive Officer

ARMADILLO E&P, INC., a Delaware corporation

By:	/s/ Eric McCrady
	Name:	Eric McCrady
	Title:	President and Chief Executive Officer

SEA EAGLE FORD, LLC, a Texas limited liability company

By:	/s/ Eric McCrady
	Name:	Eric McCrady
	Title:	President and Chief Executive Officer

[Signature Page to Restructuring Support Agreement for the Company]

APOLLO KINGS ALLEY CREDIT FUND LP

By: Apollo Kings Alley Credit Fund Management, LLC, its investment manager

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

Address for Notice:

c/o Apollo Management Holdings, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attn:	General Counsel
Email:	lmedley@apollo.com
jelworth@apollo.com
arafalska@apollo.com
dvogel@apollo.com
chwong@apollo.com

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

APOLLO TOWER CREDIT FUND, L.P.

By: Apollo Tower Credit Management, LLC, its investment manager

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

Address for Notice:

c/o Apollo Management Holdings, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attn:	General Counsel
Email:	lmedley@apollo.com
jelworth@apollo.com
arafalska@apollo.com
dvogel@apollo.com
chwong@apollo.com

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

APOLLO UNION STREET PARTNERS, L.P.

By: Apollo Union Street Management, LLC, its investment manager

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

Address for Notice:

c/o Apollo Management Holdings, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attn:	General Counsel
Email:	lmedley@apollo.com
jelworth@apollo.com
arafalska@apollo.com
dvogel@apollo.com
chwong@apollo.com

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

TRANQUILIDADE DIVERSIFIED INCOME ICAV

an Umbrella Irish Collective Asset-Management Vehicle with Segregated Liability between its Sub-Funds, acting in respect of its Sub-Fund, Tranquilidade Multi-Credit Strategy Fund

By: Apollo Management International LLP,

its portfolio manager, solely in its capacity as Portfolio Manager and not in its individual corporate capacity

By: AMI (Holdings), LLC its member

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Address for Notice:

c/o Apollo Capital Management, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attn:	General Counsel
Email:	jglatt@apollo.com
mlotito@apollo.com
dvogel@apollo.com
chwong@apollo.com

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

APOLLO MOULTRIE CREDIT FUND L.P.

By: Apollo Moultrie Credit Fund Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Address for Notice:

c/o Apollo Capital Management, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attn:	General Counsel
Email:	jglatt@apollo.com
mlotito@apollo.com
dvogel@apollo.com
chwong@apollo.com

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

APOLLO TACTICAL VALUE SPN INVESTMENTS, L.P.

By: Apollo Tactical Value SPN Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Address for Notice:

c/o Apollo Capital Management, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attn:	General Counsel
Email:	jglatt@apollo.com
mlotito@apollo.com
dvogel@apollo.com
chwong@apollo.com

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

APOLLO TR ENHANCED LEVERED YIELD LLC

By: Apollo TR Enhanced Management LLC, its manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Address for Notice:

c/o Apollo Capital Management, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attn:	General Counsel
Email:	jglatt@apollo.com
mlotito@apollo.com
dvogel@apollo.com
chwong@apollo.com

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

APOLLO TR OPPORTUNISTIC LTD.

By: Apollo Total Return Management, LLC, its investment manager

And by: Apollo Total Return Enhanced Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Address for Notice:

c/o Apollo Capital Management, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attn:	General Counsel
Email:	jglatt@apollo.com
mlotito@apollo.com
dvogel@apollo.com
chwong@apollo.com

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

MPI (LONDON) LIMITED

By: Apollo TRF MP Management LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Address for Notice:

c/o Apollo Capital Management, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attn:	General Counsel
Email:	jglatt@apollo.com
mlotito@apollo.com
dvogel@apollo.com
chwong@apollo.com

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

APOLLO ATLAS MASTER FUND, LLC

By: Apollo Atlas Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Address for Notice:

c/o Apollo Capital Management, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attn:	General Counsel
Email:	jglatt@apollo.com
mlotito@apollo.com
dvogel@apollo.com
chwong@apollo.com

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

AMISSIMA DIVERSIFIED INCOME ICAV

an Umbrella Irish Collective Asset-Management Vehicle with Segregated Liability between its Sub-Funds, acting in respect of its Sub-Fund Amissima Assicurazioni Multi- Credit Strategy Fund

By: Apollo Management International LLP,

its portfolio manager, solely in its capacity as Portfolio Manager and not in its individual corporate capacity

By: AMI (Holdings), LLC

its member

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Address for Notice:

c/o Apollo Capital Management, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attn:       General Counsel

Email:      jglatt@apollo.com

mlotito@apollo.com

dvogel@apollo.com

chwong@apollo.com

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

DIVERSIFIED LOAN FUND-PRIVATE DEBT A S.A R.L.

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Address for Notice:

Ares Management Corporation

245 Park Ave 44th Floor

New York, NY 10167

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

CION ARES DIVERSIFIED CREDIT FUND

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Address for Notice:

Ares Management Corporation

245 Park Ave 44th Floor

New York, NY 10167

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

SALI MULTI-SERIES FUND, L.P.-ARES CREDIT STRATEGIES INSURANCE DEDICATED FUND SERIES

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Address for Notice:

Ares Management Corporation

245 Park Ave 44th Floor

New York, NY 10167

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

ARES DIRECT FINANCE I LP

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Address for Notice:

Ares Management Corporation

245 Park Ave 44th Floor

New York, NY 10167

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

ARES CAPITAL CORPORATION

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald
Title: Authorized Signatory

Address for Notice:

Ares Management Corporation

245 Park Ave 44th Floor

New York, NY 10167

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

MORGAN STANLEY CAPITAL GROUP INC.

in its capacity as a Prepetition Term Lender

By:	/s/ Parker Corbin
Name: Parker Corbin
Title: Chairman, President, CEO

Address for Notice:

1585 Broadway, 16th Floor

New York, New York 10036

Attention: David Lazarus

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

MORGAN STANLEY CAPITAL GROUP INC.

in its capacity as a Prepetition RBL Lender

By:	/s/ Parker Corbin
Name: Parker Corbin
Title: Chairman, President, CEO

Address for Notice:

1585 Broadway, 16th Floor

New York, New York 10036

Attention: David Lazarus

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

MORGAN STANLEY CAPITAL ADMINISTRATORS INC.

in its capacity as the Prepetition Term Loan Agent

By:	/s/ David Lazarus
Name: David Lazarus
Title: President

Address for Notice:

1585 Broadway, 16th Floor

New York, New York 10036

Attention: David Lazarus

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

AG ENERGY FUNDING, LLC

By:	/s/ Todd Dittmann
Name: Todd Dittmann
Title: Authorized Person

Address for Notice:

245 Park Ave, 24th Floor

New York, NY 10167

Attention: Chad Hanover

Phone Number: 212-883-4117

[Signature Page to Restructuring Support Agreement for Consenting Creditor]

Schedule A

Holdings of each Consenting Creditor

Schedule B-1

Specified RBL Defaults

1.	The Borrower did not furnish the July 1, 2020 reserve report and associated certificate on or before October 30, 2020, which resulted in an event of default under Section 10.01(e) of the Prepetition RBL Credit Agreement.

2.	The Borrower failed to comply with certain terms of the Prepetition Term Loan Credit Agreement, resulting in an event of default under such agreement and triggering the right of the Prepetition Term Lenders to accelerate the payment of their debt, which in turn resulted in an event of default under Section 10.01(g) of the Prepetition RBL Credit Agreement.

3.	As a result of certain obligations owed to Calfrac Well Services, the Borrower incurred debt in excess of $5,000,000 in the aggregate at any one time outstanding, which resulted in an event of default under Section 10.01(d) of the Prepetition RBL Credit Agreement.

4.	The Borrower did not comply with the required ratio of consolidated current assets to consolidated current liabilities as of the last day of the fiscal quarters ending on September 30, 2020, and December 31, 2020, resulting in an event of default under Section 10.01(d) of the Prepetition RBL Credit Agreement.

5.	The Borrower did not comply with the required ratio of total debt to EBITDAX as of the last day of the fiscal quarters ending on September 30, 2020, and December 31, 2020, resulting in an event of default under Section 10.01(d) of the Prepetition RBL Credit Agreement.

6.	The Borrower exceeded permitted general and administrative expense limitations in the second and third fiscal quarters of 2020, resulting in events of default under Section 10.01(d) of the Prepetition RBL Credit Agreement.

7.	The Borrower failed to maintain the Required Hedges, resulting in an event of default under Section 10.01(e) of the Prepetition RBL Credit Agreement.

8.	The Borrower terminated certain swap agreements on or prior to December 18, 2020 without the requisite consents, resulting in an event of default under Section 10.01(d) of the Prepetition RBL Credit Agreement.

9.	The Borrower anticipates that it will not be in compliance with Section 9.01(a), Section 9.01(b) and Section 9.01(c) as of the last day of the fiscal quarter ending on March 31, 2021, which will result in an event of default under Section 10.01(d) of the Prepetition RBL Credit Agreement.

10.	To the extent also constituting events of default under Section 10.01(g) of the Prepetition RBL Credit Agreement, the events of default listed in Schedule B-2 are incorporated herein by reference.

11.	The Borrower failed to furnish to the Administrative Agent prompt notice of the occurrence of the Defaults described on this Schedule B-1, resulting in an event of default under Section 10.01(d) of the Prepetition RBL Credit Agreement.

Schedule B-2

Specified Term Loan Defaults

1.	The Borrower did not furnish the July 1, 2020 reserve report and associated certificate on or before October 30, 2020, which resulted in an event of default under Section 10.01(e) of the Prepetition Term Loan Credit Agreement.

2.	The Borrower did not furnish the July 1, 2020 reserve report as rolled forward by the Borrower through September 30, 2020 on or before November 30, 2020, which resulted in an event of default under Section 10.01(d) of the Prepetition Term Loan Credit Agreement.

3.	As a result of certain obligations owed to Calfrac Well Services, the Borrower incurred debt in excess of $5,000,000 in the aggregate at any one time outstanding, which resulted in an event of default under Section 10.01(d) of the Prepetition Term Loan Credit Agreement.

4.	The Borrower did not provide the ratio of total proved PV-9 to total debt calculation as of the last day of the fiscal quarter ending on June 30, 2020, which resulted in an event of default under Section 10.01(d) of the Prepetition Term Loan Credit Agreement.

5.	The Borrower did not comply with the required ratio of total proved PV-9 to total debt as of the last day of the fiscal quarters ending on September 30, 2020 and December 31, 2020, resulting in events of default under Section 10.01(d) of the Prepetition Term Loan Credit Agreement.

6.	The Borrower did not enter into a restructuring support agreement with respect to a workout or restructuring of the revolving debt under the Prepetition RBL Credit Agreement and the secured obligations under the Prepetition Term Loan Credit Agreement on or prior to November 30, 2020, which resulted in an event of default under Section 10.01(d) of the Prepetition Term Loan Credit Agreement.

7.	The Borrower exceeded permitted general and administrative expense limitations in the second and third fiscal quarters of 2020, resulting in events of default under Section 10.01(d) of the Prepetition Term Loan Credit Agreement.

8.	The Borrower did not make the $5,779,388.89 interest payment payable on December 31, 2020 with respect to the loans under the Prepetition Term Loan Facility, which resulted in an event of default under Section 10.01(b) of the Prepetition Term Loan Credit Agreement if not remedied within the period specified therein.

9.	The Borrower did not cause the deposit account of the Borrower held with Bank of America, N.A. with an account number ending in 1093 to be subject to a deposit account control agreement in accordance with Section 8.21 of the Prepetition Term Loan Credit Agreement, resulting in an event of default under Section 10.01(d) of the Prepetition Term Loan Credit Agreement.

10.	The Borrower failed to maintain the Required Hedges in accordance with Section 8.17 of the Prepetition Term Loan Credit Agreement, resulting in an event of default under Section 10.01(e) of the Prepetition Term Loan Credit Agreement.

11.	The Borrower failed to comply with Section 9.11(f) of the Prepetition Term Loan Credit Agreement due to the early termination of certain Swap Agreements on or prior to December 18, 2020, without Required Lender consent, resulting in an event of default under Section 10.01(d) of the Prepetition Term Loan Credit Agreement.

12.	The Borrower anticipates that it will not be in compliance with Section 9.01(a) and Section 9.01(b) as of the last day of the fiscal quarter ending on March 31, 2021, which will result in an event of default under Section 10.01(d) of the Prepetition Term Loan Credit Agreement.

13.	To the extent also constituting events of default under Section 10.01(g) of the Prepetition Term Loan Credit Agreement, the events of default listed in Schedule B-1 are incorporated herein by reference.

14.	The Borrower failed to give furnish to the Administrative Agent prompt notice of the occurrence of the Defaults described on this Schedule B-2, resulting in an event of default under Section 10.01(d) of the Prepetition Term Loan Credit Agreement.

Index of Defined Terms

“Acknowledgement and Joinder” shall have the meaning set forth in the Recitals.

“Additional Claims/Interests” shall have the meaning set forth in Section 9.

“Affiliate Transferee” shall have the meaning set forth in Section 10(c).

“Agents’ Counsels” shall have the meaning set forth in Section 5(a)(ix).

“Aggregate Outstanding RBL Amount” shall have the meaning set forth in the Recitals.

“Aggregate Outstanding Term Loan Amount” shall have the meaning set forth in the Recitals.

“Agreement” shall have the meaning set forth in the Preamble.

“Agreement Effective Date” shall have the meaning set forth in Section 2.

“Bankruptcy Code” shall have the meaning set forth in Section 1(b).

“Bankruptcy Court” shall have the meaning set forth in Section 1(b).

“Budget” shall have the meaning set forth in Section 1(b)(4).

“Business Day” shall have the meaning set forth in Section 30.

“Chapter 11 Cases” shall have the meaning set forth in Section 1(b).

“Claim Transfer” shall have the meaning set forth in Section 10(a).

“Combined Disclosure Statement and Confirmation Order” shall have the meaning set forth in Section 3(b)(1).

“Company” shall have the meaning set forth in the Preamble.

“Confirmation Motion” shall have the meaning set forth in Section 1(b)(2).

“Consenting Creditor” shall have the meaning set forth in Section 1(a).

“Consenting Creditor Claim” shall have the meaning set forth in Section 8(a).

“Consenting RBL Lenders” shall have the meaning set forth in the Preamble.

“Consenting Term Lenders” shall have the meaning set forth in the Preamble.

“Defaulting Creditor” shall have the meaning set forth in Section 6(b)(i).

“Definitive Documents” shall have the meaning set forth in Section 3(b).

“DIP Agent” shall have the meaning set forth in Section 1(b)(4).

“DIP Credit Agreement” shall have the meaning set forth in Section 1(b)(4).

“DIP Facility” shall have the meaning set forth in Section 1(b)(4).

“DIP Financing Documents” shall have the meaning set forth in Section 3(b)(4).

“DIP Lenders” shall have the meaning set forth in Section 1(b)(4).

“Disclosure Statement” shall have the meaning set forth in Section 1(b)(1).

“Equity Issuance Documents” shall have the meaning set forth in Section 3(b)(6).

“Exit Debt Commitment Letter” shall have the meaning set forth in Section 1(b)(5).

“Exit Facilities Credit Agreement” shall have the meaning set forth in Section 1(b)(5).

“Exit Facilities Documents” shall have the meaning set forth in Section 3(b)(5).

“Exit RBL Facility” shall have the meaning set forth in Section 1(b)(5).

“Exit Second Out Term Loan Facility” shall have the meaning set forth in Section 1(b)(5).

“Exit Third Out Term Loan Facility” shall have the meaning set forth in Section 1(b)(5).

“Final Financing Order” shall have the meaning set forth in Section 3(b)(4).

“Financing Orders” shall have the meaning set forth in Section 3(b)(4).

“First Day Pleadings” shall have the meaning set forth in Section 1(b)(3).

“Governance Materials” shall have the meaning set forth in Section 3(b)(8).

“Governance Term Sheet” shall have the meaning set forth in Section 3(b)(8).

“HSR Act” shall have the meaning set forth in Section 7(d).

“ICA” shall have the meaning set forth in the Recitals.

“ICA Supplement” shall have the meaning set forth in the Recitals.

“Interim Financing Order” shall have the meaning set forth in Section 1(b)(4).

“Intercreditor Agreement” shall have the meaning set forth in the Recitals.

“Milestone” and “Milestones” shall have the meaning set forth in Section 6(c)(iii).

“Non-Consenting Creditor” shall have the meaning set forth in Section 13(c).

“Other Confirmation Pleadings” shall have the meaning set forth in Section 3(b)(2).

“Outside Date” shall have the meaning set forth in Section 6(a)(ii).

“Parent” shall have the meaning set forth in the Preamble.

“Party and “Parties” shall have the meaning set forth in the Preamble.

“Petition Date” shall have the meaning set forth in Section 3(a).

“Plan” shall have the meaning set forth in the Recitals.

“Plan Conditions” shall have the meaning set forth in Section 4(a)(ii).

“Plan Effective Date” shall have the meaning set forth in Section 6(c)(iii)(H).

“Plan Supplement” shall have the meaning set forth in Section 3(b)(7).

“Pleadings” shall have the meaning set forth in Section 3(b)(3).

“Prepetition Definitive Documents” shall have the meaning set forth in Section 1(b).

“Prepetition RBL Agent” shall have the meaning set forth in the Recitals.

“Prepetition RBL Claims” shall have the meaning set forth in the Recitals.

“Prepetition RBL Credit Agreement” shall have the meaning set forth in the Recitals.

“Prepetition RBL Facility” shall have the meaning set forth in the Recitals.

“Prepetition RBL Lenders” shall have the meaning set forth in the Recitals.

“Prepetition Term Lenders” shall have the meaning set forth in the Recitals.

“Prepetition Term Loan Agent” shall have the meaning set forth in the Recitals.

“Prepetition Term Loan Claims” shall have the meaning set forth in the Recitals.

“Prepetition Term Loan Credit Agreement” shall have the meaning set forth in the Recitals.

“Prepetition Term Loan Facility” shall have the meaning set forth in the Recitals.

“Qualified Marketmaker” shall have the meaning set forth in Section 10(c).

“RBL Forbearance” shall have the meaning set forth in Section 12(a).

“RBL Loan Documents” shall have the meaning set forth in Section 12(a).

“Reorganized Company” shall have the meaning set forth in Section 1(b)(5).

“Required Consenting Term Lenders” shall have the meaning set forth in Section 3(b).

“Restructuring Expenses” shall have the meaning set forth in Section 5(a)(xv).

“Second Day Pleadings” shall have the meaning set forth in Section 3(b)(3).

“Solicitation Commencement Date” shall have the meaning set forth in Section 6(c)(iii)(A).

“Specific Performance Action” shall have the meaning set forth in Section 6(b)(i).

“Specified RBL Defaults” shall have the meaning set forth in Section 12(a).

“Specified Term Loan Defaults” shall have the meaning set forth in Section 12(c).

“Sundance Subsidiary” shall have the meaning set forth in the Preamble.

“Super-Majority RBL Lenders” shall have the meaning set forth in Section 2.

“Super-Majority Term Lenders” shall have the meaning set forth in Section 6(b)(i).

“Superior Alternative Transaction” shall have the meaning set forth in Section 5(b).

“Term Loan Documents” shall have the meaning set forth in Section 12(c).

“Term Loan Forbearance” shall have the meaning set forth in Section 12(c).

“Transaction” shall have the meaning set forth in the Recitals.

“Transaction Effective Date” shall have the meaning set forth in Section 4(a).

“Transferee” shall have the meaning set forth in Section 10(a).

“Transferor” shall have the meaning set forth in Section 10(a).

Exhibit A

Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: SUNDANCE ENERGY INC., et al.,[1] Debtors.	x : : : : : : x	Chapter 11 Case No. __-_____ (___) (Joint Administration Requested)

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR

SUNDANCE ENERGY INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

HUNTON ANDREWS KURTH LLP	LATHAM & WATKINS LLP
Timothy A. (“Tad”) Davidson II Ashley L. Harper Philip M. Guffy 600 Travis Street, Suite 4200 Houston, Texas 77002 Telephone: (713) 220-4200 Facsimile: (713) 220-4285	David A. Hammerman Keith A. Simon Annemarie V. Reilly Jeffrey T. Mispagel 885 Third Avenue New York, New York 10022 Telephone: (212) 906-1200 Facsimile: (212) 751-4864
Proposed Counsel for the Debtors and Debtors-in-Possession

Dated:     March [●], 2021

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are Sundance Energy Inc. (9225), Sundance Energy, Inc. (3113), Armadillo E&P, Inc. (2735), and SEA Eagle Ford, LLC (8743). The Debtors’ address is 1050 17th Street, Suite 700, Denver, CO 80265.

NO CHAPTER 11 CASES HAVE BEEN COMMENCED AT THIS TIME. THIS PREPACKAGED PLAN OF REORGANIZATION, AND THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN, HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. UPON COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING THE ADEQUACY OF THE DISCLOSURE STATEMENT, (2) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE; AND (3) CONFIRMING THE PLAN PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE.

TABLE OF CONTENTS

Article I. RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS		1
A.	Rules of Interpretation; Computation of Time	1
B.	Defined Terms	2

Article II. ADMINISTRATIVE, dip facility, AND PRIORITY TAX CLAIMS		15
A.	Administrative Claims	15
B.	DIP Facility Claims	16
C.	Priority Tax Claims	16

Article III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		17
A.	Summary	17
B.	Classification and Treatment of Claims and Equity Interests	17
C.	Special Provision Governing Unimpaired Claims	22
D.	Elimination of Vacant Classes	22
E.	PPP Loan	22

Article IV. ACCEPTANCE OR REJECTION OF THE PLAN		23
A.	Presumed Acceptance of Plan	23
B.	Deemed Rejection of Plan	23
C.	Voting Classes	23
D.	Acceptance by Impaired Class	23
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down	23
F.	Votes Solicited in Good Faith	23

Article V. MEANS FOR IMPLEMENTATION OF THE PLAN		24
A.	Restructuring Transactions	24
B.	Continued Corporate Existence	24
C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	25
D.	Exit Facilities Loan Documents	25
E.	No Discharge or Release of Prepetition RBL Liens	26
F.	New Common Equity Interests	26
G.	New Stockholders Agreement;	26
H.	Management Incentive Plan	27
I.	Plan Securities and Related Documentation; Exemption from Securities Laws	27
J.	Release of Liens and Claims	28
K.	Organizational Documents of the Reorganized Debtors	29
L.	Directors and Officers of the Reorganized Debtors	29
M.	Corporate Action	29
N.	Cancellation of Notes, Certificates and Instruments	30
O.	Old Sundance Subsidiary Interests	31

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P.	Sources of Cash for Plan Distributions	31
Q.	Funding and Use of Professional Fee Claim Reserve	31
R.	Holders of Royalty and Working Interests	32
S.	Payment of Fees and Expenses of Certain Creditors	32

Article VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		32
A.	Assumption of Executory Contracts and Unexpired Leases	32
B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases	33
C.	Rejection of Executory Contracts and Unexpired Leases	34
D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	35
E.	D&O Liability Insurance Policies	35
F.	Indemnification Provisions	36
G.	Employment Plans	36
H.	Hedge Agreements	36
I.	Insurance Contracts	37
J.	Extension of Time to Assume or Reject	37
K.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	37
L.	Oil and Gas Leases	37

Article VII. PROVISIONS GOVERNING DISTRIBUTIONS		38
A.	Distributions for Claims Allowed as of the Effective Date	38
B.	No Postpetition Interest on Claims	38
C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent	38
D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions	38
E.	Compliance with Tax Requirements	40
F.	Allocation of Plan Distributions Between Principal and Interest	41
G.	Means of Cash Payment	41
H.	Timing and Calculation of Amounts to Be Distributed	41
I.	Setoffs	41

Article VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		42
A.	Resolution of Disputed Claims	42
B.	No Distributions Pending Allowance	43
C.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims	43
D.	Reserve for Disputed Claims	43

Article IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		44
A.	Conditions Precedent to Confirmation	44
B.	Conditions Precedent to Consummation	44

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C.	Waiver of Conditions	45
D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation	46

Article X. RELEASE, discharge, INJUNCTION AND RELATED PROVISIONS		46
A.	General	46
B.	Release of Claims and Causes of Action	47
C.	Waiver of Statutory Limitations on Releases	49
D.	Discharge of Claims and Equity Interests	49
E.	Exculpation	50
F.	Preservation of Causes of Action	51
G.	Injunction	51
H.	Binding Nature Of Plan	52
I.	Protection Against Discriminatory Treatment	52
J.	Integral Part of Plan	52

Article XI. RETENTION OF JURISDICTION		53

Article XII. MISCELLANEOUS PROVISIONS		54
A.	Substantial Consummation	54
B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses	54
C.	Conflicts	55
D.	Modification of Plan	55
E.	Revocation or Withdrawal of Plan	55
F.	Successors and Assigns	55
G.	Reservation of Rights	56
H.	Further Assurances	56
I.	Severability	56
J.	Service of Documents	56
K.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	58
L.	Certain Tax Matters	58
M.	Governing Law	59
N.	Tax Reporting and Compliance	59
O.	Exhibits and Schedules	59
P.	No Strict Construction	59
Q.	Entire Agreement	59
R.	Closing of Chapter 11 Cases	59
S.	2002 Notice Parties	59

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EXHIBITS

Exhibit A	Restructuring Support Agreement

i

PLAN SCHEDULES

Plan Schedule 1	Exit Facilities Credit Agreement

Plan Schedule 2	Amended/New Organizational Documents

Plan Schedule 3	Schedule of Litigation Claims

Plan Schedule 4	Members of New Board

Plan Schedule 5	Schedule of Rejected Executory Contracts and Unexpired Leases

ii

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR

SUNDANCE ENERGY INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Sundance Energy Inc. and the other above-captioned debtors and debtors-in-possession (each a “Debtor” and, collectively, the “Debtors”) jointly propose the following prepackaged plan of reorganization (this “Plan”) for the treatment of the outstanding Claims (as defined below) against, and Equity Interests (as defined below) in, each of the Debtors. Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the treatment of outstanding Claims against and Equity Interests in each Debtor pursuant to the Bankruptcy Code (as defined below). This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Equity Interests set forth in the Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, and projections, and for a summary and analysis of this Plan, the treatment provided for herein and certain related matters. There also are other agreements and documents, which shall be filed with the Bankruptcy Court (as defined below), that are referenced in this Plan or the Disclosure Statement as Exhibits and Plan Schedules. All such Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

Article I.

RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS

A.	Rules of Interpretation; Computation of Time

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) except as otherwise provided herein, any reference herein to a contract, lease, instrument, release, or other agreement or document shall mean as it may be amended, modified or supplemented from time to time (in accordance with the Restructuring Support Agreement and this Plan, in each case to the extent applicable); (c) any reference to an Entity as a Holder of a Claim or an Equity Interest includes that Entity’s successors and assigns; (d) unless otherwise specified, all references herein to “Articles”, “Sections”, “Exhibits” and “Plan Schedules” are references to Articles, Sections, Exhibits and Plan Schedules hereof or hereto; (e) unless otherwise stated, the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (f) except as otherwise specifically provided herein, any provision in this Plan, the Exhibits and Plan Schedules hereto, and the Plan Supplement shall be in form and substance consistent in all respects with the Restructuring Support Agreement and subject to the consent and consultation rights of the parties thereto (as specified in the Restructuring Support Agreement) in all respects; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan; (i) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection in effect as of the date of this Plan; (j) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (k) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (l) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (m) any reference in this Plan to “$” or “dollars” shall mean U.S. dollars; and (n) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated. Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to “the Debtors” or to “the Reorganized Debtors” shall mean “the Debtors and the Reorganized Debtors”, as applicable, to the extent the context requires.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

B.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

“510(b) Equity Claim” means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

“Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Effective Date.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code; and (d) the Cure Claim Amounts.

“Affiliate” means an “affiliate”, as defined in section 101(2) of the Bankruptcy Code.

“Affiliate Debtor(s)” means, individually or collectively, any Debtor or Debtors other than Parent.

“Allowed” means, with respect to a Claim or Equity Interest (a) any Claim or Equity Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Equity Interest expressly deemed Allowed by this Plan.

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“Amended/New Organizational Documents” means, as applicable, the amended and restated or new applicable organizational documents of Reorganized Parent which shall be consistent in all respects with the Restructuring Support Agreement and the Governance Term Sheet, in substantially the form Filed with the Plan Supplement and otherwise in form and substance acceptable to the Debtors and each Consenting Term Lender.

“Avoidance Actions” means any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

“Ballots” means the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of this Plan in accordance with this Plan and the procedures governing the solicitation process.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or any other court having jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136, 135 Stat 281.

“Cash” means the legal tender of the United States of America or the equivalent thereof.

“Cash Paydown” means the payment in Cash of the portion of the Allowed Prepetition RBL Claims equal to the difference between (x) the total amount of Allowed Prepetition RBL Claims (as set forth in Article III.B.4(b) of this Plan) minus (y) $122.5 million.

“Causes of Action” means any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“Chapter 11 Case(s)” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the jointly-administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

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“Claim” means any “claim” (as defined in section 101(5) of the Bankruptcy Code) against any Debtor.

“Claims Register” means the official register of Claims maintained by the Solicitation Agent.

“Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.

“Combined Hearing” means the combined hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (i) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (ii) confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Commission” means the U.S. Securities and Exchange Commission.

“Confirmation” means the occurrence of the Confirmation Date, subject to all conditions specified in Article IX of this Plan having been satisfied or waived pursuant to Article IX of this Plan.

“Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases.

“Confirmation Order” means the order of the Bankruptcy Court (i) approving the Disclosure Statement and (ii) confirming this Plan pursuant to sections 1125, 1126(b) and 1129 of the Bankruptcy Code, which order shall be consistent in all respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Debtors, the Prepetition RBL Agent and the Required Consenting Term Lenders.

“Consenting RBL Lenders” means those Holders of the Prepetition RBL Claims that are party to the Restructuring Support Agreement as “Consenting RBL Lenders” thereunder.

“Consenting Term Lenders” means those Holders of the Prepetition Term Loan Claims that are party to the Restructuring Support Agreement as “Consenting Term Lenders” thereunder.

“Consummation” means the occurrence of the Effective Date.

“Cure Claim Amount” has the meaning set forth in Article VI.B of this Plan.

“Cure Objection Deadline” means the date and time by which objections by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, or proposed assumption and assignment under this Plan, or any related cure amount, must be Filed with the Bankruptcy Court.

“D&O Liability Insurance Policies” means all insurance policies (including, without limitation, the D&O Tail Policy, any general liability policies, any errors and omissions policies, and, in each case, any agreements, documents, or instruments related thereto) in effect as of the Petition Date and providing coverage for liability of any Debtor’s directors, managers, and officers.

“D&O Tail Policy” means that certain directors’ and officers’ liability insurance policy purchased by the Debtors on or about February 24, 2021.

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“Debtor(s)” means, individually, any of the above-captioned Entities and, collectively, all of the above-captioned Entities, as debtors and debtors-in-possession in the Chapter 11 Cases.

“Debtor Release” has the meaning set forth in Article X.B hereof.

“Debtor Releasing Parties” means the Debtors, in their respective individual capacities and as debtors-in-possession, and on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, and the Reorganized Debtors.

“DIP Agent” means Morgan Stanley Capital Administrators, Inc., or its duly appointed successor, in its capacity as administrative agent under the DIP Credit Agreement.

“DIP Credit Agreement” means that certain Junior Secured Debtor-in-Possession Credit Agreement to be entered into by and among the Debtors, the DIP Agent, and the DIP Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Facility” means the debtor-in-possession term loan credit facility provided by the DIP Lenders under the DIP Credit Agreement.

“DIP Facility Claims” means any and all Claims arising from, under, or in connection with the DIP Credit Agreement or any other DIP Loan Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges, all other “Secured Obligations” as defined in the DIP Credit Agreement, and all obligations of the Debtors to the DIP Lenders under the DIP Orders.

“DIP Facility Liens” means the Liens securing the payment of the DIP Facility Claims.

“DIP Lenders” means the lenders party to the DIP Credit Agreement from time to time.

“DIP Loan Documents” means the “Loan Documents” as defined in the DIP Credit Agreement, as well as the DIP Orders, in each case as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Orders” means the Interim DIP Order and the Final DIP Order.

“Disclosure Statement” means that certain Disclosure Statement for the Joint Prepackaged Plan Of Reorganization For Sundance Energy Inc. And Its Affiliate Debtors Under Chapter 11 Of The Bankruptcy Code, dated as of March [●], 2021 (as amended, supplemented, or modified from time to time).

“Disputed” means any Claim, or any portion thereof, that has not been Allowed, but has not been disallowed pursuant to this Plan or a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

“Distribution Agent” means the Reorganized Debtors or any party designated by the Reorganized Debtors to serve as distribution agent under this Plan. For purposes of distributions under this Plan to the Holders of Allowed DIP Facility Claims, Allowed Prepetition RBL Claims, and Allowed Prepetition Term Loan Claims, the DIP Agent, the Prepetition RBL Agent, and the Prepetition Term Loan Agent, respectively, will be and shall act as the Distribution Agent.

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“Distribution Record Date” means the date for determining which Holders of Claims are eligible to receive distributions under this Plan, which date shall be the Effective Date, subject to Article VII.D of this Plan.

“DTC” means the Depository Trust Company.

“Effective Date” means the first Business Day on which the conditions specified in Article IX of this Plan have been satisfied or waived in accordance with the terms of Article IX.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Interest” means (a) any Equity Security in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding shares of common or preferred stock and other ownership interests, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to any Debtor, and all rights arising with respect thereto and (ii) the rights of any Entity to purchase or demand the issuance of any of the foregoing and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and call and put rights; (4) restricted stock units, performance stock units, restricted stock awards, and share-appreciation rights; and (5) any Outstanding Incentive Equity Interests, and (b) any 510(b) Equity Claim, in each case, as in existence immediately prior to the Effective Date.

“Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

“Estate(s)” means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§  78a et seq., as now in effect or hereafter amended, and any rules and regulations promulgated thereunder.

“Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting RBL Lenders; (d) the Consenting Term Lenders; (e) the RBL Agent; (f) the Term Loan Agent; (g) the DIP Agent; (h) the DIP Lenders; and (i) each Related Party of each Entity in clauses (a) through (h).

“Exculpation” means the exculpation provision set forth in Article X.E hereof.

“Executive KERP/KEIP” means the key employee retention plan and key employee incentive plan for five of the Debtors’ insider executive officers approved on December 9, 2020 by the Board of Directors of Parent.

“Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).

“Exit Debt Commitment Letter” means the debt commitment letter, dated as of March 9, 2021, attached as Exhibit D to the Restructuring Support Agreement, pursuant to which the Consenting RBL Lenders commit to provide the Exit RBL Facility and the Exit Second Out Term Loan Facility on the Effective Date.

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“Exit Facilities” means, collectively, (i) the Exit RBL Facility, (ii) the Exit Second Out Term Loan Facility, and (iii) if necessary, the Exit Third Out Term Loan Facility, in each case as contemplated under the Exit Facilities Credit Agreement.

“Exit Facilities Agent” means the administrative agent and collateral agent under the Exit Facilities Credit Agreement, solely in its capacity as such.

“Exit Facilities Credit Agreement” means the amendment and restatement of the Prepetition RBL Credit Agreement, in substantially the form attached as Exhibit A to the Exit Debt Commitment Letter and Filed with the Plan Supplement, which credit agreement shall contain terms and conditions acceptable to the Debtors, the Prepetition RBL Agent, and the Required Consenting Term Lenders.

“Exit Facilities Loan Documents” means the Exit Facilities Credit Agreement and any other guarantee, security agreement, deed of trust, mortgage, and other documents (including UCC financing statements), contracts, and agreements entered into with respect to, or in connection with, the Exit Facilities Credit Agreement.

“Exit Facilities Loans” means the loans contemplated under the Exit Facilities Credit Agreement.

“Exit RBL Facility” means the first out senior secured revolving credit facility, as contemplated in the Exit Debt Commitment Letter and Exit Facilities Credit Agreement.

“Exit Second Out Term Loan Facility” means the senior secured second out term loan facility, as contemplated in the Exit Debt Commitment Letter and Exit Facilities Credit Agreement.

“Exit Third Out Term Loan Facility” means, if necessary, the senior secured third out term loan facility, as contemplated in the Exit Facilities Credit Agreement.

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final DIP Order” means the final order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Facility and use cash collateral, which shall be in form and substance acceptable to the Debtors, the Prepetition RBL Agent, and the DIP Lenders.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

“General Unsecured Claim” means any Claim (including, for the avoidance of doubt, any Hedge Claim that is not a Secured Claim arising from a transaction terminated prior to the Effective Date) that is not a/an Administrative Claim (including a Professional Fee Claim), DIP Facility Claim, Priority Tax Claim, Secured Tax Claim, Other Priority Claim, Other Secured Claim, Intercompany Claim, Prepetition Debt Claim, or 510(b) Equity Claim.

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“Governance Term Sheet” means the term sheet attached as Exhibit E to the Restructuring Support Agreement.

“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“Hedge Agreement” means any commodity hedge transaction pursuant to an ISDA Master Agreement to which one or more of the Debtors is a contract counterparty and which was not terminated prior to the Effective Date.

“Hedge Claim” means any Claim arising from commodity hedge transactions pursuant to an ISDA Master Agreement and Schedules thereto.

“Hedge Order” means an order entered by the Bankruptcy Court approving the Debtors’ entry into the Postpetition Hedge Agreements (as defined in the Hedge Order) with the Postpetition Hedging Lenders (as defined in the Hedge Order), which shall be in form and substance reasonably acceptable to the Debtors, the Prepetition RBL Agent, and the Postpetition Hedging Lenders.

“Holder” means an Entity holding a Claim or Equity Interest.

“Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means, collectively, each of the provisions in existence as of the Effective Date (whether in corporate charters, by-laws, limited liability company agreements, other organizational documents, board resolutions, employment contracts or otherwise) whereby any Debtor agrees to indemnify, reimburse, provide contribution or advance fees and expenses to or for the benefit of, defend, exculpate, or limit the liability of, any Indemnified Party.

“Indemnified Parties” means each of the Debtors’ respective current and former directors, officers, managers, agents, and employees in their respective capacities as such.

“Insurance Contract” means all insurance policies and all surety bonds and related agreements of indemnity that have been issued at any time to, or provide coverage to, any of the Debtors and all agreements, documents, or instruments relating thereto.

“Intercompany Claim” means any Claim against any of the Debtors held by another Debtor, other than an Administrative Claim.

“Interim DIP Order” means any interim order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Facility and use cash collateral, which shall be acceptable to the Debtors, the Prepetition RBL Agent and the DIP Lenders.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any property or asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such property or asset.

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“Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or any Estate may hold against any Person or Entity, including, without limitation, the Causes of Action of the Debtors or their Estates, in each case solely to the extent of the Debtors’ or their Estates’ interest therein. A non-exclusive list of the Litigation Claims held by the Debtors as of the Effective Date will be Filed with the Plan Supplement, which shall be deemed to include any derivative actions filed against any Debtor as of the Effective Date.

“Local Rules” means the Bankruptcy Local Rules for the Southern District of Texas.

“Management Incentive Plan” means a management incentive plan to be entered into by Reorganized Parent on the Effective Date, which shall (i) provide for the grant of 6% of the New Common Equity Interests (which may be in the form of a combination of options, restricted stock units, and/or other full value or appreciation awards exercisable, exchangeable, or convertible into such New Common Equity Interests) on a fully diluted basis to certain members of senior management, to be allocated as determined by the New Board and (ii) otherwise contain terms and conditions (including the form of awards, allocation of awards, vesting and performance metrics) that are customary for similar type equity plans and acceptable to the Reorganized Debtors and the Required Consenting Term Lenders.

“MIP Equity” means the New Common Equity Interests issued pursuant to or in connection with the Management Incentive Plan.

“New Board” means the initial members of the board of directors or other governing body of Reorganized Parent, whose appointment and powers shall be consistent in all respects with the Governance Term Sheet. The members of the New Board shall be Filed with the Plan Supplement.

“New Common Equity Interests” means the shares of common stock of Reorganized Parent authorized to be issued pursuant to this Plan and the Amended/New Organizational Documents, including any authorized but unissued units, shares or other equity interests.

“New Common Equity Interests DIP Pool” means 38.0338% of the New Common Equity Interests issued on the Effective Date, prior to dilution by the MIP Equity, to be issued in exchange for the DIP Facility Claims; provided, that in the discretion of the Required Consenting Term Lenders the New Common Equity Interests DIP Pool shall be increased to include equity to be issued in exchange for Case Extension Loans (if any) (as defined in the DIP Credit Agreement), which shall be subject to dilution by the MIP Equity.

“New Common Equity Interests Term Loan Pool” means 61.9662% of the New Common Equity Interests issued on the Effective Date, prior to dilution by the MIP Equity and equity issued in exchange for Case Extension Loans (if any) (which shall be subject to dilution by the MIP Equity), to be issued in exchange for the Prepetition Term Loan Claims.

“New Stockholders Agreement” means the stockholders agreement of Reorganized Parent, in substantially the form Filed with the Plan Supplement, which agreement shall contain terms and conditions acceptable to the Debtors and the Required Consenting Term Lenders.

“Non-Debtor Releasing Parties” means, each of, and in each case in its capacity as such (a) the Consenting RBL Lenders; (b) the Consenting Term Lenders; (c) the Prepetition RBL Agent; (d) the Prepetition Term Loan Agent; (e) the DIP Agent; (f) the DIP Lenders; (g) the Distribution Agents; (h) each Holder of a Claim in a Voting Class that votes to accept this Plan; (i) each Holder of a Claim in a Voting Class that votes to reject this Plan or abstains from voting on this Plan and does not affirmatively elect to “opt out” of the Third Party Release as provided on its respective ballot; (j) each Holder of a Claim or Equity Interest in a Non-Voting Class that does not affirmatively elect to “opt out” of the Third Party Release as provided on its respective Release Opt Out Form; and (k) each Related Party of each Entity in clauses (a) through (j).

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“Non-Participating RBL Lender” means any Prepetition RBL Lender that elects not to participate in the Exit RBL Facility; provided that any Holder of an Allowed Prepetition RBL Claim that votes to reject this Plan or abstains from voting on this Plan shall constitute a Non-Participating RBL Lender.

“Non-Voting Classes” means, collectively, Classes 1-3 and 6-9.

“Notice” has the meaning set forth in Article XII.J of this Plan.

“Oil and Gas Lease” means any instrument, conveyance, or other document in favor of any Debtor by which a leasehold, working interest, easement, right-of-way or other right to extract, transport or inject oil, gas or other liquid or gaseous hydrocarbons or liquids or gases produced or used in connection with such Debtor’s oil and gas exploration, development and production operations is created.

“Oil and Gas Properties” means all Oil and Gas Leases, Royalty and Working Interests, and any other rights, titles, interests, and estates in and to oil and gas leases, oil, gas, and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, or any similar type of interests, including any reserved or residual interests of whatever nature owned or held by the Debtors.

“Old Sundance Subsidiary Interests” means, collectively, the Equity Interests in each Sundance Subsidiary, in each case as in existence immediately prior to the Effective Date.

“Old Parent Interests” means the Equity Interests in Parent, as in existence immediately prior to the Effective Date.

“Other Priority Claim” means any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim, a DIP Facility Claim, or a Priority Tax Claim.

“Other Secured Claim” means any Secured Claim (including, for the avoidance of doubt, any Hedge Claim arising from a transaction terminated prior to the Effective Date) other than an Administrative Claim, a DIP Facility Claim, a Secured Tax Claim, a Prepetition RBL Claim or a Prepetition Term Loan Claim.

“Outstanding Incentive Equity Interests” means any and all options, performance stock units, restricted stock units, share appreciation rights, restricted stock awards, or any other agreements, arrangements, or commitments of any character, kind, or nature to acquire, exchange for, or convert into an Old Parent Interest or that are payable based on the value of an Old Parent Interest, as in existence immediately prior to the Effective Date.

“Parent” means Sundance Energy Inc., a Delaware corporation.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

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“Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

“Plan” means this Joint Prepackaged Plan Of Reorganization For Sundance Energy Inc. And Its Affiliate Debtors Under Chapter 11 Of The Bankruptcy Code, dated March [●], 2021, including the Exhibits and Plan Schedules and all supplements, appendices, and schedules thereto, either in its present form or as the same may be amended, supplemented, or modified from time to time.

“Plan Objection Deadline” means the date and time by which objections to Confirmation and Consummation of this Plan must be Filed with the Bankruptcy Court.

“Plan Schedule” means a schedule annexed to this Plan or an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time).

“Plan Securities” has the meaning set forth in Article V.I of this Plan.

“Plan Securities and Documents” has the meaning set forth in Article V.I of this Plan.

“Plan Supplement” means, collectively, the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including, without limitation, the Exhibits and Plan Schedules, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time, in a manner in form and substance consistent in all respects with the Restructuring Support Agreement. The Exhibits and Plan Schedules (or substantially final forms thereof) shall be Filed with the Bankruptcy Court at least seven (7) days prior to the Plan Objection Deadline.

“PPP” means the Paycheck Protection Program created by the CARES Act.

“PPP Loan” means the loan in the amount of $1,912,248.00 received by the Debtors pursuant to the PPP funded by KeyBank, N.A. on May 12, 2020.

“Prepetition Debt Claims” means, collectively, the Prepetition RBL Claims and the Prepetition Term Loan Claims.

“Prepetition Loan Documents” means, collectively, the Prepetition RBL Credit Agreement, the Prepetition RBL Loan Documents, the Prepetition Term Loan Credit Agreement, and the Prepetition Term Loan Documents.

“Prepetition RBL Agent” means Toronto Dominion (Texas) LLC, as successor administrative agent to Natixis, New York Branch, in its capacity as administrative agent under the Prepetition RBL Credit Agreement.

“Prepetition RBL Agent and Prepetition RBL Lenders’ Fees and Expenses” means all reasonable and documented fees and expenses of the Prepetition RBL Agent and the Prepetition RBL Lenders, including the prepetition and postpetition fees and expenses of: (i) Haynes and Boone, LLP, (ii) Dacarba LLC, an Opportune Company, (iii) any conflict counsel or expert as may be reasonably required by the Prepetition RBL Agent in the Chapter 11 Cases, in their respective capacity as advisors to the Prepetition RBL Agent, and (iv) the reasonable, documented (summary invoices shall suffice) and reimbursable fees, costs and expenses of up to $10,000 for K&L Gates LLP, as counsel to ABN AMRO Capital USA, LLC and up to $10,000 for Luskin, Stern & Eisler LLP, as counsel to Credit Agricole Corporate and Investment Bank, provided that the aggregate fees, costs and expenses paid or reimbursed to either K&L Gates LLP or Luskin, Stern & Eisler LLP pursuant to the Restructuring Support Agreement, this Plan, and the Financing Orders shall not exceed $10,000 for each respective firm.

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“Prepetition RBL Claims” means any and all Claims arising under or in connection with the Prepetition RBL Credit Agreement and the Prepetition RBL Loan Documents.

“Prepetition RBL Credit Agreement” means that certain Credit Agreement, dated as of July 18, 2018, by and among Parent, SEI, as borrower, the guarantors party thereto from time to time, the Prepetition RBL Agent, and the Prepetition RBL Lenders, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition RBL Lenders” means the lenders party to the Prepetition RBL Credit Agreement from time to time.

“Prepetition RBL Liens” means the Liens securing the payment of the Prepetition RBL Claims.

“Prepetition RBL Loan Documents” means the “Loan Documents” as defined in the Prepetition RBL Credit Agreement, in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Term Loan Claims” means any and all Claims arising under or in connection with the Prepetition Term Loan Credit Agreement and the Prepetition Term Loan Documents.

“Prepetition Term Loan Credit Agreement” means that certain Credit Agreement, dated as of April 23, 2018, by and among Parent, SEI, as borrower, the guarantors party thereto from time to time, the Prepetition Term Loan Agent, and the Prepetition Term Loan Lenders, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Term Loan Agent” means Morgan Stanley Capital Administrators Inc., in its capacity as administrative agent under the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loan Agent Fees and Expenses” means all reasonable and documented fees and expenses of Simpson Thacher & Bartlett LLP, Locke Lord LLP, and Houlihan Lokey Capital, Inc., in their respective capacity as advisors to the Prepetition Term Loan Agent.

“Prepetition Term Loan Documents” means the “Loan Documents” as defined in the Prepetition Term Loan Credit Agreement, in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Term Loan Lenders” means the lenders party to the Prepetition Term Loan Credit Agreement from time to time.

“Prepetition Term Loan Liens” means the Liens securing the payment of the Prepetition Term Loan Claims.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.

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“Professional” means any Person or Entity retained by the Debtors in the Chapter 11 Cases pursuant to section 327, 328, or 363 of the Bankruptcy Code (other than an ordinary course professional).

“Professional Fee Claim” means a Claim for Accrued Professional Compensation under sections 328, 330, 331, or 503 of the Bankruptcy Code.

“Professional Fee Claim Reserve” means the reserve established and maintained by the Reorganized Debtors from Cash on hand existing immediately prior to the Effective Date to pay in full in Cash the Professional Fee Claims incurred on or prior to the Effective Date, as and when such Claims become Allowed.

“Related Parties” means, collectively, with respect to any Entity or Person, such Entity’s or Person’s respective predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members (including ex officio members and managing members), management companies, fund advisors, employees, agents, trustees, advisory or subcommittee board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case acting in such capacity at any time on or after the date of the Restructuring Support Agreement, and any Person or Entity claiming by or through any of them, including such Related Party’s respective heirs, executors, estates, servants, and nominees; provided, however, that no insurer of any Debtor shall constitute a Related Party.

“Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article X.B hereof.

“Release Opt Out Form” means the form to be provided to Holders (other than Debtors) of Claims and Equity Interests in Non-Voting Classes through which such Holders may elect to affirmatively opt out of the Third Party Release.

“Released Party” means each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting RBL Lenders; (d) the Consenting Term Lenders; (e) the Prepetition RBL Agent; (f) the Prepetition Term Loan Agent; (g) the DIP Agent; (h) the DIP Lenders; and (i) each Related Party of each Entity in clauses (a) through (h); provided that any Holder of a Claim or Equity Interest that votes against this Plan (to the extent such Holder’s Claim is in a Voting Class), objects to this Plan, or objects to or opts out of the Third Party Release contained herein, shall not be a “Released Party.”

“Releasing Party” means, collectively, the Debtor Releasing Parties and the Non-Debtor Releasing Parties.

“Reorganized Debtors” means, subject to the Restructuring Transactions, the Debtors as reorganized pursuant to this Plan on or after the Effective Date, and their respective successors.

“Reorganized Parent” means, subject to the Restructuring Transactions, Sundance Energy Inc., a Delaware corporation, as reorganized pursuant to this Plan on or after the Effective Date, and its successors, or the new parent of the Reorganized Debtors, whether by merger, consolidation or otherwise, and which may be a corporation, limited liability company or partnership, as determined by the Debtors and the Required Consenting Term Lenders.

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“Required Consenting Term Lenders” means the “Required Consenting Term Lenders” under, and as defined by, the Restructuring Support Agreement.

“Restructuring Documents” means collectively, the documents and agreements (and the exhibits, schedules, annexes and supplements thereto) necessary to implement, or entered into in connection with, this Plan, including, without limitation, the Plan Supplement, the Exhibits, the Plan Schedules, the Amended/New Organizational Documents, the Exit Facilities Loan Documents, the Plan Securities and Documents, and any other “Definitive Documents” as defined in the Restructuring Support Agreement.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of March 9, 2021, by and among the Debtors, the Prepetition RBL Agent, the Consenting RBL Lenders, the Prepetition Term Loan Agent and the Consenting Term Lenders (as amended, supplemented or modified from time to time), attached as Exhibit A to this Plan.

“Restructuring Transactions” has the meaning ascribed thereto in Article V.A of this Plan.

“Royalty and Working Interests” means the cost-bearing working interests granting the holder thereof the right to exploit oil and gas and associated hydrocarbons, and the non-costbearing royalties and mineral interests in the production of hydrocarbons, in each case, solely to the extent that the applicable interest is considered an interest in real property under applicable law.

“Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“SEI” means Sundance Energy, Inc., a Colorado corporation.

“Solicitation Agent” means Prime Clerk LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors.

“Specified Employee Plans” has the meaning set forth in Article VI.G of this Plan.

“Stamp or Similar Tax” means any stamp tax, recording tax, conveyance fee, intangible or similar tax, mortgage tax, personal or real property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes or fees imposed or assessed by any Governmental Unit.

“Sundance Subsidiary” means each direct and indirect, wholly-owned subsidiary of Parent.

“Third Party Release” has the meaning set forth in Article X.B hereof.

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“Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

“Unused Cash Reserve Amount” means the remaining Cash, if any, in the Professional Fee Claim Reserve after all obligations and liabilities for which such reserve was established are paid, satisfied, and discharged in full in Cash or are disallowed by Final Order in accordance with this Plan.

“Voting Classes” means Classes 4 and 5.

“Voting Deadline” means the date approved by the Bankruptcy Court as the date and time by which all Ballots must be received by the Solicitation Agent.

“Voting Record Date” means the applicable date for determining (a) which Holders of Claims in the Voting Classes are entitled, as applicable, to receive the Disclosure Statement and to vote to accept or reject this Plan, and (b) which Holders of Claims and Equity Interests in the Non-Voting Classes are entitled, as applicable, to receive the Release Opt Out Form.

Article II.

ADMINISTRATIVE, dip facility, AND PRIORITY TAX CLAIMS

A.	Administrative Claims

Generally. Subject to the paragraph below regarding Professional Fee Claims, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim), in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Claim, shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable, and with the consent of the Required Consenting Term Lenders: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Administrative Claim; (b) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; or (c) such other treatment as permitted by section 1129(a)(9) of the Bankruptcy Code; provided, however, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

Professional Fee Claims. Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated in the Confirmation Order an application for final allowance of such Professional Fee Claim no later than forty-five (45) calendar days following the Effective Date; provided that the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those reasonable and documented fees and expenses incurred by Professionals after the Effective Date in connection with the implementation and consummation of this Plan, in each case without further application or notice to or order of the Bankruptcy Court.

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Objections to Professional Fee Claims. Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than twenty-one (21) days after the Filing of the applicable final request for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim shall be paid in full in Cash by the Reorganized Debtors, including from the Professional Fee Claim Reserve, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim. The Reorganized Debtors shall not commingle any funds contained in the Professional Fee Claim Reserve and shall use such funds to pay only the Professional Fee Claims, as and when allowed by order of the Bankruptcy Court. Notwithstanding anything to the contrary contained in this Plan, the failure of the Professional Fee Claim Reserve to satisfy in full the Allowed Professional Fee Claims shall not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Reorganized Debtors. The Professional Fee Claim Reserve shall be maintained in trust for the Professionals and shall not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors shall have a reversionary interest in the Unused Cash Reserve Amount. To the extent that funds held in the Professional Fee Claim Reserve do not or are unable to satisfy the full amount of the Allowed Professional Fee Claims, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in full in Cash in accordance with Article II.A of this Plan.

B.	DIP Facility Claims

Except to the extent that a holder of a DIP Facility Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each DIP Facility Claim, on the Effective Date each holder of a DIP Facility Claim shall receive its Pro Rata share (determined based on the aggregate principal amount of DIP Facility Claims held by such Holder as a percentage of all DIP Facility Claims outstanding on the Effective Date) of the New Common Equity Interests DIP Pool (subject to dilution by the MIP Equity).

C.	Priority Tax Claims

Subject to Article VIII hereof, to the extent such claim has not already been paid in full during the Chapter 11 Cases, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the option of the Debtors or Reorganized Debtors, as applicable, and with the consent of the Required Consenting Term Lenders: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Priority Tax Claim; (b) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing; (c) such other treatment such that the Holder will not be Impaired pursuant to section 1124 of the Bankruptcy Code; or (d) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims arising out of obligations incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (c) or (d) above shall be made in equal quarterly Cash payments beginning on the Effective Date (or as soon as reasonably practicable thereafter), and continuing on a quarterly basis until payment in full of the applicable Allowed Priority Tax Claim.

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Article III.

CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Summary

This Plan constitutes a separate plan of reorganization for each Debtor. All Claims and Equity Interests, except Administrative Claims, DIP Facility Claims, and Priority Tax Claims, are placed in the Classes set forth below. For all purposes under this Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be nine (9) Classes for each Debtor); provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.D below.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, disallowed or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim/Equity Interest	Status	Voting Rights

1.	Other Priority Claims	Unimpaired	Presumed to Accept
2.	Other Secured Claims	Unimpaired	Presumed to Accept
3.	Secured Tax Claims	Unimpaired	Presumed to Accept
4.	Prepetition RBL Claims	Impaired	Entitled to Vote
5.	Prepetition Term Loan Claims	Impaired	Entitled to Vote
6.	General Unsecured Claims	Unimpaired	Presumed to Accept
7.	Intercompany Claims	Impaired	Presumed to Accept
8.	Old Parent Interests	Impaired	Deemed to Reject
9.	Old Sundance Subsidiary Interests	Unimpaired	Presumed to Accept

B.	Classification and Treatment of Claims and Equity Interests

1.	Class 1 - Other Priority Claims

(a)	Classification: Class 1 consists of the Other Priority Claims.

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(b)	Treatment: Subject to Article VIII hereof, to the extent such Class 1 Claim has not already been paid in full during the Chapter 11 Cases, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 1 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Class 1 Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and with the consent of the Required Consenting Term Lenders: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Class 1 Claim; (b) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or (c) such other treatment such that such Allowed Class 1 Claim will be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, however, that Class 1 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)	Voting: Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 1 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

2.	Class 2 - Other Secured Claims

(a)	Classification: Class 2 consists of the Other Secured Claims. Class 2 consists of separate subclasses for each Other Secured Claim.

(b)	Treatment: Subject to Article VIII hereof, to the extent such Class 2 Claim has not already been paid in full during the Chapter 11 Cases, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 2 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and with the consent of the Required Consenting Term Lenders: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Class 2 Claim; (b) the return or abandonment of the Collateral securing such Allowed Class 2 Claim; (c) reinstatement of such Allowed Class 2 Claim; (d) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing; or (e) such other treatment such that such Allowed Class 2 Claim will be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, however, that Class 2 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

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(c)	Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 2 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

3.	Class 3 - Secured Tax Claims

(a)	Classification: Class 3 consists of the Secured Tax Claims.

(b)	Treatment: Subject to Article VIII hereof, to the extent such Class 3 Claim has not already been paid in full during the Chapter 11 Cases, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 3 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and with the consent of the Required Consenting Term Lenders: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Class 3 Claim; (b) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Class 3 Claim shall have agreed upon in writing; (c) the return or abandonment of the Collateral securing such Allowed Class 3 Claim; (d) such other treatment such that such Allowed Class 3 Claim will be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; or (e) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or the Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (d) or (e) above shall be made in equal quarterly Cash payments beginning on the Effective Date (or as soon as reasonably practicable thereafter), and continuing on a quarterly basis thereafter until payment in full of the applicable Allowed Class 3 Claim.

(c)	Voting: Class 3 is an Unimpaired Class, and the Holders of Claims in Class 3 shall be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 3 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 3 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

4.	Class 4 - Prepetition RBL Claims

(a)	Classification: Class 4 consists of the Prepetition RBL Claims.

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(b)	Allowance: The Prepetition RBL Claims are deemed Allowed Prepetition RBL Claims in the aggregate principal amount of $146,950,000.00, plus all applicable accrued but unpaid interest at the applicable rate, fees, costs, charges, premiums or other amounts arising under the Prepetition RBL Credit Agreement and the Prepetition RBL Loan Documents through the Effective Date.

(c)	Treatment: On the Effective Date, the Prepetition RBL Credit Agreement shall be deemed to be amended and restated in its entirety by the Exit Facilities Credit Agreement and, in full and final satisfaction, settlement, discharge and release of, and in exchange for, each Allowed Prepetition RBL Claim:

(i)	each Holder of an Allowed Prepetition RBL Claim that votes to accept this Plan (and/or its designee) that is not otherwise a Non-Participating RBL Lender shall receive:

a.	its Pro Rata share (determined as a percentage of all Allowed Prepetition RBL Claims held by Holders electing to participate in the Exit RBL Facility) of the loans and commitments under the Exit RBL Facility;

b.	its Pro Rata share (determined as a percentage of all Allowed Prepetition RBL Claims held by Holders electing to participate in the Exit RBL Facility) of the loans under the Exit Second Out Term Loan Facility; and

c.	its Pro Rata share (determined as a percentage of all Allowed Prepetition RBL Claims) of the Cash Paydown.

(ii)	each Non-Participating RBL Lender (and/or its designee) shall receive:

a.	loans under the Exit Third Out Term Loan Facility in a principal amount equal to the amount of such Holder’s Allowed Prepetition RBL Claim minus the amount of Cash Paydown received by such Holder; and

b.	its Pro Rata share (determined as a percentage of all Allowed Prepetition RBL Claims) of the Cash Paydown.

(d)	Voting: Class 4 is Impaired, and Holders of Claims in Class 4 are entitled to vote to accept or reject this Plan.

5.	Class 5 - Prepetition Term Loan Claims

(a)	Classification: Class 5 consists of the Prepetition Term Loan Claims.

(b)	Allowance: The Prepetition Term Loan Claims are deemed Allowed Prepetition Term Loan Claims in the aggregate principal amount of $252,997,054.45, plus all accrued interest at the applicable rate, fees, costs, charges, premiums or other amounts arising under the Prepetition Term Loan Credit Agreement or the Prepetition Term Loan Documents through the Effective Date.

(c)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Class 5 Claim agrees, in writing, to less favorable treatment, in full and final satisfaction, settlement, discharge and release of, and in exchange for, each Allowed Class 5 Claim, each Holder of an Allowed Class 5 Claim shall receive its Pro Rata share of the New Common Equity Interests Term Loan Pool (subject to dilution by the MIP Equity).

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(d)	Voting: Class 5 is Impaired, and Holders of Claims in Class 5 are entitled to vote to accept or reject this Plan.

6.	Class 6 – General Unsecured Claims

(a)	Classification: Class 6 consists of the General Unsecured Claims and the PPP Loan (if not forgiven as further set forth herein).

(b)	Treatment: The legal, equitable, and contractual rights of the Holders of General Unsecured Claims are unaltered by this Plan. Except to the extent that a Holder of an Allowed Class 6 Claim has already been paid during the Chapter 11 Cases or such Holder agrees, in writing, to less favorable treatment, each Holder of an Allowed Class 6 Claim shall receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 6 Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and with the consent of the Required Consenting Term Lenders: (a) if such Allowed Class 6 Claim is due and payable on or before the Effective Date, payment in full, in Cash, of the due and unpaid portion of such Allowed Class 6 Claim on the Effective Date; (b) if such Allowed Class 6 Claim is not due and payable before the Effective Date, payment in the ordinary course of business consistent with past practices; or (c) such other treatment, as may be agreed upon in writing by the Debtors or the Reorganized Debtors (as applicable), the Required Consenting Term Lenders, and the Holder of such Allowed Class 6 Claim, such that the Allowed Class 6 Claim shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 6 is an Unimpaired Class, and the Holders of Claims in Class 6 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 6 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 6 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

7.	Class 7 – Intercompany Claims

(a)	Classification: Class 7 consists of the Intercompany Claims.

(b)	Treatment: On the Effective Date, each Class 7 Claim shall be, at the option of the Debtors or the Reorganized Debtors, as applicable, and with the consent of the Required Consenting Term Lenders, reinstated, compromised, or canceled and released without any distribution.

(c)	Voting: Class 7 is Impaired. However, because the Holders of such Claims are Debtors, the Holders of Claims in Class 7 shall be conclusively presumed to have accepted this Plan. Therefore, Holders of Claims in Class 7 are not entitled to vote to accept or reject this Plan.

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8.	Class 8 – Old Parent Interests

(a)	Classification: Class 8 consists of the Old Parent Interests.

(b)	Treatment: On the Effective Date, all Old Parent Interests shall be canceled, and each Holder of Old Parent Interests shall receive no recovery on account of such Old Parent Interests.

(c)	Voting: Class 8 is Impaired, and Holders of Old Parent Interests in Class 8 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Old Parent Interests are not entitled to vote to accept or reject this Plan. Holders of Old Parent Interests in Class 8 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

9.	Class 9 - Old Sundance Subsidiary Interests

(a)	Classification: Class 9 consists of the Old Sundance Subsidiary Interests.

(b)	Treatment: Subject to the Restructuring Transactions, all Old Sundance Subsidiary Interests shall remain effective and outstanding on the Effective Date and shall be owned and held by the same Person or Entity that held and/or owned such Old Sundance Subsidiary Interests immediately prior to the Effective Date.

(c)	Voting: Class 9 is an Unimpaired Class, and the Holders of the Old Sundance Subsidiary Interests in Class 9 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of the Old Sundance Subsidiary Interests in Class 9 are not entitled to vote to accept or reject this Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Combined Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	PPP Loan

The Debtors have used the proceeds of the PPP Loan to pay “forgivable expenses” as that term is defined under the PPP and CARES Act. As such, it is anticipated that the full amount of the PPP Loan will be forgiven in accordance with the terms of the PPP and CARES Act. To the extent any portion of the PPP Loan is not forgiven in accordance with the terms of the PPP and CARES Act, such portion of the PPP Loan (if any) shall be treated as General Unsecured Claim in Class 6 and, if Allowed, shall be paid in full in Cash as it becomes due and payable.

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Article IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of Plan

Classes 1, 2, 3, 6 and 9 are Unimpaired under this Plan. Therefore, the Holders of Claims or Equity Interests in such Classes are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Class 7 is Impaired under this Plan; however, because the Holders of such Claims are Debtors, the Holders of Claims in Class 7 are conclusively presumed to have accepted this Plan.

B.	Deemed Rejection of Plan

Class 8 is Impaired under the Plan and Holders of Old Parent Interests in such Class shall receive no distribution under this Plan on account of such Old Parent Interests. Therefore, the Holders of Equity Interests in such Class are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Such Holders will, however, receive a Release Opt Out Form to allow such Holders to affirmatively opt out of the Third Party Release.

C.	Voting Classes

Classes 4 and 5 are Impaired under this Plan. The Holders of Claims in such Classes as of the Voting Record Date are entitled to vote to accept or reject this Plan.

D.	Acceptance by Impaired Class

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by either of Class 4 or Class 5. The Debtors request confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to modify this Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

F.	Votes Solicited in Good Faith

The Debtors have, and upon the Confirmation Date shall be deemed to have, solicited votes on this Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation. Accordingly, the Debtors, the Reorganized Debtors, and each of their respective Related Parties shall be entitled to, and upon the Confirmation Date are hereby granted, the protections of section 1125(e) of the Bankruptcy Code.

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Article V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Restructuring Support Agreement and the Restructuring Documents (in each case to the extent applicable) and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Debtors and Reorganized Debtors, as applicable, to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on and after the Effective Date, including such actions as may be necessary or appropriate to issue the Plan Securities, effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently formed or incorporated. Such restructuring may include one or more issuances, mergers, amalgamations, consolidations, restructures, dispositions, liquidations, dissolutions, or creations of one or more new Entities, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate, but in all cases subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required hereunder or thereunder (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court upon the entry of the Confirmation Order. The actions to effectuate the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of issuance, merger, amalgamation, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of issuance, transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable Entities may agree; (iii) the filing of appropriate certificates or articles of merger, amalgamation, consolidation, or dissolution pursuant to applicable state law; (iv) the creation of one or more new Entities; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable state law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required hereunder or thereunder.

B.	Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal Entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable organizational documents, are amended, restated or otherwise modified under this Plan. Notwithstanding anything to the contrary herein, the Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such respective Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases.

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C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Confirmation Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, including all Oil and Gas Properties, all claims, rights, and Litigation Claims of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan (other than Claims or Causes of Action subject to the Debtor Release, the Professional Fee Claim Reserve and any rejected Executory Contracts and/or Unexpired Leases), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens that survive the occurrence of the Effective Date as described in Article III of this Plan (including, without limitation, each Prepetition RBL Credit Agreement Lien and other Liens that secure the Exit Facilities and all other obligations of the Reorganized Debtors under the Exit Facilities Loan Documents and the Hedge Agreements. On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property and (iii) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

D.	Exit Facilities Loan Documents

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facilities Loan Documents, in each case in the form attached to the Exit Debt Commitment Letter and otherwise in form and substance acceptable to the Prepetition RBL Agent and the Required Consenting Term Lenders, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Exit Facilities Loan Documents). On the Effective Date, the Exit Facilities Loan Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan. For the avoidance of doubt, any letter of credit issued and outstanding under the Prepetition RBL Credit Agreement on the Effective Date shall be deemed issued under the Exit Facilities Credit Agreement.

On and as of the Effective Date, all Prepetition RBL Lenders shall be deemed to be parties to, and bound by, the Exit Facilities Credit Agreement, without the need for execution thereof by any such applicable Prepetition RBL Lender; provided however that, with respect to any Prepetition RBL Lender that fails to execute and deliver its signature page to the Exit Facilities Credit Agreement, any portion of the Cash to be distributed pursuant to or in connection with this Plan to such Prepetition RBL Lender shall be treated as an undeliverable distribution pursuant to Article VII.D.4 of this Plan until such Prepetition RBL Lender executes and delivers to Reorganized Parent its signature page to the Exit Facilities Credit Agreement.

By voting to accept this Plan, each Prepetition RBL Lender thereby instructs and directs the Prepetition RBL Agent, pursuant to Article XI of the Prepetition RBL Credit Agreement, and each such vote to accept this Plan shall, for all purposes, constitute an instruction from such Prepetition RBL Lender directing the Prepetition RBL Agent and the Exit Facilities Agent (as applicable), to (i) act as Distribution Agent to the extent required by this Plan, (ii) execute and deliver the Exit Facilities Loan Documents (each to the extent it is a party thereto), as well as to execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the Exit Facilities Agent is a party and to promptly consummate the transactions contemplated thereby, and (iii) take any other actions required or contemplated to be taken by the Exit Facilities Agent and/or the Prepetition RBL Agent (as applicable) under this Plan or any of the Restructuring Documents to which it is a party.

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E.	No Discharge or Release of Prepetition RBL Liens

Notwithstanding anything in this Plan to the contrary, all property and assets of the Estates of the Debtors, including, without limitation, all claims, rights and Litigation Claims of the Debtors and any property and assets acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan, shall remain encumbered by and subject to the Prepetition RBL Liens and other Liens granted under the Exit Facilities Loan Documents, which, as of the Effective Date, shall secure the Exit Facilities Loans and all other indebtedness and obligations of the Reorganized Debtors under and to the extent set forth in the Exit Facilities Loan Documents and the Hedge Agreements and such Liens (x) shall be and hereby are ratified, reaffirmed as valid, enforceable, and not avoidable, and deemed granted by the Reorganized Debtors and (y) shall not be, and shall not be deemed to be, impaired, discharged or released by this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

F.	New Common Equity Interests

On the Effective Date, subject to the terms and conditions of the Restructuring Transactions, Reorganized Parent shall issue the shares of New Common Equity Interests in exchange for the DIP Facility Claims and Prepetition Term Loan Claims pursuant to this Plan and the Amended/New Organizational Documents. The shares of New Common Equity Interests shall carry voting rights in accordance with the Governance Term Sheet and the Amended/New Organizational Documents. Except as otherwise expressly provided in the Restructuring Support Agreement or this Plan, the Reorganized Parent shall not be obligated to register shares of New Common Equity Interests under the Securities Act or to list the shares of New Common Equity Interests for public trading on any securities exchange.

Distribution of the shares of New Common Equity Interests may be made by delivery of stock certificates or book-entry transfer thereof by the applicable Distribution Agent in accordance with this Plan and the Amended/New Organizational Documents. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of the Reorganized Parent shall be the number of shares of New Common Equity Interests as may be designated in the Amended/New Organizational Documents.

G.	New Stockholders Agreement;

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, on the Effective Date, Reorganized Parent shall enter into, if applicable, the New Stockholders Agreement, which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the New Stockholders Agreement).

On and as of the Effective Date, all of the Holders of New Common Equity Interests shall be deemed to be parties to the New Stockholders Agreement, if any, without the need for execution by such Holder. The New Stockholders Agreement, if any, shall be binding on all Entities receiving, and all Holders of, the New Common Stock (and their respective successors and assigns), whether such New Common Stock is received or to be received on or after the Effective Date and regardless of whether such Entity executes or delivers a signature page to the New Stockholders Agreement.

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H.	Management Incentive Plan

On the Effective Date, the Reorganized Parent shall adopt and implement the Management Incentive Plan. The MIP Equity issued pursuant to the Management Incentive Plan shall dilute equally the shares of New Common Equity Interests otherwise distributed pursuant to or in connection with this Plan (including any authorized but unissued units, shares or other equity interests). The participants in the Management Incentive Plan, the allocations and form of the options and other equity-based compensation to such participants (including the amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board.

I.	Plan Securities and Related Documentation; Exemption from Securities Laws

On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to and shall provide or issue the New Common Equity Interests and any and all other securities to be distributed or issued under this Plan (collectively, the “Plan Securities”) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with this Plan (collectively, the “Plan Securities and Documents”), in each case in form and substance acceptable to the Required Consenting Term Lenders, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The offer, distribution and issuance, as applicable, of the Plan Securities and Documents under this Plan shall be exempt from registration and prospectus delivery requirements under applicable securities laws (including Section 5 of the Securities Act or any similar state or local law requiring the registration and/or delivery of a prospectus for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code, Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and/or other applicable exemptions.

Plan Securities provided in reliance on the exemption from registration under the Securities Act (and any other applicable U.S. state or local law requiring registration prior to the offering, issuance or distribution of securities) pursuant to section 1145(a) of the Bankruptcy Code may be sold without registration to the extent permitted under section 1145 of the Bankruptcy Code. Such Plan Securities will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and, subject to the terms of the New Stockholders Agreement and the Amended/New Organizational Documents, will be freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code. Holders of Plan Securities that are prohibited from trading or transferring such securities as an “affiliate” or “underwriter” would, however, be permitted to trade or transfer Plan Securities without registration if they are able to comply with the applicable provisions of Rule 144 under the Securities Act or Rule 144A under the Securities Act or any other applicable registration exemption under the Securities Act, or if such securities are registered with the Commission pursuant to a registration statement.

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The offer, distribution and issuance, as applicable, of the Plan Securities and Documents under this Plan shall be exempt from registration and prospectus delivery requirements under applicable securities laws (including Section 5 of the Securities Act or any similar state or local law requiring the registration and/or delivery of a prospectus for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or other applicable exemptions. An offering of Plan Securities provided in reliance on the exemption from registration under the Securities Act pursuant to section 1145(a) of the Bankruptcy Code may be sold without registration to the extent permitted under section 1145 of the Bankruptcy Code and is deemed to be a public offering, and such Plan Securities may be resold without registration to the extent permitted under section 1145 of the Bankruptcy Code.

All New Common Equity Interests issued to Holders of Allowed Claims on account of their respective Claims may be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 1145(a) of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or other applicable exemptions.

Resale of any Plan Securities by Persons who receive any Plan Securities that are offered pursuant to an exemption under section 1145(a) of the Bankruptcy Code, who are deemed to be “underwriters” (as such term is defined in section 1145(b)(1) of the Bankruptcy Code) (collectively, the “Restricted Holders”) would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act. Restricted Holders would, however, be permitted to resell the Plan Securities that are offered pursuant to an exemption under section 1145(a) of the Bankruptcy Code without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, or if such securities are registered with the Commission pursuant to a registration statement or otherwise. Plan Securities that are distributed pursuant to Section 4(a)(2) of the Securities Act may be resold pursuant to registration with the Commission or any applicable exemption therefrom.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of New Common Equity Interests through the facilities of DTC (and any stock transfer agent), the Reorganized Debtors shall not be required to provide any further evidence to DTC (or any stock transfer agent) other than the Plan or Confirmation Order with respect to the treatment of such applicable portion of the New Common Equity Interests, and such Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC (and any stock transfer agent) shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Equity Interests are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, neither DTC nor any stock transfer agent may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Plan Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

J.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein (including, without limitation, Articles V.D and V.E of this Plan) or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

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K.	Organizational Documents of the Reorganized Debtors

The respective organizational documents of each of the Debtors shall be amended and restated or replaced (as applicable) and shall be consistent in all respects with the Governance Term Sheet and shall be in form and substance acceptable to the Debtors and each Consenting Term Lender, and as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. Such organizational documents shall: (i) to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities; (ii) authorize the issuance of New Common Equity Interests in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan; (iii) to the extent necessary or appropriate, include restrictions on the transfer of New Common Equity Interests; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein. After the Effective Date, the Reorganized Debtors may, subject to the terms and conditions of the Restructuring Documents, amend and restate their respective organizational documents as permitted by applicable law.

L.	Directors and Officers of the Reorganized Debtors

The Reorganized Company will be managed by the New Board which shall be appointed by the Consenting Term Lenders in accordance with the Governance Term Sheet. The Consenting Term Lenders shall also have the right to appoint board observers to the New Board. The members and observers of the New Board shall, in each case, be appointed by the Consenting Term Lenders in accordance with the Governance Term Sheet and identified in the Plan Supplement as Plan Schedule 4. The initial new board of directors or other governing body of each Parent Subsidiary shall consist of one or more of the directors or officers of Reorganized Parent. Any directors elected pursuant to this section shall be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code.

Pursuant to and to the extent required by section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, at or prior to the Combined Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or an officer, the nature of any compensation for such Person. Each such director and officer shall serve from and after the Effective Date pursuant to applicable law and the terms of the Amended/New Organizational Documents and the other constituent and organizational documents of the applicable Reorganized Debtors. The existing boards of directors and other governing bodies of the Debtors will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

M.	Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, including, without limitation, the issuance and the distribution of the securities to be issued pursuant hereto, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant hereto or by the Restructuring Documents).

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Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by such Person or Entity, or the need for any approvals, authorizations, actions or consents of or from any such Person or Entity.

As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the Amended/New Organization Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan including, without limitation, in connection with the authorization, execution and delivery of the Exit Facilities Loan Documents, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity. The secretary and any assistant secretary of the Debtors and the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

N.	Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided in this Plan (including, without limitation, Articles V.D and V.E of this Plan), all notes, stock, instruments, certificates, credit agreements and other agreements and documents evidencing or relating to the Prepetition Term Loan Claims, any Impaired Claim (other than the Prepetition RBL Claims) and/or the Old Parent Interests, shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity; provided that the Prepetition Term Loan Documents shall continue in effect for the limited purpose of allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the Prepetition Term Loan Agent or other applicable Distribution Agent thereunder to make, distributions under this Plan. Except to the extent otherwise provided in this Plan (including, without limitation, Articles V.D and V.E of this Plan) and the Restructuring Documents, upon completion of all such distributions, the Prepetition Term Loan Documents and any and all notes, securities and instruments issued in connection therewith shall terminate completely without further notice or action and be deemed surrendered. For the avoidance of doubt, nothing in this paragraph shall apply to or affect or impair the Prepetition RBL Loan Documents or the Exit Facilities Loan Documents, which shall remain in full force and effect as of and after the Effective Date (as such Prepetition RBL Loan Documents are amended and restated pursuant to this Plan).

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O.	Old Sundance Subsidiary Interests

On the Effective Date, the Old Sundance Subsidiary Interests shall, subject to the Restructuring Transactions, remain effective and outstanding, and shall be owned and held by the same applicable Person or Entity that held and/or owned such Old Sundance Subsidiary Interests immediately prior to the Effective Date. Each Sundance Subsidiary shall continue to be governed by the terms and conditions of its applicable organizational documents as in effect immediately prior to the Effective Date, except as amended or modified by this Plan.

P.	Sources of Cash for Plan Distributions

All Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to this Plan will be obtained from their respective Cash balances, including Cash from operations, the DIP Facility, and the Exit Facilities. The Debtors and the Reorganized Debtors, as applicable, may also make such payments using Cash received from their subsidiaries through their respective consolidated cash management systems and the incurrence of intercompany transactions, but in all cases subject to the terms and conditions of the Restructuring Documents.

Q.	Funding and Use of Professional Fee Claim Reserve

On the Effective Date, the Debtors shall fund the Professional Fee Claim Reserve in such amount as determined by the Debtors, with the consent of the Prepetition RBL Agent and the Required Consenting Term Lenders, or as determined by order of the Bankruptcy Court, as necessary in order to be able to pay in full in Cash the Professional Fee Claims, as and when Allowed.

The Cash contained in the Professional Fee Claim Reserve shall be used solely to pay the Allowed Professional Fee Claims, with the Unused Cash Reserve Amount (if any) being returned to the Reorganized Debtors within three (3) Business Days after determining the Unused Cash Reserve Amount. The Debtors and the Reorganized Debtors, as applicable, shall maintain detailed records of all payments made from the Professional Fee Claim Reserve, such that all payments and transactions shall be adequately and promptly documented in, and readily ascertainable from, their respective books and records.

The Professional Fee Claim Reserve shall be maintained in trust for the Professionals and shall not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors shall have a reversionary interest in the Unused Cash Reserve Amount. To the extent that funds held in the Professional Fee Claim Reserve do not or are unable to satisfy the full amount of the Allowed Professional Fee Claims, such Professionals will have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in full in Cash in accordance with Article II.A of this Plan.

After the Effective Date, neither the Debtors nor the Reorganized Debtors shall deposit any other funds or property into the Professional Fee Claim Reserve without further order of the Bankruptcy Court or otherwise commingle funds in the Professional Fee Claim Reserve. To the extent the Professional Fee Claim Reserve is insufficient to pay in full in Cash the obligations and liabilities for which such reserve was established, then the Reorganized Debtors shall, within five (5) Business Days, pay such obligations and liabilities in full in Cash.

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R.	Holders of Royalty and Working Interests

Royalty and Working Interests shall not be affected or impaired in any manner by any provision of this Plan and the legal and equitable rights, interests, defenses, and obligations of holders of Royalty and Working Interests, with respect to such Royalty and Working Interests, shall not be impaired in any manner by the provisions of this Plan. Nor shall anything in this Plan impair the rights and defenses of the Debtors and Reorganized Debtors with respect to the Royalty and Working Interests.

The Debtors’ and Reorganized Debtors’ rights to dispute the amount of any payments on account of Royalty and Working Interests and to assert that prepetition Claims for such amounts have been paid or otherwise satisfied or discharged are expressly reserved; provided, however, that nothing in this Plan shall be deemed a finding or determination as to whether any such amounts owed by the Debtors on account of Royalty and Working Interests are a Claim, the type or classification of any such Claim, or if the amount has been satisfied or discharged. All parties’ rights are reserved with respect to any such finding or determination; provided, however, to the extent applicable, any holders of Royalty and Working Interests that have Allowed General Unsecured Claims shall be treated as provided in Article III hereof.

S.	Payment of Fees and Expenses of Certain Creditors

The Debtors shall, on and after the Effective Date and to the extent invoiced, pay (i) the Prepetition RBL Agent and Prepetition RBL Lenders’ Fees and Expenses and (ii) the Prepetition Term Loan Agent Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without the need for application by any such parties to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors and any such Entity cannot agree with respect to the reasonableness of the fees and expenses (incurred prior to the Effective Date) to be paid to such party, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court (with any undisputed amounts to be paid by the Debtors on or after the Effective Date (as applicable) and any disputed amounts to be escrowed by the Reorganized Debtors).

Article VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that, in each case, with the consent of the Required Consenting Term Lenders:

(i)          have been assumed or rejected by the Debtors by prior order of the Bankruptcy Court;

(ii)         are the subject of a motion to reject filed by the Debtors pending on the Effective Date;

(iii)        are identified as rejected Executory Contracts and Unexpired Leases by the Debtors on Plan Schedule 5, to be Filed in the Plan Supplement, which Plan Schedule may be amended by the Debtors with the consent of the Required Consenting Term Lenders to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court an amended Plan Schedule and serving it on the affected non-Debtor contract parties prior to the Effective Date; or

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(iv)       are rejected or terminated pursuant to the terms of this Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (i) the commencement of these Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of this Plan.

Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases

Any defaults under each Executory Contract and Unexpired Lease to be assumed, or assumed and assigned, pursuant to this Plan shall be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code, by payment of the applicable default amount in Cash on or in connection with the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree in writing (the “Cure Claim Amount”).

In the event of an assumption, or an assumption and assignment, of an Executory Contract or Unexpired Lease under this Plan, at least fourteen (14) days prior to the Cure Objection Deadline (or, in the case of an Executory Contract or Unexpired Lease removed from the Plan Schedule after such date, no later than one (1) Business Day after such removal), the Debtors shall File and serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption, or proposed assumption and assignment, which will: (a) list the applicable Cure Claim Amount, if any; (b) if applicable, identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, or proposed assumption and assignment under this Plan, or any related cure amount, must be Filed, served and actually received by the Debtors prior to the Cure Objection Deadline (notwithstanding anything in a proof of Claim to the contrary). Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption, or proposed assumption and assignment, or cure amount will be deemed to have consented to such matters and will be deemed to have forever released and waived any objection to such proposed assumption, proposed assumption and assignment, and cure amount. The Confirmation Order shall constitute an order of the Bankruptcy Court approving each proposed assumption, or proposed assumption and assignment, of Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

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In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any Debtor or assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or assumed and assigned or (c) any other matter pertaining to assumption or assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving such assumption, or assumption and assignment; provided, however, that following the resolution of any such dispute, the Debtors or the Reorganized Debtors, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming or assigning it. The Debtors or the Reorganized Debtors, as applicable, shall be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within ten (10) days of the entry of such Final Order. Notwithstanding the foregoing, the Debtors, with the reasonable consent of the Required Consenting Term Lenders, or the Reorganized Debtors, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

Subject to any cure claims Filed with respect thereto, assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to this Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment, in each case as provided in section 365 of the Bankruptcy Code. Any proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned by Final Order shall be deemed disallowed and expunged (subject to any cure claims Filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court.

With respect to any Executory Contract or Unexpired Lease assumed and assigned pursuant to this Plan, upon and as of the Effective Date, the applicable assignee shall be deemed to be substituted as a party thereto for the applicable Debtor party to such assigned Executory Contract or Unexpired Lease and, accordingly, the Debtors and the Reorganized Debtors shall be relieved, pursuant to and to the extent set forth in section 365(k) of the Bankruptcy Code, from any further liability under such assigned Executory Contract or Unexpired Lease.

C.	Rejection of Executory Contracts and Unexpired Leases

The Debtors reserve the right (with the consent of the Required Consenting Term Lenders), at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject any Executory Contract or Unexpired Lease and to file a motion requesting authorization for the rejection of any such contract or lease. All Executory Contracts and Unexpired Leases listed on Plan Schedule 5 shall be deemed rejected as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Article VI pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Rejection of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise shall not constitute a termination of any preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

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D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Person or Entity that is required to File a proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G hereof.

E.	D&O Liability Insurance Policies

On the Effective Date, each D&O Liability Insurance Policy shall be deemed and treated as an Executory Contract that is and will be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the D&O Liability Insurance Policies will survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the D&O Liability Insurance Policies.

In furtherance of the foregoing, the Reorganized Debtors shall maintain and continue in full force and effect the D&O Liability Insurance Policies for the benefit of the insured Persons for the full term of such policies, and all insured Persons, including without limitation, any members, managers, directors, and officers of the Reorganized Debtors who served in such capacity at any time prior to the Effective Date or any other individuals covered by such D&O Liability Insurance Policies, shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such insured Persons remain in such positions after the Effective Date. Notwithstanding the foregoing, after assumption of the D&O Liability Insurance Policies, nothing in this Plan or the Confirmation Order alters the terms and conditions of the D&O Liability Insurance Policies. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the D&O Liability Insurance Policies. For the avoidance of doubt, the D&O Liability Insurance Policies shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

The Debtors are further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail Policy, without further notice to or order of the Bankruptcy Court or approval or consent of any Person or Entity. The Debtors shall provide notice of any such action to the Prepetition Term Loan Agent.

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F.	Indemnification Provisions

On the Effective Date, all Indemnification Provisions shall be deemed and treated as Executory Contracts that are and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the Indemnification Provisions shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Indemnification Provisions. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable parties under the Indemnification Provisions. For the avoidance of doubt, the Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the Indemnification Provisions.

G.	Employment Plans

All employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Debtors applicable to any of their respective officers, employees and retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, supplemental executive retirement (SERP) plans, healthcare plans, disability plans, retention plans, life and accidental death and dismemberment insurance plans, health and welfare plans, and 401(k) plans (collectively, the “Specified Employee Plans”) shall be deemed and treated as Executory Contracts under this Plan and on the Effective Date shall be assumed by the Debtors (and assigned to the Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed; provided that severance payments to any “insider” (as defined in section 101(31) of the Bankruptcy Code) of the Debtors terminated during the Chapter 11 Cases shall be subject to sections 503(c)(2) and 502(b)(7) of the Bankruptcy Code, to the extent each section is applicable; provided further that notwithstanding anything in this Plan to the contrary, (x) all employee equity incentive plans of the Debtors in effect prior to the Effective Date shall be canceled on the Effective Date and all Outstanding Incentive Equity Interests received thereunder shall receive the same treatment as Old Parent Interests under this Plan and (y) the Executive KERP/KEIP will be cancelled on the Effective Date (and no Claims shall arise thereunder). After the Effective Date, the New Board shall, in its discretion, implement employee incentive or bonus plans as and when it deems appropriate; provided, however, that the Management Incentive Plan shall be implemented pursuant to and in accordance with the terms of this Plan, including Article V.H hereof. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Specified Employee Plans. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the Specified Employee Plans.

H.	Hedge Agreements

On the Effective Date and pursuant to the Hedge Order, each Hedge Agreement shall be deemed and treated as an Executory Contract that is and shall be assumed by the Reorganized Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of each of the Hedge Agreements. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the Hedge Agreements.

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I.	Insurance Contracts

On the Effective Date, each Insurance Contract shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Insurance Contracts. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or any insurer under the Insurance Contracts.

J.	Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of this Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article VI.A of this Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

K.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtors or the Reorganized Debtors shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

L.	Oil and Gas Leases

The Debtors’ Oil and Gas Leases are hereby assumed by the Debtors to the extent such leases are “unexpired leases” or “executory contracts” under section 365 of the Bankruptcy Code. Nothing in the Plan shall be deemed a finding or determination that any Oil and Gas Lease constitutes an “unexpired lease” or “executory contract” for purposes of section 365 of the Bankruptcy Code, and the Debtors’ rights to contest any such claim or allegation are expressly reserved. Nothing in the Plan alters or changes the underlying property rights associated with the Debtors’ Oil and Gas Leases, including, without limitation, rights related to Royalty and Working Interests.

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Article VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III hereof, initial distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article VIII hereof.

B.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the Confirmation Order or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent

Other than as specifically set forth below or as otherwise provided in this Plan, the Reorganized Debtors or other applicable Distribution Agent shall make all distributions required to be distributed under this Plan. The Reorganized Debtors may employ or contract with other Entities to assist in or make the distributions required by this Plan and may pay the reasonable fees and expenses of such Entities and the Distribution Agents in the ordinary course of business. No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

The Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan, (b) make all distributions contemplated hereby, (c) empower professionals to represent it with respect to its responsibilities and (d) exercise such other powers as are necessary and proper to implement the provisions hereof.

Distributions on account of the Allowed DIP Facility Claims, Allowed Prepetition RBL Claims, and the Allowed Prepetition Term Loan Claims shall be made to (or in coordination with) the DIP Facility Agent, the Prepetition RBL Agent, and the Prepetition Term Loan Agent, as applicable, and such agent will be, and shall act as, the Distribution Agent with respect to its respective Class of Claims in accordance with the terms and conditions of this Plan and the applicable loan documents. All distributions to Holders of Allowed DIP Facility Claims, Allowed Prepetition RBL Claims, and Allowed Prepetition Term Loan Claims shall be deemed completed when made by the Reorganized Debtors to (or at the direction of) the DIP Facility Agent, the Prepetition RBL Agent, and the Prepetition Term Loan Agent, as applicable.

D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions

1.	Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed. Accordingly, the Debtors, the Reorganized Debtors or other applicable Distribution Agent will have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim (other than Prepetition Debt Claims or DIP Facility Claims) that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims (other than Prepetition Debt Claims or DIP Facility Claims) who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors or other applicable Distribution Agent shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date; provided, however, that the Distribution Record Date shall not apply to the Prepetition Debt Claims or the DIP Facility Claims.

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2.	Delivery of Distributions in General

Except as otherwise provided herein, the Debtors, the Reorganized Debtors or other applicable Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined in the discretion of the applicable Distribution Agent (subject to the terms and conditions of the relevant Prepetition Loan Documents or DIP Loan Documents, in each case to the extent applicable); provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in the latest proof of Claim, if any, Filed by such Holder pursuant to Bankruptcy Rule 3001 as of the Distribution Record Date.

3.	Minimum Distributions

Notwithstanding anything herein to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $25.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars or New Common Equity Interests, in each case with respect to Impaired Claims. With respect to Impaired Claims, whenever any payment or distribution of a fraction of a dollar or a fraction of a share of New Common Equity Interest under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction down to the nearest whole dollar or share of New Common Equity Interest (up or down), with half dollars and half shares of New Common Equity Interest or more being rounded up to the next higher whole number and with less than half dollars and half shares of New Common Equity Interest being rounded down to the next lower whole number (and no Cash shall be distributed in lieu of such fractional New Common Equity Interest).

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim that is Impaired under this Plan if the amount to be distributed to the specific Holder of an Allowed Claim on the Effective Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which shall be treated as an undeliverable distribution under Article VII.D.4 below.

4.	Undeliverable Distributions

(a)	Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address in accordance with the time frames described in Article VII.D.4(b) hereof, at which time (or as soon as reasonably practicable thereafter) all currently due but missed distributions shall be made to such Holder. Undeliverable distributions shall remain in the possession of the Reorganized Debtors or in the applicable reserve, subject to Article VII.D.4(b) hereof, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

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(b)	Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within ninety (90) days after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property, or any Distribution Agent. In such case, any Cash, Plan Securities, or other property reserved for distribution on account of such Claim shall become the property of the Reorganized Debtors free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash, Plan Securities and Documents, and/or other property, as applicable, shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan. Nothing contained in this Plan shall require the Debtors, the Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim.

(c)	Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within ninety (90) days after the date of mailing or other delivery of such check shall have its rights for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such right against the Debtors, their Estates, the Reorganized Debtors, or their respective assets or property. In such case, any Cash held for payment on account of such Claims shall become the property of the Reorganized Debtors, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan.

E.	Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtors or other applicable Distribution Agent shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors or other applicable Distribution Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements. All Entities holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes (or establish eligibility for an exclusion for the withholding of taxes), and each Holder of an Allowed Claim will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. Any amounts withheld or reallocated pursuant to this Article VII.E shall be treated as if distributed to the Holder of the Allowed Claim.

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F.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

G.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option of the applicable Distribution Agent, by checks drawn on, or wire transfer from, a domestic bank selected by such Distribution Agent. Cash payments to foreign creditors may be made, at the option of such Distribution Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

I.	Setoffs

Without altering or limiting any of the rights and remedies of the Debtors and the Reorganized Debtors under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtors and the Reorganized Debtors may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any claims, Causes of Action and Litigation Claims of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim; provided that, at least ten (10) days prior to effectuating such withholding, the Debtors or the Reorganized Debtors, as applicable, shall provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved. In the event that any such claims, Causes of Action or Litigation Claims are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims, Causes of Action or Litigation Claims. Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, Causes of Action or Litigation Claims, all of which are reserved unless expressly released or compromised pursuant to this Plan or the Confirmation Order.

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Article VIII.

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims

1.	Allowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 or section 510 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may contest the amount and validity of any Disputed Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

2.	Disallowance of Certain Claims

Any Holders of Claims disallowed pursuant to section 502(d) of the Bankruptcy Code, unless and until expressly Allowed pursuant to this Plan, shall not receive any distributions on account of such Claims until such time as such Causes of Action against that Holder have been settled or a Final Order of the Bankruptcy Court with respect thereto has been entered and all sums due, if any, to the Debtors by that Holder have been turned over or paid to the Reorganized Debtors.

3.	Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors, in each case, shall have the authority to File objections to Claims (other than Claims that are Allowed under this Plan) and settle, compromise, withdraw or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, however, this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

4.	Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. § 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

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5.	No Filings of Proofs of Claim

Except as otherwise provided in this Plan, Holders of Claims, including the Prepetition RBL Agent with respect to the Prepetition RBL Claims and the Prepetition Term Loan Agent with respect to the Prepetition Term Loan Claims, will not be required to File a proof of Claim, and except as provided in this Plan, no parties should File a proof of Claim. The Debtors do not intend to object in the Bankruptcy Court to the allowance of Claims Filed; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtors will constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing within forty-five (45) calendar days after the occurrence of the Effective Date, in which event the Claim will become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

B.	No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become Allowed pursuant to a Final Order.

C.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims

The Reorganized Debtors or other applicable Distribution Agent shall make distributions on account of any Disputed Claim that has become Allowed after the Effective Date at such time that such Claim becomes Allowed (or as soon as reasonably practicable thereafter). Such distributions will be made pursuant to the applicable provisions of Article VII of this Plan.

D.	Reserve for Disputed Claims

The Debtors (with the consent of the Required Consenting Term Lenders), the Reorganized Debtors, and the Distribution Agent may, in their respective sole discretion, establish such appropriate reserves for Disputed Claims in the applicable Class(es) as it determines necessary and appropriate. Without limiting the foregoing, reserves (if any) for Disputed Claims shall equal, as applicable, an amount of Cash or Plan Securities equal to 100% of distributions to which Holders of Disputed Claims in each applicable Class would otherwise be entitled under this Plan as of such date if such Disputed Claims were Allowed based on the Debtors’ books and records; provided, however, that the Debtors and the Reorganized Debtors, as applicable, shall have the right to file a motion seeking to estimate any Disputed Claims.

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Article IX.

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1.      This Plan and the Restructuring Documents shall be in form and substance consistent in all material respects with the Restructuring Support Agreement (to the extent applicable) and otherwise in form and substance acceptable to the Debtors, the Prepetition RBL Agent and the Required Consenting Term Lenders; and

2.      The Confirmation Order shall have been entered by the Bankruptcy Court.

B.	Conditions Precedent to Consummation

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof.

1.      The Confirmation Order shall have been entered by the Bankruptcy Court and shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

2.      The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order) authorizing the assumption, assumption and assignment and/or rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement;

3.      This Plan, the Disclosure Statement and the other Restructuring Documents, and all other documents contained in any supplement to this Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein, shall be in full force and effect and shall contain terms and conditions consistent in all material respects with the Restructuring Support Agreement, and, as applicable, the Exit Debt Commitment Letter, and in each case the exhibits attached thereto;

4.      The Exit Facilities Loan Documents shall be executed (or deemed to be executed) and delivered and shall be in full force and effect and the Exit Facilities shall be consummated concurrently with the Effective Date (with all conditions precedent (other than any conditions related to the Effective Date or certification by the Debtors that the Effective Date has occurred) to the effectiveness of the Exit Facilities having been satisfied or waived);

5.      This Plan and the Restructuring Documents shall not have been amended or modified other than in a manner consistent in all material respects with the Restructuring Support Agreement (to the extent applicable), and otherwise in form and substance reasonably acceptable to the Debtors, the Prepetition RBL Agent, and the Required Consenting Term Lenders;

6.      All consents, actions, documents, certificates and agreements necessary to implement this Plan and the transactions contemplated by this Plan shall have been, as applicable, obtained and not otherwise subject to unfulfilled conditions, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and in each case in full force and effect;

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7.      Any and all governmental, regulatory, environmental, and third party approvals and consents, including Bankruptcy Court approval, that are legally required for the consummation of the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect;

8.      There shall not be in effect any (a) order, opinion, ruling, or other decision entered by any court or other governmental unit or (b) U.S. or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan;

9.      The Amended/New Organizational Documents shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

10.  The New Board shall have been selected;

11.  The Restructuring Support Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms;

12.  The DIP Facility shall remain in full force and effect and shall not have been terminated;

13.  The DIP Facility shall have been fully drawn and funded, including all Initial Term Loan Commitments, the Plan Effective Date Term Loan Commitments, and the Case Extension Commitments (if applicable) (each as defined in the DIP Credit Agreement);

14.  Subject to entry of the Final DIP Order, all obligations for loans advanced under the Prepetition RBL Facility from January 6, 2021 through the Petition Date shall have been paid in full in Cash from the proceeds of the DIP Facility on the Effective Date;

15.  The Cash Paydown shall have been received by the Prepetition RBL Lenders;

16.  The Professional Fee Claim Reserve shall have been funded in full in Cash by the Debtors in accordance with the terms and conditions of this Plan; and

17.  To the extent invoiced, all Prepetition RBL Agent and Prepetition RBL Lenders’ Fees and Expenses and Prepetition Term Loan Agent Fees and Expenses shall have been paid in full in Cash or reserved in a manner acceptable to the Prepetition RBL Agent or the Prepetition Term Loan Agent, as applicable, (or approved by order of the Bankruptcy Court) to the extent of any disputes related thereto.

C.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and Consummation of this Plan set forth in this Article IX may be waived in writing by the Debtors, the Super-Majority RBL Lenders, and the Required Consenting Term Lenders, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

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D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation

If the Confirmation or the Consummation of this Plan does not occur with respect to one or more of the Debtors, then this Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (3) constitute an Allowance of any Claim or Equity Interest; or (4) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

Article X.

RELEASE, discharge, INJUNCTION AND RELATED PROVISIONS

A.	General

Pursuant to section 1123 of the Bankruptcy Code, and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to this Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and any Holders of Claims and Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan.

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B.	Release of Claims and Causes of Action

1.       Release by the Debtors and their Estates. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtor Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all Claims, Causes of Action, Litigation Claims, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors or their Affiliates, including, without limitation, (i) the Chapter 11 Cases (including the filing thereof), the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the Prepetition RBL Facility and Prepetition RBL Loan Documents, the Prepetition Term Loan Facility and Prepetition Term Loan Documents, the DIP Facility and DIP Loan Documents, the Exit Facilities and Exit Facilities Loan Documents, the New Common Equity Interests and any related documentation, the Amended/New Organizational Documents, the Exit Debt Commitment Letter, and any other Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the DIP Facility and DIP Loan Documents, the Exit Facilities and Exit Facilities Loan Documents, the New Common Equity Interests and any related documentation, the Amended/New Organizational Documents, the Exit Debt Commitment Letter, and any other Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest or Plan Securities of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan, that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Person or Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive or release (A) the rights of such Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan (including, without limitation, the Exit Facilities and Exit Facilities Loan Documents) or assumed or assumed and assigned, as applicable, pursuant to this Plan or pursuant to a Final Order of the Bankruptcy Court and (B) claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, in each case as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in this Article X.B shall or shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person or Entity that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims or any obligations of any Entity arising after the Effective Date under the Exit Facilities or Exit Facilities Loan Documents, or any document, instrument or agreement set forth in the Plan Supplement, in each case unless otherwise expressly provided for in this Plan.

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Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Debtor Release; (iii) in the best interest of the Debtors and their Estates; (iv) fair, equitable and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtor Releasing Parties asserting any claim or Cause of Action released pursuant to the Debtor Release.

2.       Release By Third Parties. Except as otherwise expressly provided in this Plan, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all Claims, Causes of Action, Litigation Claims, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors or their Affiliates, including, without limitation, (i) the Chapter 11 Cases (including the filing thereof), the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the Prepetition RBL Facility and Prepetition RBL Loan Documents, the Prepetition Term Loan Facility and Prepetition Term Loan Documents, the DIP Facility and DIP Loan Documents, the Exit Facilities and Exit Facilities Loan Documents, the New Common Equity Interests and any related documentation, the Amended/New Organizational Documents, the Exit Debt Commitment Letter, and any other Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the DIP Facility and DIP Loan Documents, the Exit Facilities and Exit Facilities Loan Documents, the New Common Equity Interests and any related documentation, the Amended/New Organizational Documents, the Exit Debt Commitment Letter, and any other Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest or Plan Securities of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third Party Release shall not operate to waive or release (A) the rights of such Non-Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan (including, without limitation, the Exit Facilities and Exit Facilities Loan Documents) or assumed or assumed and assigned, as applicable, pursuant to this Plan or pursuant to a Final Order of the Bankruptcy Court and (B) claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, in each case as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third Party Release.

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Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (i) consensual; (ii) essential to confirmation of this Plan; (iii) in exchange for the good and valuable consideration provided by the Released Parties; (iv) a good faith settlement and compromise of the Claims released by the Third Party Release; (v) in the best interest of the Debtors, their Estates, and all Holders of Claims and Equity Interests; (vi) fair, equitable and reasonable; (vii) given and made after due notice and opportunity for hearing; and (viii) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third Party Release.

C.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

D.	Discharge of Claims and Equity Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D and V.E of this Plan) or the Confirmation Order, effective as of the Effective Date, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, including any interest accrued on such Claims or Equity Interests from and after the Petition Date, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D and V.E of this Plan) or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

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Except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D and V.E of this Plan) or the Confirmation Order, upon the Effective Date: (i) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (ii) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and each of the Debtor’s liability with respect thereto shall be extinguished completely without further notice or action; and (iii) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

E.	Exculpation

Effective as of the Effective Date, to the fullest extent permitted by applicable law, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any claims or Causes of Action arising prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to, the Chapter 11 Cases (including the filing thereof), the formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or Consummation of this Plan (including the Plan Supplement), the Disclosure Statement, the Restructuring Support Agreement and related transactions, the Restructuring Documents, the Prepetition RBL Facility and Prepetition RBL Loan Documents, the Prepetition Term Loan Facility and Prepetition Term Loan Documents, the DIP Facility and DIP Loan Documents, the Exit Facilities and Exit Facilities Loan Documents, the New Common Equity Interests and any related documentation, the Amended/New Organizational Documents, the Exit Debt Commitment Letter, or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or Consummation of this Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction and/or (ii) the rights of any Person or Entity to enforce this Plan and the contracts, instruments, releases, and other agreements and documents delivered under or in connection with this Plan (including, without limitation, the Exit Facilities and Exit Facilities Loan Documents) or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions. The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. Notwithstanding the foregoing, nothing in this Article X.E shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action, or liabilities they may have against any Person or Entity that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in this Plan.

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F.	Preservation of Causes of Action

1.      Maintenance of Causes of Action

Except as otherwise provided in this Article X (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or elsewhere in this Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Litigation Claims without notice to or approval from the Bankruptcy Court.

2.      Preservation of All Causes of Action Not Expressly Settled or Released

The Debtors expressly reserve all Causes of Action and Litigation Claims for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan or the Confirmation Order, except in each case where such Causes of Action or Litigation Claims have been expressly waived, relinquished, released, compromised or settled in this Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

G.	Injunction

except as otherwise EXPRESSLY provided in this Plan OR THE Confirmation Order, FROM AND AFTER THE EFFECTIVE DATE, All PERSONS AND Entities ARE, To the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, PERMANENTLY ENJOINED FROM (i) commencing or continuing, in any manner or in any place, any suit, ACTION or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind; (Iv) asserting a setoff OR right of subrogation or recoupment of any kind; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR with RESPECT to ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, Cause of action, equity interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled or discharged or to be discharged pursuant to this Plan or the confirmation order against any PERSON OR entity so released, discharged, or exculpated (or the property or estate of any PERSON OR entity so released, discharged, or exculpated). All injunctions or stays provided for in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

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H.	Binding Nature Of Plan

on the effective date, and effective as of the effective date, This plan shall bind, AND SHALL BE DEEMED BINDING UPON, the DEBTORS, the Reorganized Debtors, any and all holders of claims AGAINST and Equity Interests IN THE DEBTORS, all PERSONS AND entities that are parties to or are subject to the settlements, compromises, releases, EXCULPATIONS, discharges, and injunctions described in this plan, each PERSON AND entity acquiring property under this plan, any and all non-debtor parties to executory contracts and unexpired leases with the debtors AND the RESPECTIVE SUCCESSORS AND ASSIGNS of each of the foregoing, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR entity (I) SHALL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THIS PLAN, (II) HAS FILED A pROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THIS PLAN, AFFIRMATIVELY VOTED TO REJECT THIS PLAN or is conclusively presumed to REJECT THIS PLAN.

I.	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person or Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

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Article XI.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1.      allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

2.      grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3.      resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4.      resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5.      ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

6.      decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7.      enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8.      resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person’s or Entity’s obligations incurred in connection with this Plan;

9.      hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10.    issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of this Plan;

11.    enforce the terms and conditions of this Plan, the Confirmation Order, and the Restructuring Documents;

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12.    resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

13.    hear and determine all Litigation Claims;

14.    enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15.    resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any release or exculpation adopted in connection with this Plan; and

16.    enter an order concluding or closing the Chapter 11 Cases.

Notwithstanding the foregoing, (i) any dispute arising under or in connection with the Exit Facilities, the Amended/New Organizational Documents and the New Stockholders Agreement shall be dealt with in accordance with the provisions of the applicable document and (ii) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article of this Plan, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

Article XII.

MISCELLANEOUS PROVISIONS

A.	Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses

All fees due and payable pursuant to section 1930 of title 28 of the United States Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Each Debtor shall remain obligated to pay quarterly fees to the Office of the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

The Reorganized Debtors shall pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of this Plan and the Restructuring Documents.

 54

C.	Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of this Plan or the Confirmation Order, the provision of this Plan and the Confirmation Order (as applicable) shall govern and control to the extent of such conflict. In the event that a provision of this Plan conflicts with a provision of the Confirmation Order, the provision of the Confirmation Order shall govern and control to the extent of such conflict.

D.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order in a way that is in form and substance consistent in all respects with the Restructuring Support Agreement and otherwise in form and substance acceptable to the Prepetition RBL Agent and the Required Consenting Term Lenders, in accordance with section 1127(a) of the Bankruptcy Code; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan in a way that is in form and substance consistent in all respects with the Restructuring Support Agreement and otherwise acceptable to the Prepetition RBL Agent and the Required Consenting Term Lenders, in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

E.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date and/or to File subsequent chapter 11 plans with respect to one or more of the Debtors. If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation of this Plan does not occur with respect to one or more of the Debtors, then with respect to the applicable Debtor or Debtors for which this Plan was revoked or withdrawn or for which Confirmation or Consummation of this Plan did not occur: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the applicable Debtors or any other Entity; (b) prejudice in any manner the rights of the applicable Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the applicable Debtors or any other Entity.

F.	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

 55

G.	Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated. Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

H.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

I.	Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

J.	Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

Sundance Energy Inc. 1050 17th Street, Suite 700 Denver, CO 80265 Attn: Eric McCrady Telephone: (303) 543-5700 Email: EMcCrady@sundanceenergy.net

 56

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn:   David A. Hammerman

            Keith A. Simon

            Annemarie V. Reilly

            Jeffrey T. Mispagel

Telephone: (212) 906-1200

Fax: (212) 751-4864

Email: david.hammerman@lw.com

            keith.simon@lw.com

            annemarie.reilly@lw.com

            jeffrey.mispagel@lw.com

-and-

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Attn:  Timothy A. (“Tad”) Davidson II

           Ashley L. Harper

           Philip M. Guffy

Telephone: (713) 220-4200

Fax: (713) 220-4285

Email: taddavidson@HuntonAK.com

ashleyharper@HuntonAK.com

pguffy@HuntonAK.com

If to the Prepetition RBL Agent:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Attn:   J. Frasher Murphy

            Eli Columbus

Telephone: (214) 651-5000

Fax: (214) 651-5940

Email:    Frasher.Murphy@haynesboone.com

   Eli.Columbus@haynesboone.com

 57

If to the Prepetition Term Loan Agent:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:  Michael H. Torkin

           David Zylberberg

Telephone: (212) 455-2000

Fax: (212) 455-2502

Email:   Michael.Torkin@stblaw.com

             David.Zylberberg@stblaw.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile, or (c) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of this Section. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to the Debtors’ or Reorganized Debtors’ legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

K.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

Pursuant to and to the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer of property, pursuant to or in connection with this Plan or the Restructuring Documents shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States or by any other Governmental Unit, and the Confirmation Order shall direct the appropriate federal, state or local (domestic or foreign) governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents evidencing such action or event without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of, transactions contemplated by and the distributions to be made under this Plan or the Restructuring Documents, (ii) the issuance and distribution of the New Common Equity Interests or Plan Securities and Documents, and (iii) the maintenance or creation of security interests or any Lien as contemplated by this Plan or the Restructuring Documents.

L.	Certain Tax Matters

The Debtors, Prepetition RBL Agent, Prepetition RBL Lenders, Prepetition Term Loan Agent, Prepetition Term Lenders, and DIP Lenders, in each case to the extent applicable, will work together in good faith and will use reasonable best efforts to structure and implement the Restructuring Transactions and the transactions related thereto in a tax-efficient and advantageous structure.

 58

M.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

N.	Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

O.	Exhibits and Schedules

All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated herein and are a part of this Plan as if set forth in full herein.

P.	No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Prepetition RBL Agent, the Consenting RBL Lenders, the Prepetition Term Loan Agent, and the Consenting Term Lenders and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

Q.	Entire Agreement

Except as otherwise provided herein or therein, this Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the Restructuring Documents.

R.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

S.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Combined Hearing to receive documents pursuant to Bankruptcy Rule 2002.

 59

Dated: March [●], 2021

Respectfully submitted,

SUNDANCE ENERGY INC. AND ITS AFFILIATE DEBTORS

By:
Title:	Chief Executive Officer

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Exhibit A

Restructuring Support Agreement

Plan Schedule 1

Exit Facilities Credit Agreement

[To be Filed with the Plan Supplement]

Plan Schedule 2

Amended/New Organizational Documents

[To be Filed with the Plan Supplement]

Plan Schedule 3

Schedule of Litigation Claims

[To be Filed with the Plan Supplement]

Plan Schedule 4

Members of New Board

[To be Filed with the Plan Supplement]

Plan Schedule 5

Schedule of Rejected Executory Contracts and Unexpired Leases

[To be Filed with the Plan Supplement]

Exhibit B

DIP Credit Agreement

Final Form

JUNIOR SECURED DEBTOR-IN-POSSESSION

Credit Agreement

dated as of

[March 11], 2021

among

Sundance Energy Inc.,

A Debtor-in-possession

as Parent,

Sundance Energy, Inc.,

a Debtor-In-Possession

as Borrower,

Armadillo E&P, Inc.,
A Debtor-In-Possession
as Guarantor

SEA Eagle Ford, LLC,
A Debtor-In-Possession
as Guarantor

Morgan Stanley Capital Administrators Inc.,

as Administrative Agent,

and

the Lenders party hereto

Morgan Stanley Capital Administrators Inc.

Sole Lead Arranger and Sole Book Runner

[Credit Agreement]

[Credit Agreement]

i

[Credit Agreement]

[Credit Agreement]

[Credit Agreement]

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Commitments
Annex II	Milestones
Annex III	Case Milestone Extension Annex

Exhibit A	Form of Note
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of DIP Proceeds Withdrawal Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E-1	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; Non-Partnerships)
Exhibit E-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; Non-Partnerships)
Exhibit E-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; Partnerships)
Exhibit E-4	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; Partnerships)
Exhibit F	Interim Order

Schedule 1.02	Specified Swap Agreements
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.12	Insurance
Schedule 7.14	Group Members
Schedule 7.16	Location of Business and Offices
Schedule 7.19	Gas Imbalances
Schedule 7.20	Marketing of Production
Schedule 7.22	Swap Agreements
Schedule 9.01(a)	Permitted Line Item Variances
Schedule 9.03	Liens
Schedule 9.05	Investments
Schedule 9.14	Transactions with Affiliates

[Credit Agreement]

v

THIS JUNIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of [March 11], 2021 is among Sundance Energy Inc., a Delaware corporation (“Parent”) which is a debtor and debtor-in-possession in the Cases (as defined below), Sundance Energy, Inc., a Colorado corporation (the “Borrower”) which is a debtor and debtor-in-possession in the Cases, each of the Guarantors, each of the Lenders from time to time party hereto and Morgan Stanley Capital Administrators Inc. (in its individual capacity, “MSCAI”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A.           The Borrower has entered into (i) the Revolving Credit Agreement (as defined below), (ii) an Amended and Restated Term Loan Credit Agreement, dated as of April 23, 2018 (as amended, modified and in effect prior to the date hereof, the “Existing Term Loan Credit Agreement”), among the Borrower, Parent, each of the Lenders from time to time party thereto, and MSCAI, as administrative agent, and (iii) a Restructuring Support Agreement, dated as of March 9, 2021, among each of the Loan Parties, the administrative agents under, and certain of the lenders under, the Revolving Credit Agreement and the Existing Term Loan Credit Agreement (the “Restructuring Support Agreement”).

B.            On March [●], 2021, (the “Petition Date”), each of the Loan Parties (collectively, the “Debtors”) filed a voluntary petition for relief (collectively, the “Cases”) under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Debtors are continuing in the possession of their assets and continuing to operate their respective businesses and manage their respective properties as debtors and debtors in possession under Sections 1107(a) and 1108 of the Bankruptcy Code.

C.            In connection with the Cases, the Borrower has requested that the Lenders provide the Borrower with a junior secured multi-draw term loan debtor-in-possession credit facility in an aggregate principal amount of up to $50,000,000 (the “DIP Facility”) in commitments and loans (the “DIP Loans”) from the Lenders, which shall consist of (a) subject to, among other conditions, obtaining Bankruptcy Court approval of the Interim Order and the Hedging Order, an initial draw under the DIP Facility in an amount which shall not exceed an aggregate principal amount of $10,000,000 (the “Interim Period Draw”), (b) subject to, among other conditions, the entry of the Final Order, a second draw under the DIP Facility in an amount which shall not exceed an aggregate principal amount of $35,000,000 (the “Final Period Draw”), and (c) subject to, among other conditions, the exercise of the Case Extension Required Lenders’ rights under the Restructuring Support Agreement to an extension of the milestones thereunder and the related delivery of an updated Annex III hereto by the Administrative Agent (acting on behalf of the Case Extension Required Lenders) (such extension together with such delivery, a “Case Milestone Extension”), additional draws solely in the amount reasonably required by the Debtors and agreed to by the Case Extension Required Lenders in their sole and absolute discretion and not to exceed the Case Extension Commitments (the “Case Extension Draws”).

D.            In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

Article I
Definitions and Accounting Matters

Section 1.01          Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

[Credit Agreement]

Section 1.02          Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Additional Commitments” has the meaning assigned to such term in the DIP Order.

“Adequate Protection Liens” has the meaning assigned to such term in the DIP Order.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the then effective LIBO Rate multiplied by the Statutory Reserve Rate.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and any other agent or sub-agent pursuant to Section 11.05 appointed by the Administrative Agent with respect to matters related to the Loan Documents.

“Agent Fee Letter” that certain fee letter dated as of [March 9, 2021], in respect of an administrative agent fee, between the Borrower and the Administrative Agent.

“Agreement” means this Junior Secured Debtor-In-Possession Credit Agreement, including the Schedules and Exhibits hereto, as the same may be amended, modified, supplemented, restated, replaced or otherwise modified from time to time.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 7.26.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment (or, at any time after the Effective Date, the percentage of the aggregate principal amount of Loans then outstanding represented by such Lender’s Loans then outstanding). The initial percentage of each Lender is set forth on Annex I.

“Approved Fund” means any Fund that is administered, managed, advised or sub-advised by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineer” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., and (c) any other independent petroleum engineers reasonably acceptable to the Required Lenders.

“Approved Plan” means (a) an Approved RSA Plan or (b) any Cash Pay Plan, in each case, as such plan may be modified, amended, restated or supplemented from time to time; provided that the consent of the Administrative Agent and the Required Lenders shall be required in respect of any such modification, amendment, restatement or supplement.

[Credit Agreement]

“Approved RSA Plan” means a plan of reorganization in the form attached to the Restructuring Support Agreement, as may be amended from time to time in accordance with the Restructuring Support Agreement and such plan.

“Arranger” means Morgan Stanley Capital Administrators Inc., in its capacity as the sole lead arranger and sole bookrunner hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” has the meaning assigned to such term in the recitals hereto.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

[Credit Agreement]

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a)           in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; and

(b)           in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a)           a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(b)           a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the Federal Reserve System of the United States of America, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(c)           a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 3.03(b) and (b) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 3.03(b).

[Credit Agreement]

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means the Loans made on the Effective Date, the Plan Effective Date or from time to time as a result of Case Extension Draws.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Budget” means the Initial Budget and the 13-Week Forecast delivered on the Thursday of each seven (7) week anniversary of the Petition Date, that reflects, for the periods covered thereby, on a line-item basis the Loan Parties’ projected cash receipts and cash disbursements, including, without limitation, disbursements on account of the reasonable and documented fees and expenses of advisors (including, without limitation, advisors of the Administrative Agent and the Lenders) and which budget shall be in form and substance acceptable to the Required Lenders and which budget shall be updated every seven (7) weeks in form and substance acceptable to the Required Lenders as required by Section 8.01(t). To the extent that any updated Budget is not acceptable to the Required Lenders, the then-existent approved budget will remain the “Budget” (which may be the Initial Budget) until replaced by an updated budget that is acceptable to the Required Lenders.

“Budget Certificate” has the meaning assigned to such term in Section 8.01(t).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on a Eurodollar Loan, any day which is also a day on which banks are open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, all expenditures related to Oil and Gas Properties or the purchase of property, plant or equipment of Parent, the Borrower and the other Loan Parties that are (or would be) capitalized under GAAP; provided that Capital Expenditures for Parent, the Borrower and the other Loan Parties shall not include (a) expenditures to the extent incurred in response to an emergency or urgent situation, as determined by the Borrower in good faith and (b) expenditures to the extent required under any applicable Governmental Requirement.

[Credit Agreement]

“Capital Leases” means, in respect of any Person, all leases that are or should be, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. Any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement, and any lease that was treated as a capital lease under GAAP at the time it was entered into that later becomes an operating lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as a capital lease for all purposes under this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and applicable rules and regulations, as amended from time to time.

“CARES Allowable Uses” means “allowable uses” of proceeds of the SBA PPP Loan as described in Section 1102 of the CARES Act.

“Carve-Out” has the meaning assigned to such term in the applicable DIP Order.

“Case Extension Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction (a) the numerator of which is the sum of (i) the aggregate outstanding principal amount of the Case Extension Loans of such Lender and (ii) the unused outstanding Case Extension Commitments of such Lender and (b) the denominator of which is the sum of (i) the outstanding principal amount of the Case Extension Loans of all Lenders and (ii) the total unused outstanding Case Extension Commitments of all Lenders.

“Case Extension Availability Amount” means the amount set forth in Annex III under the caption “Case Extension Availability Amount”, when such Annex is delivered, provided that the Case Extension Availability Amount shall in no case exceed the Case Extension Commitments.

“Case Extension Availability Period” means the period from and including the date on which a Case Milestone Extension occurs to the Maturity Date.

“Case Extension Commitments” means, as to any Lender, the obligation of such Lender to make a Loan hereunder during the Case Extension Availability Period in the amount set forth opposite such Lender’s name on Annex I under the caption “Case Extension Commitment”. The aggregate Case Extension Commitments of the Lenders are $5,000,000.

“Case Extension Draw” has the meaning assigned to such term in the recitals hereto.

“Case Extension Loans” means the term loans made available by the Lenders pursuant to Section 2.01(c).

“Case Extension Required Lenders” means (a) at any time if there are two (2) unaffiliated Lenders, both Lenders and (b) otherwise, Lenders holding greater than 70% of the outstanding Case Extension Commitments and/or exposure under the DIP Facility, provided that the aggregate principal amount of the Case Extension Commitments and aggregate credit exposures of the Defaulting Lenders (if any) shall be excluded from the determination of Case Extension Required Lenders.

“Case Milestone Extension” has the meaning assigned to such term in the recitals hereto.

“Cases” has the meaning assigned to such term in the recitals hereto.

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“Cash Collateral Termination Trigger” has the meaning assigned to such term in the DIP Order.

“Cash Equivalents” means cash held in Dollars and all Investments of the type identified in Section 9.05(c) through (f).

“Cash Pay Plan” has the meaning assigned to such term in Section 10.01(o)(ii).

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Properties having a fair market value in excess of $1,000,000.

“CERCLA” has the meaning assigned to such term within the definition of “Environmental Laws.”

“Change in Control” means (a) Parent shall at any time after the Effective Date fail to own, in the aggregate, 100% of the then issued and outstanding Equity Interests in Borrower or, except as permitted by Section 9.10, any other direct or indirect Subsidiary of Parent that is a Guarantor or (b) Borrower shall cease to own and control 100% of the voting and economic interest in the Equity Interests in each Subsidiary of Borrower.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all the DIP Priority Collateral and the Other DIP Collateral, but excluding any Excluded Assets, provided that, notwithstanding anything herein or any other Loan Document to the contrary, the Collateral does not and shall not include any Building or Manufactured (Mobile) Home (each as defined in the applicable Flood Insurance Regulations).

“Commitment” means as to any Lender, the obligation of such Lender to make a Loan hereunder on the Effective Date in the amount set forth opposite such Lender’s name on Annex I under the caption “Commitment”. The aggregate Commitments of the Lenders are $50,000,000 and consist of the Initial Term Loan Commitments, the Plan Effective Date Term Loan Commitments and the Case Extension Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time and any successor statute.

“Confirmation Order” means an order confirming the Approved Plan and approving the related disclosure statement, in form and substance satisfactory to the Administrative Agent and the Required Lenders.

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“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 12.22(a).

“Credit Party” means the Administrative Agent or any Lender.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services that are more than one hundred-twenty (120) days past their invoiced due date, other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) all obligations of such Person as lessee under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others for the purpose of maintaining the financial position or covenants of others; (i) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, made more than one (1) month in advance of the month in which the commodities, goods or services are to be delivered other than gas balancing arrangements and/or prepaid drilling obligations in the ordinary course of business; (j) take-or-pay or similar obligations that require such Person to pay for goods or services whether or not such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. Debt shall not include liabilities resulting from endorsements of instruments for collection in the ordinary course of business.

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“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtors” has the meaning assigned to such term in the recitals hereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 4.05(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within five (5) Business Days of the date such Loans were required to be funded hereunder (or solely in the case of the Initial Term Loans, eight (8) Business Days) unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within five (5) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.05(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“DIP Facility” has the meaning assigned to such term in the recitals hereto.

“DIP Loan” has the meaning assigned to such term in the recitals hereto.

“DIP Order” means the Interim Order, the Final Order and/or the Hedging Order, as applicable.

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“DIP Priority Collateral” has the meaning assigned to such term in the DIP Order.

“DIP Proceeds Account” shall have the meaning assigned to such term in Section 2.02(d).

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one (1) year after the earlier of (a) Maturity Date and (b) the date on which there are no Loans or other obligations hereunder outstanding.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Early Opt-in Election” means the occurrence of:

(a)           (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.03(b) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(b)           (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 and Section 6.02 are satisfied (or waived in accordance with Section 12.02).

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“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health and safety (insofar as either may be affected by a Release of, or exposure to, Hazardous Materials) the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Natural Gas Pipeline Safety Act of 1968, as amended, the Hazardous Liquid Pipeline Safety Act of 1979, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with any Group Member would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Plan subject to Title IV of ERISA, (b) the withdrawal of the Borrower or any of its Subsidiaries or ERISA Affiliates from a Plan subject to Title IV of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Plan or a Multiemployer Plan or, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan subject to Title IV of ERISA, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

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“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens (including liens granted to the lessor of any oil and gas lessor and any financing statement giving notice thereof), operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law or otherwise in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) Liens arising solely by virtue of any statutory or common law provision or customary deposit account terms relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution and which deposit accounts and funds are explicitly contemplated by the “first day” cash management motion, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Group Member to provide collateral to the depository institution to secure any Debt (other than pursuant to the Loan Documents); (e) zoning and land use requirements, easements, restrictions, servitudes, permits, conditions, covenants, rights-of-way, building codes, exceptions or reservations in any Property of any Group Member for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Group Member or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money; (g) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and (h) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; provided that Liens described in clauses (a) through (d) above shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced, and no intention to subordinate the Liens, subordinate to only that of the Senior Liens, if any, otherwise granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excluded Account” means (a) each deposit account all or substantially all of the deposits in which consist of amounts utilized to fund payroll obligations of any Loan Party for the then-current pay period, employee benefit obligations of any Loan Party for the then-current pay period or tax obligations of any Loan Party that have accrued or that will accrue in the then-current calendar month and (b) any fiduciary, trust, suspense, escrow or third-party oil and gas royalty account in each case that is permitted to be incurred hereunder (including by Section 9.05), provided that in no event shall any of the principal operating accounts of any Loan Party constitute an Excluded Account.

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“Excluded Assets” means (a) any property to the extent that the grant of a security interest thereon shall constitute or result in a breach of, a default under, an invalidation of, a termination of, or the unenforceability of any right of any Person under, any agreement related to such property or requires the consent of, or creates a right of termination in favor of, any Person (other than the Loan Parties), or (b) any property to the extent that the grant of a security interest thereon would be prohibited by applicable law, treaty, rule or regulation or a court or a Governmental Authority would be required to grant consent, license or approval (but excluding the proceeds thereof, to the extent the assignment of such proceeds is not prohibited by applicable law and does not require the consent, license or approval of such Governmental Authority); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable; provided, further, that the exclusions referred to above shall not apply to the extent that such laws, rules, regulations, agreements, terms or provisions referred to therein would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York Uniform Commercial Code or the uniform commercial code of any relevant jurisdiction or any other applicable law (including any debtor relief law or principle of equity) and shall not include any proceeds (as defined in the New York Uniform Commercial Code or the uniform commercial code of any relevant jurisdiction) of such permit, lease, license, contract or other agreement or property, unless any assets constituting such proceeds are themselves subject to the exclusions set forth above.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), state franchise Taxes, and branch profits Taxes, in each case, (i) by the United States of America (or any political subdivision thereof) or such other jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.02, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to any such recipient’s failure to comply with Section 5.02(g), and (d) any United States federal withholding Tax that is imposed under FATCA.

“Executive Order” has the meaning assigned to such term in Section 7.26(a).

“Existing Term Loan Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Exit Facilities Credit Agreement” has the meaning assigned to such term in the Restructuring Support Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

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“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letters” means the Upfront Fee Letter and the Agent Fee Letter.

“Final” means, with respect to an order of the Bankruptcy Court, an order as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the bankruptcy rules, may be filed with respect to such order shall not preclude such order from being Final.

“Final Order” means the order or judgment of the Bankruptcy Court substantially in the form of the Interim Order with such changes as are acceptable to the Administrative Agent and the Required Lenders.

“Final Order Entry Deadline” means, as to the Final Order, entry thereof by the Bankruptcy Court on or before the date that is forty-five (45) days following the Petition Date (or if such date is extended by the Administrative Agent (acting at the direction of the Case Extension Required Lenders) as a result of a Case Milestone Extension, such extended date).

“Final Period Draw” has the meaning assigned to such term in the recitals hereto.

“Financial Officer” means, for any Person, the Chief Executive Officer, Chief Financial Officer, Vice President of Finance, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“First Amendment” means that certain First Amendment to Amended and Restated Term Loan Credit Agreement dated as of July 31, 2018 by and among the Borrower, the Parent, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” means the date that all conditions to the effectiveness of the First Amendment have occurred.

“fiscal quarter” means each fiscal quarter ending on the last day of each March, June, September and December.

“fiscal year” means each fiscal year of the Borrower and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Flood Insurance Regulations” has the meaning assigned to such term in Section 12.17.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

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“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court (including the Bankruptcy Court), central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Group Members” means the collective reference to Parent, the Borrower and their respective Subsidiaries.

“Guarantors” means Parent and each Subsidiary (as of the Effective Date and those that guarantee the Secured Obligations pursuant to Section 8.14(b)).

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste (including drilling fluids and any produced water), crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious materials or medical wastes.

“Hedging Motion” means a motion, in form and substance satisfactory to the Administrative Agent, authorizing the Loan Parties to continue prepetition Swap Agreements and enter into postpetition Swap Agreements, among other relief, which may be heard at the “first day” hearing in the Cases.

“Hedging Order” means the order, in form and substance satisfactory to the Administrative Agent, granting the Hedging Motion.

“Hedging Order Amendments” means those letter agreements substantially in the form of Exhibit A to the Hedging Motion by and between the Borrower and each of The Toronto Dominion Bank and Truist Bank.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

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“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning set forth in Section 12.03(b).

“Initial Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make a Loan hereunder on the first Business Day immediately following entry of the Final Order in the amount set forth opposite such Lender’s name on Annex I under the caption “Initial Term Loan Commitment”. The aggregate Initial Term Loan Commitments of the Lenders are $10,000,000.

“Initial Term Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Intercompany Debt” means Debt among Loan Parties which is unsecured and subordinated in right of payment to the payment in full of all of the Secured Obligations in a manner and on terms and conditions satisfactory to Administrative Agent and is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party.

“Intercreditor Agreement” means that certain intercreditor agreement of even date herewith among the Borrower, the Guarantors, the Revolving Agent, as Senior Representative (as defined in the Intercreditor Agreement), Morgan Stanley Capital Administrators Inc., as Second Priority Representative (as defined in the Intercreditor Agreement), as in effect on the Petition Date.

“Interest Payment Date” means the last Business Day of each March, June, September and December.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) month thereafter, as the Borrower may elect in its Borrowing Request, given with respect thereto; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may have a term which would extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

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“Interim Order” means an order of the Bankruptcy Court in substantially the form attached hereto as Exhibit F and otherwise satisfactory in form and substance to the Borrower, the Administrative Agent, and the Lenders.

“Interim Period” means the time period commencing on the date of the Bankruptcy Court’s entry of the Interim Order and the Hedging Order and ending on (but excluding) the earlier to occur of (i) the Effective Date and (ii) the Maturity Date.

“Interim Period Draw” has the meaning assigned to such term in the recitals hereto.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt of or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of goods or services sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“January 1 Reserve Report” has the meaning set forth in Section 8.12(a).

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Loan, the greater of (a) 1.00% and (b) the rate (rounded upwards, if necessary, to the next 1/100 of 1%) determined on the basis of the rate for deposits in dollars for a period equal to one (1) month appearing on the applicable Reuters screen (or on any successor or substitute screen of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two (2) Business Days prior to such date, as the rate for Dollar deposits with a one (1) month maturity. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such one (1) month period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which Dollar deposits of an amount comparable to such Eurodollar Loan and for a one (1) month maturity are offered by the principal London office of the Administrative Agent (or such other commercial bank reasonably selected by the Administrative Agent) in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two (2) Business Days prior to such date.

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“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations that burden Property to the extent they secure an obligation owed to a Person other than the owner of the Property. For the purposes of this Agreement, the Loan Parties shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidity” means, as of any date of determination, the sum of the aggregate amount of Unrestricted Cash and Cash Equivalents of the Parent, the Borrower and their Subsidiaries at such date.

“Loan Documents” means this Agreement, the Notes, the Security Instruments, the Fee Letters and any other agreement entered into, now or in the future, in connection with this Agreement.

“Loan Party” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property, assets, liabilities (actual or contingent), condition (financial or otherwise) of the Borrower and the other Loan Parties taken as a whole, (b) the ability of the Loan Parties to perform the obligations under the Loan Documents, (c) the validity or enforceability of any Loan Documents against the Loan Parties, or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent or any Lender under any Loan Document; provided, however, that in no case shall any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact arising from, as a result of, or in connection with (i) the public announcement of this Agreement, the Approved Plan, or any other Loan Document, (ii) the pursuit or public announcement of the Transactions, (iii) the commencement or prosecution of the Cases, or (iv) the pursuit of confirmation or consummation of the Approved Plan, be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect for purposes of this Agreement.

“Material Indebtedness” means (a) the Revolving Debt and (b) Debt (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of any Loan Party in an aggregate principal amount exceeding $250,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maturity Date” means the earliest of (a) June 14, 2021, (b) the effective date of an Approved Plan, and (c) the date all DIP Loans become due and payable under the Loan Documents, whether by acceleration or otherwise.

“Milestones” means the milestones set forth on Annex II, to be completed in each case in accordance with the applicable timing referred to therein (or such later dates as may be agreed by the Required Lenders).

“Money Laundering Law” means any law governing conduct or acts designed in whole or in part to conceal or disguise the nature, location, source, ownership or control of money (including currency or equivalents, e.g., checks, electronic transfers, etc.) to avoid a transaction reporting requirement under state or federal law or to disguise the fact that the money was acquired by illegal means.

[Credit Agreement]

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means each of the mortgages or deeds of trust executed by any one or more Loan Parties for the benefit of the Secured Parties as security for the Secured Obligations, together with any assumptions or assignments of the obligations thereunder by any Loan Party, and “Mortgages” shall mean all of such Mortgages collectively.

“Mortgaged Property” means any Property owned by any Loan Party which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“MSCAI” has the meaning set forth in the preamble hereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, that is subject to Title IV of ERISA and to which the Borrower, a Subsidiary or an ERISA Affiliate is making or accruing an obligation to make contributions or was obligated to make contributions within the last six (6) years.

“Net Cash Proceeds” means (a) in the case of any Transfer or consensual termination, unwinding, cancellation or other disposition of, or early termination event with respect to, a Swap Agreement the amount equal to the gross cash proceeds received by the Borrower or any Subsidiary from such Transfer or termination less each of the following (without duplication): (i) commissions, legal, accounting and other professional fees and expenses, Taxes paid (or reasonably estimated to be payable) during the year that such Transfer occurred or the next succeeding year in connection with such Transfer (after taking into account any available tax credits or deductions and any tax sharing arrangements), and other usual and customary transaction costs, including, without limitation, indemnification and other post-closing obligations and reserves related to any such Transfer or termination, in each case only to the extent paid or payable by a Loan Party in cash and related to such Transfer or termination, respectively and (ii) all amounts paid for the termination of Swap Agreements required as a result of such Transfer; and (b) in connection with any issuance of any Equity Interests, the gross cash proceeds received from such issuance net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.02 and (ii) has been approved by the Required Lenders.

“Non-U.S. Lender” means a Lender, with respect to the Borrower, that is not a U.S. Person.

“Notes” means the promissory notes, if any, of the Borrower described in Section 2.02(c) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

[Credit Agreement]

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, transportation, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise qualified, all references to a “Oil and Gas Property” or to “Oil and Gas Properties” in this Agreement shall refer to the Oil and Gas Properties of the Loan Parties.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation’s jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other DIP Collateral” has the meaning assigned to such term in the DIP Order.

“Other Swap Agreement” means any Swap Agreement listed on Section 7.22 that is not a Specified Swap Agreement and not with Bank of America, N.A. or any of its affiliates.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).

“Parent” has the meaning set forth in the preamble hereto.

“Participant” has the meaning assigned to such term in Section 12.04(c).

[Credit Agreement]

“Participant Register” has the meaning assigned to such term in Section 12.04(c).

“Patriot Act” has the meaning assigned to such term in Section 12.16.

“Payment in Full” has the meaning assigned to such term in Section 12.18(a).

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

“Permitted Transfers” means (a) the sale of hydrocarbons in the ordinary course of business, (b) the sale or transfer of equipment which is no longer useful or necessary for the business of the Borrower or any Loan Party or is replaced by equipment of at least comparable value or use, (c) any disposition of assets pursuant to (i) a condemnation, appropriation, seizure or similar taking or proceeding by a Governmental Authority, (ii) the requirement of, or at the direction of, a Governmental Authority, or (iii) a casualty event, (d) dispositions of property to the Borrower or any Loan Party, and (e) sales of property having a fair market value not to exceed $250,000 during the term hereof.

“Permitted Variance” has the meaning assigned to such term in Section 9.01(a).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning assigned to such term in the recitals hereto.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Plan Asset Regulations” means 29 C.F.R. § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Plan Effective Date” has the meaning set forth in the Restructuring Support Agreement.

“Plan Effective Date Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make a Loan hereunder on the Plan Effective Date in the amount set forth opposite such Lender’s name on Annex I under the caption “Plan Effective Date Term Loan Commitment”. The aggregate Plan Effective Date Term Loan Commitments of the Lenders are $35,000,000.

“Plan Effective Date Term Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01(b).

“Prepetition Loan Documents” has the meaning assigned to such term in the DIP Order.

“Prepetition RBL Claims” has the meaning assigned to such term in the DIP Order.

“Prepetition RBL Collateral” has the meaning assigned to such term in the DIP Order.

[Credit Agreement]

“Prepetition RBL Protection Fees and Expenses” has the meaning assigned to such term in the DIP Order.

“Prepetition Secured Parties” has the meaning assigned to such term in the DIP Order.

“Prepetition Term Agent” has the meaning assigned to the term “Administrative Agent” under the Existing Term Loan Credit Agreement.

“Prepetition Term Lenders” has the meaning assigned to such term in the DIP Order.

“Prepetition Term Loan Documents” has the meaning assigned to the term “Loan Documents” under the Existing Term Loan Credit Agreement.

“Prepetition Term Loan Obligations” has the meaning assigned to such term in the DIP Order.

“Prepetition Term Loan Secured Parties” has the meaning assigned to such term in the DIP Order.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Proved Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 12.22.

“RBL Adequate Protection Claims” has the meaning assigned to such term in the DIP Order.

“RBL Adequate Protection Liens” has the meaning assigned to such term in the DIP Order.

“RCRA” has the meaning assigned to such term within the definition of “Environmental Laws.”

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

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“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations.

“Required Lenders” means (a) at any time if there are two (2) unaffiliated Lenders, both Lenders and (b) otherwise, Lenders holding greater than 66.66% of the outstanding commitments and/or exposure under the DIP Facility, provided that the aggregate principal amount of the Commitments and aggregate credit exposures of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.12(a) (or such other date a report is provided to Revolving Lenders pursuant to Section 8.12 of the Revolving Credit Agreement), the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and the other Loan Parties located in the United States of America (which, for the avoidance of doubt, shall be net of any third party interest in such Oil and Gas Properties pursuant to any agreement described in clause (d) of the definition of “Excepted Liens”), together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, conversion, cancellation or termination of any such Equity Interests.

“Revolving Agent” means Toronto Dominion (Texas) LLC in its capacity as the Administrative Agent under the Revolving Credit Agreement or any replacement thereunder.

“Revolving Credit Agreement” means that certain revolving credit agreement dated as of April 23, 2018, among the Parent, the Borrower, the Revolving Agent and the lenders party thereto, as in effect as of the Petition Date.

“Revolving Debt” has the meaning assigned to the term “Secured Obligations” under the Revolving Credit Agreement.

[Credit Agreement]

“Revolving Lenders” has the meaning assigned to the term “Lenders” under the Revolving Credit Agreement.

“Revolving Loan Documents” has the meaning assigned to the term “Loan Documents” under the Revolving Credit Agreement.

“Restructuring Support Agreement” has the meaning assigned to such term in the recitals hereto.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“SBA” means the U.S. Small Business Administration.

“SBA PPP Loan” means a loan incurred by the Borrower under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act) in the principal amount of $1,912,200.

“SBA PPP Loan Date” means the date on which the Borrower receives the proceeds of the SBA PPP Loan.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Obligations” means any and all amounts owing or to be owing by any Loan Party (a) to the Administrative Agent or any Lender under any Loan Document and (b) all renewals, extensions and/or rearrangements of any of the foregoing, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including any interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

“Secured Parties” means, collectively, the Administrative Agent, each Lender, each Indemnitee, each other Agent, and any other Person owed Secured Obligations and “Secured Party” means any of them individually.

“Security Instruments” means any and all guarantee agreements, security agreements, collateral agreements, mortgages, deeds of trust and other agreements, consents, instruments or certificates, now or hereafter executed and delivered by the Borrower, the other Loan Parties or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Secured Obligations, the Notes, or this Agreement, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior DIP Liens” has the meaning assigned to such term in the DIP Order.

“Senior Liens” means the Liens securing the Revolving Debt to the extent permitted by the Intercreditor Agreement, any adequate protection liens granted to the secured parties thereof in these Cases pursuant to the DIP Order (other than, for the avoidance of doubt, any adequate protection liens granted to such secured parties over the DIP Proceeds Account, which shall be junior liens) and, to the extent applicable, the Carve-Out.

“Senior Superpriority Claim” means the superpriority claims granted as adequate protection pursuant to the DIP Order to the secured parties under the Revolving Credit Agreement (other than, for the avoidance of doubt, in respect of the DIP Proceeds Account, in respect of which such lenders shall hold a junior claim) and, to the extent applicable, the Carve-Out.

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“Small Business Act” means the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business).

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Specified Letter of Credit” means collectively, that certain Standby Letter of Credit No. S101436, in favor of Newpek, LLC, that certain Standby Letter of Credit No. S101437, in favor of Reliance Holding USA, Inc. and that certain Standby Letter of Credit No. S101438, in favor of Pioneer Natural Resource Company, in each case, as amended or otherwise modified from time to time prior to October 30, 2020, and issued by The Toronto-Dominion Bank, New York Branch.

“Specified Swap Agreements” means, collectively, each Swap Agreement listed on Schedule 1.02 hereto.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one (1) and the denominator of which is the number one (1) minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as Eurocurrency Liabilities in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which more than 50% of whose shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of Parent.

“Superpriority Claim” means a claim against a Loan Party in any of the Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) and/or 726 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.

“Supported QFC” has the meaning assigned to such term in Section 12.22.

“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, floor, future or derivative transaction or option (including any put or similar contract) or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Swap Agreement.

[Credit Agreement]

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Swap Termination Value Threshold Amount” means $2,000,000.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan Adequate Protection Liens” has the meaning assigned to such term in the DIP Order.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Testing Date” has the meaning assigned to such term in Section 9.01(a).

“Testing Period” has the meaning assigned to such term in Section 9.01(a).

“Total Proved PV-9” means, as of any date of determination thereof with respect to the Oil and Gas Properties described in the then most recent Reserve Report delivered to the Administrative Agent pursuant to Section 8.12(a), Section 8.12(b) or otherwise, the net present value, discounted at nine percent (9%) per annum, of the future net revenues expected to accrue to the Loan Parties’ collective interest in such Oil and Gas Properties from the date of such determination during the remaining expected economic lives of such Oil and Gas Properties. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such Oil and Gas Properties, (b) the pricing assumptions used in determining Total Proved PV-9 for any Oil and Gas Properties shall be based upon the Strip Price, adjusted for local basis differentials or premiums and transportation costs and to reflect the Loan Parties’ Swap Agreements then in effect, in each case as determined in the Administrative Agent’s reasonable discretion and (c) the cash-flows derived from the pricing assumptions set forth in clause (b) shall be further adjusted to account for the historical basis differential in a manner reasonably acceptable to the Administrative Agent; provided, however, that for purposes of this calculation, no more than 40% of the Total Proved PV-9 shall be attributable to Oil and Gas Properties described in the Reserve Report that constitute Proved Reserves classified as “Developed Non-Producing Reserves” and “Undeveloped Reserves”. The amount of Total Proved PV-9 at any time shall be calculated on a pro forma basis as of the date of any calculation thereof for (i) production and depletion during the period from the “as of” date of the Reserve Report through the date of determination and (ii) dispositions and acquisitions of Oil and Gas Properties consummated by the Loan Parties since the date of the Reserve Report most recently delivered hereto; provided that, (A) in the case of any such acquisition, the Administrative Agent shall have received a Reserve Report evaluating the Proved Reserves attributable to the Oil and Gas Properties subject thereto and (B) that at the Borrower’s sole discretion, the amount of Total Proved PV-9 at any time may be calculated on a pro forma basis as of the date of any calculation thereof for acquisition or dispositions. As used herein, “Strip Price” shall mean as of any date of determination, the forward month prices as of the last Business Day of the fiscal year or fiscal quarter of the Parent immediately preceding such date of determination for the most comparable hydrocarbon commodity applicable to such future production month for a four-year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full four-year period), with such price held flat for each subsequent year based on the average forward month price for each of the twelve (12) months in such fourth year, as such prices are quoted on the NYMEX (or its successor) as of the date of determination, without future escalation; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.

[Credit Agreement]

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, the Borrower’s grant of the security interests and provision of collateral under the Security Instruments and DIP Order and Borrower’s grant of Liens on Mortgaged Properties (if applicable) and other Properties pursuant to the Security Instruments and DIP Order and (b) each other Loan Party, the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under Section 12.23 by such Loan Party and such Loan Party’s grant of the security interests and provision of collateral under the Security Instruments and DIP Order, and the grant of Liens by such Guarantor on Mortgaged Properties (if applicable) and other Properties pursuant to the Security Instruments and DIP Order.

“Transfer” has the meaning set forth in Section 3.04(c).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unrestricted Cash” means cash and Cash Equivalents of the Parent, the Borrower and their Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Parent, Borrower and their Subsidiaries.

“Upfront Fee Letter” means that certain fee letter dated as of [March 9, 2021], in respect of an upfront fee, between the Borrower and the Administrative Agent.

“U.S. Person” means a Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning given to such term in Section 12.22.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.02(g)(ii)(B)(3).

[Credit Agreement]

“Variance Report” means a line-by-line report, in .pdf and Excel formats and in a form reasonably satisfactory to the Required Lenders detailing any variance (whether plus or minus and expressed as a percentage) (a) between the actual aggregate cash disbursements (with respect to each individual line item under “Total Operating Disbursements” and “Restructuring Costs” in the Budget) made during the relevant Testing Period by the Loan Parties against the projected aggregate cash disbursements set forth in the Budget for the relevant Testing Period and (b) the actual total cash receipts received during the relevant Testing Period by the Borrower and its Subsidiaries against the projected total cash receipts set forth in the Budget for the relevant Testing Period and (c) the actual amount of accrued but unpaid professional fees during the relevant Testing Period against the projected professional fees for the relevant Testing Period.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower, the Guarantors and/or one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03          Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The use of the words “repay” and “prepay”, and the words “repayment” and “prepayment” herein shall each have identical meanings hereunder. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument, certificate, organizational document or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” and “until” means “to but excluding” and the word “through” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.04          Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the financial statements delivered under Section 8.01 for the fiscal year ending December 31, 2019, except for changes in which Parent’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

[Credit Agreement]

Section 1.05          Timing of Payment or Performance. If the day specified in this Agreement for giving any notice, the payment of any obligation, performing any covenant, duty or obligation, or taking any action is not a Business Day (or if the period during which any notice is required to be given, payment to be made, any covenant, duty or obligation is required to be performed, or any action is required to be taken expires on a day that is not a Business Day), then the date for giving such notice, making such payment, performing such covenant, duty or obligation, or taking such action (and the expiration date of such period during which notice is required to be given, any covenant, duty or obligation is required to be performed, or any action is required to be taken) shall be the next day that is a Business Day.

Section 1.06          Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

Section 1.07          Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article II
The Credits

Section 2.01          Loans.

(a)           Interim Period Draw. Subject to the terms and conditions set forth in Section 2.02 herein and the satisfaction of or waiver by the Administrative Agent of the conditions precedent set forth in Section 6.01, each Lender severally, and not jointly, agrees to make Loans to the Borrower on the Effective Date in a principal amount up to such Lender’s Initial Term Loan Commitment. Amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed.

(b)           Plan Effective Date Draw. Subject to the terms and conditions set forth in Section 2.02 herein, and the satisfaction of or waiver by the Administrative Agent of the conditions precedent set forth in Section 6.02 and Section 6.03, each Lender severally, and not jointly, agrees to make DIP Loans to the Borrower on the Business Day of the Plan Effective Date in a principal amount up to such Lender’s Plan Effective Date Term Loan Commitment. Amounts paid or prepaid in respect of the Plan Effective Date Term Loans may not be re-borrowed.

(c)           Case Extension Draws. Subject to the terms and conditions set forth in Section 2.02 herein and the satisfaction of or waiver by the Administrative Agent of the conditions precedent set forth in Section 6.02 and Section 6.04, and only following a Case Milestone Extension, each Lender severally, and not jointly, agrees to make DIP Loans to the Borrower up to two times during the Case Extension Availability Period, on any Business Day in a principal amount equal to the Lenders’ respective Case Extension Applicable Percentage of the amount requested by the Borrower in accordance with Section 2.03, provided that no Lender will be required to make (i) any Loan in an amount that would result in the Loan to be made by a Lender on such date exceeding such Lender’s Case Extension Commitment on such date or (ii) to make any Loan in an amount that would result in the aggregate amount of Case Extension Loans exceeding the Case Extension Availability Amount or (iii) more than two such Loans. The Case Extension Commitments shall be permanently reduced by the amount of each Case Extension Loan when made and amounts paid or prepaid in respect of the Case Extension Loans may not be reborrowed.

[Credit Agreement]

Section 2.02          Loans and Borrowings.

(a)           Borrowings; Several Obligations. Each DIP Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective DIP Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Eurodollar Loans. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Notes. If requested by a Lender, each Loan made by such Lender shall be evidenced by a single Note of the Borrower, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender in a principal amount equal to its outstanding Loans as in effect on such date, and otherwise duly completed. The date, amount, and interest rate of each Loan made by such Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note. Upon request of the Borrower, promptly following Payment in Full, each Lender shall return to the Borrower any Note issued to it, or in the case of any loss, theft or destruction of any such Note, a lost note affidavit in customary form.

(d)           DIP Proceeds. Proceeds of all Loans borrowed hereunder shall be funded by the Lenders directly into a segregated account established by the Borrower for the purposes of holding the proceeds of the DIP Facility (such account the “DIP Proceeds Account”).

[Credit Agreement]

Section 2.03          Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or other electronic communication acceptable to the Administrative Agent, not later than 12:00 noon, New York City time, five (5) Business Days immediately prior to the date of the proposed Borrowing (other than with respect to Borrowings on the Effective Date, in which case such notification shall occur not later than 12:00 noon, New York City time, two Business Days immediately prior to the date of the proposed Borrowing), provided that the Borrower may only request two Borrowings in respect of Case Extension Loans. Each such telephonic or other electronic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other electronic communication to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B-1 and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)           the aggregate amount of the requested Borrowing;

(b)           the date of such Borrowing, which shall be a Business Day; and

(c)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04          Funding of Borrowings.

(a)           Funding by the Lenders. Each Lender shall make each Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 2:00 P.M., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)           Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05          Priority and Liens. The Loan Parties hereby covenant, represent and warrant that, upon entry of the DIP Order, the Secured Obligations of the Loan Parties hereunder and under the other Loan Documents and the DIP Order shall have the priority and liens set forth in the DIP Order, subject to the Carve-Out, and subject to the differing lien priorities in respect of the DIP Priority Collateral and the Other DIP Collateral, each as described therein.

[Credit Agreement]

Section 2.06          No Discharge, Survival of Claims. Except to the extent set forth in an Approved RSA Plan, the Borrower and each other Loan Party agrees that (a) any Confirmation Order entered in the Cases shall not discharge or otherwise affect in any way any of the Secured Obligations of the Loan Parties to the Secured Parties under this Agreement and the related Loan Documents, other than after the payment in full in cash to the Secured Parties of all Secured Obligations under the DIP Facility and the related Loan Documents on or before the effective date of a plan of reorganization and termination of the Commitments and (b) to the extent its Secured Obligations hereunder and under the other Loan Documents are not satisfied in full or otherwise treated in accordance with an Approved Plan, (i) its Secured Obligations arising hereunder shall not be discharged by the entry of a Confirmation Order (and each Loan Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Administrative Agent, the Lenders pursuant to the DIP Order and the Liens granted to the Administrative Agent pursuant to the DIP Order shall not be affected in any manner by the entry of a Confirmation Order.

Article III
Payments of Principal and Interest; Prepayments; Fees

Section 3.01          Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

Section 3.02          Interest.

(a)           Loans. The DIP Loans shall bear interest at a rate per annum selected by the Borrower equal to the LIBO Rate plus 8.00%, provided that if the LIBO Rate shall be lower than 1.00%, the LIBO Rate will be 1.00%, but in no event to exceed the Highest Lawful Rate.

(b)           Post-Default Rate. Notwithstanding the foregoing, immediately upon the occurrence and during the continuance of an Event of Default, all outstanding amounts hereunder and under any other Loan Document shall bear interest, after as well as before judgment, at the rate then applicable to such amount payable plus an additional two percent (2.0%), but in no event to exceed the Highest Lawful Rate.

(c)           Interest Payment Dates. Subject to the immediately following sentence, accrued interest on each Loan shall be payable in cash monthly in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to Section 3.02(b) shall be payable in cash on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable in cash, on the date of such repayment or prepayment.

(d)           Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

[Credit Agreement]

Section 3.03          Alternate Rate of Interest.

(a)           LIBO Rate Unavailable. Subject to Section 3.03(b), if:

(i)             the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate;

(ii)            the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans; or

(iii)           the Administrative Agent is advised by a Lender that it has become unlawful for such Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, such Borrowing shall be made at an alternate rate of interest reasonably determined by the Required Lenders or the applicable Lender(s) (in the case of clause (iii)), in consultation with the Borrower, as their cost of funds.

(b)           Effect of Benchmark Transition Event.

(i)             Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 3.03(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)            Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(b).

[Credit Agreement]

(iv)          Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowing shall be made at an alternate rate of interest reasonably determined by the Required Lenders, in consultation with the Borrower, as their cost of funds.

Section 3.04          Prepayments.

(a)           Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, solely to the extent such prepayment is made solely from the DIP Priority Collateral and shall be subject to prior notice in accordance with Section 3.04(b) and the payment of any premium or penalty in accordance with Section 3.04(g). Amounts prepaid on the account of the Loans may not be reborrowed.

(b)           Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or other electronic transmission) of any prepayment hereunder, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment (or such shorter period as the Administrative Agent may agree). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of Loans to be prepaid; provided that any notice of prepayment pursuant to a notice delivered by the Borrower pursuant to this Section 3.04(b) may be made to be contingent upon the consummation of a refinancing, effectiveness of other credit facilities or another transaction and such notice may otherwise be extended or revoked. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of the Loans shall be in an amount that would be permitted in the case of an advance of a Borrowing as provided in Section 2.02.

(c)           Mandatory Prepayments of Loans Upon Sale of Assets or Termination of Swap Agreements. Subject to the last sentence of this Section 3.04(c), if (A) the Borrower or any Subsidiary sells, assigns, farms-out, conveys or otherwise transfers (each, a “Transfer”) any assets or property or proceeds or upon the occurrence of a termination, unwinding, cancellation or other disposition of, or an early termination event occurs with respect to, any Swap Agreement, (B) such assets or property or proceeds constitute Other DIP Collateral and (C) such transfer is not a Permitted Transfer, then the Borrower shall prepay the Loans as contemplated by this Section 3.04(c) together with interest, if any, on the amount so prepaid, in an amount equal to 100% of the Net Cash Proceeds of all such Transfers and terminations of Swap Agreements. Such repayment shall be due on the next Business Day following the receipt of such Net Cash Proceeds. Notwithstanding anything to the contrary set forth in this Section 3.04(c) or elsewhere in this Agreement, all proceeds from the sale, transfer, lease, encumbrance, or other disposition of Other DIP Collateral or Prepetition RBL Collateral shall first be paid to satisfy the Prepetition RBL Claims, the RBL Adequate Protection Liens, and the RBL Adequate Protection Claims in full in cash before any such proceeds may be paid to the Secured Parties or the Prepetition Term Loan Secured Parties on account of their respective liens and claims or otherwise applied as payment towards the Secured Obligations or Prepetition Term Loan Obligations.

[Credit Agreement]

(d)           [Reserved].

(e)           [Reserved].

(f)            Application of Prepayments. Each prepayment of Loans pursuant to Section 3.04 shall be applied ratably to the Loans then outstanding.

(g)           Interest to be Paid with Prepayments. Prepayments pursuant to this Section 3.04 shall be accompanied by accrued interest to the extent required by Section 3.02.

Section 3.05          Fees. The Borrower agrees to pay the fees in the amounts and at the times set forth in the Fee Letters.

Section 3.06          Payments to MSCAI; Fundings made by MSCAI.

(a)           MSCAI, in its capacity as Administrative Agent and/or Arranger, in its sole discretion, may provide written notice to the Loan Parties to pay any fees or any other amounts due to MSCAI under the Loan Documents to Morgan Stanley Capital Group Inc., in its capacity as a Lender, for the account of MSCAI, and the relevant Loan Party shall comply with any such written direction.

(b)           For purposes of Section 2.04, MSCAI or any of its Affiliates, each in its capacity as Administrative Agent, and any Lender and the Borrower may agree that such Lender shall make a Loan to be made by it hereunder directly to the Borrower and such Lender shall make such Loan on the proposed borrowing date thereof by wire transfer of immediately available funds to the account of the Borrower designated by the Borrower in the applicable Borrowing Request.

Article IV
Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 5.01, Section 5.02 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01 or as otherwise directed by the Administrative Agent, except that payments pursuant to Section 5.01, Section 5.02 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

[Credit Agreement]

(b)           Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           Sharing of Payments by Lenders. If, other than as provided elsewhere herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02          Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03          Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.01, Section 2.04(a) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

[Credit Agreement]

Section 4.04          Disposition of Proceeds. Notwithstanding any applicable assignment of production that may be contained in the Security Instruments and/or DIP Order, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower or another Loan Party and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Loan Party to the extent permitted pursuant to the DIP Order.

Section 4.05          Defaulting Lenders.

(a)           Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)             Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders or Case Extension Required Lenders, as applicable.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments under the DIP Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 4.05(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

[Credit Agreement]

(iii)           Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any commitment fee pursuant to the Fee Letters for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A), the Borrower shall pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender.

(b)           Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the DIP Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article V
Increased Costs; Taxes

Section 5.01          Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);

(ii)            subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, continuing or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender or such other Credit Party (whether of principal, interest or any other amount), then, upon request of such Lender or other Credit Party, the Borrower will pay to such Lender or such other Credit Party such additional amount or amounts as will compensate such Lender or such other Credit Party for such additional costs incurred or reduction suffered.

[Credit Agreement]

(b)           Capital and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.02          Taxes.

(a)           Defined Terms. For purposes of this Section 5.02, Section 5.03 and Section 5.04, the term “applicable law” includes FATCA.

(b)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.02), the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

[Credit Agreement]

(d)           Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Credit Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.02) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.02, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.02(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

[Credit Agreement]

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed copies of IRS Form W-8ECI (or any successor form);

(3)         in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or any successor form); or

(4)         to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY(or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS Form W-8BEN (or any successor form), IRS Form W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

[Credit Agreement]

(C)           any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.02 (including by the payment of additional amounts pursuant to this Section 5.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

[Credit Agreement]

(i)            Survival. Each party’s obligations under this Section 5.02 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Documents.

Section 5.03          Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.02, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.02, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.04          Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.02, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.03, or if any Lender is a Non-Consenting Lender or a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.02) and obligations under this Agreement and the related Loan Documents to a replacement bank, financial institution or other institutional lender that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.04(b), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, and under the other Loan Documents (including any amounts under Sections 3.01, 3.04 and 5.05), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.02, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law; and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05          Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.03 then, in any such event and upon the request of any Lender, the Borrower shall compensate such Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.

[Credit Agreement]

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.05 and demonstrating, in reasonable detail, the computation of such amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Article VI
Conditions Precedent

Section 6.01          Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)           The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(b)           The representations and warranties of the Borrower and the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Effective Date, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date.

(c)           Chapter 11 Cases. (i) The Cases shall have been commenced and (ii) the motion to approve the Interim Order, the Hedging Order and the Final Order, and all “first day motions” filed at the time of commencement of the Cases shall be satisfactory in form and substance to the Administrative Agent.

(d)           Interim Order; Hedge Amendments. The Administrative Agent shall have received a signed copy of the Interim Order and the Hedging Order which shall have been entered by the Bankruptcy Court on or before the third day after the Petition Date, and such Interim Order and Hedging Order shall not have been vacated, reversed, modified amended or stayed.

(e)           Initial Budget. The Administrative Agent shall have received the initial Budget for the 13-week period following the Effective Date (the “Initial Budget”) which shall be in form and substance satisfactory to the Administrative Agent, together with a Budget Certificate.

(f)            Fees. All fees required to be paid to the Administrative Agent and the Lenders on or before the Effective Date shall have been paid or will be paid concurrently with the Effective Date (including the payment of the fees set forth in the Fee Letters). All reasonable and documented out-of-pocket fees and expenses (including reasonable and documented fees and expenses of outside counsel) required to be paid pursuant to the DIP Order or hereunder to the Administrative Agent and the Lenders on or before the Effective Date shall have been paid or will be paid concurrently with the Effective Date.

[Credit Agreement]

(g)           RBL Fees. All fees required to be paid to the Revolving Agent and the Revolving Lenders pursuant to the Interim Order, on or before the Effective Date, shall have been paid or will be paid concurrently with the Effective Date. All reasonable and documented out-of-pocket fees and expenses (including reasonable and documented fees and expenses of outside counsel) required to be paid to the Revolving Agent and the Revolving Lenders pursuant to the DIP Order on or before the Effective Date shall have been paid or will be paid concurrently with the Effective Date.

(h)           Patriot Act. Each Lender who has requested the same at least ten (10) Business Days prior to the Effective Date shall have received, at least three (3) Business Days prior to the Effective Date, “know your customer” and similar information.

(i)            Perfected Security Interest. (i) The Borrower shall have obtained authority to use the Collateral pursuant to an order acceptable to the Administrative Agent (including a DIP Order), (ii) the Administrative Agent for the benefit of the Secured Parties shall have a valid and perfected security interest in the Collateral pursuant to the Interim Order, and (iii) to the extent the DIP Proceeds Account is held with a third party financial institution rather than the Administrative Agent, such financial institution, the Debtors and the Administrative Agent shall have entered into a deposit control account agreement acceptable to the Administrative Agent.

(j)            Restructuring Support Agreement. The Restructuring Support Agreement shall have been executed and shall be in full force and effect with respect to all parties thereto.

(k)           The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and by-laws or other applicable Organizational Documents of such Loan Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.

(l)            The Administrative Agent shall have received certificates of the appropriate state agencies, as requested by the Administrative Agent, with respect to the existence, qualification and good standing of each Loan Party in each jurisdiction where any such Loan Party is organized.

(m)          The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that (i) all government and third party approvals necessary in connection with the continued operations of the Loan Parties and the Transactions have been obtained and are in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby on satisfactory terms and (ii) no action or proceeding is pending or threatened in any court or before any Governmental Authority seeking to enjoin or prevent the consummation of the Transactions contemplated hereby.

[Credit Agreement]

(n)           At the time of and immediately after giving pro forma effect to the Loans made on the Effective Date no Default or Event of Default (including, without limitation, compliance with all financial covenants contained in Section 9.01) shall have occurred and be continuing.

(o)           At the time and immediately after giving pro forma effect to the Loans made on the Effective Date there exists no event or circumstance that could have a Material Adverse Effect.

(p)           The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03.

(q)           On or prior to the Petition Date, the Exit Debt Commitment Letter (with a definitive credit agreement attached and as defined in the Restructuring Support Agreement) shall have been executed and delivered by all parties thereto.

(r)            Hedging. (i) The Administrative Agent shall have received signed copies of each of the Hedging Order Amendments, which shall have been executed and delivered by each party thereto and (ii) all Transactions (as defined in each of the Specified Swap Agreements) outstanding as of the date of effectiveness of the Restructuring Support Agreement shall be in full force and effect and, after giving effect to the Hedging Order Amendments, no Event of Default (as defined in each of the Specified Swap Agreements) shall have occurred or be continuing thereunder and no Termination Event (as defined in each of the Specified Swap Agreements) shall have occurred.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied or waived pursuant to Section 12.02.

Section 6.02           Each Credit Event. The obligation of each Lender to make (or be deemed on the Effective Date to have made) a Loan (each such obligation, a “Credit Event”) is subject to the satisfaction of the following conditions:

(a)           After giving effect to such Credit Event, there shall exist no Default or Event of Default.

(b)           The representations and warranties of the Borrower and the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Credit Event, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date.

(c)           Such Credit Event would not conflict with, or cause any Lender to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain the making or repayment of any Loan or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(d)           (i) For any Credit Event occurring during the Interim Period, the Interim Order and the Hedging Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Administrative Agent and the Lenders or (ii) for any Credit Event occurring on or after the entry of the Final Order, (A) the Final Order shall have been entered by the Bankruptcy Court, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Lenders.

[Credit Agreement]

(e)           The Restructuring Support Agreement shall be in full force and effect with respect to all parties thereto.

(f)            Solely with respect to a Final Period Draw, the Exit Facilities Credit Agreement shall be fully executed and effective (or shall be fully executed and effective substantially contemporaneously with such draw).

(g)           The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03.

Section 6.03          Obligation to Make Plan Effective Date Term Loans. The obligation of each Lender to make a Plan Effective Date Term Loan is additionally subject to the satisfaction of the following conditions:

(a)           The Confirmation Order shall have been entered, which order shall be in full force and effect, unstayed and Final, and shall not have been modified or amended without the written consent of the Administrative Agent, reversed or vacated.

(b)           All conditions precedent to the effectiveness of the Approved Plan as set forth therein shall have been satisfied or waived (the waiver thereof having been approved by the Administrative Agent), and the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Approved Plan in accordance with its terms shall have occurred contemporaneously with the Plan Effective Date.

(c)           The transactions contemplated by the Approved Plan to occur on the effective date of the Approved Plan shall have been consummated on the Plan Effective Date substantially contemporaneously with the occurrence therewith and in compliance with applicable law and Bankruptcy Court and regulatory approvals (if any).

(d)           All conditions precedent to the effectiveness of the RBL Exit Facility (as defined in the Restructuring Support Agreement) shall have been satisfied or waived (the waiver thereof having been approved by the Administrative Agent).

Section 6.04          Obligation to Make Case Extension Loans. The obligation of each Lender to make a Case Extension Loan is additionally subject to the satisfaction of the following conditions:

(a)           A Case Milestone Extension shall have occurred.

(b)           After giving effect to such Loan, the aggregate amount of Case Extension Loans made by such Lender shall not exceed such Lender’s Case Extension Commitment on such date.

(c)           After giving effect to such Loan, the aggregate principal amount of all Case Extension Loans outstanding shall not exceed the Case Extension Availability Amount.

[Credit Agreement]

Article VII
Representations and Warranties

Each of Parent and the Borrower, jointly and severally, represents and warrants to the Lenders that:

Section 7.01          Organization; Powers. Subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code and the entry of the DIP Order, each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such licenses, authorizations, consents, approvals and foreign qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02          Authority; Enforceability. Subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code and the entry of the DIP Order, the Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action. Each Loan Document to which a Loan Party is a party, upon entry of the applicable DIP Order, has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, as applicable, enforceable in accordance with its terms, subject to the DIP Order and subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code, and further subject to other applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03          Approvals; No Conflicts. Subject to entry of the DIP Order and subject to any restrictions arising on account of the Loan Parties’ status as “debtors” under the Bankruptcy Code, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of financing statements and the Security Instruments (or the DIP Order) as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect, or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate (i) in any material respect, any applicable law or regulation or any order of any Governmental Authority or (ii) the Organizational Documents of any Loan Party, (c) will not violate or result in a default under any material indenture, note, credit agreement or other similar instrument binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party (other than the Liens created by the Loan Documents).

Section 7.04          Financial Condition; No Material Adverse Change.

(a)           Since the Petition Date and after giving effect to the Transactions (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and the Loan Parties has been conducted only in the ordinary course consistent with past business practices (it being understood that changes in business practices that do not change the nature of the business as an exploration and production company, such as changes to respond to current market conditions, are consistent with past business practices).

(b)           Neither the Borrower nor any other Loan Party has on the date of this Agreement, after giving effect to the Transactions, any material Debt (including Disqualified Capital Stock) other than the Secured Obligations, Revolving Debt under the Revolving Loan Documents, the Intercompany Debt or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, or unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments.

[Credit Agreement]

Section 7.05          Litigation.

(a)           Other than the Cases and except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against any Group Member that (i) are not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any Loan Document or the Transactions.

(b)           Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 7.06          Environmental Matters. Subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code and the Cases, and except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)           the Group Members and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b)           the Group Members have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and no Group Member has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(c)           there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against any Group Member or any of their respective Properties or as a result of any operations at the Properties;

(d)           none of the Properties of the Group Members contain or, to the Borrower’s knowledge, have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e)           except as permitted under applicable laws, there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials attributable to the operations of any Group Member at, on, under or from any Group Member’s Properties and there are no investigations, remediations, abatements, removals of Hazardous Materials required under applicable Environmental Laws relating to such Releases or threatened Releases or at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

[Credit Agreement]

(f)            no Group Member has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials, including at, under, or Released or threatened to be Released from any real properties offsite the Group Member’s Properties and there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

(g)           there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any Group Member or relating to any of their Properties that would reasonably be expected to form the basis for a claim against any Group Member for damages or compensation and, to the Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of notice regarding such exposure; and

(h)           the Group Members have provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any Group Member’s possession or control and relating to their respective Properties or operations thereon.

Section 7.07          Compliance with the Laws and Agreements; No Defaults.

Subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code and the Cases:

(a)           Each Loan Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           No Loan Party is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require such Loan Party to Redeem or make any offer to Redeem all or any portion of any Debt outstanding under any material indenture, note, credit agreement or other similar instrument pursuant to which any Material Indebtedness is outstanding.

(c)           No Default has occurred and is continuing.

Section 7.08          Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09          Taxes. Each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and, except to the extent such payment is excluded by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court, has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP, (b) ad valorem taxes as disclosed to the Lenders prior to the Effective Date, (c) to the extent that the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or (d) to the extent otherwise excused or prohibited by the Bankruptcy Code. To the knowledge of Borrower, no material proposed tax assessment is being asserted with respect to any Loan Party.

[Credit Agreement]

Section 7.10          ERISA.

(a)           Each Plan is, and has been, operated, administered and maintained in substantial compliance with, and the Borrower and each ERISA Affiliate have complied in all material respects with, ERISA, the terms of the applicable Plan and, where applicable, the Code.

(b)           No act, omission or transaction has occurred which would result in imposition on any the Borrower or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

(c)           No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower or any ERISA Affiliate has been or is reasonably expected by any Loan Party or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(d)           The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA.

(e)           Neither the Borrower nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, or had any actual or contingent liability to any Multiemployer Plan.

Section 7.11         Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Loan Party is subject, and all other existing facts and circumstances applicable to the Loan Parties known to the Borrower, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial or other information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower or any other Loan Party which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any other Loan Party prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and the Loan Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

[Credit Agreement]

Section 7.12         Insurance. For the benefit of each Loan Party, Parent or the Borrower has, except to the extent excluded by or otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court, (a) all insurance policies sufficient for the compliance by the Loan Parties with all material Governmental Requirements and all material agreements and (b) insurance coverage, or self-insurance, in at least such amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Loan Parties. Schedule 7.12, as of the date hereof, sets forth a list of all insurance maintained by Parent or the Borrower. The Administrative Agent, as agent for the benefit of the Secured Parties, has been named as additional insureds in respect of such liability insurance policies and the Administrative Agent, as agent for the benefit of the Secured Parties, has been named as loss payee with respect to Property loss insurance.

Section 7.13         Restriction on Liens. Other than the Revolving Loan Documents, the Prepetition Term Loan Documents or the DIP Orders, neither the Borrower nor any Loan Party is a party to any material agreement or arrangement (other than as permitted by Section 9.15), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

Section 7.14         Group Members. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, there are no other Group Members. Each Guarantor has been so designated on Schedule 7.14.

Section 7.15         Foreign Operations. The Borrower and the other Loan Parties do not own any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 7.16         Location of Business and Offices. The Borrower’s jurisdiction of organization is Colorado; the name of the Borrower as listed in the public records of its jurisdiction of organization is Sundance Energy, Inc. and the organizational identification number of the Borrower in its jurisdiction of organization is 20031394742 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(k) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(k) and Section 12.01(c)). Each Group Member’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.16 (or as set forth in a notice delivered pursuant to Section 8.01(k)).

[Credit Agreement]

Section 7.17         Properties; Titles, Etc.

Other than as a result of the Cases and subject to any necessary order or authorization of the Bankruptcy Court:

(a)           Each Loan Party has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to, or valid leasehold interests in, licenses of, or rights of use, all other Collateral owned or leased by such Loan Party and all of its other material personal Properties necessary or used in the ordinary conduct of its business other than Properties sold in compliance with Section 9.11 from time to time, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and except as otherwise provided by statute, regulation or the standard and customary provisions of any applicable joint operating agreement, the ownership of such Properties shall not in any material respect obligate the Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Loan Party’s net revenue interest in such Property.

(b)           All material leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)           Except as could not reasonably be expected to have a Material Adverse Effect, the rights and Properties presently owned, leased or licensed by the Loan Parties including all easements and rights of way, include all rights and Properties necessary to permit the Loan Parties to conduct their business in the same manner as its business is conducted on the date hereof.

(d)           Except for Properties being repaired, all of the Properties of the Loan Parties which are reasonably necessary for the operation of their businesses are in good working condition in all material respects and are maintained in accordance with prudent business standards.

(e)           Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property necessary for the conduct of the business, and the use thereof by the Loan Party does not, to its knowledge, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.18         Maintenance of Properties. Other than as a result of the Cases and subject to any necessary order or authorization of the Bankruptcy Court, and except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Loan Parties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Loan Parties is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Loan Parties is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Loan Parties. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Loan Parties that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Loan Parties, in a manner consistent with the Loan Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.18 could not reasonably be expected to have a Material Adverse Effect).

[Credit Agreement]

Section 7.19         Gas Imbalances; Prepayments. Except as set forth on Schedule 7.19 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take-or-pay or other prepayments which would require any Loan Party to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two percent (2.0%) of the aggregate volumes of Hydrocarbons (on an Mcf equivalent basis) listed in the most recent Reserve Report.

Section 7.20         Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.20, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report, (a) the Loan Parties are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity and (b) no material agreements exist which are not cancelable on 90 days’ notice or less without penalty or detriment for the sale of production from the Loan Parties’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.21         [Reserved].

Section 7.22         Swap Agreements. Schedule 7.22, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied, but excluding the Security Instruments) and the counterparty to each such agreement.

Section 7.23         Use of Loans. The proceeds of the Loans shall be used (a) to pay professional or other transaction fees and expenses required hereunder or in the DIP Order or Restructuring Support Agreement, (b) to finance the working capital and capital expenditure needs of the Borrower and its Subsidiaries and for general corporate purposes of the Borrower and its Subsidiaries in accordance with the Budget, (c) to pay fees, interest and expenses associated with the DIP Facility, (d) to fund the costs of the administration of the Cases (including the Carve-Out), in each case (except for the Carve-Out), subject to the Budget and the Permitted Variances, (e) to pay post-petition interest due and owing to the Revolving Lenders in connection with the Revolving Debt and (f) to pay Prepetition RBL Protection Fees and Expenses, in the case of (e) and (f), to the extent set forth in the DIP Orders. No part of the proceeds of any Loan will be used, directly or indirectly (i) to purchase or carry any margin stock, to extend credit to others for the purpose of purchasing or carrying margin stock, to reduce or retire any indebtedness that was originally incurred to purchase or carry any margin stock or for any purpose which violates the provisions of Regulations T, U or X of the Board, (ii) in a manner inconsistent with the Budget, subject to Permitted Variances, (iii) to challenge the validity, perfection, priority, extent or enforceability of the obligations under the DIP Facility or the Existing Term Loan Credit Agreement, (iv) to investigate or assert any other claims or causes of action against the Administrative Agent, the Arrangers, any other agent or any Lender with respect to any holder of any such obligations, except as agreed by the Administrative Agent or as otherwise provided in the DIP Order with respect to any investigation regarding the facility under the Existing Term Loan Credit Agreement or (v) for any act which has the effect of materially or adversely modifying or compromising the rights and remedies of the Administrative Agent or the Lenders or any such party with respect to the DIP Facility or any Loan Document.

[Credit Agreement]

Section 7.24         [Reserved].

Section 7.25         OFAC. Neither the Group Members, nor, to the Borrower’s knowledge, any director, officer, agent, employee or Affiliate of the Group Members is currently subject to any material U.S. sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Borrowings or lend, contribute or otherwise make available such proceeds to any Group Member, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 7.26         Anti-Terrorism Laws. (a) None of the Group Members, nor, to the Borrower’s knowledge, any of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Patriot Act.

(b)          None of the Group Members, nor, to the Borrower’s knowledge, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)            a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication or such list.

(c)          None of the Group Members, nor, to the Borrower’s knowledge, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

[Credit Agreement]

Section 7.27         Money Laundering. The operations of the Group Members are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Loan Party with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened in writing.

Section 7.28         Foreign Corrupt Practices. No Group Member, nor, to the knowledge of the Borrower, any director, officer, agent, or employee of any Loan Party, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Loan Parties have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 7.29         EEA Financial Institutions. No Group Member is an EEA Financial Institution.

Section 7.30         Beneficial Ownership. As of the First Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Article VIII
Affirmative Covenants

Until Payment in Full, each of Parent and the Borrower, jointly and severally, covenants and agrees with the Lenders that:

Section 8.01         Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)          Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Parent, (i) the audited consolidated statement of financial position for Parent and its Subsidiaries and related statements of profit or loss or other comprehensive income, changes in equity, as applicable, and cash flows as of the end of and for such year, setting forth in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) internally prepared unaudited consolidating statement of financial position and statement of profit or loss or other comprehensive income of Parent which agree in total to the corresponding audited consolidated statements of Parent for the fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

[Credit Agreement]

(b)         Quarterly Financial Statements. As soon as available, but in any event not later than 60 days after the end of each of the first three (3) fiscal quarters of each fiscal year of Parent, (i) the unaudited consolidated statement of financial position for Parent and its Subsidiaries and related statements of profit or loss or other comprehensive income, changes in equity, as applicable, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial position, as of the end of) the previous fiscal year and (ii) internally prepared unaudited consolidating statement of financial position and statement profit or loss or other comprehensive income of Parent which agree in total to the corresponding unaudited consolidated statements of Parent for such fiscal quarter, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)         Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b) (subject to the proviso below), a certificate of a Financial Officer of Parent in substantially the form of Exhibit C hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 for the fiscal quarter then ended and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recently delivered financial statements referred to in Section 8.01(a) and (b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)         Certificate of Financial Officer – Swap Agreements. Concurrently with the delivery of each Reserve Report hereunder, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of the last Business Day of the period covered by such Reserve Report, a true and complete list of all Swap Agreements of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto (other than Security Instruments) not listed on Schedule 7.22, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e)         Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), and within ten (10) Business Days following each change in the insurance maintained in accordance with Section 8.07, certificates of insurance coverage with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(f)          Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to any Loan Party by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Person, and a copy of any response by such Person, or the board of directors or other appropriate governing body of such Person, to such letter or report.

[Credit Agreement]

(g)         SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC or with any other national securities exchange (other than relating to beneficial ownership of the Equity Interests of the Parent); provided, however, that the Loan Parties shall be deemed to have furnished the information required by this Section 8.01(g) if it shall have timely made the same available publicly on its website, “EDGAR”, or an equivalent website.

(h)         Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of the Revolving Loan Documents and any preferred stock designation, indenture, loan or credit or other similar material agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(i)          Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from any Loan Party (or, with respect to Oil and Gas Properties that are not operated by a Loan Party, a list of the operators of such properties).

(j)          Notice of Sales of Oil and Gas Properties and Unwinds of Swap Agreements. In the event the Borrower or any other Loan Party (i) intends to sell, transfer, assign or otherwise dispose of any Oil and Gas Properties (or any Equity Interests of any Loan Party that owns Oil and Gas Properties) or (ii) becomes aware of any termination, unwinding, cancellation or other disposition of Swap Agreements (in each case, in accordance with Section 9.11), prior written notice (or prompt written notice upon becoming aware of, as the case may be) of the foregoing (of, in the case of prior notice, at least ten (10) Business Days or such shorter time as the Administrative Agent may agree), the price thereof, in the case of Oil and Gas Properties (or any Equity Interests of any Loan Party that owns Oil and Gas Properties), and the anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom, in the case of Swap Agreements, and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(k)         Notice of Casualty Events. Prompt written notice, and in any event within three (3) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(l)          Information Regarding Borrower and Guarantors. Prompt written notice of (and in any event within ten (10) days prior thereto or such other time as the Administrative Agent may agree) any change (i) in a Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Loan Party’s chief executive office or principal place of business, (iii) in the Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Loan Party’s federal taxpayer identification number.

(m)        Production Report and Lease Operating Statements. Not later than the eighteenth (18th) Business Day of each calendar month, a report setting forth, for each calendar month during the previous twelve (12) months, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

[Credit Agreement]

(n)         Monthly Operational Report; Approved Plan of Development Variance. Promptly after delivery thereof to the board of directors of the Borrower (and in no event later than the eighteenth (18th) Business Day of each calendar month), (i) an operational report for the prior calendar month in form and substance substantially similar to the operational report provided to the board of directors of the Borrower (it being understood for purposes of this clause (i) that (A) such monthly operational report will be prepared in good faith based on interim facts and information believed by the Borrower to be reasonable at the time prepared, but may nonetheless be incomplete and (B) the Borrower shall have no liability for any unintentional errors or omissions from the facts and information provided in such monthly operational report) and (ii) a report for the prior calendar month in form and substance substantially similar to the report provided to the board of directors of the Borrower in respect of development expenditures, Capital Expenditures and other capital activities occurring in such prior calendar month including a comparison of actual development expenditures, Capital Expenditures and other capital activities for such prior calendar month versus those development expenditures, Capital Expenditures and other capital activities budgeted to occur in such prior month.

(o)         Patriot Act. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(p)         Cash Flow and Capital Expenditure Forecast. Not later than 120 days after the end of each fiscal year, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth an operating budget (including a cash flow and Capital Expenditure forecast) for the immediately succeeding twelve (12) months in form and substance reasonably satisfactory to the Administrative Agent.

(q)         Other Requested Information. Promptly following any written request therefor, such other information regarding the operations, business affairs and financial condition of Parent, the Borrower or any Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

(r)          Beneficial Ownership. Prompt written notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

(s)         Variance. Beginning on the Thursday following the first full calendar week following the Petition Date, and every second Thursday thereafter, the Borrower shall provide to the Administrative Agent a Variance Report.

(t)          Budget and Budget Certificate. Beginning on the Thursday of the seventh week anniversary of the Petition Date and every seven (7) weeks thereafter, the Borrower shall provide to the Administrative Agent (A) an updated Budget covering the 13-week period that commences with the beginning of such week in which such Budget is delivered and (B) a certificate of a financial officer of the Borrower stating that such Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower in connection therewith (such certificate a “Budget Certificate”).

[Credit Agreement]

Section 8.02         Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following after any Responsible Officer of any Loan Party has knowledge thereof:

(a)          the occurrence of any Default;

(b)         the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Group Members thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)         the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any other Loan Party in an aggregate amount exceeding $2,000,000; and

(d)         the occurrence of any Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03         Existence; Conduct of Business. Subject to any necessary order or authorization of the Bankruptcy Court, Parent and the Borrower will, and will cause each Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where failure to have such rights, licenses, permits, privileges, franchises and foreign qualifications could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04         Payment of Obligations. Except where such payment is excused by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court, Parent and the Borrower will, and will cause each other Loan Party to, pay its obligations, including tax liabilities of the Borrower and all of the other Loan Parties before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05         Performance of Obligations under Loan Documents. Except where compliance is excluded by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court, the Borrower will pay the Loans in accordance with the terms hereof, and cause each other Loan Party to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

[Credit Agreement]

Section 8.06         Operation and Maintenance of Properties. Except where compliance is excluded by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court, the Parent and the Borrower, each at its own expense, will, and will cause each other Loan Party to:

(a)           operate its Oil and Gas Properties and other material Properties or use commercially reasonable efforts to cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)           maintain and keep or use commercially reasonable efforts to cause to be maintained and kept in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other Properties material to the conduct of its business, including all equipment, machinery and facilities.

(c)           promptly pay and discharge, or use commercially reasonable efforts to cause to be paid and discharged, all material delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary, in accordance with industry standards, to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d)           promptly perform or use commercially reasonable efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

Section 8.07         Insurance. Parent or the Borrower will maintain, with financially sound and reputable insurance companies, insurance covering all Loan Parties, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Subject to the terms of the Intercreditor Agreement, the loss payable clauses or provisions in the applicable insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as a “loss payee” or other formulation reasonably acceptable to the Administrative Agent and such liability policies shall name the Administrative Agent, as agent for the benefit of the Secured Parties, as “additional insured”. Such policies will also provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08         Books and Records; Inspection Rights. Parent and the Borrower will, and will cause each other Loan Party to, keep proper books of record and account in accordance with GAAP. Parent and the Borrower will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (and hereby authorizes the Administrative Agent to contact its independent accountants directly) and to provide contact information for each bank where each Loan Party has a depository and/or securities account and each such Loan Party hereby authorizes the Administrative Agent to contact the bank(s) in order to request bank statements and/or balances, all at such reasonable times during normal business hours and as often as reasonably requested.

[Credit Agreement]

Section 8.09         Compliance with Laws. Parent and the Borrower will, and will cause each Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10         Environmental Matters.

(a)         Parent and the Borrower shall: (i) comply, and shall cause its Properties and operations and each other Group Member and each other Group Member’s Properties and operations to comply, with all applicable Environmental Laws, except to the extent any breach thereof could not be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise Release, and shall cause each other Group Member not to dispose of or otherwise Release, any Hazardous Material, or solid waste on, under, about or from any of the Borrower’s or the other Group Members’ Properties or any other Property to the extent caused by the Borrower’s or any of the other Group Members’ operations except in compliance with applicable Environmental Laws, the disposal or Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each other Group Member to timely obtain or file, all notices, and Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or the other Group Members’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each of other Group Member to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other Release of any Hazardous Materials on, under, about or from any of the Borrower’s or the other Group Members’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) use commercially reasonable efforts to conduct, and cause each other Group Member to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause each other Group Member to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and the other Group Members’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)         Parent and the Borrower will promptly, but in no event later than five (5) Business Days of Parent or the Borrower becoming aware thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any demand or lawsuit by any landowner or other third party threatened in writing against Parent or the Borrower or the other Group Members or their Properties of which Parent and or Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if Parent or the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $2,000,000, not fully covered by insurance, subject to normal deductibles.

[Credit Agreement]

(c)         If an Event of Default has occurred and is continuing, the Administrative Agent may (but shall not be obligated to), at the reasonable and documented expense of the Borrower and to the extent that the Borrower or any other Loan Party has the right to do so, conduct such Remedial Work as it deems appropriate to determine the nature and extent of any noncompliance with applicable Environmental Laws, the nature and extent of the presence of any Hazardous Material and the nature and extent of any other environmental conditions that may exist at or affect any of the Mortgaged Properties, and the Group Members shall cooperate with the Administrative Agent in conducting such Remedial Work. Such Remedial Work may include a detailed visual inspection of the Mortgaged Properties, including all storage areas, storage tanks, drains and dry wells and other structures and locations, as well as the taking of soil samples, surface water samples, and ground water samples and such other investigations or analyses as the Administrative Agent deems appropriate. The Administrative Agent and its officers, employees, agents and contractors shall have and are hereby granted the right to enter upon the Mortgaged Properties for the foregoing purposes.

Section 8.11         Further Assurances.

(a)         Parent and the Borrower, each at its sole expense will, and will cause each other Loan Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Loan Party, as the case may be, in the Loan Documents or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments (or the DIP Order) or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)         Parent and the Borrower hereby authorize the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments (or the DIP Order) or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12         Reserve Reports.

(a)         On or before March 31 and September 30 of each year, as applicable, the Borrower shall furnish to the Administrative Agent and the Lenders (with a copy to the Revolving Lenders) a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the other Loan Parties in the United States as of the immediately preceding January 1 or July 1, as applicable. The Reserve Report as of January 1 and delivered on or before March 31 of each year (the “January 1 Reserve Report”) shall be prepared by one or more Approved Petroleum Engineers, and each other Reserve Report of each year may be prepared in form reasonably acceptable by one or more Approved Petroleum Engineers or internally under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in all material respects in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(b)         In the event that the Borrower shall furnish to the Revolving Agent a Reserve Report at any time other than those set forth in Section 8.12(a), the Borrower shall furnish the same to the Administrative Agent and shall certify such Reserve Report has been prepared in all material respects in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

[Credit Agreement]

(c)         With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or the other Loan Parties own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.19 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any other Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their proved Oil and Gas Properties have been sold since the Petition Date except as set forth on an exhibit to the certificate, which exhibit shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into by a Loan Party subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.20 had such agreement been in effect on the date hereof, (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the proved Oil and Gas Properties that the value of the Mortgaged Properties represent and that such percentage is in compliance with Section 8.14(a) and (vii) attached thereto is a computation of Total Proved PV-9 for the Oil and Gas Properties evaluated in such Reserve Report.

Section 8.13         [Reserved].

Section 8.14         Additional Collateral; Additional Guarantors.

(a)         At the request of the Administrative Agent, the Parent and the Borrower shall, and shall cause the other Loan Parties to, grant, within thirty (30) days of delivery of such request (or such later date as the Administrative Agent may agree), to the Administrative Agent as security for the Secured Obligations a Lien, with the priorities established by the DIP Order, on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments or the DIP Order. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments and/or DIP Order, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary grants a Lien on its Oil and Gas Properties pursuant to Section 8.14(a) and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)         Parent and the Borrower shall promptly cause each newly created or acquired Subsidiary to guarantee the Secured Obligations, including pursuant to a supplement or joinder hereto. In connection with any such guarantee, Parent and the Borrower shall, or shall cause (i) such Subsidiary to execute and deliver such guarantee or joinder and (ii) the owners of the Equity Interests of such Subsidiary to pledge all of the Equity Interests of such new Subsidiary (including delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and to execute and deliver such other additional closing documents and certificates as shall reasonably be requested by the Administrative Agent.

[Credit Agreement]

(c)          In the event that any Loan Party becomes the direct owner of a Domestic Subsidiary, then the Loan Party shall promptly pledge 100% of all the Equity Interests of such Domestic Subsidiary, in each case, that are owned by such Loan Party in accordance with the priorities established by the DIP Order (which for the sake of clarification means the Loan Parties shall not be permitted to deliver original stock certificates, if any, evidencing such Equity Interests to any Person other than the Revolving Agent).

(d)         The Borrower hereby guarantees the payment of all Secured Obligations of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Loan Party (other than the Borrower) in order for such Loan Party to honor its obligations under the other Security Instruments and the DIP Order (provided, however, that the Borrower shall only be liable under this Section 8.14(d) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.14(d), or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.14(d) shall remain in full force and effect until Payment in Full.

(e)         If the Borrower or any Subsidiary intends to grant any Lien on any Property to secure the Revolving Debt, then the Borrower will provide at least fifteen (15) days’ prior written notice thereof to the Administrative Agent and the Borrower will, and will cause its Subsidiaries to, grant to the Administrative Agent to secure the Secured Obligations a Lien subordinate to only that of the Senior Liens, if any, on the same Property pursuant to Security Instruments in form and substance reasonably satisfactory to the Administrative Agent to the extent a prior Lien has not already been granted to the Administrative Agent on such Property. In connection therewith, the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. The Borrower will cause any Subsidiary and any other Person guaranteeing any Revolving Debt to contemporaneously guarantee the Secured Obligations.

Section 8.15         ERISA Compliance. Parent and the Borrower will promptly furnish and will cause each other Group Member and any ERISA Affiliate to promptly furnish to the Administrative Agent (i)  upon becoming aware of the occurrence of any ERISA Event or of any Prohibited Transaction, which could reasonably be expected to result in liability of Parent, the Borrower or such other Group Member in an aggregate amount exceeding $2,000,000, in connection with any Plan or any trust created thereunder, a written notice of Parent, the Borrower or Subsidiary of the Borrower, as the case may be, specifying the nature thereof, what action such Person is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (ii) upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. Promptly following receipt thereof, Parent and the Borrower will furnish and will cause each Subsidiary to promptly furnish to the Administrative Agent copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Group Member may request with respect to any Multiemployer Plan for which the Borrower, any Group Member or any of their ERISA Affiliates may be subject to any current or future liability; provided that if the Group Members have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Group Members shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

[Credit Agreement]

Section 8.16         Marketing Activities. Parent and the Borrower will not, and will not permit any of the other Loan Parties to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and the other Loan Parties that the Borrower or one of the other Loan Parties has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.17         [Reserved].

Section 8.18         Patriot Act, OFAC, FCPA. Now and hereafter to the extent applicable to this Agreement, the transactions contemplated hereby or the Loan Parties’ execution, delivery and performance of the Loan Documents, do and will comply, as applicable, in all material respects with the Patriot Act, U.S. sanctions administered by OFAC and FCPA, and with respect to each statute, any successor statute thereto.

Section 8.19         [Reserved].

Section 8.20         [Reserved].

Section 8.21         Deposit Accounts. The Borrower shall cause the DIP Proceeds Account to at all times be subject to a deposit account control agreement, in form and substance reasonably satisfactory to the Administrative Agent naming the Administrative Agent as the secured party thereunder for the benefit of the Secured Parties unless the DIP Proceeds Account is held with the Administrative Agent.

Section 8.22         Hedge Amendments. The Parent and the Borrower will use commercially reasonable efforts to cause all counterparties to Other Swap Agreements (other than Swap Agreements with Bank of America N.A. or its affiliates) to enter into letter agreements in respect of such Swap Agreements either substantially in the form of Exhibit A to the Hedging Motion or reasonably acceptable to the Administrative Agent.

Section 8.23         SBA PPP Loan. Parent and the Borrower will, and will cause each other Loan Party to (a) comply in all material respects with the SBA’s terms and conditions applicable to the SBA PPP Loan, (b) use the proceeds of the SBA PPP Loan only for CARES Allowable Uses, (c) keep necessary and appropriate records relating to the use of the SBA PPP Loan (and provide such records to the Administrative Agent upon the Administrative Agent’s reasonable request), and (d) promptly take all applicable actions, not later than 45 days after the eight-week period immediately following the SBA PPP Loan Date (or such later date as permitted under the CARES Act), to apply for forgiveness of the SBA PPP Loan in accordance with the regulations implementing Section 1106 of the CARES Act (and provide documentation, and status, of such forgiveness to the Administrative Agent upon the Administrative Agent’s reasonable request).

[Credit Agreement]

Section 8.24         Pleadings and Motions. To the extent reasonably practicable at least two (2) days prior to filing (or such shorter period as the Administrative Agent may agree), the Borrower shall use commercially reasonable efforts to provide the Administrative Agent copies of all material pleadings and motions (other than “first day” motions and proposed orders, and other than emergency pleadings or motions where, despite such Borrower’s commercially reasonable efforts, such two (2) day notice is not possible) to be filed by or on behalf of the Borrower or any of the other Loan Parties with the Bankruptcy Court in the Cases, or to be distributed by or on behalf of the Borrower or any of the other Loan Parties to any official committee appointed in the Cases, which such pleadings shall include the Administrative Agent as a notice party.

Article IX
Negative Covenants

Until Payment in Full, each of Parent and the Borrower, jointly and severally, covenant and agree with the Lenders that:

Section 9.01         Financial Covenants.

(a)          Budget Variance. As of the Thursday after the first full calendar week ending after the Petition Date and on each second Thursday thereafter ( such date a “Testing Date” and the period commencing on the Petition Date and ending on the relevant Testing Date, a “Testing Period”; provided that the initial Testing Period shall be deemed to include the full calendar week in which the Petition Date occurs), the Borrower shall not permit (i) total “Aggregate Disbursements” made by the Borrower and its Subsidiaries during such Testing Period to be greater than 110% of forecasted “Aggregate Disbursements” as set forth in the Budget for such Testing Period (ii) “Total Restructuring Expenses” made by the Borrower and its Subsidiaries during such Testing Period to be greater than 110% of forecasted “Total Restructuring Expenses” as set forth in the Budget for such Testing Period or (iii) the total disbursements during such Testing Period, in respect of any individual line item within “Aggregate Disbursements” that is identified on Schedule 9.01(a), to vary from the forecasted amount for such line item set forth in the Budget for such Testing Period, in each case greater than the percentage or dollar amount set forth in Schedule 9.01(a) with respect to such line item (the variances described in these clauses (i), (ii) and (iii), the “Permitted Variance”), provided that, notwithstanding the foregoing, the professional fees for professionals employed by the Administrative Agent, Revolving Agent and Prepetition Term Agent shall be excluded from this variance testing covenant. For the avoidance of doubt, by virtue of the cumulative testing period described above, all “Aggregate Disbursement” positive variances may be used in all future testing periods for variance testing purposes over the forecast.

(b)         Swap Termination Value. The obligations of the Loan Parties under all Swap Agreements (other than Specified Swap Agreements), measured by Swap Termination Value, shall not exceed $3,500,000 at any time (such amount to be adjusted upon the delivery of an updated budget, dollar-for-dollar, to reflect any changes to the Ending Book Cash Balance projected on the Plan Effective Date), provided that this covenant shall be of no further force and effect to the extent the Borrower has satisfied its obligations to enter into letter agreements pursuant to Section 8.22 hereof.

Section 9.02         Debt. Parent and the Borrower will not, and will not permit any other Loan Party to, incur, create, assume or suffer to exist any Debt, except:

(a)          the Loans or other Secured Obligations.

(b)         Debt existing on the Petition Date and any post-petition interest that accrues thereon (for the sake of clarification, any liabilities that have been invoiced and are in existence on the Petition Date but are not classified as “Debt” pursuant to clause (c) of the definition thereof on the Petition Date solely because 120 days have not elapsed since the invoice date of any such liability and that are classified as “Debt” following the Petition Date because such 120 day period passes after the Petition Date shall be deemed “Debt existing on the Petition Date” for the purposes of this Section 9.02(b)).

[Credit Agreement]

(c)         Debt associated with worker’s compensation claims, bonds or surety obligations required by Governmental Requirements or by third parties in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties.

(d)         Intercompany Debt.

(e)         endorsements of negotiable instruments for collection in the ordinary course of business.

(f)          Debt representing deferred compensation to employees of Parent or any of its Subsidiaries incurred in the ordinary course of business not to exceed an aggregate amount at any one time outstanding of $250,000.

(g)         [Reserved].

(h)         Debt consisting of the financing of insurance premiums not to exceed $250,000.

(i)          Debt in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business.

(j)          Debt arising under Swap Agreements permitted under Section 9.17.

(k)         other Debt not to exceed $250,000 in the aggregate at any one time outstanding; provided that no Default or Event of Default exists at the time such Debt is incurred or will occur as a result thereof.

(l)          any guarantee of any other Debt permitted to be incurred hereunder.

Section 9.03         Liens. Parent and the Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)         Liens securing the payment of any Secured Obligations.

(b)         Excepted Liens.

(c)         Liens in existence on the Petition Date.

(d)         [Reserved].

(e)         Liens with respect to property or assets of the Borrower or any other Loan Party securing obligations in an aggregate principal amount outstanding at any time not to exceed $250,000.

Section 9.04         Restricted Payments. Parent and the Borrower will not, and will not permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment.

[Credit Agreement]

Section 9.05         Investments, Loans and Advances. Parent and the Borrower will not, and will not permit any other Loan Party to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)         Investments which are disclosed to the Lenders in Schedule 9.05.

(b)         accounts receivable and notes receivable arising from the grant of trade credit arising in the ordinary course of business.

(c)         direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one (1) year from the date of acquisition thereof.

(d)         commercial paper maturing within one (1) year from the date of acquisition thereof rated in one of the two highest grades by S&P or Moody’s.

(e)         deposits maturing within one (1) year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f)          Investments in money market or similar funds with assets of at least $1,000,000,000 and rated Aaa by Moody’s or AAA by S&P.

(g)         Investments (i) made by the Borrower in or to any Loan Parties or (ii) made by Loan Parties in or to each other or the Borrower.

(h)         Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any other Loan Party as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of the other Loan Parties or in connection with the settlement of delinquent accounts and disputes with customers and suppliers; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(h) exceeds $250,000.

(i)          Investments pursuant to Swap Agreements or hedging agreements otherwise permitted under this Agreement.

Section 9.06         Nature of Business; No International Operations. Parent and the Borrower will not allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. The Loan Parties will not acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to any Oil and Gas Properties not located within the geographical boundaries of the United States. No Loan Party will acquire or create any Foreign Subsidiary.

[Credit Agreement]

Section 9.07         Proceeds of Loans. Parent and the Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.23. No Loan Party nor any Person acting on behalf of the Borrower has taken or will take any action which causes any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. Parent and the Borrower will not permit the proceeds of the Loans to be used (i) in a manner inconsistent with the Budget, subject to Permitted Variances, (ii) to challenge the validity, perfection, priority, extent or enforceability of the obligations under the DIP Facility, or the facility under the Existing Term Loan Credit Agreement, (iii) to investigate or assert any other claims or causes of action against the Administrative Agent, the Arrangers, any other agent or any Lender with respect to any holder of any such obligations, except as agreed by the Administrative Agent or as otherwise provided in the DIP Order with respect to any investigation regarding the facility under the Existing Term Loan Credit Agreement or (iv) for any act which has the effect of materially or adversely modifying or compromising the rights and remedies of the Administrative Agent or the Lenders or any such party with respect to the DIP Facility or any Loan Document (as defined in the Existing Term Loan Credit Agreement).

Section 9.08         ERISA Compliance. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower will not, and will not permit any other Group Member to, at any time:

(a)         Allow any ERISA event to occur.

(b)         contribute to or assume an obligation to contribute to, or permit any Subsidiary to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

(c)         acquire, or permit any Subsidiary to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, any Multiemployer Plan.

Section 9.09         Sale or Discount of Receivables. Parent and the Borrower will not, and will not permit any other Loan Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.10         Mergers, Etc. Neither the Borrower nor any other Loan Party will merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve.

Section 9.11         Sale of Properties. Parent and the Borrower will not, and will not permit any other Loan Party to, Transfer any Property, other than Permitted Transfers.

Section 9.12         Sales and Leasebacks. Parent and the Borrower will not, and will not permit any other Loan Party to enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party.

[Credit Agreement]

Section 9.13         Environmental Matters. Parent and the Borrower will not, and will not permit any other Group Member to, (a) cause or knowingly permit any of its Property to be in violation of, or (b) do anything or knowingly permit anything to be done which will subject any such Property to any Remedial Work (other than Remedial Work done in the ordinary course of business) under, any Environmental Laws that could reasonably be expected to have a Material Adverse Effect; it being understood that clause (b) above will not be deemed as limiting or otherwise restricting any obligation to disclose any relevant facts, conditions and circumstances pertaining to such Property to the appropriate Governmental Authority.

Section 9.14         Transactions with Affiliates. Except for transactions set forth on Schedule 9.14 (in each case consistent with past practices), Parent and the Borrower will not, and will not permit any other Loan Party to, enter into any material transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than between Borrower and Loan Parties) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.15         Negative Pledge Agreements; Dividend Restrictions. Parent and the Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property to secure the Secured Obligations or which requires the consent of other Persons in connection therewith or (b) the Borrower or any other Loan Party from paying dividends or making distributions to any Loan Party or receiving any money in respect of Debt or other obligations owed to it, or which requires the consent of or notice to other Persons in connection therewith; provided that, (i) the foregoing shall not apply to restrictions and conditions under the Loan Documents, (ii) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures existing as of the Petition Date and applicable solely to such joint venture and its equity and (iii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to Capital Leases or purchase money Debt existing as of the Petition Date if such restrictions or conditions apply only to the property or assets securing such Secured Obligations, (B) customary provisions in leases and licenses restricting the assignment thereof and existing as of the Petition Date, (C) limitations and restrictions arising or existing by reason of applicable Governmental Requirement and (D) the Intercreditor Agreement and the Revolving Loan Documents and the Prepetition Term Loan Documents.

Section 9.16         Take-or-Pay or other Prepayments. Parent and the Borrower will not, and will not permit any other Loan Party to, allow take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any other Loan Party that would require the Borrower or such other Loan Party to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.17         Swap Agreements. Parent and the Borrower will not, and will not permit any other Loan Party to, enter into any Swap Agreements without the consent of the Administrative Agent (acting at the direction of the Required Lenders).

Section 9.18         Amendments to Organizational Documents and Material Contracts. Parent and the Borrower shall not, and shall not permit any other Loan Party to, (a) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organizational Documents in any respect without the consent of the Administrative Agent (acting at the direction of the Required Lenders in their sole discretion) (b)(i) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any agreement to which it is a party, (ii) terminate, replace or assign any of the Loan Party’s interests in any agreement or (iii) permit any agreement not to be in full force and effect and binding upon and enforceable against the parties thereto, in each case if such occurrence does not receive the prior written consent of the Required Lenders and causes the Specified Letter of Credit to become drawn.

[Credit Agreement]

Section 9.19         Changes in Fiscal Periods. Parent and the Borrower shall not, and shall not permit any other Loan Party to have its fiscal year end on a date other than December 31 or change the its method of determining fiscal quarters.

Section 9.20         Anti-Terrorism Laws. Parent and the Borrower shall not permit, and shall not permit the other Loan Parties to (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 7.26 above, (b) deal in, or otherwise engage in any transaction relating to, any property of interests in property blocked pursuant to the Executive Order of any other Anti-Terrorism Law or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (x) any of the prohibitions set forth in any Anti-Terrorism Law or (y) any prohibitions set forth in the rules or regulations issued by OFAC (and, in each case, the Borrower shall, and shall cause each of the Loan Parties to, promptly deliver or cause to be delivered to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 9.20).

Section 9.21         Gas Imbalances. Parent and the Borrower shall not and shall not permit any other Loan Party to allow on a net basis gas imbalances with respect to the Oil and Gas Properties of the Borrower or any Loan Party that would require the Borrower or such Loan Party to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two percent (2.0%) of the aggregate volumes of Hydrocarbons (on an Mcf equivalent basis) listed in the most recent Reserve Report.

Section 9.22         [Reserved].

Section 9.23         DIP Proceeds Account Withdrawals. The Borrower shall not make more than one (1) withdrawal from the DIP Proceeds Account per calendar week, which, except in the case of the initial withdrawal following the entry of the Interim Order, shall occur only on a Monday (or if such Monday is not a Business Day, the following Business Day). Such withdrawal shall be accompanied by a certificate signed by a Financial Officer of the Borrower, in the form of Exhibit B-2, certifying that the use of proceeds are necessary to fund anticipated disbursements for the eight (8) day period following such withdrawal, in accordance with the Budget (subject to Permitted Variances).

Section 9.24         Capital Expenditures. No Loan Party shall, nor shall it permit any of its Subsidiaries to, incur or commit to incur any Capital Expenditures other than Capital Expenditures set forth in the Budget.

Section 9.25         Key Employee Plans. No Loan Party shall (a)(i) enter into any key employee or executive incentive or retention plan, other than such plans in effect as of the Petition Date or (ii) amend or modify any existing key employee retention plan and incentive plan in a manner that increases benefits payable thereunder, unless such plan, amendment or modification, as applicable, is satisfactory to the Required Lenders and (b) other than the payments of salary, wages or expense reimbursements, in each case as to directors, officers, and management- or executive-level employees of any of the Loan Parties, make any grant or payment after the Petition Date (including pursuant to a key employee or executive incentive or retention plan or other similar agreement or arrangement) to any director, officer, or management- or executive-level employee of any of the Loan Parties outside the ordinary course of business.

[Credit Agreement]

Section 9.26         Superpriority Claims. No Loan Party shall create or permit to exist any Superpriority Claim other than the Senior Superpriority Claims.

Section 9.27         Hedge Termination.

(a)         No Loan Party shall fail to pay a regularly scheduled settlement payment owing by such Loan Party to a “Secured Swap Provider” under a secured Swap Agreement in accordance with the terms of the applicable secured Swap Agreement.

(b)         No Loan Party shall (i) with respect to any Other Swap Agreement, cause, agree to, or permit to exist the termination, unwinding, cancellation or other disposition of any Other Swap Agreement by the counterparty thereto, or the designation of an Early Termination Date (as defined in such Other Swap Agreement) by the counterparty thereto, in each case except to the extent the obligations of the Loan Parties (measured at Swap Termination Value) under such Other Swap Agreement do not exceed the Swap Termination Value Threshold Amount. or (ii) with respect to any Specified Swap Agreement, cause, agree to, or permit to exist the termination, unwinding, cancellation or other disposition of any Specified Swap Agreement by the counterparty thereto, or the designation of an Early Termination Date (as defined in such Specified Swap Agreement) by the counterparty thereto.

Article X
Events of Default; Remedies

Section 10.01       Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)          the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)         any Loan Party shall fail to pay any (i) interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days (ii) fees and expenses of the Lenders’ professional advisors as required pursuant to the DIP Orders (and subject to the review periods set forth therein) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) calendar days.

(c)         Parent, the Borrower or any other Loan Party allow unutilized capacity under any minimum revenue commitment, minimum volume commitment or similar provision in any operating, gathering, handling, transportation, processing or marketing contracts attributable to the Oil and Gas Properties of the Borrower or any other Loan Party to exceed $5,000,000 in the aggregate for any fiscal quarter.

(d)         any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, notice, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or, to the extent that any such representation and warranty is qualified by materiality, such representation and warranty (as so qualified) shall prove to have been incorrect in any respect when made or deemed made).

[Credit Agreement]

(e)          the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02(a), Section 8.03, Section 8.12(a), Section 8.14, Section 8.21, Section 8.23 or in Article IX.

(f)          the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of five (5) Business Days after the earlier to occur of (A) written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such other Loan Party otherwise becoming aware of such default.

(g)         the Borrower or any other Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness incurred after the Petition Date, when and as the same shall become due and payable after giving effect to any grace periods applicable thereto.

(h)         any event or condition occurs that results in any Material Indebtedness incurred after the Petition Date becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any other Loan Party to make an offer in respect thereof.

(i)          (x) Any party (other than a Loan Party) to a Specified Swap Agreement shall designate an Early Termination Date (as defined in such Specified Swap Agreement) with respect to such Specified Swap Agreement, (y) a termination, unwinding, cancellation or other disposition of an Other Swap Agreement or the designation of an Early Termination Date (as defined in such Other Swap Agreement) under an Other Swap Agreement shall occur, and the obligations of the Loan Parties (measured at Swap Termination Value) under such Other Swap Agreement shall exceed the Swap Termination Value Threshold Amount, or (z) the obligations of the Loan Parties under all Other Swap Agreements, measured by Swap Termination Value, shall exceed $3,500,000 at any time (such amount to be adjusted upon the delivery of an updated budget, dollar-for-dollar, to reflect any changes to the Ending Book Cash Balance projected on the Plan Effective Date), provided that an Event of Default pursuant to this Section 10.01(i)(z) shall be of no further force and effect to the extent the Borrower has satisfied its obligation to enter into letter agreements pursuant to Section 8.22 hereof.

(j)          [Reserved].

(k)         after the commencement of the Cases, one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 15 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment.

[Credit Agreement]

(l)            any Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Loan Party thereto or shall be repudiated by any of them, except to the extent permitted by the terms of this Agreement, or the Borrower or any other Loan Party or any of their Affiliates shall so state in writing.

(m)          a Change in Control shall occur.

(n)           [Reserved].

(o)           The occurrence of any of the following:

(i)            (A) The entry of an order dismissing the Cases or converting the Cases to a case under Chapter 7 of the Bankruptcy Code, (B) the entry of an order appointing a Chapter 11 trustee in the Cases, (C) the entry of an order in the Cases appointing an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) and (D) the filing of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in clauses (A) through (C) above.

(ii)           (A) An amendment, supplement or other modification shall have been made to, or a consent or waiver shall have been granted by the Loan Parties with respect to any material departure by any person from the provisions of, the Approved Plan (without giving effect to such amendment, supplement, modification, consent or waiver), in each case, in a manner that is not permitted pursuant to the definition thereof (it being agreed an amendment, supplement or other modification to the Approved Plan to provide for both the payment in full and in cash of all Secured Obligations under this Agreement and the termination of all Commitments hereunder, and all claims under the Existing Term Loan Credit Agreement on the Effective Date and for third party releases in favor of the Administrative Agent, the Lenders and any other secured parties under the Existing Term Loan Credit Agreement, this Agreement or other Loan Documents (such a plan of reorganization, a “Cash Pay Plan”) shall not constitute an Event of Default), (B) any plan other than the Approved Plan or a Cash Pay Plan is filed by, or with the support of, a Loan Party without the consent of the Required Lenders, (C) the Loan Parties shall have commenced or participated in furtherance of any solicitation in respect of a proposed plan or reorganization other than the Approved Plan or a Cash Pay Plan, (D) the Bankruptcy Court shall terminate or reduce the period pursuant to Section 1121 of the Bankruptcy Code during which the Loan Parties have the exclusive right to file a plan of reorganization and solicit acceptances thereof or (E) any of the Loan Parties or any of their affiliates shall file any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with the Approved Plan and such motion or pleading has not been withdrawn within three (3) Business Days of the Borrower receiving notice from the Administrative Agent.

(iii)          The entry of the Final Order shall not have occurred on or before the Final Order Entry Deadline or the Interim Order (prior to entry of the Final Order) or Final Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment, without the prior written consent of Administrative Agent and Required Lenders.

[Credit Agreement]

(iv)          There shall be a breach by any Loan Party of any material provisions of the Interim Order (prior to entry of the Final Order) or the Final Order, and such breach shall continue unremedied for a period of five (5) Business Days after the earlier to occur of (A) written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such other Loan Party otherwise becoming aware of such breach.

(v)           Other than the DIP Order in respect of the Carve-Out, the entry of an order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders under which any person takes action against the Collateral or that becomes a Final non-appealable order.

(vi)          The entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure (or granting of a deed in lieu of foreclosure) against any asset with a value in excess of $1,000,000.

(vii)         [Reserved].

(viii)        Any lien securing, or Superpriority Claim in respect of, the obligations under the DIP Facility shall cease to be valid, perfected (if applicable) and enforceable in all respects or to have the priority granted under the Interim Order and the Final Order, as applicable.

(ix)           The existence of any claims or charges (including any grant of adequate protection), or the entry of any order of the Bankruptcy Court authorizing any claims or charges (including any grant of adequate protection), other than in respect of the DIP Facility or the Senior Liens, entitled to superpriority under Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the DIP Facility, or there shall arise or be granted by the Bankruptcy Court (A) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code (other than the Senior Superpriority Claims) that is pari passu or senior to the Superpriority Claim or (B) any Lien on the Collateral having a priority senior to or pari passu with the liens and security interests granted pursuant to the DIP Order and the Loan Documents, except as expressly provided herein or in the Interim Order, the Hedging Order or the Final Order, whichever is in effect.

(x)            [Reserved].

(xi)           Failure by the Loan Parties to satisfy any of the Milestones in accordance with the terms relating to such Milestone.

(xii)          After the entry thereof by the Bankruptcy Court, the Confirmation Order shall cease to be in full force and effect, or any Loan Party shall fail to satisfy in full all obligations under the DIP Facility on or prior to the effective date of the Approved Plan or fail to comply in any material respect with the Confirmation Order (and such failure shall continue unremedied for a period of five (5) Business Days after the earlier to occur of (A) written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such other Loan Party otherwise becoming aware of such failure), or the Confirmation Order shall have been revoked, remanded, vacated, reversed, rescinded or modified or amended in any manner without the consent of the Required Lenders.

[Credit Agreement]

(xiii)         Except as otherwise expressly permitted by this Agreement or otherwise consented to by the Required Lenders, there shall occur (or the Debtors shall file a motion or other pleading with the Bankruptcy Court seeking) any sale, conveyance, disposition or other transfer of all or a material portion of the Collateral pursuant to the Bankruptcy Code other than as permitted pursuant (A) the Interim Order or the Final Order or (B) the Approved Plan.

(xiv)        The Loan Parties, taken as a whole, cease to conduct substantially all of their business operations.

(xv)         The Restructuring Support Agreement shall have been terminated with respect to any party or the Restructuring Support Agreement shall have been deemed unenforceable by the Bankruptcy Court, or the Debtors shall file a motion or other pleading with the Bankruptcy Court seeking to reject or otherwise hold unenforceable the Restructuring Support Agreement.

(xvi)        The Debtors’ authority to use cash collateral under the Interim Order or Final Order is terminated in accordance with such order.

(xvii)       Any Loan Party fails to comply with the Budget, subject to any Permitted Variance.

(xviii)      Any Loan Party shall commence, join in, assist or otherwise participate (or attempt to commence, join in, assist or otherwise participate) as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders to (A) contest the validity or enforceability of any Loan Document or (B) contest the validity or perfection of any Lien securing the Secured Obligations.

(xix)         An uninsured loss as to any material portion of the Collateral that causes a Material Adverse Effect.

(xx)          The termination or revocation of any guarantee made pursuant to Section 12.23.

Section 10.02         Remedies.

(a)            In the case of an Event of Default, at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Required Lenders or shall at the request of the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times, in each case subject to the terms and conditions of the DIP Order:

(i)             terminate the Commitments, and thereupon the Commitments shall terminate immediately, and

[Credit Agreement]

(ii)            by written notice to the Borrower, declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, and all fees and other obligations of the Loan Parties accrued hereunder and under the Notes and the other Loan Documents shall become due and payable immediately, without presentment, demand (other than written notice), protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(h), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the other Loan Parties accrued hereunder and under the Notes and the other Loan Documents shall automatically and immediately become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by each Loan Party.

(b)            In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity (including, pursuant and subject to the DIP Order, the right to immediately sweep all amounts in or otherwise take possession or control of the DIP Proceeds Account and all proceeds therein).

(c)            Subject to the terms and conditions of the DIP Order, all proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i)             first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)            second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii)           third, pro rata to payment of accrued interest on the Loans;

(iv)           fourth, pro rata to payment of principal outstanding on the Loans;

(v)            fifth, pro rata to any other Secured Obligations; and

(vi)           sixth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Article XI
The Administrative Agent

Section 11.01        Appointment; Powers. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

[Credit Agreement]

Section 11.02     Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the other Group Members or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 11.03     Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or the Case Extension Required Lenders, as applicable) (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable, (or the Case Extension Required Lenders, as applicable) (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which, in its opinion, or the opinion of its counsel, exposes the Administrative Agent to liability or which is contrary to this Agreement, the Loan Documents or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law. If a Default has occurred and is continuing, no Agent shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or the Case Extension Required Lenders, as applicable) (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

[Credit Agreement]

Section 11.04     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05     Subagents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06     Resignation of Administrative Agent.

(a)       Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a qualified financial institution as successor Administrative Agent.

(b)       If at any time the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof and (ii) the Required Lenders provide written notice, the Required Lenders may, to the extent permitted by any Governmental Requirement, by notice in writing to the Borrower and the Administrative Agent remove the Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

[Credit Agreement]

(c)        Upon the Resignation Effective Date or the Removal Effective Date (as applicable), a successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07     Administrative Agent as Lender. The Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any other Group Member or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08     No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any other Lender, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower, or any of the other Group Members of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any such Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent nor any Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Group Member (or any of their Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Simpson Thacher & Bartlett LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09     Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the other Group Members, including the Cases, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.05 and Section 12.03) allowed in such judicial proceeding; and

[Credit Agreement]

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.05 and Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10     Authority of Administrative Agent to Release Collateral and Liens. The Lenders:

(a)        irrevocably authorize the Administrative Agent to comply with the provisions of Section 12.18.

(b)        authorize the Administrative Agent to execute and deliver to the Loan Parties, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents as reasonably requested by such Loan Party in connection with any disposition of Property to the extent such disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under Section 12.23 pursuant to this Section 11.10 or Section 12.18.

Section 11.11     Duties of the Arranger. The Arranger shall not have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents.

[Credit Agreement]

Section 11.12     Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

The Loan Parties agree that in connection with any sale of any or all of the Debtors’ assets under Section 363 of the Bankruptcy Code, a Chapter 11 plan, or any equivalent thereof under any other law, the Administrative Agent, at the direction of the Required Lenders, shall have the absolute right to credit bid any portion, up to the full amount, of all obligations under the DIP Facility, provided that any credit bid for assets constituting Other DIP Collateral shall include a cash portion sufficient to pay in full in cash all outstanding obligations under the Revolving Credit Agreement.

Section 11.13         Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

 (i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

[Credit Agreement]

 (ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

 (iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

 (iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)           The Administrative Agent and the Arranger hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

[Credit Agreement]

Article XII
Miscellaneous

Section 12.01         Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)             if to the Borrower, to it at 1050 17th Street, Suite 700, Denver, Colorado 80265, Attention: Eric P. McCrady (Telephone 303-543-5700);

(ii)            if to the Parent, to it at 1050 17th Street, Suite 700, Denver, Colorado 80265, Attention: Eric P. McCrady (Telephone 303-543-5700);

(iii)           if to the Administrative Agent, to it at 1585 Broadway, 16th Floor, New York, New York 10036, Attention: David Lazarus (Telephone 212-296-8134); and

(iv)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02        Waivers; Amendments.

(a)           No failure on the part of the Administrative Agent, any other Agent or Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, each other Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, or any Lender may have had notice or knowledge of such Default at the time.

[Credit Agreement]

(b)           Neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and/or the other applicable Loan Parties and the Required Lenders or by the Borrower and/or the other applicable Loan Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) [Reserved], (iii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender directly affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c)-(g) if the effect of such waiver or amendment would directly affect any Lender in a manner that is materially more adverse to such Lender than the other Lenders, Section 6.01, Section 10.02(c) or Section 12.18 without the written consent of each Lender directly affected thereby (other than any Defaulting Lender), (vii) release any Guarantor (except as set forth in Section 11.10), release all or substantially all of the Collateral (other than as provided in Section 11.10), or amend Section 8.14(a), without the written consent of each Lender (other than any Defaulting Lender), (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Case Extension Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender); (ix) [Reserved]; or (x) contractually subordinate the payment of all the Secured Obligations to any other Debt or contractually subordinate the priority of any of the Administrative Agent’s Liens to the Liens securing any other Debt, in each case, without the written consent of each Lender (other than any Defaulting Lender); provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, any supplement to any Schedule shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders. Notwithstanding the foregoing, the Borrower and the Administrative Agent may (A) amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (B) without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 3.03(b) in accordance with the terms of Section 3.03(b). Notwithstanding anything in this Section 12.02(b) or otherwise in this Agreement to the contrary, and for the avoidance of doubt, the DIP Orders require that any amendments, modifications or waivers of the provisions of this Agreement or the other Loan Documents, in each case, in a manner adverse to the Revolving Lenders shall require the consent of the Revolving Agent, such consent not to be unreasonably withheld, provided that the Revolving Agent shall be deemed to have consented to amendment, modification and waiver of the Loan Documents solely as to implement a Case Extension Draw or increasing the Commitments in the amount of any Additional Commitments to cure the Cash Collateral Termination Trigger set forth in paragraph 21(b)(27) of the DIP Order.

[Credit Agreement]

Section 12.03         Expenses, Indemnity; Damage Waiver.

(a)           Parent and the Borrower, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one (1) primary counsel for the Administrative Agent and its Affiliates, one (1) Texas local counsel for the Administrative Agent and its Affiliates (in connection with the Cases) and to the extent necessary as reasonably determined by the Administrative Agent, other outside consultants for the Administrative Agent, the reasonable and documented travel, photocopy, mailing, courier, telephone, distributions, insurance, CUSIP or LXID registration or other similar fees, bank meetings and other similar expenses, and the reasonable and documented cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), the negotiation of the DIP Orders, the Approved Plan and related disclosure statement and Confirmation Order, the Restructuring Support Agreement, and otherwise in connection with the Cases, (ii) all reasonable and documented costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent in connection with any search, filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any other Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any other Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring (including in connection with the Cases) or negotiations in respect of such Loans (including, without limitation, periodic collateral/financial control, field examinations, asset appraisal expenses, the monitoring of assets, enforcement or rights and other miscellaneous disbursements) and all such reasonable and documented out-of-pocket fees, costs and expenses of any restructuring advisor hired by the Administrative Agent, any other Agent or any Lender in connection with any workout restructuring or similar negotiations in respect of this Agreement and the Loans made hereunder.

[Credit Agreement]

(b)           PARENT AND THE BORROWER, JOINTLY AND SEVERALLY, SHALL INDEMNIFY EACH AGENT, THE ARRANGER, AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL ACTUAL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF ONE (1) FIRM OF COUNSEL (AND ONE (1) TEXAS LOCAL COUNSEL IN CONNECTION WITH THE CASES) for ALL INDEMNITEES TAKEN AS A WHOLE (AND, IF NECESSARY, BY A SINGLE FIRM OF LOCAL COUNSEL IN EACH APPROPRIATE JURISDICTION FOR ALL INDEMNITEES, TAKEN AS A WHOLE (AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST WHERE THE INDEMNITEE AFFECTED BY SUCH CONFLICT INFORMS THE BORROWER OF SUCH CONFLICT AND THEREAFTER RETAINS ITS OWN COUNSEL, OF ANOTHER FIRM OF COUNSEL FOR SUCH AFFECTED INDEMNITEE)), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE BORROWER OR ANY LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY LOAN PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (vi) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vii) THE OPERATIONS OF THE BUSINESS OF THE BORROWER OR ANY OTHER GROUP MEMBER BY SUCH PERSONS, (viii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (ix) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER GROUP MEMBER OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (x) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OTHER GROUP MEMBER WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER GROUP MEMBER, (xi) THE PAST OWNERSHIP BY THE BORROWER OR ANY OTHER GROUP MEMBER OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OTHER GROUP MEMBER OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OTHER GROUP MEMBER, (xiii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OTHER GROUP MEMBER, (xiv) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES INCLUDING ORDINARY NEGLIGENCE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO (x) ARISE FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (y) arise solely out of any claim, action, inquiry, suit, litigation, investigation or proceeding that does not involve an act or omission of any Loan Party, any of their affiliates or SUBSIDIARIES AND THAT IS BROUGHT BY AN INDEMNITEE AGAINST ANY OTHER INDEMNITEE (OTHER THAN ANY CLAIM, ACTION, SUIT, INQUIRY, LITIGATION, INVESTIGATION OR PROCEEDING AGAINST THE ADMINISTRATIVE AGENT IN ITS CAPACITY OR IN FULFILLING ITS ROLE AS AN ADMINISTRATIVE AGENT). THIS SECTION 12.03(B) SHALL NOT APPLY WITH RESPECT TO TAXES, WHICH SHALL BE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 5.02, OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

[Credit Agreement]

(c)           NEITHER PARENT NOR THE BORROWER SHALL, WITHOUT THE PRIOR WRITTEN CONSENT OF EACH INDEMNITEE AFFECTED THEREBY, SETTLE ANY THREATENED OR PENDING CLAIM OR ACTION THAT WOULD GIVE RISE TO THE RIGHT OF ANY INDEMNITEE TO CLAIM INDEMNIFICATION HEREUNDER UNLESS SUCH SETTLEMENT (X) INCLUDES A FULL AND UNCONDITIONAL RELEASE OF ALL LIABILITIES ARISING OUT OF SUCH CLAIM OR ACTION AGAINST SUCH INDEMNITEE, (Y) DOES NOT INCLUDE ANY STATEMENT AS TO OR AN ADMISSION OF FAULT, CULPABILITY OR FAILURE TO ACT BY OR ON BEHALF OF SUCH INDEMNITEE AND (Z) REQUIRES NO ACTION ON THE PART OF THE INDEMNITEE OTHER THAN ITS CONSENT.

(d)           NO INDEMNITEE SEEKING INDEMNIFICATION OR CONTRIBUTION UNDER THIS AGREEMENT WILL, WITHOUT THE BORROWER’S WRITTEN CONSENT (WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD, DELAYED OR CONDITIONED), SETTLE, COMPROMISE, CONSENT TO THE ENTRY OF ANY JUDGMENT IN OR OTHERWISE SEEK TO TERMINATE ANY INVESTIGATION, LITIGATION OR PROCEEDING REFERRED TO HEREIN; HOWEVER IF ANY OF THE FOREGOING ACTIONS IS TAKEN WITH THE BORROWER’S CONSENT OR IF THERE IS A FINAL AND NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION FOR THE PLAINTIFF IN ANY SUCH INVESTIGATION, LITIGATION OR PROCEEDING, THE BORROWER AGREES TO INDEMNIFY AND HOLD HARMLESS EACH INDEMNITEE FROM AND AGAINST ANY AND ALL ACTUAL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES BY REASON OF SUCH ACTION OR JUDGMENT IN ACCORDANCE WITH THE PROVISIONS OF THE PRECEDING PARAGRAPHS. NOTWITHSTANDING THE IMMEDIATELY PRECEDING SENTENCE, IF AT ANY TIME AN INDEMNITEE SHALL HAVE REQUESTED INDEMNIFICATION OR CONTRIBUTION IN ACCORDANCE WITH THIS AGREEMENT, PARENT AND THE BORROWER SHALL BE LIABLE FOR ANY SETTLEMENT OR OTHER ACTION REFERRED TO IN THE IMMEDIATELY PRECEDING SENTENCE EFFECTED WITHOUT THE BORROWER’S CONSENT IF (A) SUCH SETTLEMENT OR OTHER ACTION IS ENTERED INTO MORE THAN 30 DAYS AFTER RECEIPT BY THE BORROWER OF SUCH REQUEST FOR SUCH INDEMNIFICATION OR CONTRIBUTION AND (B) THE BORROWER SHALL NOT HAVE PROVIDED SUCH INDEMNIFICATION OR CONTRIBUTION IN ACCORDANCE WITH SUCH REQUEST PRIOR TO THE DATE OF SUCH SETTLEMENT OR OTHER ACTION.

[Credit Agreement]

(e)           No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnitee (as determined by a final non-appealable judgment of a court of competent jurisdiction).

(f)            To the extent that Parent or the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Agent or any Arranger under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, such Agent or such Arranger, as the case may be, such Lender’s Applicable Percentage (as determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Agent or such Arranger in its capacity as such.

(g)           To the extent permitted by applicable law, Parent and the Borrower shall not, and shall cause each Group Member not to, assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof. No Indemnitee, Loan Party or Subsidiary shall be liable for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(h)          All amounts due under this Section 12.03 shall be payable not later than ten (10) days after written demand therefor.

Section 12.04        Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

[Credit Agreement]

(b)           (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and its Loans at the time owing to it) with the prior written consent of:

(A)          the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required if (1) an Event of Default has occurred and is continuing or (2) at any other time, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent with five (5) Business Days after having received written notice thereof; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender (or an Affiliate of a Lender) immediately prior to giving effect to such assignment.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,000, payable by the assigning Lender; and

(D)          the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all documentation and other information required by other Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act; and

(E)           the Assignee must not be a natural person, a Defaulting Lender or an Affiliate or Subsidiary of the Borrower.

[Credit Agreement]

(iii)          Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)          The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitments and the principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire, all documentation and other information required by other Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act, and, if required hereunder, applicable tax forms (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(vi)          Notwithstanding the foregoing, (i) no assignment or participation shall be made to any Loan Party or any Affiliate of a Loan Party and (ii) any such assignment or participation must comply with any restrictions on assignments or participations, as applicable, as agreed to by the transferring Lender in the Restructuring Support Agreement.

[Credit Agreement]

(c)           (i) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any other Person, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) the selling Lender shall maintain the Participant Register. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, and Section 5.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.02 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 5.02(g) as though it were a Lender (it being understood the documentation required under Section 5.02(g) shall be provided only to the selling Lender).

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

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(e)           Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the other Loan Parties to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05         Survival; Revival; Reinstatement.

(a)           All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any other Secured Obligations are outstanding and so long as the Commitments have not expired or been terminated. The provisions of Section 5.01, Section 5.02 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)           To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall, and shall cause each other Loan Party to, take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06        Counterparts; Integration; Effectiveness.

(a)           This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)           This Agreement, the other Loan Documents, the Restructuring Support Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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(c)           Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07        Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or any other Loan Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09        GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)           THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)           EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY: SUBMITS (AND PARENT AND THE BORROWER SHALL CAUSE EACH GROUP MEMBER TO SUBMIT) FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, OR IF THE BANKRUPTCY COURT DOES NOT HAVE JURISDICTION DISTRICT COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF; PROVIDED THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY PARTY FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE LOAN DOCUMENTS IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

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(c)           EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)           EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 12.09.

Section 12.10        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11        Confidentiality. Each of the Administrative Agent and the Lenders (severally and not jointly) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and required to keep such Information confidential), (b) to the extent requested by the Bankruptcy Court or any regulatory authority having authority over the Administrative Agent or any Lender, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement (provided that such Person agrees to be bound by the provisions of this Section 12.11) or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations (provided that such Person agrees to be bound by the provisions of this Section 12.11), (g) on a confidential basis to the CUSIP Service Bureau, IHSMarkit or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement or the Loans, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from Parent, the Borrower or any Subsidiary relating to Parent, the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Parent, the Borrower or a Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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Section 12.12        Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans or Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans or Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Debt (or, to the extent that the principal amount of the Debt shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13        Case Milestone Extension Annex. Upon the occurrence of a Case Milestone Extension, the Administrative Agent (acting on behalf of the Required Lenders) shall deliver a completed version of Annex III hereto to the Borrower. Upon delivery to the Borrower (which may be by electronic mail), the completed Annex shall be attached hereto and shall replace the previous Annex III.

Section 12.14        No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including any other Loan Party of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent or any Lender for any reason whatsoever. There are no third party beneficiaries.

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Section 12.15        EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.16        USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 12.17        Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Reform Act of 2012, and any regulations promulgated thereunder.

Section 12.18         Releases.

(a)           Release Upon Payment in Full. Upon (i) the irrevocable and indefeasible payment in full in cash of all principal, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) and premium, if any, on all Loans outstanding under the Agreement and (ii) the payment in full in cash or posting of cash collateral in respect of all other obligations or amounts that are outstanding under the Agreement (other than indemnity obligations not yet due and payable of which the Borrower has not received a notice of potential claim), (the satisfaction of each of the foregoing clauses (i) through (ii), “Payment in Full”) the Administrative Agent, at the written request and expense of the Borrower, will promptly release, reassign and transfer the Collateral to the Loan Parties.

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(b)           Further Assurances. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by the Loan Documents, such Collateral shall be automatically released from the Liens created by the Loan Documents and the Administrative Agent, at the request and sole expense of the applicable Loan Party, shall promptly execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the applicable Security Instrument on such Collateral. At the request and sole expense of the Borrower, a Loan Party shall be released from its obligations under the Loan Documents in the event that all the capital stock or other Equity Interests of such Loan Party shall be sold, transferred or otherwise disposed of in a transaction permitted by the Loan Documents; provided that the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the date of the proposed release, a written request for release identifying the relevant Loan Party and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.

Section 12.19        Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

 (i)            a reduction in full or in part or cancellation of any such liability;

 (ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

 (iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.20        Conflict. In the event of any conflict between the terms of the DIP Orders, on the one hand, and the terms of this Agreement or any other Loan Document, on the other hand, the terms of the DIP Orders shall govern and control.

Section 12.21        Intercreditor Agreement. The Loan Parties acknowledge the existence and enforceability of the Intercreditor Agreement, and, pursuant to Section 510 of the Bankruptcy Code, the Intercreditor Agreement and any other applicable intercreditor or subordination provisions contained in any of the Prepetition Loan Documents (i) shall remain in full force and effect, (ii) shall continue to govern the relative priorities, rights, and remedies of the Prepetition Secured Parties, and (iii) shall not be deemed to be amended, altered, or modified by the terms of this Agreement. The Lenders acknowledge that nothing in this Agreement shall amend or otherwise modify the terms and enforceability of the Intercreditor Agreement, and the rights of the Revolving Lenders in relation to one another shall at all times remain subject to the Intercreditor Agreement, in each case other than with respect to the DIP Priority Collateral, which shall be subject to the Senior DIP Liens of the Lenders and the Term Loan Adequate Protection Liens of the Prepetition Term Lenders as set forth in the DIP Order.

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Section 12.22        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 12.23        Guarantee of Payment. Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties, the punctual payment of all Secured Obligations (other than with respect to the Borrower only, its own primary Secured Obligations) under this Agreement that now or which may in the future be owing by any Loan Party (the “Guaranteed Liabilities”). This guarantee is a guarantee of payment and not of collection only. The Administrative Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral. The Guaranteed Liabilities include interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents. Each Guarantor agrees that, as between the Guarantor and the Administrative Agent, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Guarantor for the purposes of this guarantee.

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(a)          Guarantee Absolute. Each Guarantor guarantees that the Guaranteed Liabilities shall be paid in accordance with the terms of this Agreement. The liability of each Guarantor hereunder is absolute and unconditional irrespective of: (i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (ii) any release or amendment or waiver of, or consent to departure from, any other guarantee or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (iii) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (iv) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; and (v) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or a Guarantor (other than the defense of payment or performance).

(b)          Reinstatement. This guarantee is a continuing guarantee of the payment of all Guaranteed Liabilities now or hereafter existing under this Agreement, and shall remain in full force and effect so long as the Commitments remain in effect, or any other Secured Obligation is owing to any Lender or the Administrative Agent.

(c)          Subrogation. No Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this guarantee or otherwise, so long as the Commitments remain in effect, or other Secured Obligations are owing to any Lender or the Administrative Agent hereunder. If any amount is paid to the Guarantor on account of subrogation rights under this guarantee at any time and any other Secured Obligations are owed to any Lender or the Administrative Agent, the amount shall be held in trust for the benefit of the Secured Parties and shall be promptly paid to the Administrative Agent to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement. Following the Maturity Date and if no other Secured Obligations are owed to any Lender or the Administrative Agent, if any Guarantor makes payment to any Secured Party of all or any part of the Guaranteed Liabilities, the Administrative Agent and the Secured Parties shall, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Liabilities resulting from the payment.

(d)          Subordination. Without limiting the rights of the Administrative Agent and the Secured Parties under any other agreement, any liabilities owed by the Borrower to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Liabilities, and such liabilities of the Borrower to such Guarantor, if the Administrative Agent so requests after the occurrence and during the continuation of a Default or Event of Default, shall be collected, enforced and received by any Guarantor as trustee for the Administrative Agent and shall be paid over to the Administrative Agent on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this guarantee.

[Credit Agreement]

(e)          Payments Generally. All payments by the Guarantors shall be made in the manner, at the place and in the currency (the “Payment Currency”) specified for payments made under this Agreement; provided, however, that if the Payment Currency is other than U.S. Dollars any Guarantor may, at its option (or, if for any reason whatsoever any Guarantor is unable to effect payments in the foregoing manner, such Guarantor shall be obligated to) pay to the Administrative Agent at its principal office the equivalent amount in U.S. Dollars computed at the selling rate of the Administrative Agent or a selling rate chosen by the Administrative Agent, most recently in effect on or prior to the date the Guaranteed Liability becomes due, for cable transfers of the Payment Currency to the place where the Guaranteed Liability is payable. In any case in which any Guarantor makes or is obligated to make payment in U.S. Dollars, the Guarantor shall hold the Administrative Agent and the Secured Parties harmless from any loss incurred by the Administrative Agent and any Secured Party arising from any change in the value of U.S. Dollars in relation to the Payment Currency between the date the Guaranteed Liability becomes due and the date the Administrative Agent or such Secured Party is actually able, following the conversion of the U.S. Dollars paid by such Guarantor into the Payment Currency and remittance of such Payment Currency to the place where such Guaranteed Liability is payable, to apply such Payment Currency to such Guaranteed Liability.

(f)           Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Administrative Agent or any Secured Party may otherwise have, the Administrative Agent or such Secured Party shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Guarantor at any office of the Administrative Agent or such Secured Party, in U.S. Dollars or in any other currency, against any amount payable by such Guarantor under this guarantee which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that the failure of the Administrative Agent or such Secured Party to give such notice shall not affect the validity thereof.

(g)          Formalities. Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this guarantee.

(h)          Survival. The agreements and other provisions in this Section 12.23 shall survive, and remain in full force and effect regardless of, the resignation or removal of the Administrative Agent or the Administrative Agent or the replacement of any Lender.

[SIGNATURES BEGIN NEXT PAGE]

[Credit Agreement]

IN WITNESS WHEREOF, the Parent, the Borrower, the Guarantors, the Administrative Agent and the Lenders have executed this Agreement as of the date first above written.

PARENT AND GUARANTOR:	SUNDANCE ENERGY INC.

By:
Name:
Title:

Signature Page to DIP Credit Agreement

BORROWER:	SUNDANCE ENERGY, INC.

By:
Name:
Title:

Signature Page to DIP Credit Agreement

GUARANTOR:	ARMADILLO E&P, INC.

By:
Name:
Title:

Signature Page to DIP Credit Agreement

GUARANTOR:	SEA EAGLE FORD, LLC

By:
Name:
Title:

Signature Page to DIP Credit Agreement

ADMINISTRATIVE AGENT, SOLE LEAD ARRANGER AND SOLE BOOK RUNNER:	MORGAN STANLEY CAPITAL ADMINISTRATORS INC.

By:
Name:
Title:

Signature Page to DIP Credit Agreement

LENDER:	[•]

By:
Name:
Title:

Signature Page to DIP Credit Agreement

ANNEX I
LIST OF COMMITMENTS

[To come.]

ANNEX II1
MILESTONES

a.	The Company shall have commenced solicitation of votes to accept or reject the Plan from the RBL Lenders and the Term Lenders by the Solicitation Commencement Date.

b.	On or prior to the Petition Date, the Exit Debt Commitment Letter and the Equity Commitment Letter shall have been executed and delivered by, in each case, all parties thereto.

c.	Within two (2) Business Days of the Solicitation Commencement Date, the Petition Date shall have occurred.

d.	No later than one (1) calendar day after the Petition Date, the Company shall have filed with the Bankruptcy Court (1) a motion seeking entry of the Financing Orders, (2) the Plan and Disclosure Statement, and (3) the Confirmation Motion.

e.	No later than three (3) Business Days after the Petition Date, the Bankruptcy Court shall have entered (1) the Interim Financing Order and (2) an order scheduling the combined hearing and granting conditional approval of the Disclosure Statement.

f.	No later than forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final Financing Order.

g.	No later than forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Combined Disclosure Statement and Confirmation Order.

h.	No later than fourteen (14) calendar days after the date of entry of the Combined Disclosure Statement and Confirmation Order, the Plan Effective Date shall have occurred.

Milestone (g) above shall be extended by up to thirty-five (35) days (but in no event beyond the Maturity Date), upon the exercise of the Required Lenders’ rights under the Restructuring Support Agreement to a Case Milestone Extension. Any other Milestone extension shall require the consent of the Required Lenders (and pursuant to the Financing Orders, the Revolving Agent) (but in no event shall any Milestone be extended beyond the Maturity Date). Pursuant to the DIP Orders, an agreement by the Revolving Agent to extend a Milestone by more than three (3) Business Days shall require the consent of the Super-Majority RBL Lenders. Notwithstanding the foregoing, any Milestone that is extended under the Restructuring Support Agreement shall be deemed extended under the DIP Facility and Financing Orders.

[1]	Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to such terms in the Restructuring Support Agreement.

ANNEX III
CASE MILESTONE EXTENSION DOCUMENT

EXTENDED MILESTONES

Upon the occurrence of a Case Milestone Extension, the following milestone shall be deemed the Milestone “(g)” for all purposes under this Agreement:

1.	No later than [____] calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and

CASE EXTENSION AVAILABILITY AMOUNT

Upon the occurrence of a Case Milestone Extension, the following shall be deemed the Case Extension Availability Amount for all purposes under this Agreement:

$[_________________] dollars.

Final Form

EXHIBIT A

FORM OF NOTE

[ ], 20[ ]

FOR VALUE RECEIVED, SUNDANCE ENERGY, INC., a Colorado corporation, (the “Borrower”), hereby promises to pay to [●] (the “Lender”), at the principal office of Morgan Stanley Capital Administrators Inc. (the “Administrative Agent”), the principal sum equal to the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement (as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, interest rate and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be recorded by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect the Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by the Lender of this Note.

This Note is one of the Notes referred to in the Junior Secured Debtor-in-Possession Credit Agreement dated as of March [ ], 2021 among the Parent, a debtor and debtor-in-possession in the Cases, the Borrower, a debtor and debtor-in-possession in the Cases, the Guarantors, each of which is a debtor and debtor-in-possession in the Cases, the Administrative Agent and the lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Junior Secured Debtor-in-Possession Credit Agreement, as the same may be amended, restated, amended and restated, modified, or otherwise supplemented from time to time, the “Credit Agreement”). Capitalized terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

If this Note is placed into the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, the Borrower agrees to pay all fees and expenses to the holder hereof as and to the extent required by the Credit Agreement in addition to the principal and interest payable hereunder.

[Signature page follows.]

EXHIBIT A

THIS NOTE SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SUNDANCE ENERGY, INC.

By:
Name:
Title:

EXHIBIT A

EXHIBIT B-1

FORM OF BORROWING REQUEST

[                 ], 20[ ]

Sundance Energy, Inc., a Colorado corporation, (the “Borrower”), pursuant to Section 2.03 of the Junior Secured Debtor-in-Possession Credit Agreement dated as of March [ ], 2021 (together with all amendments, restatements, amendments and restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Parent, a debtor and debtor-in-possession in the Cases, the Borrower, a debtor and debtor-in-possession in the Cases, the Guarantors, each of which is a debtor and debtor-in-possession in the Cases, the Administrative Agent and the lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(1)               Aggregate amount of the requested Borrowing is $[           ];

(2)               Date of such Borrowing is [                ], 20[ ];1 and

(3)               Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(d) and 2.04 of the Credit Agreement, is as follows:

[                                    ]

[                                    ]

[                                    ]

[                                    ]

[                                    ]

1        The date of the Borrowing shall be a Business Day.

EXHIBIT B-1

The undersigned certifies that he/she is the [insert title of authorized officer] of the Borrower, and that as such he/she is authorized to execute this request on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower, in the capacity described above and not in his or her individual capacity, that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

SUNDANCE ENERGY, INC.

By:
Name:
Title:

EXHIBIT B-1

EXHIBIT B-2

FORM OF DIP PROCEEDS WITHDRAWAL CERTIFICATE

[                ], 20[ ]

Sundance Energy, Inc., a Colorado corporation, (the “Borrower”), pursuant to Section 9.23 of the Junior Secured Debtor-in-Possession Credit Agreement dated as of March [ ], 2021 (together with all amendments, restatements, amendments and restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Parent, a debtor and debtor-in-possession in the Cases, the Borrower, a debtor and debtor-in-possession in the Cases, the Guarantors, each of which is a debtor and debtor-in-possession in the Cases, the Administrative Agent and the lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a withdrawal from the DIP Proceeds Account as follows:

(1)               Aggregate amount of the requested DIP Proceeds Account withdrawal is $[               ];

(2)               Date of such DIP Proceeds Account withdrawal is [                ], 20[ ];2 and

(3)               Location and number of the account to which funds are to be disbursed, is as follows:

[                                    ]

[                                    ]

[                                    ]

[                                    ]

[                                    ]

(4)               The use of proceeds from the withdrawal requested hereby are necessary (after giving effect to any anticipated receipts and all available Cash Collateral) to fund anticipated disbursements for the eighteen (18) day period following such withdrawal, in accordance with the Budget (subject to Permitted Variances).  Attached hereto is reasonably detailed information documenting the need for such anticipated disbursements.

2       The date of the Borrowing shall be a Business Day.

EXHIBIT B-2

The undersigned certifies that he/she is the [insert title of authorized officer] of the Borrower, and that as such he/she is authorized to execute this request on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower, in the capacity described above and not in his or her individual capacity, that the Borrower is entitled to receive the requested DIP Proceeds Account withdrawal under the terms and conditions of the Credit Agreement.

SUNDANCE ENERGY, INC.

By:
Name:
Title:

EXHIBIT B-2

EXHIBIT C

FORM OF
COMPLIANCE CERTIFICATE

[_____________], 20[_]3

The undersigned hereby certifies that he/she is the [insert title of Financial Officer] of Sundance Energy Inc., a Delaware corporation (the “Parent”), and that as such he/she is authorized to execute this certificate on behalf of the Parent. With reference to the Junior Secured Debtor-in-Possession Credit Agreement dated as of March [ ], 2021 (together with all amendments, restatements, amendments and restatements, supplements or other modifications thereto being the “Agreement”) among the Parent, a debtor and debtor-in-possession in the Cases, Sundance Energy, Inc., a Colorado corporation and a debtor and debtor-in-possession in the Cases (the “Borrower”), the Guarantors, each of which is a debtor and debtor-in-possession in the Cases, Morgan Stanley Capital Administrators Inc., as Administrative Agent, and the lenders (the “Lenders”) which are or become a party thereto, the undersigned certifies on behalf of the Parent, and not in his or her individual capacity, as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

1                     There exists no Default or Event of Default [or specify Default and describe].

2                    Attached hereto are the reasonably detailed computations necessary to determine whether the Parent and the Borrower is in compliance with Section 9.01 of the Agreement as of the most recent Testing Period.

3.                There have been no changes in GAAP or in the application thereof since the date of the most recently delivered financial statements referred to in Section 8.01(a) and (b) [other than as described below:].

EXECUTED AND DELIVERED as of the date first written above.

SUNDANCE ENERGY INC.

By:
Name:
Title:

3 With respect to the quarterly financials for the fiscal quarter of Parent ending June 30, 2021, a Compliance Certificate shall (I) be required to be delivered on or before October 30, 2021 and (II) not be required to contain any calculations demonstrating compliance with Section 9.01 for such fiscal quarter.

EXHIBIT C

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 5 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (together with all amendments, restatements, amendments and restatements, supplements or other modifications thereto, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

4 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

5 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

6 Select as appropriate.

7 Include bracketed language if there are either multiple Assignors or multiple Assignees.

EXHIBIT D

1	Assignor:

2	Assignee:

[and is an [Affiliate][Approved Fund] of [identify Lender]8 ]

3	Borrower:	Sundance Energy, Inc.

4	Administrative Agent:	Morgan Stanley Capital Administrators Inc., as the administrative agent under the Credit Agreement

5	Credit Agreement:	The Junior Secured Debtor-in-Possession Credit Agreement dated as of March [ ], 2021 among Sundance Energy Inc., Sundance Energy, Inc., the Guarantors, the Lenders party thereto, and Morgan Stanley Capital Administrators Inc., as Administrative Agent

6	Assigned Interest:

Commitment / Loan [9]	Assignor[s][10]	Assignee[s][11]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[12]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

8 Select as applicable.

9 To list either Initial Commitments / Loans, Plan Effective Date Commitments / Loans or Case Extension Commitments / Loans.

10 List each Assignor, as appropriate.

11 List each Assignee, as appropriate.

12 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT D

Effective Date:       _____________ ___, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

EXHIBIT D

[Consented to and]13 Accepted:

Morgan Stanley Capital Administrators Inc.,

as Administrative Agent

By
Name:
Title:

[Consented to:]14

Sundance Energy, Inc.,

as Borrower

By
Name:
Title:

13 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

14 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

EXHIBIT D

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.04 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts that have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts that have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D

EXHIBIT E-1

Form of U.S. Tax Compliance Certificate

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Junior Secured Debtor-in-Possession Credit Agreement dated as of March [ ], 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent, a debtor and debtor-in-possession in the Cases, Sundance Energy, Inc., a debtor and debtor-in-possession in the Cases, as Borrower, the Guarantors, each of which is a debtor and debtor-in-possession in the Cases, Morgan Stanley Capital Administrators Inc., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.02 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT E-1

EXHIBIT E-2

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Junior Secured Debtor-in-Possession Credit Agreement dated as of March [ ], 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent, a debtor and debtor-in-possession in the Cases, Sundance Energy, Inc., a debtor and debtor-in-possession in the Cases, as Borrower, the Guarantors, each of which is a debtor and debtor-in-possession in the Cases, Morgan Stanley Capital Administrators Inc., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.02 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT E-2

EXHIBIT E-3

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Junior Secured Debtor-in-Possession Credit Agreement dated as of March [ ], 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent, a debtor and debtor-in-possession in the Cases, Sundance Energy, Inc., a debtor and debtor-in-possession in the Cases, as Borrower, the Guarantors, each of which is a debtor and debtor-in-possession in the Cases, Morgan Stanley Capital Administrators Inc., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.02 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT E-3

EXHIBIT E-4

Form of U.S. Tax Compliance Certificate

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Junior Secured Debtor-in-Possession Credit Agreement dated as of March [ ], 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent, a debtor and debtor-in-possession in the Cases, Sundance Energy, Inc., a debtor and debtor-in-possession in the Cases, as Borrower, the Guarantors, each of which is a debtor and debtor-in-possession in the Cases, Morgan Stanley Capital Administrators Inc., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.02 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Remainder of page intentionally left blank.]

EXHIBIT E-4

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 201[ ]

EXHIBIT E-4

EXHIBIT F
INTERIM ORDER

[To come.]

EXHIBIT F

Exhibit C

Interim Financing Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

Houston Division

------------------------------------------------------------ In re: SUNDANCE ENERGY INC., et al.,[1] Debtors. ------------------------------------------------------------	x : : : : : : x	Chapter 11 Case No. 21-_____ (___) Jointly Administered Ref. Docket No. [●]

INTERIM ORDER (I) AUTHORIZING
THE DEBTORS TO (A) OBTAIN POSTPETITION FINANCING,
(B) USE CASH COLLATERAL, AND (C) GRANT LIENS AND
SUPERPRIORITY ADMINISTRATIVE EXPENSE CLAIMS; (II) GRANTING
ADEQUATE PROTECTION; (III) MODIFYING THE AUTOMATIC STAY;
(IV) SCHEDULING A FINAL HEARING; AND (V) GRANTING RELATED RELIEF

Upon the motion (the “DIP Motion”)2 of Sundance Energy, Inc. (the “DIP Borrower”) and each of its affiliates that are debtors and debtors-in-possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”) and pursuant to sections 105, 361, 362, 363, 364, 365, 503, 506, and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), Rules  4001-1, 4002-1 and 9013-1 of the Bankruptcy Local Rules for the Southern District of Texas (the “Bankruptcy Local Rules”), and the Procedures for Complex Cases in the Southern District of Texas (the “Complex Case Procedures”) seeking entry of an interim order (together with all annexes, schedules, and exhibits hereto, this “Interim Order”):

(1)          authorizing the DIP Borrower to obtain postpetition financing on a secured superpriority basis, consisting of a new money term loan facility (the “DIP Facility,” and the loans issued thereunder, the “DIP Loans”) in an aggregate principal amount of up to $50 million, which includes up to $5 million in the aggregate amount of any Case Extension Draws (as defined in the DIP Credit Agreement (defined below)); of which:

A.	a maximum aggregate principal amount of $10 million shall be available to the DIP Borrower upon entry of this Interim Order;

B.	at any time following entry of the Interim Order, an aggregate amount of $5 million shall be available to the DIP Borrower, solely with the consent of the Required DIP Lenders (defined below), as Case Extension Draws; and

C.	following entry of the Final Order (as defined below) and only on the Plan Effective Date (as defined in the Restructuring Support Agreement3), an additional amount of $35 million in commitments shall be available to the DIP Borrower (clauses (A), (B) and (C) together, the “DIP Commitments”);

in each case, subject and pursuant to the terms and conditions set forth in this Interim Order and that certain credit agreement annexed hereto as Exhibit 3 (as may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof, the “DIP Credit Agreement”), executed by the DIP Borrower, Morgan Stanley Capital Administrators, Inc., as the administrative and collateral agent for the DIP Facility (the “DIP Agent”), and each of the Lenders (as defined in the DIP Credit Agreement, the “DIP Lenders,” and together with the DIP Agent, the “DIP Secured Parties”), along with any other agreements, instruments, pledge agreements, guarantees, security agreements, control agreements, escrow agreements, instruments, notes, and documents executed in connection therewith (including any Loan Documents (as defined in the DIP Credit Agreement)) (each as amended, restated, supplemented, waived, or otherwise modified from time to time in accordance with the terms hereof and thereof, and collectively with the DIP Credit Agreement, the “DIP Loan Documents”);

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are Sundance Energy Inc. (9225), Sundance Energy, Inc. (3113), Armadillo E&P, Inc. (2735), and SEA Eagle Ford, LLC (8743). The Debtors’ address is 1050 17th Street, Suite 700, Denver, CO 80265.

[2]	Capitalized terms used herein and not herein defined have the meaning ascribed to such terms in the DIP Motion or the applicable DIP Loan Documents (as defined herein).

[3]	“Restructuring Support Agreement” means that certain Restructuring Support Agreement (including the exhibits attached thereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof) dated as of March 9, 2021 and entered into by and among the Debtors, the Prepetition RBL Agent, the Consenting RBL Lenders, the Prepetition Term Loan Agent, and the Consenting Term Lenders (each as defined therein).

(2)            authorizing the DIP Borrower to incur, and for the Guarantors (as defined in the DIP Credit Agreement, the “DIP Guarantors,” and together with the DIP Borrower, the “DIP Loan Parties”) to guarantee on an unconditional joint and several basis, the principal, interest, fees, costs, expenses, obligations (whether contingent or otherwise) and all other amounts (including, without limitation, all Secured Obligations as defined in the DIP Credit Agreement), as and when due and payable under each of the DIP Loan Documents (collectively, the “DIP Obligations”);

(3)            authorizing the DIP Loan Parties to execute, deliver, and perform under the DIP Credit Agreement and all other DIP Loan Documents, and to perform such other and further acts as may be necessary or desirable in connection with this Interim Order, the DIP Loan Documents and the transactions contemplated hereby and thereby;

(4)           granting to the DIP Agent, for the benefit of the DIP Secured Parties, and authorizing the DIP Loan Parties to incur, the DIP Liens (as defined below), as applicable, in all DIP Collateral (as defined below), in each case, in accordance with and subject to the relative rights and priorities of (i) the Carve Out (as defined below), (ii) the DIP Agent, on behalf the DIP Secured Parties, (iii) the Prepetition RBL Agent (as defined below), on behalf of the Prepetition RBL Lenders (as defined below), and (iv) the Prepetition Term Loan Agent (as defined below), on behalf of the Prepetition Term Lenders (as defined below);

(5)            granting to the DIP Agent, for the benefit of the DIP Secured Parties, and authorizing the DIP Loan Parties to incur, allowed superpriority administrative expense claims against each of the DIP Loan Parties, on a joint and several basis, in respect of all DIP Obligations, in each case, in accordance with and subject to the relative rights and priorities of (i) the Carve Out, (ii) the DIP Agent, on behalf of the DIP Secured Parties, (iii) the Prepetition RBL Agent, on behalf of the Prepetition RBL Lenders, and (iv) the Prepetition Term Loan Agent, on behalf of the Prepetition Term Lenders;

(6)            authorizing the DIP Loan Parties’ use of Prepetition Collateral (as defined below), including Cash Collateral (as defined below), as well as the proceeds of the DIP Facility, subject to the terms and conditions set forth in this Interim Order and the DIP Loan Documents;

(7)           providing adequate protection, subject to the Carve Out and as and to the extent set forth herein, to the Prepetition Secured Parties (as defined below) to the extent of any Diminution in Value (as defined below) of their interests in the Prepetition Collateral (including Cash Collateral);

(8)            modifying or vacating the automatic stay imposed by section 362 of the Bankruptcy Code or otherwise to the extent necessary to implement and effectuate the terms and provisions of this Interim Order and the DIP Loan Documents, and waiving any applicable stay (including under Bankruptcy Rule 6004) with respect to the effectiveness and enforceability of this Interim Order, and providing for the immediate effectiveness of this Interim Order;

(9)           subject to entry of the Final Order, authorizing the DIP Loan Parties to waive (a) their right to surcharge the DIP Collateral (as defined herein) pursuant to section 506(c) of the Bankruptcy Code and (b) any “equities of the case” exception under section 552(b) of the Bankruptcy Code;

(10)          subject to entry of the Final Order, waiving the equitable doctrine of “marshalling” and other similar doctrines with respect to (a) the DIP Collateral, for the benefit of any party other than the DIP Secured Parties and (b) the Prepetition Collateral, for the benefit of any party other than the Prepetition Secured Parties, subject to the Carve Out; and

(11)          scheduling a final hearing (the “Final Hearing”) to consider entry of a final order authorizing, among other things, the relief requested in the DIP Motion on a final basis, which order shall be in form substantially identical to this Interim Order and otherwise reasonably acceptable in form and substance to the Debtors, the DIP Lenders, the DIP Agent and the Prepetition RBL Lenders (the “Final Order”), and approving the form of notice with respect to the Final Hearing.

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The Court having considered the DIP Motion, the DIP Loan Documents, the Declaration of Chad E. Coben in Support of the Motion of the Debtors for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Use Cash Collateral, and (C) Grant Liens and Superpriority Administrative Expense Claims; (II) Granting Adequate Protection; (III) Modifying the Automatic Stay; (IV) Scheduling a Final Hearing; and (V) Granting Related Relief (the “Coben Declaration”), Declaration of Vladimir Moshinsky in Support of the Motion of the Debtors for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Use Cash Collateral, and (C) Grant Liens and Superpriority Administrative Expense Claims; (II) Granting Adequate Protection; (III) Modifying the Automatic Stay; (IV) Scheduling a Final Hearing; and (V) Granting Related Relief (the “Moshinsky Declaration,” and together with the Coben Declaration, the “DIP Declarations”), and the Declaration of Cathy L. Anderson in Support of Chapter 11 Petitions and First Day Pleadings (the “First Day Declaration”), the pleadings filed with the Court, and the evidence submitted and arguments proffered or adduced at the hearing held before the Court on March [●], 2021 (the “Interim Hearing”), and upon the record of these Chapter 11 Cases; and adequate notice of the Interim Hearing having been given in accordance with Bankruptcy Rules 4001 and 9014, all applicable Bankruptcy Local Rules and the Complex Case Procedures; and it appearing that no other or further notice need be provided; and all objections, if any, to the relief requested in the DIP Motion having been withdrawn, resolved or overruled by the Court; and it appearing to the Court that granting the interim relief requested in the DIP Motion is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the Final Hearing, and otherwise is fair and reasonable and in the best interests of the Debtors, their estates and their creditors, represents a sound exercise of the Debtors’ business judgment and is necessary for the continued operation of the Debtors’ businesses; and after due deliberation and consideration, and for good and sufficient cause appearing therefor:

THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW4:

A.            Petition Date. On March [●], 2021 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (this “Court”) commencing these Chapter 11 Cases. On [●], 2021, this Court entered an order approving the joint administration of these Chapter 11 Cases.

B.             Debtors-in-Possession. The Debtors continue to manage and operate their businesses and properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in any of these Chapter 11 Cases.

C.             Committee Formation. As of the date hereof, the United States Trustee for the Southern District of Texas (the “U.S. Trustee”) has not appointed an official committee of unsecured creditors in these Chapter 11 Cases (together with any statutory committee of creditors or equity security holders that may be appointed or formed in these Chapter 11 Cases or any Successor Cases (as defined below), the “Committee”).

[4]	The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

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D.          Jurisdiction and Venue. The Court has core jurisdiction over these Chapter 11 Cases, the DIP Motion, and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157(a)-(b) and 1334 and the Order of Reference to Bankruptcy Judges from the United States District Court for the Southern District of Texas, dated May 24, 2012. Venue for these Chapter 11 Cases and the proceedings on the DIP Motion is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409. The statutory predicates for the relief set forth herein are sections 105, 361, 362, 363, 364 and 507 of the Bankruptcy Code, Bankruptcy Rules 2002, 4001, 6004 and 9014 and Bankruptcy Local Rules 4001-1, 4002-1 and 9013-1.

E.          Debtors’ Stipulations. Without prejudice to the rights of the DIP Loan Parties’ estates or any other party in interest (but subject to the limitations thereon contained in paragraph 30 hereof), the DIP Loan Parties, on behalf of their estates, admit, stipulate, acknowledge, and agree as follows:

(a)          Prepetition RBL Facility:

(i)            Prepetition RBL Credit Agreement: Pursuant to that certain credit agreement, dated as of April 23, 2018 (as amended, supplemented, restated or otherwise modified prior to the Petition Date, the “Prepetition RBL Credit Agreement,” and any other agreements and documents executed or delivered in connection therewith, including the Loan Documents (as defined in the Prepetition RBL Credit Agreement), the “Prepetition RBL Loan Documents”), among the DIP Borrower and other parties thereto, Toronto Dominion (Texas) LLC, as successor administrative agent to Natixis, New York Branch under the Prepetition RBL Credit Agreement (solely in such capacity, the “Prepetition RBL Agent”), and the lenders party thereto (the “Prepetition RBL Lenders,” and together with the Prepetition RBL Agent, the “Prepetition RBL Secured Parties”), the Prepetition RBL Lenders provided a revolving facility to the DIP Borrower pursuant to the Prepetition RBL Loan Documents (the “Prepetition RBL Facility”), and the DIP Guarantors irrevocably and unconditionally guaranteed, on a joint and several basis, all of the Prepetition RBL Obligations (as defined below);

(ii)        Prepetition RBL Obligations: As of the Petition Date, the Loan Parties (as defined in the Prepetition RBL Loan Documents) were jointly and severally liable and indebted to the Prepetition RBL Agent and the Prepetition RBL Lenders, without defense, challenge, objection, claim, counterclaim, or offset of any kind, in the aggregate principal amount of not less than $146,950,000.00, plus any other amounts due and payable under the Prepetition RBL Loan Documents, including, without limitation, accrued and unpaid interest thereon, premiums, reimbursement obligations (contingent or otherwise), fees, costs, expenses (including any attorneys’, accountants’, appraisers’, and financial advisors’ fees and expenses), charges, indemnities, and any other amounts, liabilities or obligations of whatever nature, whenever arising or accruing (whether before or after the Petition Date), that may be due, owing or chargeable in connection therewith (including all Obligations as defined in the Prepetition RBL Credit Agreement), in each case, as and to the extent provided in the Prepetition RBL Loan Documents (collectively, the “Prepetition RBL Obligations” and such claims the “Prepetition RBL Claims”); and

(iii)          Prepetition RBL Liens: To secure the Prepetition RBL Obligations, each of the DIP Borrower and the DIP Guarantors granted to the Prepetition RBL Agent, for the benefit of the Prepetition RBL Secured Parties, properly perfected first priority continuing liens, mortgages on and security interests (collectively, the “Prepetition RBL Liens”) in all Collateral as defined in the Prepetition RBL Credit Agreement (the “Prepetition RBL Collateral”).

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(b)         Prepetition Term Loan Facility:

(i)           Prepetition Term Loan Credit Agreement: Pursuant to that certain amended and restated term loan credit agreement, dated as of April 23, 2018 (as amended, supplemented, restated or otherwise modified prior to the Petition Date, the “Prepetition Term Loan Credit Agreement,” and any other agreements and documents executed or delivered in connection therewith, including the Loan Documents (as defined in the Prepetition Term Loan Credit Agreement), the “Prepetition Term Loan Documents,” and together with the Prepetition RBL Loan Documents, the “Prepetition Loan Documents”), among the DIP Borrower and other parties thereto, Morgan Stanley Capital Administrators Inc., as administrative agent under the Prepetition Term Loan Credit Agreement (solely in such capacity, the “Prepetition Term Loan Agent,” and together with the Prepetition RBL Agent, the “Prepetition Agents”), and the lenders party thereto (the “Prepetition Term Lenders,” and together with the Prepetition Term Loan Agent, the “Prepetition Term Loan Secured Parties,” and together with the Prepetition RBL Secured Parties, the “Prepetition Secured Parties”), the Prepetition Term Lenders provided a term loan facility to the DIP Borrower pursuant to the Prepetition Term Loan Documents (the “Prepetition Term Loan Facility,” and together with the Prepetition RBL Facility, the “Prepetition Facilities”), and the DIP Guarantors irrevocably and unconditionally guaranteed, on a joint and several basis, all of the Prepetition Term Loan Obligations (as defined below);

(ii)          Prepetition Term Loan Obligations: As of the Petition Date, the Loan Parties (as defined in the Prepetition Term Loan Documents) were jointly and severally liable and indebted to the Prepetition Term Loan Agent and the Prepetition Term Lenders, without defense, challenge, objection, claim, counterclaim, or offset of any kind, in the aggregate principal amount of not less than $252,997,054.45, plus any other amounts due and payable under the Prepetition Term Loan Documents, including, without limitation, accrued and unpaid interest thereon, premiums, reimbursement obligations (contingent or otherwise), fees, costs, expenses (including any attorneys’, accountants’, appraisers’, and financial advisors’ fees and expenses), charges, indemnities, and any other amounts, liabilities or obligations of whatever nature, whenever arising or accruing (whether before or after the Petition Date), that may be due, owing or chargeable in connection therewith (including all Obligations as defined in the Prepetition Term Loan Credit Agreement), in each case, as and to the extent provided in the Prepetition Term Loan Documents (collectively, the “Prepetition Term Loan Obligations,” and together with the Prepetition RBL Obligations, the “Prepetition Secured Obligations”); and

(iii)          Prepetition Term Loan Liens: To secure the Prepetition Term Loan Obligations, each of the DIP Borrower and the DIP Guarantors granted to the Prepetition Term Loan Agent, for the benefit of the Prepetition Term Loan Secured Parties, properly perfected continuing liens, mortgages on and security interests (collectively, the “Prepetition Term Loan Liens,” and together with the Prepetition RBL Liens, the “Prepetition Liens”) in all Collateral as defined in the Prepetition Term Loan Credit Agreement (the “Prepetition Term Loan Collateral,” and together with the Prepetition RBL Collateral, the “Prepetition Collateral”).

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(c)            Validity and Enforceability of Prepetition RBL Liens. Each of the Prepetition RBL Liens have been properly recorded and perfected under applicable non-bankruptcy law, and are valid, binding, enforceable, non-avoidable and perfected first priority liens in the Prepetition RBL Collateral securing the Prepetition RBL Obligations, subject only to pre-existing liens, solely to the extent such liens are senior to the respective Prepetition RBL Liens as of the Petition Date under the Prepetition RBL Loan Documents and such senior liens were existing, valid, enforceable, properly perfected and non-avoidable liens as of the Petition Date or were perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code against the DIP Loan Parties (the “Prepetition RBL Permitted Prior Liens”). The Prepetition RBL Liens are not subject to any offset, contest, challenge, objection, defense, claim or counterclaim, subordination, recharacterization, avoidance or other claim, cause of action or challenge of any kind or nature whatsoever, whether under the Bankruptcy Code, applicable non-bankruptcy law or otherwise. The Prepetition RBL Liens were granted to or for the benefit of the Prepetition RBL Secured Parties for fair consideration and reasonably equivalent value, and were granted contemporaneously with, or covenanted to be provided as inducement for, the making of the loans and/or the commitments and other financial accommodations secured thereby.

(d)           Validity and Enforceability of Prepetition Term Loan Liens. Each of the Prepetition Term Loan Liens have been properly recorded and perfected under applicable non-bankruptcy law, and are valid, binding, enforceable, non-avoidable and perfected liens in the Prepetition Term Loan Collateral securing the Prepetition Term Loan Obligations, subject only to (i) the Prepetition RBL Liens and (ii) pre-existing liens, solely to the extent such liens are senior to the respective Prepetition Term Loan Liens as of the Petition Date under the Prepetition Term Loan Documents and such senior liens were existing, valid, enforceable, properly perfected and non-avoidable liens as of the Petition Date or were perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code against the DIP Loan Parties (the “Prepetition Term Loan Permitted Prior Liens,” and together with the Prepetition RBL Permitted Prior Liens, the “Permitted Prior Senior Liens”). The Prepetition Term Loan Liens are not subject to any offset, contest, challenge, objection, defense, claim or counterclaim, subordination, recharacterization, avoidance or other claim, cause of action or challenge of any kind or nature whatsoever, whether under the Bankruptcy Code, applicable non-bankruptcy law or otherwise. The Prepetition Term Loan Liens were granted to or for the benefit of the Prepetition Term Loan Secured Parties for fair consideration and reasonably equivalent value, and were granted contemporaneously with, or covenanted to be provided as inducement for, the making of the loans and/or the commitments and other financial accommodations secured thereby.

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(e)             Relative Priority of the Prepetition Liens Under the Prepetition Intercreditor Agreement. The Prepetition Term Loan Agent, the Prepetition RBL Agent, the DIP Borrower, and the DIP Guarantors are party to that certain Intercreditor Agreement (the “Prepetition Intercreditor Agreement”), dated as of April 23, 2018, which sets forth the relative lien priorities and other rights and remedies of the Prepetition RBL Secured Parties and the Prepetition Term Loan Secured Parties with respect to, among other things, the Prepetition RBL Collateral and the Prepetition Term Loan Collateral.

(f)            Validity and Enforceability of Prepetition Secured Obligations. Each of the Prepetition RBL Obligations and the Prepetition Term Loan Obligations, respectively, constitutes the legal, valid, binding, enforceable and non-avoidable obligations of the DIP Loan Parties that are party to the applicable facilities (other than in respect of the stay of enforcement arising from section 362 of the Bankruptcy Code), and no portion of any of the Prepetition Secured Obligations or any payment made to any of the Prepetition Secured Parties (or applied to or paid on account of any of the Prepetition Secured Obligations) at any time is subject to any offset, contest, challenge, objection, defense, claim or counterclaim, subordination, recharacterization, disgorgement, avoidance or any other claim, cause of action or challenge of any kind or nature whatsoever, whether under the Bankruptcy Code, applicable non-bankruptcy law or otherwise.

(g)             No Control. None of the DIP Secured Parties nor the Prepetition Secured Parties control the DIP Loan Parties or their properties or operations, has authority to determine the manner in which any of the DIP Loan Parties’ operations are conducted, or is a control person or insider of the DIP Loan Parties or any of their affiliates by virtue of any of the actions taken with respect to, in connection with, related to, or arising from this Interim Order, the DIP Facility, the DIP Loan Documents, the Prepetition Facilities, or the Prepetition Loan Documents.

(h)           Release. The Debtors, on behalf of themselves and their respective estates, hereby forever and irrevocably release and forever discharge the DIP Agent, DIP Secured Parties, the Prepetition Agents, and the Prepetition Secured Parties (solely in their respective capacities as such) and each of their respective former, current and future officers, directors, employees, shareholders, owners, members, managers, partners, subsidiaries, affiliates, funds or managed accounts, agents, advisors, attorneys, accountants, investment bankers, consultants and other representatives, together with each of their predecessors and successors in interest (in each case solely in their respective capacities as such, collectively, the “Released Parties”) from any and all claims, offsets, defenses, counterclaims, set off rights, objections, challenges, causes of action and/or choses in action, liabilities, losses, damages, responsibilities, disputes, remedies, actions, suits, controversies, reimbursement obligations (including, attorneys’ fees), costs, expenses or judgments of every type, whether known or unknown, asserted or unasserted, fixed or contingent, pending or threatened, of any kind or nature whatsoever, whether arising at law or in equity (including, without limitation, any so-called “lender liability” or equitable subordination claims or defenses, recharacterization, subordination, avoidance, any claim arising under or pursuant to section 105 or chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state or federal law or any other claim or cause of action arising under the Bankruptcy Code or applicable non-bankruptcy law), in each case, arising under, in connection with, or related to the Debtors or their estates, the extent, amount, validity, enforceability, priority, security and perfection of the DIP Facility, the DIP Obligations, the DIP Liens, the DIP Loan Documents, the Prepetition Facilities, the Prepetition Secured Obligations, the Prepetition Liens, and the Prepetition Loan Documents, and the obligations owing and the financial obligations made thereunder, the negotiation thereof and of the deal reflected thereby, in each case that the Debtors at any time had, now have or may have, or that their successors or assigns hereafter can or may have against any of the Released Parties for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time on or prior to the date of this Interim Order, except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Released Party’s actual fraud, gross negligence or willful misconduct.

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(i)         Cash Collateral. All of the DIP Loan Parties’ cash, whether existing as of the Petition Date or thereafter, wherever located (including, without limitation, all cash on deposit or maintained by the DIP Loan Parties in any account or accounts), constitutes or will constitute “cash collateral” of the Prepetition Secured Parties and DIP Secured Parties within the meaning of section 363(a) of the Bankruptcy Code (the “Cash Collateral”); provided that, notwithstanding anything in this Interim Order to the contrary, funds in the DIP Proceeds Account (as defined below) shall not constitute Cash Collateral (as defined herein) of the Prepetition Secured Parties, and notwithstanding anything to the contrary in this Interim Order, the Prepetition Secured Parties shall have no lien on the DIP Proceeds Account or the funds contained therein.

F.          Findings Regarding Corporate Authority. Subject to entry of this Interim Order, each of the DIP Loan Parties has all requisite power and authority to execute and deliver the DIP Loan Documents to which it is a party and to perform its obligations thereunder.

G.          Findings Regarding Postpetition Financing and Use of Cash Collateral.

(i)             Good Cause. Good and sufficient cause has been shown for the entry of this Interim Order and for authorization of the Debtors to obtain financing pursuant to the DIP Facility and the DIP Loan Documents.

(ii)         Immediate Need for Postpetition Financing and Use of Cash Collateral. The Debtors’ need to use the Prepetition Collateral (including Cash Collateral) and to obtain credit pursuant to the DIP Facility as provided for herein is immediate and critical to avoid serious and irreparable harm to the Debtors, their estates, their creditors, and other parties in interest. The Debtors have an immediate need to obtain the DIP Loans and other financial accommodations and to continue to use the Prepetition Collateral (including Cash Collateral) in order to, among other things: (i) avoid the liquidation of these estates; (ii) permit the orderly continuation of the operation of their businesses; (iii) maintain business relationships with customers, vendors, and suppliers, including purchasing necessary materials and services to maintain compliance with all applicable regulatory and safety requirements; (iv) make payroll; (v) satisfy other working capital, capital improvement and operational needs; (vi) pay professional fees, expenses, and obligations; and (vii) pay costs, fees, and expenses associated with or payable under the DIP Facility, subject to the Approved Budget (as defined below) and otherwise in accordance with the terms of this Interim Order and the DIP Loan Documents. The Debtors’ use of Cash Collateral alone would be insufficient to meet the Debtors’ cash disbursement needs during the period of effectiveness of this Interim Order. The access by the Debtors to sufficient working capital and liquidity through the use of Cash Collateral and other Prepetition Collateral, incurrence of new indebtedness under the DIP Loan Documents, and other financial accommodations provided under the DIP Loan Documents are necessary and vital to preserve and maintain the going concern values of the Debtors. The extensions of credit under the proposed DIP Facility, pursuant to the DIP Loan Documents, and this Interim Order are fair and reasonable, reflect each Debtor’s exercise of prudent business judgment, and are supported by reasonably equivalent value and fair consideration.

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(iii)       No Credit Available on More Favorable Terms. The Debtors have been unable to obtain financing and other financial accommodations from sources other than the DIP Lenders on terms more favorable than those provided under the DIP Facility and the DIP Loan Documents. The Debtors have been unable to obtain adequate unsecured credit allowable as an administrative expense under section 503(b)(1) of the Bankruptcy Code. The Debtors also have been unable to obtain adequate credit for money borrowed (a) having priority over administrative expenses of the kind specified in sections 503(b), 507(a), and 507(b) of the Bankruptcy Code or (b) secured only by a lien on property of the Debtors and their estates that is not otherwise subject to a lien. Postpetition financing is not otherwise available without granting the DIP Agent, for the benefit of the respective DIP Secured Parties: (1) the DIP Liens on all DIP Collateral, (2) the DIP Superpriority Claims (as defined below), and (3) the other protections set forth in this Interim Order, in each case, as set forth and, as applicable, with the priority and recourse provided for herein. After considering all alternatives, the Debtors have properly concluded, in the exercise of their sound business judgment, that the DIP Facility represents the best financing available to them at this time, and is in the best interests of all of their stakeholders.

(iv)          Use of Proceeds of the DIP Facility and Cash Collateral. As a condition to entry into the DIP Loan Documents, the extension of credit and other financial accommodations made under the DIP Facility and the consent to use Cash Collateral (including, without limitation, the proceeds of the DIP Facility), each of the DIP Secured Parties require, and the Debtors have agreed, that Cash Collateral, the proceeds of the DIP Facility and all other cash or funds of the Debtors shall be used solely in accordance with the Approved Budget and otherwise in accordance with the terms and conditions of this Interim Order and the DIP Loan Documents, and for no other purpose.

(v)           Adequate Protection. Subject to the challenge rights set forth in paragraph 30 hereof, the Prepetition Secured Parties are entitled, pursuant to sections 361, 362, 363, 364 and 507 of the Bankruptcy Code, to adequate protection, as and to the extent set forth in this Interim Order, of their interests in all Prepetition Collateral, including Cash Collateral, in an amount equal to the diminution in the value of the Prepetition Secured Parties’ interests in the Prepetition Collateral (including Cash Collateral) from and after the Petition Date, if any, for any reason provided for under the Bankruptcy Code (the “Diminution in Value”). Based on the DIP Motion, the DIP Declarations and the record presented to the Court at the Interim Hearing, the terms of the adequate protection arrangements and of the use of Prepetition Collateral (including Cash Collateral) are fair and reasonable, reflect the Debtors’ prudent exercise of business judgment and constitute reasonably equivalent value and fair consideration for the use of Prepetition Collateral (including Cash Collateral).

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(vi)           Consent. The Prepetition Secured Parties have consented to the Debtors’ use of Prepetition Collateral (including Cash Collateral) and the DIP Loan Parties’ entry into the DIP Facility and the DIP Loan Documents, in each case, solely in accordance with and subject to the terms and conditions of this Interim Order and the DIP Loan Documents.

(vii)         Limitation on Charging Expenses Against Collateral. Subject to and effective only upon entry of the Final Order, and without limiting the scope of the Carve Out (as defined below), no costs or expenses of administration of these Chapter 11 Cases or any Successor Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the DIP Collateral or the Prepetition Collateral (including Cash Collateral) pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the DIP Secured Parties and the Prepetition Secured Parties, as applicable, and no consent shall be implied from any other action, inaction or acquiescence by the DIP Secured Parties or the Prepetition Secured Parties, as applicable, and nothing contained in this Interim Order shall be deemed to be a consent by the DIP Secured Parties or the Prepetition Secured Parties to any charge, lien, assessment or claims against the DIP Collateral or the Prepetition Collateral under section 506(c) of the Bankruptcy Code or otherwise.

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(viii)         No Marshalling. Subject to and effective only upon entry of the Final Order, in no event shall the DIP Secured Parties or the Prepetition Secured Parties be subject to the equitable doctrine of “marshalling” or any similar doctrine with respect to the DIP Collateral, the DIP Obligations, the Prepetition Collateral, or the Prepetition Secured Obligations. Further, subject to and effective only upon entry of the Final Order, in no event shall the “equities of the case” exception in section 552(b) of the Bankruptcy Code apply to the Prepetition Agents or the Prepetition Secured Parties with respect to proceeds, products, offspring or profits of any Prepetition Collateral.

(ix)           Business Judgment and Good Faith Pursuant to Section 364(e). Based on the DIP Motion, the DIP Declarations, the First Day Declaration, and the record presented to the Court at the Interim Hearing, (i) the extension of credit and other financial accommodations made under the DIP Facility and the DIP Loan Documents, (ii) the fees and other amounts paid and to be paid thereunder, (iii) the terms of adequate protection granted to the Prepetition Secured Parties, (iv) the terms on which the Debtors may continue to use Prepetition Collateral (including Cash Collateral), and (v) the Cash Collateral arrangements described therein and herein, in each case, pursuant to this Interim Order and the DIP Loan Documents, (a) are fair, reasonable, and the best available to the Debtors under the circumstances; (b) reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties; (c) are supported by reasonably equivalent value and fair consideration; and (d) represent the best financing available. The DIP Facility and the use of Prepetition Collateral (including Cash Collateral) were negotiated in good faith and at arm’s length among the Debtors, the DIP Secured Parties, and the Prepetition Secured Parties. The use of Prepetition Collateral (including Cash Collateral) and the credit to be extended under the DIP Facility shall be deemed to have been so allowed, advanced, made, used and/or extended in good faith, and for valid business purposes and uses, within the meaning of section 364(e) of the Bankruptcy Code, and the DIP Secured Parties and the Prepetition Secured Parties are therefore entitled to the protection and benefits of section 364(e) of the Bankruptcy Code and this Interim Order.

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(x)            Good Faith of DIP Secured Parties. The DIP Facility, the adequate protection granted to the Prepetition Secured Parties, and the use of Prepetition Collateral (including Cash Collateral) hereunder have been negotiated in good faith and at arm’s length among the Debtors, the DIP Secured Parties, and their respective advisors, and all of the Debtors’ obligations and indebtedness arising under, in respect of, or in connection with, the DIP Facility and the DIP Loan Documents, including, without limitation, all loans and other financial accommodations made to and guarantees issued by the Debtors pursuant to the DIP Loan Documents and any DIP Obligations shall be deemed to have been extended by the DIP Secured Parties and their respective affiliates in good faith, as that term is used in section 364(e) of the Bankruptcy Code, and in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code, and the claims, security interests and liens, and other rights, benefits and protections granted to the DIP Secured Parties (and the successors and assigns thereof) pursuant to this Interim Order and the DIP Loan Documents shall each be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.

(xi)           Good Faith of Prepetition Secured Parties. The Prepetition Secured Parties have acted in good faith regarding the DIP Facility and the Debtors’ continued use of Prepetition Collateral (including Cash Collateral) to fund the administration of the Debtors’ estates and continued operation of their businesses (including the incurrence and payment of any adequate protection obligations and the granting of adequate protection liens), in accordance with the terms hereof, and the adequate protection claims, security interests and liens, and other rights, benefits and protections granted to the Prepetition Secured Parties (and their successors and assigns thereof) pursuant to this Interim Order and the DIP Loan Documents shall be entitled to the full protection of paragraphs 40 and 42 hereof in the event that this Interim Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.

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(xii)          Initial Budget. The Debtors have prepared and delivered to the DIP Secured Parties and the Prepetition Secured Parties, and the DIP Secured Parties and the Prepetition Secured Parties have approved, an initial itemized cash flow forecast (the “Initial Budget”)5 setting forth all line-item and cumulative cash receipts and operating disbursements (including all necessary and required expenses which the Debtors expect to incur) on a weekly basis for the period beginning as of the week including the Closing Date (as defined in the DIP Credit Agreement) through and including the end of the thirteenth calendar week following such week. As required by the Complex Case Procedures, the Initial Budget was filed with the Court and timely served, and the Debtors are willing to provide a copy of the Initial Budget in native file format upon request. The Debtors believe that the Initial Budget is reasonable under the facts and circumstances known to them, taken as a whole, as of the Petition Date. The DIP Secured Parties and the Prepetition Secured Parties are relying, in part, upon the Debtors’ agreement to comply with the Initial Budget (as may be updated and approved by the DIP Secured Parties from time to time pursuant to and in accordance with the terms of the DIP Credit Agreement and this Interim Order, the “Approved Budget”), in accordance with the terms hereof, and the DIP Loan Documents in determining to enter into the postpetition financing arrangements and consenting to the use of cash collateral provided for in this Interim Order.

(xiii)         Notice. Notice of the Interim Hearing and the emergency relief requested in the DIP Motion has been provided by the Debtors, whether by facsimile, email, overnight courier or hand delivery, to certain parties in interest, including: (a) the U.S. Trustee; (b) the holders of the thirty (30) largest unsecured claims against the Debtors (on a consolidated basis); (c) counsel for the DIP Agent; (d) counsel for the Prepetition RBL Agent; (e) counsel for the Prepetition Term Loan Agent; (f) the United States Attorney’s Office for the Southern District of Texas; (g) the United States Internal Revenue Service; (h) the Environmental Protection Agency and similar state environmental agencies for states in which the Debtors conduct business; (i) the United States Securities and Exchange Commission; (j)  any party that requests service pursuant to Bankruptcy Rule 2002 and (k) any party in interest that files a Notice of Appearance and is added to the master service list, pursuant to Paragraph B(3) of the Complex Case Procedures (collectively, the “Notice Parties”). Under the circumstances, such notice of the Interim Hearing and the relief requested in the DIP Motion complies with section 102(1) of the Bankruptcy Code, Bankruptcy Rules 2002 and 4001(b), (c) and (d), the Bankruptcy Local Rules, and the Complex Case Procedures.

(xiv)         Relief Essential; Necessity of Immediate Entry. The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2). The authorization granted herein on an interim basis to use Cash Collateral, to enter into the DIP Loan Documents, and to borrow an aggregate initial principal amount of up to $10 million, plus interest, fees, and other expenses and amounts provided for in the DIP Loan Documents, of new money is necessary to preserve the going-concern value of the Debtors and their estates. Absent entry of this Interim Order, the Debtors’ businesses, properties, and estates will be immediately and irreparably harmed. The Court concludes that entry of this Interim Order is in the best interests of the Debtors’ estates, and is necessary, essential, and appropriate for the continued operation of the Debtors’ businesses and the management and preservation of their assets and properties.

[5]	A copy of the Initial Budget is attached hereto as Exhibit 1.

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NOW THEREFORE, based upon the foregoing findings and conclusions, the DIP Motion, the DIP Declarations, the First Day Declaration, and the record before the Court, and after due consideration, and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED THAT:

1.           DIP Motion Approved. The DIP Motion is granted on an interim basis, and the Interim Financing (as defined below) is authorized and approved, in each case, in accordance with and subject to the terms and conditions of this Interim Order and the DIP Loan Documents. Any objections to the relief set forth in this Interim Order that have not been withdrawn, waived, or settled, and all reservation of rights included therein, are hereby overruled on the merits.

2.             Authorization of DIP Facility.

(a)           Subject to the terms and conditions of this Interim Order, each of the DIP Loan Parties are hereby authorized to execute, enter into, guarantee (as applicable), and perform all obligations under the DIP Facility and the DIP Loan Documents.

(b)           From the entry of this Interim Order through the earliest to occur of (i) entry of the Final Order or (ii) the DIP Termination Date (as defined below), the DIP Borrower is authorized to incur, and the DIP Guarantors are hereby authorized to unconditionally guarantee, on a joint and several basis, all of the DIP Obligations on account of such incurrence under the DIP Facility, up to an aggregate principal amount of $10 million in new money DIP Loans on an interim basis, together with applicable interest, protective advances, expenses, fees, and other charges payable in connection with the DIP Facility, plus an aggregate principal amount of up to $5 million in the form of Case Extension Draws (the “Interim Financing”), as applicable, in each case, subject to the terms and conditions set forth in this Interim Order and the DIP Loan Documents.

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(c)           Without limiting the foregoing, and without the need for further approval of this Court, each DIP Loan Party is authorized to perform all acts, to make, execute, and deliver all instruments and documents (including, without limitation, the execution or recordation of pledge and security agreements, deeds of trust, and financing statements), and to pay all fees that may be required, necessary or desirable for the DIP Loan Parties to implement and perform the transactions contemplated by this Interim Order, the DIP Facility, and the DIP Loan Documents (as applicable), including, without limitation:

(1)             the execution and delivery of, and performance under, the DIP Loan Documents;

(2)           the execution and delivery of, and performance under, one or more amendments, waivers, consents or other modifications to and under the DIP Loan Documents, in each case, as the DIP Loan Parties and the requisite DIP Secured Parties (in accordance with and subject to the terms of the applicable DIP Loan Documents) may agree (and to which the Prepetition RBL Agent has consented in accordance with paragraph 43(b)), it being understood that no further approval of the Court shall be required for (a) non-material authorizations, amendments, waivers, consents or other modifications to and under the DIP Loan Documents (and any fees and other expenses (including any attorneys’, accountants’, appraisers’, and financial advisors’ fees), amounts, charges, costs, indemnities, and other obligations paid in connection therewith) that do not shorten the maturity of the extensions of credit thereunder or increase the aggregate commitments or the rate of interest payable thereunder or (b) amendments to reflect Additional Commitments (defined below);

(3)           the non-refundable and, upon entry of this Interim Order, irrevocable payment to the DIP Secured Parties of all fees, costs and expenses, including, without limitation, (a) any closing fees, upfront fee, exit fee, prepayment fee, unused line fees, arrangement fees, structuring fees, duration fees, commitment fees, backstop fees, servicing fees, audit fees, appraisal fees, servicing fees, liquidator fees, agency fees, prepayment premiums, or similar amounts (which fees, in each case, shall be, and shall be deemed to have been, approved upon entry of this Interim Order, and which fees shall not be subject to any challenge, contest, attack, rejection, recoupment, reduction, defense, counterclaim, offset, subordination, recharacterization, avoidance, or other claim, cause of action, or other challenge of any nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise) and any amounts due (or that may become due) in respect of the indemnification obligations, in each case referred to in the DIP Loan Documents, and (b) the fees, costs and expenses as may be due from time to time of the DIP Agent and the DIP Lenders, including, without limitation, the fees and expenses of the following professionals (whether or not such fees arose before or after the Petition Date, and whether or not the transactions contemplated hereby are consummated): (i) Simpson Thacher & Bartlett LLP, (ii) Locke Lord LLP, and (iii) Houlihan Lokey Capital, Inc., as counsel and advisors to the DIP Agent, (collectively, the fees of each of the professionals described in the foregoing clauses, the “DIP Fees and Expenses”), in each case, without the need to file retention or fee applications, and except as expressly set forth herein, without the need to provide notice to any party or obtain further Court approval;

(4)           the granting of the DIP Liens and the Adequate Protection Liens, the perfection of the DIP Liens and the Adequate Protection Liens, the granting of the DIP Superpriority Claims (as defined below) and the Adequate Protection Claims, and the granting of the DIP Protections, in each case, as set forth herein and in the DIP Loan Documents; and

(5)           the performance of all other acts necessary, required or desirable to implement the DIP Facility and to facilitate the transactions contemplated by the DIP Loan Documents and this Interim Order.

(d)             No DIP Secured Party and no Prepetition Secured Party shall have any obligation or responsibility to monitor any Debtor’s use of the DIP Facility and Cash Collateral, and each DIP Secured Party and Prepetition Secured Party may rely upon each DIP Loan Party’s representations that the amount of the DIP Facility requested at any time and the use of proceeds thereof and the use of Cash Collateral is in accordance with the requirements of this Interim Order, the DIP Loan Documents, and Bankruptcy Rule 4001(c)(2).

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3.                  DIP Obligations. Upon entry of this Interim Order and execution and delivery of the DIP Loan Documents, the DIP Loan Documents shall constitute valid, binding, enforceable, and non-avoidable obligations of each the DIP Loan Parties, and shall be fully enforceable against each of the DIP Loan Parties, their estates, and any successors thereto, including, without limitation, any estate representative or trustee appointed in any of these Chapter 11 Cases, or any case under Chapter 7 of the Bankruptcy Code upon the conversion of any of these Chapter 11 Cases, or in any other proceedings superseding or relating to any of the foregoing and/or upon the dismissal of any of these Chapter 11 Cases or any such successor cases (collectively, the “Successor Cases”), and their creditors and other parties in interest, in each case, in accordance with the terms thereof and this Interim Order. Upon execution and delivery of the DIP Loan Documents, the DIP Obligations will include all loans and any other indebtedness or obligations, contingent or absolute, now existing or hereafter arising, which may from time to time be or become owing by any of the DIP Loan Parties to any of the DIP Agent or DIP Lenders, in each case, under, or secured by, the DIP Loan Documents or this Interim Order, including all principal, interest, costs, fees, expenses and other amounts under the DIP Loan Documents (including this Interim Order). The DIP Loan Parties shall be jointly and severally liable for the DIP Obligations. The DIP Obligations shall be due and payable, without notice or demand, and the use of Cash Collateral shall automatically cease on the DIP Termination Date or the occurrence of any event or condition set forth in paragraph 20 of this Interim Order. No obligation, payment, transfer or grant of security under the DIP Loan Documents or this Interim Order to the DIP Secured Parties shall be stayed, restrained, voidable or recoverable under the Bankruptcy Code or under any applicable law (including, without limitation, under sections 502(d), 544, 548 or 549 of the Bankruptcy Code, any applicable Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or other similar state statute or common law), or subject to any defense, reduction, recoupment, recharacterization, subordination, disallowance, impairment, cross-claim, claim, counterclaim, offset or any other challenge under the Bankruptcy Code or any applicable law.

4.                  No Obligation to Extend Credit. The DIP Secured Parties shall have no obligation to make any loan or advance under the applicable DIP Loan Documents unless all of the conditions precedent to the making of such extension of credit by the applicable DIP Secured Parties under the applicable DIP Loan Documents and this Interim Order have been satisfied in full or waived in accordance with their terms, and all disbursements to the DIP Loan Parties under the DIP Facility shall be made to a segregated account “controlled” (within the meaning of Section 9-104 of the Uniform Commercial Code and established through a deposit account control agreement in form and substance acceptable to the DIP Agent) by the DIP Agent subject to a first priority lien in favor of the DIP Secured Parties and otherwise established in accordance with the terms of DIP Loan Documents (such account, the “DIP Proceeds Account”).

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5.                DIP Liens.

(a)            As security for the DIP Obligations, effective and automatically and properly perfected upon the date of this Interim Order, and subject and subordinate to the Carve Out, as set forth more fully in this Interim Order, the DIP Agent, for the benefit of the DIP Secured Parties, is hereby granted (without the necessity of the execution by the DIP Loan Parties or the filing or recordation of mortgages, security agreements, lockbox or control agreements, financing statements, or any other instruments or otherwise by the DIP Agent or the DIP Lenders) valid, binding, enforceable, non-avoidable, and automatically and properly perfected liens and security interests (as applicable, for those liens on the DIP Priority Collateral (as defined below), the “Senior DIP Liens” or, for those liens on the Other DIP Collateral (as defined below), the “Junior DIP Liens,” and collectively, the “DIP Liens”) in the DIP Collateral (as defined below), as collateral security for the prompt and complete performance and payment when due (whether at the stated maturity, by acceleration or otherwise) of all DIP Obligations, which DIP Liens shall have the following relative rank and priority:

(1)              Pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, enforceable, fully-perfected first priority senior security interest in and lien upon all of the DIP Loan Parties’ right, title and interest in, to, and under the DIP Proceeds Account (including all cash and cash equivalents held therein, and proceeds disbursed in contravention of the DIP Credit Agreement that are identifiable and traceable from Cash Collateral) (collectively, the “DIP Priority Collateral”), subject and subordinate only to the Carve Out;

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(2)              Pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, enforceable, fully-perfected junior priority security interest in and lien upon all of the DIP Loan Parties’ right, title and interest in, to, and under (x) the proceeds of or judgments from all claims and causes of action arising under chapter 5 of the Bankruptcy Code (including section 549 of the Bankruptcy Code), whether pursuant to federal law or applicable state law, of the DIP Loan Parties or their estates, but not the claims and causes of action themselves (collectively, the “Avoidance Actions”), and (y) all assets of the Debtors that are not Prepetition Collateral (other than any Excluded Assets as defined in the DIP Credit Agreement), subject and subordinate only to the Carve Out and the RBL Adequate Protection Liens (as defined below); and

(3)               Pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, binding, enforceable, fully-perfected junior security interest in and lien upon all of the DIP Loan Parties’ right, title and interest in, to, and under all Prepetition Collateral (other than any Excluded Assets and the DIP Priority Collateral), whether existing on the Petition Date or thereafter acquired, and wherever located, and the proceeds, products, rents and profits of the foregoing (the collateral described in paragraph 5(a)(2) and this paragraph 5(a)(3), collectively, the “Other DIP Collateral,” and together with the DIP Priority Collateral, the “DIP Collateral”), subject and subordinate only to (i) the Carve Out, (ii) the Permitted Prior Senior Liens, (iii) the Prepetition RBL Liens and (iv) the RBL Adequate Protection Liens; but senior to the Prepetition Term Loan Liens and the Term Loan Adequate Protection Liens (as defined below).

(b)               For the avoidance of doubt, and subject to the relative lien priority set forth above, the term “DIP Collateral” shall include all assets and properties of each of the DIP Loan Parties of any kind or nature whatsoever, whether tangible or intangible, real, personal or mixed, whether now owned by or owing to, or hereafter acquired by, or arising in favor of, any of the DIP Loan Parties, whether prior to or after the Petition Date, whether owned or consigned by or to, or leased from or to, the DIP Loan Parties, and wherever located, and all proceeds, products, offspring and profits of each of the foregoing and all accessions to, substitutions and replacements for, each of the foregoing, including any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Debtor from time to time with respect to any of the foregoing.

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(c)               Notwithstanding anything contained herein or in any of the DIP Loan Documents to the contrary (subject to the Carve Out and, in the case of the Junior DIP Liens, subject also to the RBL Adequate Protection Liens, Permitted Prior Senior Liens, and the Prepetition RBL Liens), the DIP Liens (i) shall not be made subject to or pari passu with (A) any lien, security interest or claim heretofore or hereinafter granted in any of the DIP Loan Parties’ Chapter 11 Cases or any Successor Cases, and shall be valid and enforceable against the DIP Loan Parties, their estates, any trustee or any other estate representative appointed or elected in the DIP Loan Parties’ Chapter 11 Cases or any Successor Cases and/or upon the dismissal of any of the DIP Loan Parties’ Chapter 11 Cases or any Successor Cases, (B) any lien that is avoided and preserved for the benefit of the DIP Loan Parties and their estates under section 551 of the Bankruptcy Code or otherwise, or (C) any intercompany or affiliate lien or claim; and (ii) shall not be subject to sections 510, 549, 550 or 551 of the Bankruptcy Code or, subject to and effective only upon entry of the Final Order, section 506(c) of the Bankruptcy Code.

(d)             Any provision of any lease, loan document, easement, use agreement, proffer, covenant, license, contract, organizational document, or other instrument or agreement that requires the consent, or the payment of any fees or obligations to, any governmental entity or non-governmental entity in order for the DIP Loan Parties to pledge, grant, mortgage, sell, assign, or otherwise transfer any fee or leasehold interest or the proceeds thereof or DIP Collateral, is and shall hereby be deemed to be inconsistent with the provisions of the Bankruptcy Code, and shall have no force or effect with respect to the DIP Liens or Adequate Protection Liens on such leasehold interests or other applicable DIP Collateral or the proceeds of any assignment and/or sale thereof by any DIP Loan Parties, in favor of the DIP Secured Parties or the Prepetition Secured Parties in accordance with the terms of the DIP Loan Documents and this Interim Order.

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(e)               However, notwithstanding any provision in this Interim Order to the contrary, in no event shall (a) Excluded Assets (as defined in the DIP Credit Agreement) or (b) any enclosed structure (having two walls and a roof) or manufactured mobile home (both a “Building”) be included in the definition of DIP Collateral, in each case of clause (b) until such time as the DIP Agent notifies the applicable Debtors that such property shall be included in the definition of DIP Collateral, upon the DIP Agent’s and DIP Lenders’ determination that all applicable Flood Insurance Regulation requirements have been satisfied. Upon such notice by the DIP Agent, any and all Buildings shall automatically be included in the definition of DIP Collateral, and shall be encumbered pursuant to this Interim Order without the need for any further action by any party. As used herein, “Flood Insurance Regulation” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 U.S.C. 4001, et seq.), as the same may be amended or recodified from time to time and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

6.              DIP Superpriority Claims. Subject to the Carve Out and, in the case of the Other DIP Collateral, to the RBL Adequate Protection Claims and effective immediately upon entry of this Interim Order, the DIP Agent (on behalf of the DIP Secured Parties) is hereby granted, pursuant to section 364(c)(1) and 364(e) of the Bankruptcy Code, an allowed superpriority administrative expense claim in each of the DIP Loan Parties’ Chapter 11 Cases and any Successor Cases thereof on account of the DIP Obligations, with recourse to all DIP Collateral and priority over any and all administrative expenses of the kind that are specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 364(c)(1), 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 1113, 1114 or any other provisions of the Bankruptcy Code and any other claims against the DIP Loan Parties (the “DIP Superpriority Claims”). The DIP Superpriority Claims shall, for purposes of section 1129(a)(9)(A) of the Bankruptcy Code, be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code. The DIP Superpriority Claims exist against each of the DIP Loan Parties, on a joint and several basis. Notwithstanding anything contained herein or in any of the DIP Loan Documents to the contrary, the DIP Superpriority Claims shall, at all times be (A) with respect to recourse to the Other DIP Collateral, (x) junior to the Carve Out, (y) junior to the RBL Adequate Protection Claims and (z) senior to the Term Loan Adequate Protection Claims and any and all other administrative expense claims or other claims against the DIP Loan Parties or their estates, in the DIP Loan Parties’ Chapter 11 Cases and any Successor Cases, and (B) with respect to recourse to the DIP Priority Collateral, (x) junior only to the Carve Out and (y) senior to all Adequate Protection Claims and any and all other administrative expense claims or other claims against the DIP Loan Parties or their estates in the DIP Loan Parties’ Chapter 11 Cases and any Successor Cases.

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7.                  Use of Proceeds of the DIP Facility and Cash Collateral. The use of Prepetition Collateral (including Cash Collateral) is authorized and approved, in each case, in accordance with and subject to the terms and conditions of this Interim Order and the DIP Loan Documents, as applicable. From and after the Closing Date and until the earlier of the DIP Termination Date or the entry of a Cash Collateral Termination Order, the DIP Loan Parties shall be authorized to use Prepetition Collateral (including Cash Collateral), and shall be permitted to draw upon the Interim Financing and the proceeds thereof, subject, in each case, to the terms and conditions of this Interim Order and the DIP Loan Documents, and solely to the extent in compliance with the Approved Budget (subject to the Permitted Variances under and as defined the DIP Credit Agreement), for the following purposes (the “Permitted Uses”): (i) to pay professional or other transaction fees and expenses required under the Restructuring Support Agreement, the DIP Loan Documents or this Interim Order, (ii) to finance the working capital and capital expenditure needs of the DIP Loan Parties and their Subsidiaries (as defined in the DIP Credit Agreement) and for general corporate purposes of the DIP Loan Parties and their Subsidiaries in accordance with the Budget, (iii) to pay fees, interest and expenses associated with the DIP Facility, (iv) to fund the costs of the administration of these Chapter 11 Cases (including the Carve Out), in each case (except for the Carve Out), subject to the Approved Budget and the Permitted Variances, (v) to pay post-petition interest due and owing to the Prepetition RBL Secured Parties in connection with the Prepetition RBL Facility, and (vi) to pay Prepetition RBL Adequate Protection Fees and Expenses (in the cases of (v) and (vi), to the extent set forth in this Interim Order); provided that, in accordance with the DIP Credit Agreement, the DIP Borrower shall not make more than one (1) withdrawal from the DIP Proceeds Account per calendar week, which, except in the case of the initial withdrawal following the entry of this Interim Order, shall occur only on a Monday (or if such Monday is not a Business Day6, the following Business Day), and only upon delivery of a certificate of a financial officer of the DIP Borrower certifying that the withdrawn proceeds are calculated as necessary (after giving effect to any anticipated receipts and all available Cash Collateral) to fund anticipated disbursements for the eight (8) calendar-day period following such withdrawal, based on and in accordance with the Approved Budget (and subject to Permitted Variances), in accordance with Section 9.23 of the DIP Credit Agreement. For the avoidance of doubt, none of the Debtors will use any DIP Loans or Cash Collateral or use or transfer the proceeds of the DIP Facility in a manner or for a purpose other than those consistent with the Approved Budget, the DIP Loan Documents, and this Interim Order. Nothing in this Interim Order shall authorize the disposition of any assets of the Debtors or their estates outside the ordinary course of business, or any of the Debtors’ use of any Cash Collateral or other proceeds resulting therefrom, except as expressly permitted in this Interim Order, the DIP Loan Documents, and the Approved Budget. All collections and proceeds, whether from ordinary course collections, asset sales, debt or equity issuances, insurance recoveries, condemnations, or otherwise, will be deposited and applied as required by this Interim Order and the DIP Loan Documents (but, in each case, subject to the Prepetition Intercreditor Agreement). For the avoidance of doubt, none of the foregoing shall limit the scope of the Carve Out. For purposes of determining the priority and ownership of any DIP Collateral (other than the DIP Proceeds Account and funds therein) upon the termination of Cash Collateral usage or use of DIP Facility proceeds, as applicable, if funds have been withdrawn from the DIP Proceeds Account and transferred into any other Debtor account (an “Other Debtor Account”), such funds shall be deemed used and applied by the Debtors from such Other Debtor Account first, and Cash Collateral in such Other Debtor Account shall be deemed used and applied by the Debtors second (and only after funds in such Other Debtor Account in respect of withdrawals from the DIP Proceeds Account have been exhausted).

[6]	As used herein, “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on a Eurodollar Loan, any day which is also a day on which banks are open for dealings in Dollar deposits in the London interbank market.

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8.                  Disposition of Collateral. The Debtors shall not sell, transfer, lease, encumber or otherwise dispose of any portion of (or enter into any binding agreement to do so): (i) the DIP Priority Collateral other than in the ordinary course of business without the prior written consent of the DIP Lenders (and no such consent shall be implied from any other action, inaction or acquiescence by the DIP Lenders), except as otherwise provided for in the DIP Loan Documents, and (ii) the Other DIP Collateral or the Prepetition Collateral other than in the ordinary course of business without the prior written consent of the Prepetition RBL Lenders and the DIP Lenders (and no such consent shall be implied from any other action, inaction or acquiescence by the Prepetition RBL Lenders or DIP Lenders, as applicable), except as otherwise provided for in the Prepetition RBL Loan Documents or DIP Loan Documents, as applicable. Notwithstanding anything to the contrary set forth in this Interim Order, all proceeds from the sale, transfer, lease, encumbrance, or other disposition of Other DIP Collateral or Prepetition Collateral shall first be paid to satisfy the Prepetition RBL Claims, the RBL Adequate Protection Liens, and the RBL Adequate Protection Claims in full in cash before any such proceeds may be paid to the DIP Secured Parties or the Prepetition Term Loan Secured Parties on account of their respective liens and claims.

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9.                Adequate Protection.

(a)               Adequate Protection for Prepetition RBL Secured Parties. Subject to the challenge rights set forth in paragraph 30 hereof, pursuant to sections 361, 363(e), 364(d) and 507 of the Bankruptcy Code, the Prepetition RBL Secured Parties are entitled to adequate protection of their interests in all Prepetition RBL Collateral, including the Cash Collateral, in an amount equal to the aggregate Diminution in Value of the Prepetition RBL Secured Parties’ interests in the Prepetition RBL Collateral (including Cash Collateral) from and after the Petition Date:

(i)            RBL Adequate Protection Liens. The Prepetition RBL Agent, on behalf the Prepetition RBL Secured Parties, is hereby granted a valid, binding, enforceable and automatically perfected postpetition lien on all Other DIP Collateral to the extent of any Diminution in Value of the Prepetition RBL Secured Parties’ interests in the Prepetition Collateral (including Cash Collateral) (the “RBL Adequate Protection Liens”), which RBL Adequate Protection Liens shall be subject and subordinate only to (1) the Carve Out and (2) the Permitted Prior Senior Liens;

(ii)              RBL Adequate Protection Claims. The Prepetition RBL Agent, on behalf of the Prepetition RBL Secured Parties, is hereby granted an allowed superpriority administrative expense claim, to the extent of any Diminution in Value of the Prepetition RBL Secured Parties’ interests in the Prepetition Collateral (including Cash Collateral), as provided for in section 507(b) of the Bankruptcy Code (the “RBL Adequate Protection Claims”), in each of these Chapter 11 Cases, with recourse to all DIP Collateral (other than the DIP Proceeds Account and funds therein), and which shall be (A) with respect to the Other DIP Collateral, (1) junior to the Carve Out and (2) otherwise senior to any and all other administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code and (B) with respect to the DIP Priority Collateral, (1) junior to the Carve Out and the DIP Superpriority Claims and (2) otherwise senior to any and all other administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code. For the avoidance of doubt, the Prepetition RBL Secured Parties shall not receive or retain any payments, property or other amounts in respect of the RBL Adequate Protection Claims from the DIP Priority Collateral (including the DIP Proceeds Account) unless and until the Carve Out and all DIP Obligations have indefeasibly been paid in cash in full and all DIP Commitments (as defined herein) have been terminated.

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(b)               Additional Adequate Protection for Prepetition RBL Secured Parties. Subject to the challenge rights set forth in paragraph 30 hereof, as additional adequate protection of the Prepetition RBL Secured Parties’ security interests in the Prepetition RBL Collateral, including the Cash Collateral, the Debtors are authorized to provide adequate protection in the form of the following:

(i)             Postpetition Interest Payments. From and after entry of this Interim Order, the Prepetition RBL Agent, on behalf of the Prepetition RBL Secured Parties, shall receive current cash payment during these Chapter 11 Cases of all accrued interest on the Prepetition RBL Obligations under the Prepetition RBL Credit Agreement as such interest becomes due and payable and as set forth in the following sentence, at the applicable contractual non-default rate thereunder and in the amounts specified in the Prepetition RBL Credit Agreement. The first such interest payment date shall be March 31, 2021, and thereafter, the last Business Day of every calendar month.

(ii)           Fees and Expenses. Pursuant to sections 361, 363(e), 364(d), and 507 of the Bankruptcy Code, as additional adequate protection, the DIP Loan Parties shall pay (A) all reasonable, documented (summary invoices shall suffice) and reimbursable fees, costs and expenses of the Prepetition RBL Agent and the Prepetition RBL Lenders, including the prepetition and postpetition fees and expenses of (i) Haynes & Boone LLP, (ii) Opportune LLP, and (iii) any local legal counsel retained by, or on behalf of, the Prepetition RBL Agent, and (B) the reasonable, documented (summary invoices shall suffice) and reimbursable fees, costs and expenses of up to $10,000 for K&L Gates LLP, as counsel to ABN AMRO Capital USA, LLC and up to $10,000 for Luskin, Stern & Eisler LLP, as counsel to Credit Agricole Corporate and Investment Bank (collectively, the “Prepetition RBL Adequate Protection Fees and Expenses”); provided that the aggregate fees, costs and expenses paid or reimbursed to either K&L Gates LLP or Luskin, Stern & Eisler LLP pursuant to the Restructuring Support Agreement, the Plan, this Interim Order, and the Final Order shall not exceed $10,000 for each respective firm, subject to the review procedures set forth in paragraph 10 of this Interim Order.

(iii)            Financial Reporting. The DIP Loan Parties shall provide the Prepetition RBL Agent, on behalf of the Prepetition RBL Secured Parties, and Opportune LLP with (A) (I) copies of the DIP Reporting (as defined below) and (II) a copy of Approved Budget, contemporaneously with delivery thereof to the DIP Secured Parties (each, on a confidential basis), and in each case, in accordance with paragraph 12 hereof, and (B) otherwise continue with financial and other reporting substantially in compliance with the Prepetition Loan Documents (only with respect to those requirements that fall due after the Petition Date).

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(c)               Adequate Protection for Prepetition Term Loan Secured Parties. Subject to the challenge rights set forth in paragraph 30 hereof, pursuant to sections 361, 363(e), 364(d), and 507 of the Bankruptcy Code, the Prepetition Term Loan Secured Parties are entitled to adequate protection of their interests in all Prepetition Term Loan Collateral, including Cash Collateral, in an amount equal to the aggregate Diminution in Value of the Prepetition Term Loan Secured Parties’ interests in the Prepetition Term Loan Collateral (including Cash Collateral) from and after the Petition Date:

(i)             Term Loan Adequate Protection Liens. The Prepetition Term Loan Agent, on behalf the Prepetition Term Loan Secured Parties, is hereby granted a valid, binding, enforceable and automatically perfected postpetition lien on all DIP Collateral to the extent of any Diminution in Value of the Prepetition Term Loan Secured Parties’ interests in the Prepetition Collateral (including Cash Collateral) (except as specified in the proviso below) (the “Term Loan Adequate Protection Liens,” and together with the RBL Adequate Protection Liens, the “Adequate Protection Liens”), which Term Loan Adequate Protection Liens shall be (A) with respect to the DIP Priority Collateral, subject and subordinate only to (1) the Carve Out, (2) the Senior DIP Liens, and (3) the Permitted Prior Senior Liens and (B) with respect to all Other DIP Collateral, shall be subject and subordinate only to (1) the Carve Out, (2) the Permitted Prior Senior Liens, (3) the Prepetition RBL Liens, (4) the RBL Adequate Protection Liens and (5) the Junior DIP Liens.

(ii)               Term Loan Adequate Protection Claims. The Prepetition Term Loan Agent, on behalf of the Prepetition Term Loan Secured Parties, is hereby granted an allowed superpriority administrative expense claim, to the extent of any Diminution in Value of the Prepetition Term Loan Secured Parties’ interests in the Prepetition Collateral (including Cash Collateral), as provided for in section 507(b) of the Bankruptcy Code (the “Term Loan Adequate Protection Claims,” and together with the RBL Adequate Protection Claims, the “Adequate Protection Claims”) in each of these Chapter 11 Cases, with recourse to all DIP Collateral, and which shall be (A)  junior to the Carve Out, DIP Superpriority Claims and RBL Adequate Protection Claims and (B) otherwise senior to any and all other administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code. For the avoidance of doubt, the Prepetition Term Loan Secured Parties shall not receive or retain any payments, property or other amounts in respect of the Term Loan Adequate Protection Claims from the DIP Priority Collateral unless and until the Carve Out and the DIP Obligations (other than contingent indemnification obligations as to which no claim has been asserted), have indefeasibly been paid in cash in full and all DIP Commitments have been terminated.

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(d)             Additional Adequate Protection for Prepetition Term Loan Secured Parties. Subject to the challenge rights set forth in paragraph 30 hereof, as additional adequate protection of the Prepetition Term Loan Secured Parties’ security interests in the Prepetition Term Loan Collateral, including the Cash Collateral, the Debtors are authorized to provide adequate protection in the form of the following:

(i)            Fees and Expenses. Pursuant to sections 361, 363(e), 364(d), and 507 of the Bankruptcy Code, as additional adequate protection, the DIP Loan Parties shall pay all reasonable, documented (summary invoices shall suffice) and reimbursable fees, costs and expenses of the Prepetition Term Loan Agent and the Prepetition Term Lenders, including the prepetition and postpetition fees and expenses of (i) Simpson Thacher & Bartlett LLP, (ii) Locke Lord LLP, and (iii) Houlihan Lokey Capital, Inc. (the “Prepetition Term Loan Adequate Protection Fees and Expenses,” and together with Prepetition RBL Adequate Protection Fees and Expenses, the “Adequate Protection Fees and Expenses”), subject to the review procedures set forth in paragraph 10 of this Interim Order.

(ii)                Financial Reporting. The DIP Loan Parties shall provide the Prepetition Term Loan Agent, on behalf of the Prepetition Term Loan Secured Parties, and Houlihan Lokey Capital, Inc. with (A) (I) copies of the DIP Reporting, (II) a copy of Approved Budget, contemporaneously with delivery thereof to the DIP Secured Parties (each, on a confidential basis), and in each case, in accordance with paragraph 12 hereof, and (III) copies of financial reporting regarding the Debtors’ accounts receivable and cash position on a weekly basis, and (B) otherwise continue with financial and other reporting, including monthly borrowing base reporting, substantially in compliance with the Prepetition Loan Documents.

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10.              Fees and Expenses. Subject to the review procedures set forth in this paragraph 10, invoices for payment of all DIP Fees and Expenses and all Adequate Protection Fees and Expenses may be in summary form only (and shall not be required to contain time entries and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of such invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work product doctrine), and shall be provided to counsel to the Debtors, counsel to any Committee (if appointed), and the U.S. Trustee (the “Fee Notice Parties”). Any objection to payment of the requested fees and expenses by any of the Fee Notice Parties (with notice of such objection provided to the DIP Agent and to the respective professional) may be made only on the basis of “reasonableness,” and shall specify in writing the amount of the contested fees and expenses and the detailed basis for such objection. If no objection to payment of the requested fees and expenses is made, in writing, by any of the Fee Notice Parties within ten (10) Business Days after delivery of such invoices (the “Fee Objection Period”), then, without further order of, or application to, the Court or notice to any other party, such fees and expenses shall be promptly paid by the Debtors and, in any case, within three (3) Business Days after the expiration of the Fee Objection Period. If an objection is made by any of the Fee Notice Parties within the Fee Objection Period to payment of the requested fees and expenses, then only the disputed portion of such fees and expenses shall not be paid until the objection is resolved by the applicable parties in good faith or by order of the Court, and the undisputed portion shall be promptly paid by the Debtors. Subject to the challenge rights set forth in paragraph 30 hereof with respect to only the Adequate Protection Fees and Expenses, payments of any amounts set forth in this paragraph 10 shall not be subject to recharacterization, subordination or disgorgement except as expressly provided in the preceding sentence. Notwithstanding the foregoing, but subject to the challenge rights set forth in paragraph 30 hereof with respect to only the Adequate Protection Fees and Expenses, the DIP Loan Parties are authorized, without further notice or hearing, to pay on the date on which the Interim Financing is initially funded all reasonable and documented fees, costs, and out-of-pocket prepetition and post-petition expenses of the Prepetition Secured Parties incurred on or prior to such date to the extent otherwise payable in accordance with the terms of the Prepetition Loan Documents, to the extent invoiced.

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11.              Reservation of Rights of Prepetition Secured Parties; Recharacterization.

(a)               Under the circumstances and given that the above-described adequate protection is consistent with the Bankruptcy Code, including section 506(b) thereof, the Court finds that the adequate protection provided herein is reasonable and sufficient to protect the interests of the Prepetition RBL Secured Parties; provided that the Prepetition RBL Agent, acting on its own behalf or at the direction of the Prepetition RBL Secured Parties may request further or different adequate protection, and the Debtors, the DIP Secured Parties, the Prepetition Term Loan Secured Parties (to the extent allowed under the Prepetition Intercreditor Agreement), or any other party in interest may contest any such request.

(b)               Under the circumstances and given that the above-described adequate protection is consistent with the Bankruptcy Code, including section 506(b) thereof, the Court finds that the adequate protection provided herein is reasonable and sufficient to protect the interests of the Prepetition Term Loan Secured Parties; provided that the Prepetition Term Loan Agent, acting on its own behalf or at the direction of the Prepetition Term Loan Secured Parties may request further or different adequate protection, and the Debtors, the DIP Secured Parties, the Prepetition RBL Secured Parties (to the extent allowed under the Prepetition Intercreditor Agreement), or any other party in interest may contest any such request.

(c)                For all adequate protection and stay relief granted in this Interim Order, the Prepetition Secured Parties shall be deemed to have requested relief from the automatic stay and adequate protection as of the Petition Date. For the avoidance of doubt, such request will survive termination of this Interim Order.

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12.              Approved Budget. All borrowings under the DIP Facility, and the use of Cash Collateral, shall at all times comply with the Approved Budget (subject to Permitted Variances) and the DIP Loan Documents. The Debtors shall (a) provide copies of the reporting required under Section 8.01 of the DIP Credit Agreement as and when required under the DIP Credit Agreement (the “DIP Reporting”), including delivery of (1) an Approved Budget certified by a financial officer of the DIP Borrower every seven weeks on a Thursday during the Chapter 11 Cases, beginning on the Thursday of the seventh (7th) week anniversary of the Petition Date and (2) a Variance Report (as defined in the DIP Credit Agreement), certified by a financial officer of the DIP Borrower every other Thursday during the Chapter 11 Cases, commencing the Thursday following the first full calendar week after the Closing Date and (b) comply with all financial or other reporting, lender or advisor call, budget, variance reporting and testing requirements as set forth in the DIP Loan Documents. On or before __:__ _.m., prevailing Central Time, on the Thursday of each seventh (7th) calendar week anniversary of the Petition Date, the Debtors shall deliver to the DIP Agent (with a copy to the Prepetition Agents), as described in the DIP Loan Documents, updates to the Initial Budget (or the previously supplemented Approved Budget, as the case may be), covering the 13-week period that commences with the beginning of such week in which the supplemental budget is delivered, consistent with the form and level of detail set forth in the Initial Budget and otherwise in form and substance acceptable to the Required Lenders (as defined in the DIP Credit Agreement, the “Required DIP Lenders”) in their reasonable discretion (each such supplemental budget, an “Updated Budget”), and once so approved by the Required DIP Lenders in their reasonable discretion, such Updated Budget shall constitute the then-approved “Approved Budget”; provided that unless and until the Required DIP Lenders approve such Updated Budget, the then-current Approved Budget shall remain in effect, effective as of the beginning of the week in which it was delivered.

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13.              Modification of Automatic Stay. Subject to paragraphs 23 and 24 hereof, the automatic stay imposed by section 362(a) of the Bankruptcy Code is hereby modified as necessary to permit (a) the DIP Secured Parties and Prepetition Secured Parties to exercise, upon the occurrence and during the continuance of any DIP Termination Event or Cash Collateral Termination Event (each as defined below), that is not waived in writing by the Required DIP Lenders or RBL Majority Lenders (as defined below), as applicable, all rights and remedies provided for in the DIP Loan Documents and this Interim Order and to take any or all actions provided therein and herein and (b) the implementation and exercise of all of the terms, rights, benefits, privileges, remedies and provisions of this Interim Order and the DIP Loan Documents, in each case, without further notice, motion or application to, or order of this Court.

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14.              Perfection of DIP Liens and Adequate Protection Liens. This Interim Order shall be sufficient and conclusive evidence of the validity, perfection and priority of all liens granted herein, including, without limitation, the DIP Liens and the Adequate Protection Liens, without the necessity of execution, filing or recording of any loan document, financing statement, deed of trust, mortgage, notice, control agreement or other instrument or document that may otherwise be required under the law or regulation of any jurisdiction to validate, attach, perfect or prioritize liens (any such instrument or document, a “Security Document”) or the taking of any other action (including, for the avoidance of doubt, entering into any deposit account control agreement) to validate or perfect (in accordance with applicable law) such liens, or to entitle the DIP Secured Parties and the Prepetition Secured Parties to the priorities granted herein. Notwithstanding the foregoing, the DIP Agent and the Prepetition Agents, without any further consent of any party, are authorized to execute, file or record (and the DIP Agent and Prepetition Agents may require the execution, filing or recording), as each, in its sole discretion, deems necessary, such financing statements, notices of lien, and other similar documents to enable the DIP Agent and the Prepetition Agents to further validate, perfect, preserve and enforce the DIP Liens, Adequate Protection Liens, or other liens and security interests granted hereunder, perfect in accordance with applicable law or to otherwise evidence such liens, and all such financing statements, notices, and other documents shall be deemed to have been filed or recorded as of the Petition Date; provided that no such filing or recordation shall be necessary or required in order to create or perfect the DIP Liens and/or the Adequate Protection Liens. The Debtors are authorized to execute and deliver promptly upon demand to the DIP Agent and the Prepetition Agents all such financing statements, notices, and other documents as the DIP Agent and the Prepetition Agents may reasonably request. The DIP Agent and the Prepetition Agents, each in its discretion, may file a photocopy of this Interim Order as a financing statement with any filing or recording office or with any registry of deeds or similar office, in addition to or in lieu of such financing statements, notices of lien, or similar instruments. To the extent that any Prepetition Agent is a secured party under any account control agreement, listed as an additional insured, loss payee under any of the Debtors’ insurance policies or is the secured party under any Security Document, the DIP Agent shall also be deemed to be the secured party under each such Security Document, and shall have all the rights and powers attendant to that position (including, without limitation, rights of enforcement), and shall act in that capacity and distribute any proceeds recovered or received subject to the Carve Out and in accordance with the relative lien priorities and terms of this Interim Order and/or the Final Order, as applicable, and the other DIP Loan Documents. The Prepetition Agents shall serve as agent for the DIP Agent solely for the purposes of perfecting its security interests in and liens on all DIP Collateral that is of a type such that perfection of a security interest therein (but for the entry of this Interim Order) may be accomplished only by possession or control by a secured party.

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15.              Protection of DIP Lenders’ Rights. Except as otherwise expressly provided herein, so long as there are any DIP Obligations outstanding under the DIP Loan Documents or the DIP Lenders have any outstanding Commitments or Loans (each, as defined in the DIP Loan Documents), the Prepetition Secured Parties shall (solely with respect to the DIP Priority Collateral): (a) have no right to, and take no action to, foreclose upon or recover in connection with the liens granted thereto pursuant to the Prepetition Loan Documents, this Interim Order or otherwise seek or exercise any enforcement rights or remedies against any DIP Priority Collateral, (b) be deemed to have consented to any release of DIP Priority Collateral authorized under the DIP Loan Documents and this Interim Order, (c) not file any further financing statements, patent filings, trademark filings, copyright filings, mortgages, memoranda of lease, notices of lien or similar instruments, or otherwise take any action to perfect their security interests in the DIP Priority Collateral. Further, (x) subject to entry of the Final Financing Order, in no event shall the DIP Secured Parties be subject to the equitable doctrine of “marshalling” or any similar doctrine with respect to any DIP Priority Collateral, and the DIP Secured Parties shall be entitled to foreclose upon or recover in connection with the DIP Priority Collateral in any manner, and in any sequence, in the DIP Secured Parties’ sole discretion and (y) upon entry of this Interim Order, the DIP Secured Parties shall be entitled to first foreclose upon, and recover from, the DIP Proceeds Account, and shall not be subject to the equitable doctrine of “marshalling” or any similar doctrine with respect to the DIP Proceeds Account.

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16.              Proceeds of Subsequent Financing. If at any time prior to the indefeasible payment in full in cash of all of the DIP Obligations and the Prepetition Secured Obligations and the satisfaction of the DIP Superpriority Claims and the Adequate Protection Claims, any of the DIP Loan Parties, the DIP Loan Parties’ estates, any trustee, any examiner with enlarged powers or any responsible officer subsequently appointed in any of the DIP Loan Parties’ Chapter 11 Cases or any Successor Cases thereof, shall obtain credit or incur debt pursuant to sections 364(b), (c), or (d) of the Bankruptcy Code then, unless otherwise agreed by the DIP Lenders in their discretion (i) after satisfaction of the Carve Out, all DIP Priority Collateral shall immediately be turned over to the DIP Agent for further distribution to the applicable DIP Secured Parties on account of their applicable DIP Obligations pursuant to the applicable DIP Loan Documents and (ii) after satisfaction of the Carve Out and turnover of the DIP Priority Collateral to the DIP Agent, all the cash proceeds derived from such credit or debt shall immediately be turned over to the Prepetition Agents, for further distribution to the applicable Prepetition Secured Parties pursuant to the applicable Prepetition Loan Documents, as applicable.

17.              Financial Reporting; Monitoring of Collateral. The DIP Loan Parties shall comply with the reporting requirements set forth in the DIP Loan Documents. Without limiting the requirements of the foregoing, the DIP Loan Parties shall (a) provide to the DIP Agent, the DIP Lenders, and the Prepetition RBL Agent (and, in each case, their respective consultants, advisors and professionals) reasonable access to the Debtors’ books and records, assets and properties, for purposes of monitoring the Debtors’ businesses, evaluating compliance with the budget and monitoring the value of the DIP Collateral. The DIP Lenders and the Prepetition RBL Lenders shall also be permitted, during normal business hours, to conduct, at their discretion and at their respective cost and expense, field audits, collateral examinations and inventory appraisals in respect of the DIP Collateral.

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18.              Milestones. It is a condition to the DIP Facility and to the use of Cash Collateral that the Debtors shall comply with those certain case milestones set forth in the DIP Credit Agreement and Exhibit 2 attached hereto (the “Milestones”). The failure to comply with any Milestone (subject to a Case Milestone Extension (as defined in the DIP Credit Agreement and Exhibit 2 attached hereto)) shall constitute an Event of Default in accordance with the terms of the DIP Credit Agreement and this Interim Order.

19.              Maintenance of DIP Collateral. The Debtors shall continue to maintain all property, operational and other insurance as required and as specified in the DIP Loan Documents and Prepetition Loan Documents. Upon entry of this Interim Order and to the fullest extent provided by applicable law, the DIP Agent and Prepetition Secured Parties shall be, and shall be deemed to be, without any further action or notice, named as additional insureds and loss payees on each insurance policy maintained by the DIP Loan Parties that in any way relates to the DIP Collateral.

20.              DIP Termination Events. The occurrence and continuation of an “Event of Default” under and as defined in the DIP Credit Agreement shall constitute a “DIP Termination Event” under this Interim Order (each a “DIP Termination Event,” and the date upon which such DIP Termination Event occurs, the “DIP Termination Date”), unless waived in writing by the Required DIP Lenders. For purposes of this Interim Order, if a DIP Termination Event is subsequently waived in writing by the Required DIP Lenders, a DIP Termination Date shall be deemed to not have occurred. Notwithstanding anything contained herein, the Debtors’ authorization to use DIP Facility proceeds under this Interim Order shall terminate upon the earliest to occur of: (i) the termination of the Restructuring Support Agreement in accordance with its terms; (ii) the date the Court enters an order dismissing any of these Chapter 11 Cases; and (iii) the date the Court enters an order converting any of these Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code.

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21.              Cash Collateral Termination Triggers. The following events shall constitute “Cash Collateral Termination Triggers”:

(1)               a DIP Termination Event that remains unwaived for more than three (3) Business Days after the occurrence thereof;

(2)              failing to make any payment when due of the fees and expenses of the professional advisors to the Prepetition RBL Agent in accordance with this Interim Order (and subject to any review periods herein);

(3)               failing to satisfy any Milestone as set forth on Exhibit 2 attached hereto, except upon the exercise of a Case Milestone Extension with respect to Milestone (d).

(4)               breach in any material respect of representations and warranties set forth in this Interim Order which breach continues unremedied for five (5) Business Days following notice by the Prepetition RBL Agent of such breach;

(5)               failure to comply with the Approved Budget, subject to any Permitted Variance or exclusions therefrom (including for Allowed Professional Fees), unless waived by the Required DIP Lenders (and any such waiver shall act as a cure and otherwise rescind such Cash Collateral Termination Trigger);

(6)               the filing by any Debtor of a plan of reorganization other than an Approved Plan (as defined in the DIP Credit Agreement);

(7)               the filing by any Debtor of any motion or pleading that is inconsistent with the prosecution of an Approved Plan;

(8)               any of the Debtors shall file a pleading seeking to vacate or modify this Interim Order;

(9)              any Debtor shall (a) contest the validity or enforceability of Prepetition RBL Loan Documents, or deny that it has any further liability thereunder; or (b) contest the validity or perfection of the Prepetition RBL Liens or Prepetition RBL Obligations;

(10)             entry of an order amending, supplementing or otherwise modifying this Interim Order without the consent of the Prepetition RBL Agent (at the direction of the “Majority Lenders” (as defined in the Prepetition RBL Credit Agreement), hereinafter the “RBL Majority Lenders”);

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(11)               reversal, vacation or stay of the effectiveness of this Interim Order;

(12)              any material violation of the terms of this Interim Order or failure by any Debtor to comply in any material respect with this Interim Order, which violation or failure to comply continues unremedied for five (5) Business Days following notice by the Prepetition RBL Agent of such violation or failure;

(13)             dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code;

(14)               appointment of a Chapter 11 trustee or an examiner with expanded powers;

(15)               granting of relief by the Bankruptcy Court from the automatic stay in the Chapter 11 Cases to permit foreclosure or enforcement on, or any right or remedy with respect to, assets of any of the Debtors having a fair market value in excess of $1,000,000;

(16)               the Debtors’ filing of (or supporting another party in the filing of) a motion seeking entry of, or the entry of an order, granting any superpriority claim or lien (except as contemplated herein) that is senior to or pari passu with the Prepetition RBL Claims or RBL Adequate Protection Claims, except for the Carve Out and the Permitted Prior Senior Liens;

(17)              payment of or granting adequate protection with respect to prepetition debt, other than as expressly set forth in this Interim Order;

(18)               any of the RBL Adequate Protection Liens or the RBL Adequate Protection Claims cease to be valid, perfected and enforceable in any respect;

(19)               a Change in Control (as defined in the DIP Credit Agreement) occurs;

(20)              there occurs any uninsured loss to the Prepetition Collateral or Other DIP Collateral that causes a material adverse effect on the Debtors, other than as a result of the Chapter 11 Cases;

(21)               a final judgment is issued by a court of competent jurisdiction that exceeds $1,000,000 for liabilities arising after the Petition Date, other than as a result of the Chapter 11 Cases;

(22)               any termination or modification of the exclusivity periods set forth in Section 1121 of the Bankruptcy Code;

(23)             other than the Carve Out, the allowance of any claim or claims under section 506(c) of the Bankruptcy Code against or with respect to any Prepetition Collateral or Other DIP Collateral;

(24)               the Restructuring Support Agreement is terminated in accordance with its terms;

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(25)               if any DIP Loan Party is enjoined, restrained or prevented by court order from continuing to conduct all or any material part of its business affairs which has a material adverse effect on the Debtors;

(26)               the making of any motion by any Debtor to the Bankruptcy Court to authorize, or the consummation of, any sale of any material assets of the Debtors pursuant to Section 363 of the Bankruptcy Code without the written consent of the Prepetition RBL Agent at the direction of the RBL Majority Lenders;

(27)               any updated Approved Budget demonstrates: (i) accounts payable on the Plan Effective Date will have increased by more than 10% compared to the Initial Budget (the “A/P Overage”); or (ii) the minimum Availability under the Exit RBL Facility (as defined in the Restructuring Support Agreement) (the “Exit Liquidity Condition”) will not be met on the Plan Effective Date; provided that the Prepetition RBL Lenders must provide the Debtors and the DIP Lenders with written notice five Business Days’ prior to exercising remedies in respect of such default (the “Budget Cure Period”), and if the DIP Lenders increase the size of the DIP Commitments under the DIP Facility (or provide some other Plan Effective Date equity commitment satisfactory to the Debtors and the Prepetition RBL Agent) within the Budget Cure Period in an amount sufficient to cure the A/P Overage and cause the Debtors to meet the Exit Liquidity Condition (“Additional Commitments”), such Cash Collateral Event of Default shall be deemed cured and rescinded; and

(28)               breach of any covenants set forth in the Financing Orders and not covered by items (1)-(27) above, in any material respect, which breach continues unremedied for five (5) Business Days following notice by the Prepetition RBL Agent of such breach.

22.              Stipulation and Order Regarding Injunctive Relief. The Debtors, the Prepetition RBL Agent (for itself and on behalf of each Prepetition RBL Lender) and the DIP Agent (for itself and on behalf of each DIP Lender) (the “Stipulation Parties”) hereby stipulate, and this Court finds, that: (a) the DIP Lenders are providing a junior, non-priming DIP Facility solely to finance the Debtors’ pursuit of confirmation and consummation of the Approved Plan; (b) the DIP Lenders would not provide the DIP Facility if the Debtors could use the proceeds of the DIP Facility or Cash Collateral for any use (or to finance any act or failure to act) that would result in a Cash Collateral Termination Trigger, and (c) unless the DIP Lenders are afforded the opportunity to obtain the relief set forth in this paragraph 22, the DIP Lenders would not provide the DIP Facility to the Debtors. Accordingly, the Stipulation Parties agree, and this Court orders, that until all obligations under the DIP Facility are repaid in full in cash: (x) injunctive or other equitable relief shall be available to the DIP Agent or any DIP Lender to, among other things, compel the Debtors to act (or to cease acting) so as to cure a Cash Collateral Termination Trigger (an “Injunctive Cure”); and (y) upon the occurrence of a Cash Collateral Termination Trigger, the DIP Agent or any DIP Lender shall have the opportunity to bring an action during the Cash Collateral Termination Notice Period (as defined below) on an emergency basis seeking an Injunctive Cure at the Termination Hearing (as defined below) which, if granted, shall constitute a cure of such Cash Collateral Termination Event.

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23.              DIP Termination Exercise of Remedies.

(a)               Immediately upon the occurrence and during the continuation of a DIP Termination Event, notwithstanding the provisions of section 362 of the Bankruptcy Code and without any application, motion, or notice to, hearing before, or order of the Court, but subject to the terms of this Interim Order, the DIP Agent, at the direction of the Required DIP Lenders, shall be permitted to, upon the delivery of a DIP Termination Declaration (as defined below) to the DIP Remedies Notice Parties (as defined below): (i) declare all DIP Obligations owing under the applicable DIP Facility to be immediately due and payable; (ii) terminate, reduce or restrict any commitment to extend credit to the DIP Loan Parties under the DIP Facility (to the extent any such commitment remains); (iii) terminate the DIP Facility and the DIP Loan Documents as to any future liability or obligation thereunder, but without affecting the DIP Liens or the DIP Obligations; (iv) terminate and/or revoke the Debtors’ right, if any, under this Interim Order and the DIP Loan Documents to use any Cash Collateral (subject to paragraph 23(b)); (v) invoke the right to charge interest at the default rate under the DIP Facility; and (vi) exercise remedies solely with respect to the DIP Proceeds Account, including by sweeping the proceeds contained in the DIP Proceeds Account or otherwise taking possession and control of DIP Proceeds Account, including by delivery of an activation notice to the applicable account bank in each case, without prior notice to the Debtors.

(b)               Upon the occurrence of a DIP Termination Event, the DIP Agent, at the direction of the Required DIP Lenders may deliver a written declaration of the occurrence of such event (any such declaration, a “DIP Termination Declaration”) by electronic mail (or other electronic means) to the Debtors, lead counsel to the Debtors (Latham & Watkins LLP), counsel to the DIP Agent and Prepetition Agents, counsel to any Committee (if appointed), and the U.S. Trustee (the “Termination Notice Parties”). If a DIP Termination Declaration is delivered as provided above, the DIP Agent, at the direction of the Required DIP Lenders, may file an emergency motion with the Court (an “Emergency Motion”) seeking a determination from the Court that a DIP Termination Event has occurred and the Court may fashion any appropriate relief, including modification of the automatic stay to allow the DIP Agent to (i) freeze monies or balances in the DIP Loan Parties’ accounts; (ii) otherwise enforce any and all rights against the DIP Priority Collateral in the possession of the DIP Agent, including, without limitation, disposition of the DIP Priority Collateral solely for application towards the Carve Out and the DIP Obligations in accordance with their respective priorities; and (iii) take any other actions or exercise any other rights or remedies with respect to the DIP Loans against the DIP Priority Collateral permitted under this Interim Order, the DIP Loan Documents, or applicable law. The Debtors consent to an emergency hearing (a “Termination Hearing”) being held on the Emergency Motion on at least five (5) Business Days’ notice (subject to the Court’s availability) (such period, including any additional time required by the Court’s availability to hold the Termination Hearing, the “DIP Termination Notice Period”); provided that if the Court enters a Cash Collateral Termination Order at a Termination Hearing, the DIP Agent, at the direction of the Required DIP Lenders, shall be entitled to seek and may be entitled to receive appropriate relief from the Court at such Termination Hearing without the need for further notice to any party-in-interest.

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(c)               During the DIP Termination Notice Period, the Debtors may use Cash Collateral solely to: (i) fund the Carve Out, and (ii) meet payroll obligations and pay expenses necessary to avoid immediate and irreparable harm to the Debtors’ estates, in accordance with the Approved Budget (subject to Permitted Variances), or that have otherwise been approved in advance in writing by the DIP Agent, at the direction of the Required DIP Lenders. The Debtors shall reasonably cooperate with the DIP Agent in its exercise of rights and remedies authorized under this Interim Order or by order of the Court, whether against DIP Priority Collateral or otherwise (and in any case, consistent with the lien priorities set forth in this Interim Order and the Prepetition Intercreditor Agreement). Notwithstanding anything to the contrary in the foregoing, the relief in paragraph 23(a)(vi) of this Interim Order shall not be subject to any of the delays or restrictions set forth in this paragraph 23(c).

24.              Cash Collateral Termination Hearing.

(a)               Upon the occurrence of a Cash Collateral Termination Trigger, the Prepetition RBL Agent, at the direction of the Super-Majority RBL Lenders (as defined in the Restructuring Support Agreement), may deliver a written declaration of the occurrence of such event (any such declaration, a “Cash Collateral Termination Declaration”) by electronic mail (or other electronic means) to the Termination Notice Parties. If a Cash Collateral Termination Declaration is delivered as provided above, the Prepetition RBL Agent, at the direction of the Super-Majority Prepetition RBL Lenders, may file an Emergency Motion seeking an order from the Court (a “Cash Collateral Termination Order”) (i) determining that a Cash Collateral Termination Trigger has occurred, (ii) terminating the Debtors’ use of Cash Collateral and (iii) seeking other appropriate relief, including modification of the automatic stay to (A) freeze monies or balances in the Debtors’ accounts; and (B) take any other actions or exercise any other rights or remedies with respect to the Other DIP Collateral permitted under this Interim Order, the Prepetition RBL Documents, or applicable law. The Debtors consent to a Termination Hearing being held on the Cash Collateral Termination on at least five (5) Business Days’ notice (subject to the Court’s availability) (such period, including any additional time required by the Court’s availability to hold the Termination Hearing, the “Cash Collateral Termination Notice Period”). As applicable, a Cash Collateral Termination Notice Period may run concurrently with a DIP Termination Notice Period, and the Court may consider both an Emergency Motion and a Cash Collateral Termination Order at a single Termination Hearing.

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(b)              At or prior to the Termination Hearing, the DIP Secured Parties shall be entitled to (x) seek and receive an Injunctive Cure in accordance with paragraph 22 of this Interim Order and/or (y) cure the Cash Collateral Termination Trigger set forth in paragraph 21(27) through Additional Commitments. Any such cure, if implemented or granted, shall cure the applicable Cash Collateral Termination Trigger, and accordingly the use of Cash Collateral shall not terminate as a result thereof, and the Prepetition RBL Secured Parties shall not be entitled to take any actions or enforce remedies in respect of such cured Cash Collateral Termination Trigger.

25.              DIP Fees and Expenses and Prepetition RBL Adequate Protection Fees and Expenses. Subject to the review procedures set forth in paragraph 10 hereof, the DIP Loan Parties are authorized to pay, in cash and on a current basis, all DIP Fees and Expenses and all Prepetition RBL Adequate Protection Fees and Expenses, as and when due under the DIP Loan Documents and this Interim Order, whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, the DIP Loan Parties are authorized, without further notice or hearing, to pay on the date on which the Interim Financing is initially funded all reasonable and documented fees, costs, and out-of-pocket expenses of the DIP Agent and each DIP Lender incurred on or prior to such date to the extent otherwise payable in accordance with the terms of the DIP Loan Documents, to the extent invoiced.

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26.              Indemnification. The DIP Loan Parties shall jointly and severally indemnify and hold harmless the DIP Agent, each DIP Secured Party, the Prepetition RBL Agent, each RBL Secured Party, the Prepetition Term Loan Agent, each Prepetition Term Loan Secured Party, and each of their respective officers, directors, employees, parents, subsidiaries, affiliates, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case, arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to the DIP Facility, the DIP Liens, the DIP Loan Documents, the use of Cash Collateral or the transactions contemplated thereby, or any use made or proposed to be made with the proceeds of the DIP Facility, whether or not such investigation, litigation or proceeding is brought by any DIP Loan Party, any shareholders or creditors of the foregoing, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby or under the DIP Loan Documents are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s actual fraud, gross negligence or willful misconduct. Subject to paragraphs 10 and 30 of this Interim Order, the Debtors are authorized to indemnify the Prepetition Secured Parties and to pay the costs, expenses, and other amounts (including reasonable and documented attorneys’ fees) incurred by the Prepetition Secured Parties in connection therewith as and when they arise, without further order of this Court; provided that (i) any such indemnification claims shall be subject to the terms of the Prepetition Loan Documents (including with respect to application of proceeds), (ii) the rights of parties in interest with requisite standing to object to any such indemnification claim(s) are hereby reserved in accordance with paragraph 30 hereof, and (iii) the Court shall reserve jurisdiction to hear and determine any such disputed indemnification claim(s).

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27.              Proofs of Claim. The DIP Agent, the DIP Secured Parties, and the Prepetition Secured Parties shall not be required to file proofs of claim in any of these Chapter 11 Cases or any Successor Cases for any claim allowed herein or therein in respect of the Prepetition Secured Obligations. Any order entered by the Court establishing a bar date in any of these Chapter 11 Cases or any Successor Cases shall not apply to the DIP Secured Parties or the Prepetition Secured Parties; provided that notwithstanding any order entered by the Court establishing a bar date in any of these Chapter 11 Cases or any Successor Cases to the contrary, the DIP Agent, on behalf of the DIP Secured Parties, and each Prepetition Agent, on behalf of the applicable Prepetition Secured Parties, may (but is not required to) in its discretion file (and amend and/or supplement) a proof of claim and/or aggregate proofs of claim in each of these Chapter 11 Cases or any Successor Cases for any claim allowed herein, and any such proof of claim may (but is not required to) be filed as one consolidated proof of claim against all of the Debtors, rather than as separate proofs of claim against each Debtor. Any proof of claim filed by the DIP Secured Parties or the Prepetition Secured Parties shall be deemed to be in addition to (and not in lieu of) any other proof of claim that may be filed by any such persons.

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28.              Carve Out.

(a)               As used in this Interim Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate pursuant to 31 U.S.C. § 3717 (without regard to the notice set forth in (iii) below) (collectively, the “Statutory Fees”), which Statutory Fees shall not be subject to any budget; (ii) all reasonable fees, costs, and expenses up to $100,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed by the Court at any time, whether by interim or final compensation order, procedural order, or otherwise, all unpaid fees, costs, and expenses of the Debtors or any Committee (collectively, the “Allowed Professional Fees”) earned, accrued or incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (collectively, the “Debtor Professionals”) and the Committee (if any) pursuant to section 328 or 1103 of the Bankruptcy Code (collectively, the “Committee Professionals,” and together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first (1st) Business Day following delivery by the DIP Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice and without regard to whether such Allowed Professional Fees are included in or provided for in the Approved Budget or when invoiced (the aggregate amounts set forth in clauses (i) through (iii) above, the “Pre-Carve Out Trigger Notice Amounts”); and (iv) Allowed Professional Fees of Professional Persons (excluding any restructuring, sale, financing, success, or other transaction fee of any investment bankers or financial advisors) in an aggregate amount not to exceed $650,000 incurred after the first (1st) Business Day following the date of delivery by the DIP Agent of the Carve Out Trigger Notice in accordance with sub- paragraph (b) below (such date, the “Trigger Date”), to the extent allowed by the Court at any time, whether by interim or final compensation order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”).

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(b)               For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent to the Debtors and their counsel (Latham & Watkins LLP), with a copy to the Prepetition Agents and their counsel, the U.S. Trustee, and counsel to the Committee, if any, which notice may be delivered only following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations and expressly stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(c)               Notwithstanding anything to the contrary in this Interim Order or the DIP Loan Documents, in no way shall the Approved Budget, Carve Out, Post-Carve Out Trigger Notice Cap, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees or Statutory Fees, due and payable by the Debtors or that may be allowed by the Court at any time (including on an interim basis); provided, that for the avoidance of doubt, Allowed Professional Fees shall be accounted for in the Approved Budget.

(d)               For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order, the DIP Loan Documents or in any Prepetition Loan Documents, the Carve Out shall be senior to all liens and claims securing or otherwise arising under, with respect to, or in connection with the DIP Facility, the DIP Loan Documents, and the Prepetition Loan Documents, whether arising post-petition or pre-petition, for adequate protection or otherwise (including, without limitation, the DIP Liens, the DIP Superpriority Claims, the Prepetition Secured Obligations, the Prepetition Liens, the Adequate Protection Liens, and the Adequate Protection Claims), and any and all other forms of adequate protection, liens, or claims securing or otherwise arising under, with respect to, or in connection with the DIP Obligations or the Prepetition Secured Obligations.

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(e)               Any payment or reimbursement made in respect of any Allowed Professional Fees incurred by any Professional Person at any time before the Trigger Date shall not reduce, and shall not be deemed to reduce, the Carve Out or the Post-Carve Out Trigger Notice Cap, regardless of the date on which such payment or reimbursement is made. Any payment or reimbursement made in respect of any Allowed Professional Fees incurred by any Professional Person at any time after the Trigger Date shall permanently reduce the Carve Out and the Post-Carve Out Trigger Notice Cap on a dollar-for-dollar basis (but shall not reduce, and shall not be deemed to reduce, the Pre-Carve Out Trigger Notice Amounts). So long as the Trigger Date has not occurred, the Debtors shall be permitted to pay Allowed Professional Fees, including on an interim basis, and such payments shall not reduce tor be deemed to reduce the Carve Out.

(f)               Without limiting the scope of the Carve Out, none of the DIP Secured Parties or the Prepetition Secured Parties shall be responsible for the direct payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with these Chapter 11 Cases or any Successor Cases. Without limiting the scope of the Carve Out, nothing in this Interim Order or otherwise shall be construed to obligate the DIP Secured Parties or the Prepetition Secured Parties, in any way, to directly pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

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29.              Limitations on the DIP Facility, the DIP Collateral, the Prepetition Collateral, the Cash Collateral, the Carve Out, and Other Funds. Notwithstanding anything contained in the DIP Loan Documents, this Interim Order or any other order of the Court to the contrary, no DIP Collateral, Prepetition Collateral, DIP Loans, Cash Collateral, proceeds of any of the foregoing, or any portion of the Carve Out may be used, directly or indirectly, by any of the Debtors, any Committee (if appointed), or any trustee or other estate representative appointed in these Chapter 11 Cases or any Successor Cases or any other person or entity (or to pay any professional fees, disbursements, costs or expenses incurred in connection therewith): (a) to object to, contest, prevent, hinder, delay, or interfere with, in any way, the DIP Secured Parties’ or the Prepetition Secured Parties’ enforcement or realization upon any of the DIP Collateral, Prepetition Collateral, or Cash Collateral, once a DIP Termination Event or Cash Collateral Termination Event occurs (and is not waived in writing by the Required DIP Lenders or the RBL Majority Lenders, as applicable); (b) except to the extent expressly permitted by the terms of the DIP Loan Documents and this Interim Order, to use or seek to use Cash Collateral or to sell, or otherwise dispose of DIP Collateral or Prepetition Collateral, in each case, without the consent of the Required DIP Lenders or Required Lenders under the Prepetition Loan Documents; or (c) to investigate (including by way of examinations or discovery proceedings, whether formal or informal), prepare, assert, join, commence, support or prosecute any action for any claim, counter-claim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination or similar relief, in any capacity, against any of the Released Parties with respect to any transaction, occurrence, omission, action or other matter arising under, in connection with or related to this Interim Order, the DIP Facility, the DIP Loan Documents, the DIP Obligations, the Prepetition Liens, the Prepetition Secured Obligations, or the Prepetition Loan Documents or the transactions contemplated therein or thereby, including, without limitation, (A) any Avoidance Actions, (B) any so-called “lender liability” claims and causes of action, (C) any claim or cause of action with respect to the validity, enforceability, priority and extent of, or asserting any defense, counterclaim, or offset to, the DIP Obligations, the DIP Superpriority Claims, the DIP Liens, the DIP Loan Documents, the Prepetition Loan Documents, the Prepetition Liens, the Adequate Protection Liens, the Adequate Protection Claims, or the Prepetition Secured Obligations, (D) any claim or cause of action seeking to challenge, invalidate, modify, set aside, avoid, marshal, subordinate, or recharacterize in whole or in part, the DIP Obligations, the DIP Liens, the DIP Superpriority Claims, the DIP Collateral, the Prepetition Collateral, the Prepetition Secured Obligations, the Adequate Protection Liens, and the Adequate Protection Claims, or (E) any action seeking to modify any of the rights, remedies, priorities, privileges, protections and benefits granted to any of the DIP Secured Parties hereunder or under any of the DIP Loan Documents or the Prepetition Secured Parties under any of the Prepetition Loan Documents (in each case, including, without limitation, claims, proceedings or actions that might prevent, hinder or delay any of the DIP Secured Parties, or the Prepetition Secured Parties’ assertions, enforcements, realizations or remedies on or against the DIP Collateral in accordance with the applicable DIP Loan Documents or Prepetition Loan Documents and this Interim Order and/or the Final Order (as applicable)); provided that no more than $40,000 may be used for allowed fees and expenses incurred solely by any Committee (if appointed) in investigating, but not objecting to, challenging, litigating (including by way of discovery), opposing, or seeking to subordinate or recharacterize the validity, enforceability, perfection and priority of the Prepetition Liens, the Prepetition Secured Obligations or the Prepetition Loan Documents prior to the Challenge Deadline (as defined below); provided, further, that nothing contained in this paragraph 29 shall prohibit the Debtors from responding to or complying with discovery requests of any Committee, in whatever form, made in connection with such investigation or the payment from the DIP Collateral of professional fees related thereto.

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30.              Reservation of Certain Third-Party Rights and Bar of Challenges and Claims.

(a)               The stipulations, admissions, agreements, and releases contained in this Interim Order, including, without limitation, in paragraph E of this Interim Order (collectively, the “Stipulations”), shall be binding upon the DIP Loan Parties and any successor thereto (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected for any of the DIP Loan Parties in these Chapter 11 Cases or any Successor Cases) in all circumstances and for all purposes. The Stipulations shall be binding upon all other parties in interest (including without limitation, any Committee, if appointed) and any other person or entity acting or seeking to act on behalf of the DIP Loan Parties’ estates, in all circumstances and for all purposes, unless (1) a Committee (to the extent requisite standing is obtained pursuant to an order of this Court entered prior to the Challenge Deadline (as defined below)), has timely and duly filed an adversary proceeding or contested matter (subject to the limitations contained herein) (each, a “Challenge Proceeding”) by the Challenge Deadline, objecting to or challenging the amount, validity, perfection, enforceability, priority or extent of the Prepetition Secured Obligations, the Prepetition Liens, or the Prepetition Loan Documents, or otherwise asserting or prosecuting any Avoidance Action or any other claim, counterclaim, cause of action, objection, contest, defense or other challenge (a “Challenge”) against any of the Prepetition Secured Parties or any of their respective affiliates, subsidiaries, officers, directors, managers, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and the respective successors and assigns thereof (in each case, in their respective capacities as such), arising under, in connection with or related to the Debtors, the Prepetition Secured Obligations, the Prepetition Liens, or the Prepetition Loan Documents, and (2) there is entered a final non-appealable order in favor of the plaintiff in any such timely filed Challenge Proceeding; provided that (i) as to the Debtors, any and all such Challenges are hereby irrevocably waived and relinquished as of the Petition Date and (ii) any pleadings filed in any Challenge Proceeding shall set forth with specificity the basis for such Challenge (and any Challenges not so specified prior to the Challenge Deadline shall be deemed forever, waived, released and barred).

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(b)               If no such Challenge Proceeding is timely and properly filed prior to the Challenge Deadline, then, without further notice to any person or entity or order of the Court, (a) the Stipulations shall be binding on all parties in interest (including, without limitation, any Committee, if appointed); (b) the Prepetition Secured Obligations shall constitute allowed claims and not subject to any defense, claim, counterclaim, recharacterization, subordination, disgorgement, offset, avoidance, for all purposes in these Chapter 11 Cases and any Successor Cases; (c) the Prepetition Loan Documents shall be deemed to have been valid, as of the Petition Date, and enforceable against each of the DIP Loan Parties in these Chapter 11 Cases and any Successor Cases; (d) the Prepetition Liens shall be deemed to have been, as of the Petition Date, legal, valid, binding, and perfected security interests and liens, and shall not be subject to recharacterization, subordination, avoidance or other defense; and (e) the Prepetition Secured Obligations, the Prepetition Liens and the Prepetition Loan Documents shall not be subject to any other or further claim or Challenge by any Committee (if appointed), any non-statutory committees appointed or formed in these Chapter 11 Cases or any Successor Cases or any other party in interest acting or seeking to act on behalf of the Debtors’ estates.

(c)               If any such Challenge Proceeding is timely and properly filed prior to the Challenge Deadline, the Stipulations shall nonetheless remain binding and preclusive (as provided in paragraph 30(b) hereof) on any Committee (if appointed) and on any other person or entity, except to the extent that such Stipulations were expressly and successfully challenged in such Challenge Proceeding as set forth in a final, non-appealable order of a court of competent jurisdiction.

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(d)               The “Challenge Deadline” shall mean the date that is (A) the later of (i) seventy-five (75) days after the date of entry of this Interim Order (or, in the case of any official committee appointed in these Chapter 11 Cases, sixty (60) days from the date such committee is appointed, but in no event later than the date that is ninety (90) days from the Petition Date) and (ii) the objection deadline for the Plan, (B) any such later date agreed to in writing by (i) with respect to the Prepetition RBL Facility, the Prepetition RBL Agent (at the direction of the “Majority Lenders” (as defined in the Prepetition RBL Credit Agreement)), (ii) with respect to the Prepetition Term Loan Facility, the Prepetition Term Loan Agent (at the direction of the “Required Lenders” (as defined in the Prepetition Term Loan Credit Agreement)), or (C) any such later date set by the Court for good cause shown pursuant to an application filed by a party in interest or official committee prior to the expiration of the Challenge Deadline.  If a chapter 7 trustee or a chapter 11 trustee is appointed or elected before the expiration of the Challenge Deadline, then the Challenge Deadline with respect to such trustee only, shall be extended for a period of sixty (60) days. Nothing in this Interim Order vests or confers on any Person (as defined in the Bankruptcy Code), including any Committee (if appointed) or any non-statutory committees appointed or formed in these Chapter 11 Cases, standing or authority to pursue any claim or cause of action belonging to the Debtors or their estates, and all rights to object to such standing are expressly reserved.

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31.             Limitations on Charging Expenses. Subject to and effective only upon entry of the Final Order, and except to the extent of the Carve Out, no costs or expenses of administration of these Chapter 11 Cases or any Successor Cases at any time, including, without limitation, any costs and expenses incurred in connection with the preservation, protection, or enhancement of realization by the DIP Secured Parties or the Prepetition Secured Parties (as the case may be) upon the DIP Collateral or Prepetition Collateral (as the case may be), shall be charged against or recovered from (a) the DIP Secured Parties or the DIP Collateral (including in respect of the Adequate Protection Liens) or any of the DIP Obligations or (b) subject to entry of the Final Order, the Prepetition Secured Parties, the Prepetition Collateral, or any of the Prepetition Secured Obligations, in each case, pursuant to sections 105 or 506(c) of the Bankruptcy Code or any other legal or equitable doctrine (including unjust enrichment) or any similar principle of law, without the prior express written consent of the Required DIP Lenders or the affected Prepetition Secured Party, each in their sole discretion, and no such consent shall be implied, directly or indirectly, from any other action, inaction, or acquiescence by any such agents or creditors (including, without limitation, consent to the Carve Out or the approval of any budget hereunder).

32.              No Marshalling and “Equities of the Case”. Subject to and effective only upon entry of the Final Order, in no event shall the DIP Secured Parties or the Prepetition Secured Parties be subject to the equitable doctrine of “marshalling” or any similar doctrine with respect to the DIP Collateral, the DIP Obligations, the Prepetition Collateral, or the Prepetition Secured Obligations, as applicable, and all proceeds shall be received and applied in accordance with this Interim Order, the DIP Loan Documents and the Prepetition Loan Documents, as applicable, including, for the avoidance of doubt, to the funding of the Carve Out, if applicable. Further, subject to and effective only upon entry of the Final Order, and except to the extent of the Carve Out, in no event shall the “equities of the case” exception in section 552(b) of the Bankruptcy Code apply to the Prepetition Agents or the Prepetition Secured Parties with respect to proceeds, products, offspring or profits of any Prepetition Collateral.

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33.              Payments Free and Clear. Any and all payments or proceeds remitted to the DIP Agent, the other DIP Secured Parties, the Prepetition RBL Agent, and the other Prepetition RBL Secured Parties made pursuant to the provisions of this Interim Order, the DIP Loan Documents (including, without limitation, the Approved Budget) or any subsequent order of the Court shall be irrevocable, received free and clear of any claim, charge, assessment or other liability, including without limitation, any such claim or charge arising out of or based on, directly or indirectly, sections 506(c) or 552(b) of the Bankruptcy Code, whether asserted or assessed by, through or on behalf of the Debtors.

34.             Joint and Several Liability. Nothing in this Interim Order shall be construed to constitute a substantive consolidation of any of the Debtors’ estates, it being understood, however, that the DIP Loan Parties shall be jointly and severally liable for the obligations hereunder and in accordance with the terms of this Interim Order.

35.              Right to Credit Bid. (a) The DIP Agent or its designee (at the written direction of the Required DIP Lenders), on behalf of the DIP Secured Parties, shall have the unqualified right to credit bid, in accordance with the DIP Loan Documents, up to the full amount of the DIP Obligations; provided that, in connection with a credit bid for Other DIP Collateral, the DIP Secured Parties shall indefeasibly pay in full in cash all Prepetition RBL Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and any RBL Adequate Protection Claims (in the amount determined by the Bankruptcy Court) and (b) without abrogating the challenge rights set forth in paragraph 30 of this Interim Order, the Prepetition Agents or their designee (at the written direction of the Prepetition Secured Parties), on behalf of the Prepetition Secured Parties shall each have the right to credit bid for the Other DIP Collateral, in accordance with the Prepetition Loan Documents, up to the full amount of the Prepetition Secured Obligations under the applicable prepetition facility, in each case, in connection with any sale or other disposition of all or any portion of the DIP Collateral or Prepetition Collateral (as applicable), as provided for in section 363(k) of the Bankruptcy Code, without the need for further Court order authorizing the same, including, without limitation, any sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any restructuring plan subject to confirmation under section 1129(b)(2)(A) of the Bankruptcy Code, and shall each automatically be deemed a “qualified bidder” with respect to any disposition of DIP Collateral or Prepetition Collateral (as applicable) under or pursuant to (a) section 363 of the Bankruptcy Code, (b) a plan of reorganization or plan of liquidation under section 1129 of the Bankruptcy Code, or (c) a sale or disposition by a chapter 7 trustee for any of the Debtors under section 725 of the Bankruptcy Code. The DIP Agent (at the direction of the Required DIP Lenders) and the Prepetition Agents (at the direction of the Required Lenders (as defined in the applicable Prepetition Loan Documents)), shall each have the absolute right to assign, transfer, sell or otherwise dispose of its rights to credit bid in connection with the assignment, transfer, sale, or disposition of the corresponding DIP Obligations, except as may be set forth in the DIP Loan Documents. Any credit bid exercised by the Prepetition Term Loan Agent for the Other DIP Collateral shall include the indefeasible payment in full in cash of all Prepetition RBL Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and any RBL Adequate Protection Claims (in the amount determined by the Bankruptcy Court).

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36.              Rights Preserved. Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly: (a) the rights of the DIP Secured Parties or the Prepetition Secured Parties to seek any other or supplemental relief in respect of the Debtors; (b) the rights of the DIP Secured Parties or the Prepetition Secured Parties under the DIP Loan Documents, the Prepetition Loan Documents, the Prepetition Intercreditor Agreement, the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, the right to (i) request modification of the automatic stay of section 362 of the Bankruptcy Code, (ii) request dismissal of any of these Chapter 11 Cases, conversion of any or all of these Chapter 11 Cases to a case under chapter 7, or appointment of a chapter 11 trustee or examiner with expanded powers, or (iii) propose, subject to the provisions of section 1121 of the Bankruptcy Code, a Chapter 11 plan or plans; or (c) any other rights, claims, or privileges (whether legal, equitable or otherwise) of the DIP Secured Parties or the Prepetition Secured Parties. Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the Debtors’ or any party in interest’s right to oppose any of the relief requested in accordance with the immediately preceding sentence, except as expressly set forth in this Interim Order.

37.              Intercreditor Agreement. The Debtors acknowledge the existence and enforceability of the Prepetition Intercreditor Agreement, and, pursuant to section 510 of the Bankruptcy Code, the Prepetition Intercreditor Agreement and any other applicable intercreditor or subordination provisions contained in any of the Prepetition Loan Documents (i) shall remain in full force and effect, (ii) shall continue to govern the relative priorities, rights, and remedies of the Prepetition Secured Parties, and (iii) shall not be deemed to be amended, altered, or modified by the terms of this Interim Order. The DIP Lenders and the Prepetition Term Lenders acknowledge that nothing in this Interim Order shall amend or otherwise modify the terms and enforceability of the Prepetition Intercreditor Agreement, and the rights of the Prepetition Term Lenders and the Prepetition RBL Lenders in relation to one another shall at all times remain subject to the Intercreditor Agreement, in each case other than with respect to the DIP Priority Collateral, which shall be subject to the Senior DIP Liens of the DIP Lenders and the Term Loan Adequate Protection Liens of the Prepetition Term Lenders as set forth in this Interim Order.

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38.              No Waiver by Failure to Seek Relief. The failure of any of the Debtors, the DIP Secured Parties or the Prepetition Secured Parties to seek relief or otherwise exercise their rights and remedies under this Interim Order, the DIP Loan Documents, the Prepetition Loan Documents or applicable law, as the case may be, shall not constitute a waiver of any of their respective rights hereunder, thereunder or otherwise. No delay on the part of any party in the exercise of any right or remedy under this Interim Order shall preclude any other or further exercise of any such right or remedy or the exercise of any other right or remedy. None of the rights or remedies of any party under this Interim Order shall be deemed to have been amended, modified, suspended or waived unless such amendment, modification, suspension or waiver is in writing and signed by the party against whom such amendment, modification, suspension or waiver is sought. No consents required hereunder by any of the Debtors, the DIP Secured Parties or the Prepetition Secured Parties shall be implied by any inaction or acquiescence by any of the Debtors, the DIP Secured Parties or the Prepetition Secured Parties.

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39.              Binding Effect of this Interim Order. Immediately upon entry of this Interim Order by the Court, this Interim Order shall inure to the benefit of the Debtors, the DIP Secured Parties, and the Prepetition Secured Parties, and the provisions of this Interim Order (including all findings and conclusions of law herein) shall be valid and binding upon the Debtors, the DIP Secured Parties, the Prepetition Secured Parties, any and all other creditors of the Debtors, any Committee (if appointed) or other committee appointed in these Chapter 11 Cases, any and all other parties in interest and the respective successors and assigns of each of the foregoing, including any trustee or other fiduciary hereafter appointed as legal representative of any of the Debtors in any of these Chapter 11 Cases or any Successor Cases, or upon dismissal of any of these Chapter 11 Cases; provided that (a) nothing in this paragraph 39 shall confer final status on this Interim Order and (b) the DIP Secured Parties and the Prepetition Secured Parties shall have no obligation to permit the use of DIP Collateral or Prepetition Collateral (including Cash Collateral) by, or to extend any financing to, any chapter 7 trustee, chapter 11 trustee or similar responsible person appointed for the estates of the Debtors.

40.              Survival. The terms and provisions of this Interim Order, including, without limitation, (a) the Carve Out and (b) all of the rights, privileges, benefits and protections afforded herein and in the DIP Loan Documents (including the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, and the Adequate Protection Claims, and any other claims, liens, security interests, and other protections (as applicable)) granted to the DIP Secured Parties and the Prepetition Secured Parties pursuant to this Interim Order and the DIP Loan Documents (collectively, the “DIP Protections”), and any actions taken pursuant hereto or thereto, shall survive, shall continue in full force and effect, shall remain binding on all parties in interest and shall maintain their priorities, and shall not be modified, impaired or discharged by, entry of any order that may be entered (i) confirming any plan of reorganization in any of these Chapter 11 Cases, (ii) converting any or all of these Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (iii) dismissing any or all of these Chapter 11 Cases, or (iv) pursuant to which the Court abstains from hearing any of these Chapter 11 Cases, in each case, until (x) in respect of the DIP Facility, all of the DIP Obligations, pursuant to the DIP Loan Documents and this Interim Order, have been indefeasibly paid in full in cash (such payment being without prejudice to any terms of provisions contained in the DIP Facility which survive such discharge by their terms) and all commitments to extend credit under the DIP Facility are terminated, and (y) in respect of the Prepetition Secured Obligations, all of the Prepetition Secured Obligations have been indefeasibly paid in full in cash (or, in respect of outstanding letters of credit (if any), cash collateralized). This Court shall retain jurisdiction, notwithstanding any such confirmation, conversion or dismissal, for the purposes of enforcing such DIP Protections and the Prepetition Secured Parties’ adequate protection. Notwithstanding anything to the contrary in this Interim Order, the DIP Protections afforded to the Prepetition Secured Parties under this Interim Order are subject to the challenge rights set forth in paragraph 30 in all respects.

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41.              Discharge Waiver/Release. The DIP Obligations shall not be modified or discharged by the entry of an order (a) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (b) dismissing any of the Chapter 11 Cases or (c) confirming any plan of reorganization in any of these Chapter 11 Cases, notwithstanding the provisions of section 1141(d) of the Bankruptcy Code, (i) unless the DIP Obligations have been indefeasibly paid in full in cash, on or before the effective date of such confirmed plan of reorganization, or (ii) the DIP Lenders have otherwise agreed in writing in respect of the applicable obligations owed to each of them (including the agreement reflected in the Restructuring Support Agreement).

42.              Good Faith under Section 364(e) of the Bankruptcy Code; No Modification or Stay of this Interim Order. Based on the findings of good faith set forth in this Interim Order and the record made during the Interim Hearing, and in accordance with section 364(e) of the Bankruptcy Code, the DIP Secured Parties and the Prepetition Secured Parties are entitled to the protections provided in section 364(e) of the Bankruptcy Code, this Interim Order and the DIP Loan Documents. If any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated or stayed, such reversal, modification, vacation or stay shall not affect: (i) the validity, priority or enforceability of any DIP Obligations or adequate protection Obligations incurred prior to the actual receipt of written notice by the DIP Agent and the Prepetition Agents of the effective date of such reversal, modification, vacatur or stay; or (ii) the validity, priority or enforceability of the DIP Obligations, the DIP Liens, the Adequate Protection Liens, the Prepetition Liens, or the Prepetition Secured Obligations. Notwithstanding any such reversal, modification, vacatur or stay of this Interim Order, any DIP Obligations, DIP Liens, or Adequate Protection Liens incurred by the DIP Loan Parties to the DIP Secured Parties or the Prepetition Secured Parties, as the case may be, prior to the actual receipt of written notice by the DIP Agent and the Prepetition Agents of the effective date of such reversal, modification, vacatur stay shall be governed in all respects by the original provisions of this Interim Order.

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43.              No Modification of Interim Order.

(a)               Until and unless the DIP Obligations have been indefeasibly paid in full in cash, the Debtors irrevocably waive the right to seek and shall not seek or consent to, directly or indirectly: (a) without the prior written consent of the Required DIP Lenders in respect of the DIP Obligations, (i) any modification, stay, vacatur or amendment to this Interim Order or (ii) a priority claim for any administrative expense or unsecured claim against any Debtor (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation any administrative expense of the kind specified in sections 503(b), 506(c), 507(a) or 507(b) of the Bankruptcy Code) in these Chapter 11 Cases, equal or superior to the DIP Superpriority Claims, other than the Carve Out; (b) without the prior written consent of the DIP Agent (at the direction of the Required DIP Lenders) or the Prepetition Agents (at the direction of the Required Lenders, as defined in the applicable Prepetition Loan Documents), any order authorizing the use of Cash Collateral resulting from the DIP Collateral or the Prepetition Collateral that is inconsistent with this Interim Order; (c) without the prior written consent of the Required DIP Lenders, grant of any lien on any of the DIP Collateral with priority equal or superior to the DIP Liens, except as expressly provided in the DIP Loan Documents or this Interim Order; or (d) without the prior written consent of the Prepetition Agents (at the direction of the Required Lenders, as defined in the applicable Prepetition Loan Documents), grant of any lien on any Other DIP Collateral or any of the Prepetition Collateral with priority equal or superior to the Prepetition Liens or the Adequate Protection Liens, except to the extent expressly provided in the Prepetition Loan Documents or this Interim Order.

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(b)               Any amendments, modifications or waivers of the provisions of the DIP Loan Documents, in each case, in a manner adverse to the Prepetition RBL Lenders shall require the consent of the Prepetition RBL Agent, such consent not to be unreasonably withheld, provided that the Prepetition RBL Agent shall be deemed to have consented to amendment, modification and waiver of the DIP Loan Documents solely as to implement a postpetition DIP Facility increase by implementing a Case Extension Draws or increasing the DIP Commitments in the amount of any Additional Commitments to cure the Cash Collateral Termination Trigger set forth in paragraph 21(27).

44.              Fee Letters. The Debtors are authorized to file those certain fee letters by and between the Debtors and the DIP Agent (the “Fee Letters”) with certain redactions and unredacted copies shall be provided solely to (i) the U.S. Trustee, (ii) counsel to the Prepetition RBL Agent, (iii) counsel to any Committee, (iv) this Court and (v) any other party as may be ordered by this Court after notice and a hearing, or agreed by the Debtors and the DIP Agent (collectively, the “Limited Notice Parties”). The Limited Notice Parties shall at all times keep the redacted portions of the Fee Letters strictly confidential and shall not disclose the redacted portions of the Fee Letters to any party. Any pleadings filed in these Chapter 11 Cases that reference or disclose information that is redacted from the Fee Letters shall be filed under seal or redacted accordingly.

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45.              Limitation of Liability. Nothing in this Interim Order, the DIP Loan Documents, or any other documents related to these transactions shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Secured Parties (in each case, in their capacities as such) of any liability for any claims arising from the prepetition or postpetition activities of the Debtors in the operation of their business, or in connection with their restructuring efforts. So long as the DIP Secured Parties comply with their obligations under the DIP Loan Documents and their obligations, if any, under applicable law (including the Bankruptcy Code), (a) the DIP Secured Parties shall not, in any way or manner, be liable or responsible for (i) the safekeeping of the DIP Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, servicer, bailee, custodian, forwarding agency or other person and (b) all risk of loss, damage or destruction of the DIP Collateral shall be borne by the DIP Loan Parties. Subject to entry of the Final Order, the DIP Agent, the DIP Secured Parties, the Prepetition Agents and the Prepetition Secured Parties shall not, solely by reason of having made loans under the DIP Facility or authorizing the use of Cash Collateral, be deemed to be in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. §§ 9601 et seq. as amended, or any similar federal or state statute). Furthermore, nothing in this Interim Order shall in any way be construed or interpreted to impose or allow the imposition upon the Prepetition Agent or the Prepetition Secured Parties of any liability for any claims arising from the prepetition or post-petition activities of any of the Debtors and their respective affiliates (as defined in section 101(2) of the Bankruptcy Code).

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46.              Interim Order Controls. In the event of any conflict or inconsistency between or among the terms or provisions of this Interim Order, any of the DIP Loan Documents, unless such term or provision in this Interim Order is phrased in terms of “defined in” or “as set forth in” the DIP Loan Documents, the terms and provisions of this Interim Order shall govern and control.

47.              No Third-Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder, or any direct, indirect or incidental beneficiary.

48.              Nunc Pro Tunc Effect of this Interim Order. This Interim Order shall take effect and shall be enforceable nunc pro tunc to the Petition Date immediately upon entry hereof. Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062, 9024 or any other Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order.

49.              Bankruptcy Rules. The requirements of Bankruptcy Rules 4001, 6003 and 6004, in each case to the extent applicable, are satisfied by the contents of the DIP Motion.

50.              Necessary Action. The Debtors are authorized to take any and all such necessary actions as are reasonable and appropriate to implement the terms of this Interim Order.

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51.              Headings. Section headings used herein are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Interim Order.

52.              Notice of Entry of this Interim Order. The Debtors’ counsel shall serve a copy of this Interim Order or a suitable notice respecting same on the Notice Parties.

53.              Final Hearing. The Final Hearing to consider entry of the Final Order and final approval of the DIP Facility is scheduled for [●], 2021 at __:__ _.m., prevailing Central Time, at the United States Bankruptcy Court for the Southern District of Texas.

54.              Objections. Any party in interest objecting to the relief sought at the Final Hearing shall file and serve written objections, which objections shall be served upon: counsel for each of the Debtors, the DIP Agent, the DIP Lenders, the Prepetition RBL Agent, and any other party that has filed a request for notices with this Court, to allow actual receipt by the foregoing no later than [●], 2021, at __:__ _.m., prevailing Central Time. Any objections by creditors or any other party in interest to the DIP Motion or any of the provisions of this Interim Order shall be deemed waived unless filed and received in accordance with the foregoing on or before such date. In the event no objections to entry of the Final Order are timely received, this Court may enter the Final Order without the need for the Final Hearing.

55.              Retention of Jurisdiction. The Court shall retain jurisdiction to hear, determine and, if applicable, enforce the terms of, any and all matters arising from or related to the DIP Facility and/or this Interim Order.

Dated: _________, 2021
Houston, Texas	UNITED STATES BANKRUPTCY JUDGE

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Exhibit 1

INITIAL BUDGET

Exhibit 2

MILESTONES

a.	No later than one (1) calendar day after the Petition Date, the Debtors shall have filed with the Bankruptcy Court (1) a motion seeking entry of the Financing Orders, (2) the Plan and Disclosure Statement, and (3) a motion seeking (a) entry of the Combined Disclosure Statement and Confirmation Order, (b) approval of the solicitation materials and procedures set forth therein, and (c) to schedule a combined hearing to consider such approval no later than forty-five (45) calendar days after the Petition Date.

b.	No later than three (3) Business Days after the Petition Date, the Bankruptcy Court shall have entered (1) the Interim Order and (2) an order scheduling the combined hearing and granting conditional approval of the Disclosure Statement.

c.	No later than forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final Order.

d.	No later than forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Combined Disclosure Statement and Confirmation Order.

e.	No later than fourteen (14) calendar days after the date of entry of the Combined Disclosure Statement and Confirmation Order, the Plan Effective Date shall have occurred.

Milestone (d) above shall be extended by up to thirty-five (35) days (but in no event beyond the Maturity Date), upon the exercise of the Required Lenders’ rights under the Restructuring Support Agreement and the DIP Credit Agreement to an extension of the milestones thereunder (a “Case Milestone Extension”). Any other Milestone extension shall require the consent of the Required Lenders and the Prepetition RBL Agent (but in no event shall any Milestone be extended beyond the Maturity Date). An agreement by the Prepetition RBL Agent to extend a Milestone by more than three (3) Business Days shall require the consent of the Super-Majority RBL Lenders.

Exhibit 3

DIP CREDIT AGREEMENT

Exhibit D

Exit Debt Commitment Letter

Execution Version

TORONTO DOMINION (TEXAS) LLC 909 Fannin St., Suite 1100 Houston, Texas 77010	TD SECURITIES (USA) LLC 1 Vanderbilt Avenue New York, New York 10017	The Toronto-Dominion Bank, New York Branch 1 Vanderbilt Avenue New York, New York 10017

CONFIDENTIAL

March 9, 2021

Sundance Energy, Inc.

1050 17th Street

Suite 700

Denver, Colorado 80265

Re:          Commitment Letter

$107.5 Million Senior Secured Revolving Credit Facility

$30.0 Million Senior Secured Second-Out Term Loan Facility

Ladies and Gentlemen:

You have advised Toronto Dominion (Texas) LLC (“TD Bank (Texas)”), The Toronto-Dominion Bank, New York Branch (“TD Bank”), TD Securities (USA) LLC (“TD Securities” and, collectively with TD Bank (Texas) and TD Bank, the “TD Parties” or “we” or “us”) that Sundance Energy, Inc. (or any successor entity thereto upon emergence from bankruptcy1, the “Borrower” or “you”) seeks financing (i) to pay fees, costs and expenses in connection with the Transactions (as defined below), (ii) for working capital, capital expenditures, distributions, unit repurchases, investments, acquisitions, and capital contributions, (iii) for refinancing of certain indebtedness under the Borrower’s Credit Agreement, dated as of April 23, 2018, among the Borrower, the lenders party thereto and TD Bank (Texas), as administrative agent (as amended, restated, or otherwise modified from time to time, the “Prepetition RBL Facility”) and (iv) for other lawful partnership purposes, all according to the terms substantially consistent with the form of First Amended and Restated Credit Agreement attached hereto as Exhibit A (the “Credit Agreement”) or as otherwise mutually agreed by the parties to the Credit Agreement. This Commitment Letter (as defined below) describes the general terms and conditions for a senior secured credit facility comprised of (a) a senior revolving credit facility with an initial Borrowing Base equal to the difference of $107,500,000 and the principal amount of Third Out Term Loans (defined below) on the Closing Date (the “Revolving Credit Facility”), (b) a first lien second-out fully drawn term loan facility in the amount of $30,000,000 (the “Second Out Term Loans”) and (c) a first lien third-out non-amortizing fully drawn term loan (the “Third Out Term Loans” and, collectively with the Revolving Credit Facility and the Second Out Term Loans, the “Senior Facility”).

As used herein, the term “Transactions” means, collectively, the preparation of the Loan Documents (as defined in the Credit Agreement), entry of the Confirmation Order confirming the Chapter 11 Plan (as such terms are defined in the Credit Agreement) and the payment of fees, costs and expenses in connection with each of the foregoing. This letter, including the Credit Agreement attached hereto, is referred to herein as the “Commitment Letter”. The term “Closing Date” as used herein has the meaning assigned to the term “Effective Date” in the Credit Agreement.

1 This Commitment Letter is executed contemporaneously with the Restructuring Support Agreement executed by Sundance Energy Inc., each of its direct and indirect wholly-owned domestic subsidiaries, and the creditors party thereto (the “Restructuring Support Agreement”).

1.                Commitment. Upon the terms and solely subject to the conditions set forth in this Commitment Letter, each of the entities listed in Annex A attached hereto (each a “Lender” and collectively, the “Lenders” and together with the TD Parties, the “Commitment Parties”) hereby advises you of its several, but not joint, commitment to provide the Borrower the following commitments in respect of the Senior Facility (such commitments being referred to herein as the “Commitments,” and as to any Lender, such Lender’s “Commitment”): (a) such Lender’s respective commitment percentage (“Commitment Percentage”) as shown on Annex A attached hereto of $107,500,000 of the Revolving Credit Facility (the “Revolving Commitments”) and (b) such Lender’s Commitment Percentage of $30,000,000 of the Second Out Term Loans (the “Second Out Commitments”).

2.                Titles and Roles.

(a)              TD Securities, acting alone or through or with affiliates selected by it, will act as the left lead arranger and sole bookrunner for the Senior Facility (in such capacity, the “Lead Arranger”). TD Securities will have the left and highest placement on any information memoranda and other marketing materials relating to the Senior Facility, and shall hold the role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Senior Facility. TD Bank (Texas) will act as the sole administrative agent for the Senior Facility. Additional lead arrangers may be appointed by the Borrower (the “Joint Lead Arrangers”) with the consent of TD Securities, and the Borrower may pay the Joint Lead Arrangers fees as reasonably approved in writing by TD Securities. No additional arrangers, other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than to the Commitment Parties or as expressly contemplated in this Commitment Letter) will be paid in connection with the Senior Facility without the prior written approval of the Lead Arranger in its sole discretion. In consideration of the time and resources that the TD Parties will devote to the Senior Facility, you agree that, during the term of this Commitment Letter, neither you, nor any of your subsidiaries or affiliates, will initiate, solicit, entertain, permit or enter into any discussions with any other bank, investment bank, financial institution, person or entity in respect of any structuring, arranging, underwriting, offering, placing or syndicating of all or any portion of the Senior Facility unless agreed to in writing by the Lead Arranger; provided that this Commitment Letter shall not prohibit you, or any of your subsidiaries or affiliates, from initiating, soliciting, entertaining, permitting or entering into any discussions with any other bank, investment bank, financial institution, person or entity in respect of any structuring, arranging, underwriting, offering, placing or syndicating of all or any portion of any financing required in connection with a sale of all or substantially all of the Borrower or its assets to a third party, in each case, in a manner consistent with and not prohibited by the Restructuring Support Agreement.

(b)              You agree to provide to the Commitment Parties, upon our request, all such documents, reports, agreements, financial and other written information, appraisals, financial projections and other items as the Commitment Parties or their counsel may reasonably request with respect to you, your businesses and your assets in connection with our due diligence review, including, without limitation, a satisfactory review of the Borrower’s and its subsidiaries’ commercial agreements, affiliate agreements, organizational documents, financial statements, and third-party diligence and consultants’ reports with respect to the Borrower’s and its subsidiaries’ assets, operations, capital expenditures and proposed scope of new projects.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions, compliance with any provision set forth in this Commitment Letter (other than the conditions set forth in Section 3 hereof), shall not constitute a condition to the commitments hereunder or to the funding of the Senior Facility on the Closing Date.

3.                Conditions to Commitment. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary:

(a)              the only conditions to each respective Lender’s Commitments hereunder and the availability and funding of the Senior Facility on the Closing Date are those set forth in Section 6.01 of the Credit Agreement, and upon satisfaction (or waiver by the Lenders) of such conditions, each of the Administrative Agent, the Commitment Parties and the Lenders will execute and deliver the Loan Documents to which it is a party and the initial funding of the Senior Facility shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder or to the availability and funding of the Senior Facility on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letter or the Loan Documents (other than the conditions set forth in Section 6.01 of the Credit Agreement);

(b)              the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Senior Facility on the Closing Date shall be the Specified Representations (as defined below); and

(c)              the terms of the Loan Documents and any closing deliverables shall be on terms and conditions substantially similar to, and no less favorable to the Borrower in any respect than, the documentation governing the Prepetition RBL Facility immediately prior to the Closing Date, and in a form such that they do not impair the availability or funding of the Senior Facility on the Closing Date if the conditions set forth in Section 6.01 of the Credit Agreement are satisfied (or waived by the Lenders) (it being understood that, to the extent that any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than any security interest in any Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code or the delivery of equity certificates (and related equity powers) of the Loan Parties that are part of the Collateral, after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral (including, for the avoidance of doubt, deposit accounts and securities accounts) shall not constitute a condition precedent to the availability of, the Lenders’ committed amount of the Senior Facility on the Closing Date, but instead shall be required to be delivered and/or perfected after the Closing Date within 45 days following the Closing Date (or such later date as may be reasonably agreed between the Administrative Agent and the Borrower); provided that, notwithstanding the foregoing, the Loan Parties shall deliver to the Administrative Agent on the Closing Date executed real property mortgages encumbering substantially all oil and gas properties of the Loan Properties, including not less than 95% of the PV-9 value of the oil and gas properties evaluated in the Initial Reserve Report (as defined in the Credit Agreement).

“Specified Representations” means the representations and warranties of the Borrower and to the extent applicable, the Guarantors (as defined in the Credit Agreement), set forth in the Loan Documents relating to corporate or other organizational existence of the Borrower, and to the extent applicable, the Guarantors, organizational power and authority, due authorization of, execution and delivery by and enforceability against the Borrower, and to the extent applicable, the Guarantors, in each case, related to the entering into and performance of the applicable Loan Documents; no conflicts of the Loan Documents with charter and other governing documents of the Loan Parties as it relates to the entering into and performance of the Loan Documents; solvency as of the Closing Date (after giving effect to the transactions to occur on the Closing Date) of the Borrower and its subsidiaries on a consolidated basis; use of proceeds on the Closing Date with respect to Federal Reserve margin regulations; the Investment Company Act; the use of proceeds on the Closing Date not violating OFAC or the Foreign Corrupt Practices Act; PATRIOT Act and other applicable anti-terrorism laws; Beneficial Ownership Regulation (as defined in the Credit Agreement); and, subject to the limitations above, creation, validity and perfection of security interests granted by the Borrower, and to the extent applicable, the Guarantors in the Collateral (as defined in the Credit Agreement and subject to permitted liens as set forth in the Loan Documents).

4.                Upfront Fee.

(a)              As consideration for each Lender’s Commitments hereunder, the Borrower shall pay to TD Bank, in its capacity as the Administrative Agent under the Senior Facility, for the account of each such Lender, an upfront fee (the “Upfront Fee”) equal to the sum of

(b)              You agree that, once paid, the fees or any part thereof payable hereunder will not will not be refundable under any circumstances. All fees payable hereunder will be paid in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim. You agree that your obligations under this Section 4 shall survive the expiration or termination of this Commitment Letter and the funding of the Senior Facility.

5.                Information.

(a)              You represent, warrant and covenant that (i) all written information (other than the Projections, as defined below, other forward-looking information and information of a general economic or industry specific nature) concerning you, your subsidiaries and your assets that has been or will be made available to the Commitment Parties and the Lead Arranger by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”) is (as of the date when provided and taken as a whole), and in the case of Information made available after the date hereof, will be (as of the date when provided and taken as a whole), complete and correct in all material respects and does not (as of the date when provided and taken as a whole), and in the case of Information made available after the date hereof, will not (as of the date when provided and taken as a whole), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading and (ii) all financial and operational projections concerning you, your subsidiaries and your assets, that have been or will be made available to the Commitment Parties by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available to the Commitment Parties, it being understood that actual results may vary materially from the Projections. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that the Commitment Parties may share with any of their affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to your assets and operations and the transactions contemplated hereby (including, without limitation, in each case, information relating to creditworthiness).

(b)              You acknowledge that (i) the Lead Arranger on your behalf will make available the Information, Projections and other marketing materials and presentations, including any confidential information memorandum (collectively, the “Informational Materials”), to the Lenders by posting the Informational Materials on Debtdomain or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain Lenders (“Public Lenders”; all other Lenders, “Private Lenders”) may not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its affiliates or any of their respective securities, and may be engaged in investment and other market-related activities with respect to such entities’ securities. At the request of the Lead Arranger, you will identify and conspicuously mark any Information Materials that do not contain MNPI (“Public Informational Materials”) “PUBLIC”; provided, that all Informational Materials shall be deemed to include MNPI and shall not be made available to any Public Lender unless so marked as “PUBLIC”. Before distribution of any Informational Materials (a) to prospective Private Lenders, you shall provide us with customary authorization (which may be by email) of the dissemination of the Informational Materials and (b) to prospective Public Lenders, you shall provide us with customary authorization (which may be by email) of the dissemination of the Public Informational Materials and confirming the absence of MNPI therefrom.

6.                Indemnification. Subject to the Restructuring Support Agreement, the DIP Order and the Plan of Reorganization, you agree to indemnify and hold harmless the Commitment Parties (in their roles as Commitment Parties) and each of their respective affiliates, directors, officers, employees, advisors and agents (in each case, in respect of any Commitment Party in its capacity as such) (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, penalties, damages, liabilities and reasonable and documented out-of-pocket expenses of any kind or nature (limited, in the case of attorneys’ fees, to the reasonable and documented fees, expenses and charges of one firm of outside counsel for all Indemnified Parties, taken as a whole, and, if necessary, by a single firm of special or local counsel in each appropriate jurisdiction for all Indemnified Parties, taken as a whole, and, in the case of an actual or perceived conflict of interest, where the Indemnified Parties affected by such conflict informs the Borrower of such conflict and thereafter retains their own counsel, one additional firm for all Indemnified Parties similarly situated in each relevant material jurisdiction), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, proceeding or preparation of a defense in connection therewith) (i) this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter and the Loan Documents) or (ii) the use or contemplated use of the proceeds of the Senior Facility, and will reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses (limited, in the case of attorneys’ fees, to the reasonable and documented fees, expenses and charges of one firm of outside counsel for all Indemnified Parties, taken as a whole, and, if necessary, by a single firm of special or local counsel in each appropriate jurisdiction for all Indemnified Parties, taken as a whole, and, in the case of an actual or perceived conflict of interest, where the Indemnified Parties affected by such conflict informs the Borrower of such conflict and thereafter retains their own counsel, one additional firm for all Indemnified Parties similarly situated in each relevant material jurisdiction) within 10 business days of a written demand therefor; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (x) such Indemnified Party’s own gross negligence, bad faith or willful misconduct or that of its respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns, (y) a claim brought by the Borrower or any of its subsidiaries against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or (z) a claim brought by one or more Indemnified Party against one or more other Indemnified Parties and do not involve any act or omission by the Borrower or its affiliates, in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your subsidiaries arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence, bad faith or willful misconduct or a breach in bad faith of such Indemnified Party’s obligations hereunder. The Lead Arranger will only have liability to you (as opposed to any other person), and the Lenders shall each be liable solely in respect of its own Commitment to the Senior Facility on a several, and not joint, basis with any other Lender. To the fullest extent permitted by applicable law, neither you (or your subsidiaries) nor any Indemnified Party shall assert, and you (and your subsidiaries) and each Indemnified Party hereby waives any claim against any other person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or, as a result of, its activities in connection with this Commitment Letter, any Fee Letter, the LOAN DOCUMENTS, the Senior Facility but this waiver shall not limit your indemnification obligations under this Section 6. No Indemnified Party will be liable to you, your subsidiaries or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means other than to the extent such liability results from such Indemnified Party’s own gross negligence or willful misconduct (or that of its respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns) or a breach in bad faith of such Indemnified Party’s obligations hereunder, in each case as determined by a non-appealable judgment in a court of competent jurisdiction. Each Indemnified Party shall be severally obligated to refund or return any and all amounts paid by you or any of your affiliates under this paragraph to the extent such Indemnified Party is not entitled to payments of such amounts in accordance with the terms hereof. The indemnification obligations in this Section 6 shall not apply with respect to taxes other than taxes that represent losses, claims, damages and items of similar nature arising from any non-tax claim. Further, the Borrower and its affiliates shall not be liable for any settlement or compromise by any Indemnified Party of any suit, claim, action or other proceeding effected without the Borrower’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.

7.                Expenses. Subject to the Restructuring Support Agreement, the DIP Order and the Plan of Reorganization, the Borrower agrees to reimburse the TD Parties and their affiliates, from time to time promptly as billed for all reasonable and documented out-of-pocket fees and expenses of the TD Parties and their affiliates, including, without limitation, reasonable and documented legal fees and expenses (including the reasonable and documented fees of Haynes and Boone, LLP, counsel to the TD Parties (and of one local counsel (x) in each jurisdiction, other than Texas or Delaware, in which any Loan Party (as defined in the Credit Agreement) is formed or organized and (y) in each jurisdiction, other than Texas, in which any Borrowing Base Property (as defined in the Credit Agreement) is located), due diligence expenses, bank meeting and associated venue expenses and all printing, reproduction, document delivery, travel, CUSIP, Debtdomain, and communication costs, incurred in connection with the syndication and execution of the Senior Facility and the arrangement thereof and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter and the Loan Documents).

8.                Confidentiality.

(a)              This Commitment Letter and the existence and contents hereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person or entity without our prior written consent, except for (a) the disclosure hereof or thereof on a confidential basis to your affiliates, directors, managers, officers, members, shareholders, employees, agents, accountants, attorneys and other professional advisors who have agreed to maintain the confidentiality hereof for the purpose of evaluating, negotiating or entering into the Senior Facility, (b) subject to any redactions requested by the TD Parties, filing this Commitment Letter in the Borrower’s chapter 11 case (the “Chapter 11 Case”), or (c) as otherwise required by law (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof and to take reasonable steps requested by us to limit such disclosure). The TD Parties shall be permitted to use information related to the syndication and arrangement of the Senior Facility in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Prior to the Closing Date, the Lead Arranger shall have the right to review and approve any public announcement or public filing made by you or your representatives relating to the Senior Facility before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed) other than announcements or filings required by law pursuant to the Chapter 11 Case, and in such case after incorporating redactions permitted by law and requested by the TD Parties.

We and our affiliates will use all information provided to us or such affiliates by or on behalf of you hereunder or in connection with the Senior Facility solely for the purpose of providing the services which are the subject of this Commitment Letter, complying with our or any of our affiliates’ internal audit or compliance policies, or managing our or any of our affiliates’ credit or other risks with respect to the Borrower or any of the Borrower’s affiliates, and shall use safe and sound banking practices to treat confidentially all such information and not publish, disclose or otherwise divulge, such information without your prior written consent; provided that nothing herein shall prevent the disclosure hereof or thereof (a) on a confidential basis to our affiliates or to our or any of our affiliates’ respective directors, officers, employees, accountants, attorneys, current or prospective credit insurance brokers and underwriters, and other professional advisors, who have agreed to maintain or are otherwise under legal obligation to maintain the confidentiality hereof for the purpose of evaluating, negotiating or entering into the Senior Facility or for internal audit and compliance purposes, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation (in which case, we agree, to the extent permitted by law or regulation, to inform you promptly in advance thereof and to take reasonable steps requested by you to limit such disclosure except no such notice or steps shall be required in connection with disclosure to examiners in the course of their examination), or (c) on a confidential basis to potential or prospective Assignee, joining this Commitment Letter pursuant to Section 13.

(c)              The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional borrowers and guarantors under the Senior Facility, which information includes your and/or their name, address, tax identification number and other information that will allow the Commitment Parties to identify you and such other parties in accordance with the PATRIOT Act, including a beneficial ownership certificate to the extent required under 31 C.F.R. § 1010.230.

9.                Other Services.

(a)              Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.

(b)       You acknowledge that the Lead Arranger and its affiliates (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities or persons with which you or your affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you or your affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c)       In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Facility and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in herein, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party and their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

10.       Acceptance/Expiration of Commitments.

(a)       This Commitment Letter and the Commitments of the Lenders, and the undertakings of the TD Parties, set forth herein shall automatically terminate at 11:59 p.m. (Eastern Time, Standard or Daylight, as applicable) on March 10, 2021 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter shall have been delivered to TD Securities by such time.

(b)       In the event this Commitment Letter is accepted by you as provided in Section 10(a) of this Commitment Letter, the Commitments of the Lenders, and the undertakings of the TD Parties set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) 5:00 p.m. (Eastern Time, Daylight or Standard, as applicable) on June 14, 2021, if the Closing Date shall not have occurred by such time and (ii) the “DIP Termination Date” (as referred to in the Restructuring Support Agreement referred to in the Credit Agreement). In addition, you may terminate the commitments of the Lenders and the undertakings of the TD Parties set forth herein at any time by delivering written notice to the Lead Arranger of your election to terminate this Commitment Letter.

11.       Survival.

The sections of this Commitment Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter or the Commitments of the Lenders, or the undertakings of the TD Parties set forth herein (regardless of whether definitive Credit Facility Documentation is executed and delivered), provided that, the sections relating to Indemnification, Expenses and Confidentiality shall be superseded by the corresponding provisions set forth in the Credit Facility Documentation upon execution thereof and thereafter shall have no further force and effect.

12.       Governing Law; Venue. EXCEPT TO THE EXTENT JURISDICTION OF THE BANKRUPTCY COURT APPLIES, THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER. The parties hereto hereby agree that any suit or proceeding arising in respect of this Commitment Letter or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. The parties hereto hereby agree that service of any process, summons, notice or document by registered oR CERTIFIED mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

13.       Assignments. Each Lender may assign all or part of their respective commitments to any other Lender after receiving the prior written consent of the Borrower. Further, each Lender may assign all or part of their respective commitments to one or more third party banks, financial institutions or other entities (an “Assignee”) after receiving the prior written consent of the Borrower and the TD Parties, provided however that (i) such assignment is in accordance with the terms of the Restructuring Support Agreement and (ii) any such Assignee has executed a customary joinder agreement, in form acceptable to the TD Parties, pursuant to which such Assignee agrees to become a party to this Commitment Letter as a “Lender” and extend commitments on the terms set forth herein. All other assignments of this Commitment Letter shall not be permitted by any party hereto without the prior written consent of the other parties hereto, and any purported assignment inconsistent with this Section 13 shall be void.

14.       Miscellaneous. This Commitment Letter embodies the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter. This Commitment Letter is not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter may only be amended, restated, modified, supplemented or superseded by an agreement in writing signed by each of the parties hereto or thereto, as applicable. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties with respect to the Senior Facility are subject only to the conditions precedent expressly set forth in Section 3.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arranger by no later than the Acceptance Deadline.

Sincerely,

TORONTO DOMINION (TEXAS) LLC

By:
Name:
Title:

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:
Name:
Title:

TD SECURITIES (USA) LLC

By:
Name:
Title:

LENDERS:

[●]

By:
Name:
Title:

Agreed to and accepted as of the date first
above written:

BORROWER:

SUNDANCE ENERGY, INC.

By:
Name:
Title:

Annex A

Commitments

(See attached)

Exhibit A

Credit Agreement

(See attached)

Exhibit E

Governance Term Sheet

Sundance Energy Inc.
Governance Term Sheet

This non-binding term sheet (this “Governance Term Sheet”) sets forth the principal terms of the corporate governance of Sundance Energy Inc., a Delaware Corporation (“Parent”) or its successor, as contemplated by the accompanying Restructuring Support Agreement, dated of the date hereof (the “RSA”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the RSA or the accompanying Plan, as the case may be. This Governance Term Sheet shall be attached and incorporated by reference into the RSA. To the extent there is any conflict between the RSA and the accompanying Plan and this Governance Term Sheet, the RSA or Plan, as applicable, shall control.

Issuer:	Parent, including any successor thereto (to the extent applicable), by merger, consolidation, transfer of all, or substantially all its assets, or otherwise (the “Reorganized Company”).
Transactions on the Plan Effective Date:	On the Plan Effective Date, the Reorganized Company will issue common equity interests (the “Equity Interests”) to the holders of DIP Facility Claims and Prepetition Term Loan Claims in full and final satisfaction of such Claims in accordance with the Plan (such holders, upon issuance of the Equity Interests, the “Equityholders”).
Governance; Board:

The Reorganized Company will be managed by a board of managers (the “Board”). It is contemplated that each Equityholder would have the right to appoint one Board member, with the Board having 4 members in total. Decisions of the Board will be made by majority vote, with each Board member having a vote equal to the pro rata ownership of the Equityholder that appointed such Board member. An Equityholder shall have the right to appoint a Board member so long as the Equityholder owns (a) at least 75% of the Equity Interests held on the Plan Effective Date or (b) at least 20% of the outstanding Equity Interests.

The Reorganized Company and the Equityholders will disclaim and waive all duties to the maximum extent permitted by applicable law (i.e., waiver of corporate opportunity and exculpation of the duty of care under the Delaware General Corporation Law).

Governance rights and minority protections will be assignable to acquirers of more than 20% of the outstanding Equity Interests; provided, that the Equityholder affiliated with Morgan Stanley shall be permitted to assign its governance rights and minority protections to a purchaser of 100% of such Equityholder’s Equity Interests.

Minority Protections:	Each Equityholder will be entitled to protective consent rights set forth on Exhibit A.

Management Incentive Plan:	On the Plan Effective Date, the Reorganized Company shall establish a management incentive plan (the “Management Incentive Plan”), pursuant to which 6.0% of the Equity Interests (which may be in the form of a combination of profits interests, options, restricted stock units, and/or full value unit awards) on a fully diluted basis (the “MIP Equity”) will be issued to certain members of senior management on terms to be determined by the Board in its sole discretion. The MIP Equity shall dilute equally the Equity Interests otherwise distributed pursuant to the Plan.
Information Rights:	The Reorganized Company shall deliver to the Equityholders audited annual reports, unaudited quarterly reports and, to the extent prepared, monthly reports, an annual APOD and all reserve reports, and shall permit the Equityholders customary visitation and inspection rights.
Transfers:

The Equityholders will be permitted to transfer to third-party transferees subject to a right of first offer and tag-along rights described below.

Transfers to permitted affiliate transferees will be freely permitted.

Right of First Offer:	Prior to any transfer of Equity Interests to a third party, the non-transferring parties will have a customary 30-day right of first offer (where the non-transferring parties specify a proposed purchase price) for such Equity Interests.
Tag-Along Rights:	The Equityholders will have customary tag-along rights to participate in a transfer by another Equityholders to a third party.
Drag-Along Rights:

Equityholders holding more than 50% of the Equity Interests will have customary drag-along rights to cause a liquidity event of the Reorganized Company, which may take the form of a liquidation, sale, merger, IPO, recapitalization, or any other liquidity event. The other Equityholders will be required to cooperate and provide assistance with any steps (including any restructuring or reorganization steps) necessary to consummate any such transaction.

In the case of an IPO, the Equityholders will be entitled to customary registration rights.

Preemptive Rights:	The Equityholders will have customary preemptive rights, pro rata on new equity or new debt.
Corporate Opportunities:	The Reorganized Company and the Equityholders will waive all rights to any corporate opportunities.
Transaction Documents:	On the Plan Effective Date, the parties will enter into new constituent documents and corporate governance documents (including any charter, bylaws or shareholders’ agreement) relating to the Reorganized Company and the identity of officers and directors of the Reorganized Company, which shall be (a) consistent in all respects with the RSA, the Plan and this Governance Term Sheet and (b) otherwise in form and substance reasonably acceptable to the Debtors and each Consenting Term Lender.

2

Exhibit A
Consent/Veto Rights

The following actions will require the approval of members of the Board representing at least 75% of the votes represented at the Board:

1.	Effecting any distributions other than distributions following a liquidity event/IPO;

2.	Repurchasing or redeeming any Equity Interests other than (a) Equity Interests repurchased or redeemed from employees following termination or (b) repurchases or redemptions on a pro rata basis;

3.	Creating or issuing any equity securities;

4.	Approving any budget;

5.	Incurring any expense that is inconsistent with the applicable budget;

6.	Entering into any contract that (a) has a term in excess of 1 year, (b) obligates any member or its affiliates or (c) involves obligations inconsistent with the budget or in excess of $1 million;

7.	Entering into any partnership or joint venture agreements;

8.	Entering into or amending transactions with affiliates, subject to customary exceptions;

9.	Approving any liquidity events, public offerings or material acquisitions or dispositions, except liquidity events done pursuant to the drag-along/initial public offering provisions;

10.	Other than in connection with a drag-along transaction/initial public offering, dissolving or liquidating;

11.	Commencing a bankruptcy or winding up;

12.	Lending money;

13.	Incurring indebtedness (other than in conjunction with draws under a senior secured reserve based revolving credit facility) or granting liens;

14.	Changing any method of accounting, changing any tax status or any subsidiary ownership or group tax structuring or making any tax elections;

15.	Settling or initiating material legal proceedings;

16.	Changing the company’s purpose and taking any action outside of the purpose;

17.	Changing independent public accountants, auditors or reserve engineers; and

18.	Terminating or hiring, or changing the compensation of, executives or entering into (or modifying) employment contracts.

The following actions will require the approval of each Equityholders:

1.	Repurchasing or redeeming any Equity Interests other than (a) Equity Interests repurchased or redeemed from employees following termination or (b) repurchases or redemptions on a pro rata basis; and

2.	Changing the purpose of the company.

The following actions will require the approval of each Equityholders that is disproportionately and adversely affected:

1.	Changing the tax characterization of the company with a disproportionate and adverse effect (other than in connection with a liquidity event or an IPO); and

2.	Amending any organizational documents.

2

Exhibit F

Form of Joinder

JOINDER TO RESTRUCTURING SUPPORT AGREEMENT

The undersigned hereby acknowledges that it has received and fully reviewed the Restructuring Support Agreement (including the exhibits attached thereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Agreement”), dated as of March 9, 2021, by and among (i) Sundance Energy Inc., a Delaware corporation (“Parent”), (ii) each direct and indirect, wholly-owned, domestic subsidiary of Parent party thereto (each a “Sundance Subsidiary”, and together with Parent, the “Company”), (iii) the Prepetition RBL Agent (as defined therein), in its capacity as such, (iv) the Prepetition RBL Lenders (as defined therein) party thereto (the “Consenting RBL Lenders”), (v) the Prepetition Term Loan Agent (as defined therein), in its capacity as such, and (vi) the Prepetition Term Lenders (as defined therein) party thereto (the “Consenting Term Lenders”). The undersigned acknowledges and agrees, by its signature below, that it is bound by the terms and conditions of the Agreement and shall be deemed a [“Consenting RBL Lender”/“Consenting Term Lender”] for all purposes under the terms of and pursuant to the Agreement as of the date hereof.

Date: [_____________], 2021

[Name of Holder/Proposed Transferee]

By:

Name:

Title:

Principal Amount of Prepetition RBL Claims as of the date hereof:

$_____________________________

Principal Amount of Prepetition Term Loan Claims as of the date hereof:

$_____________________________

Address for Notice:

[__________]

[__________]

Attention: [__________]

Facsimile: [__________]